As filed with the Securities and Exchange Commission on May 8, 2026

Registration No. 333-283775

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

VEEA INC.
(Exact name of registrant as specified in its charter)

Delaware	7373	98-1577353
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

164 E. 83rd Street

New York, NY 10028

(212) 535-6050

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Allen Salmasi, Chief Executive Officer
164 E. 83rd Street

New York, NY 10028

(212) 535-6050

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Stuart Neuhauser, Esq.
Jonathan Deblinger, Esq.

Scott M. Miller, Esq.
Ellenoff Grossman & Schole LLP
1345 6th Ave
New York, NY 10105
Tel: (212) 370-1300

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. ☐

Large accelerated filer:	☐	Accelerated filer:	☐
Non-accelerated filer:	☒	Smaller reporting company:	☒
		Emerging growth company:	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

Veea Inc., a Delaware corporation, filed a Registration Statement on Form S-1 on December 13, 2024, which was declared effective on January 15, 2025, (the “Registration Statement”). This Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 (the “Post-Effective Amendment”) is being filed in order to update disclosures in the Registration Statement.

No additional securities are being registered under this Post-Effective Amendment No. 1. All applicable registration fees were previously paid.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion

Preliminary Prospectus dated May 8, 2026.

Veea Inc.

9,193,579 Shares of Common Stock

This prospectus relates to the offer and sale from time to time by White Lion Capital, LLC (“White Lion” or the “selling stockholder”) of up to 9,193,579 shares of common stock of Veea Inc. (“we,” “us,” “our,” the “Company,” or “Veea”), par value $0.0001 per share (the “Common Stock”), that have been or may be issued by us to White Lion pursuant to that certain Common Stock Purchase Agreement, dated as of December 2, 2024, as amended by Amendment No. 1 to the ELOC Purchase Agreement dated as of June 2, 2025 and further amended by Amendment No. 2 to the ELOC Purchase Agreement dated as of January 14, 2026, by and between us and White Lion (as amended, the “ELOC Purchase Agreement”), establishing an equity line of credit. Such shares of our Common Stock include up to (i) 9,166,081 shares of Common Stock (assuming the shares to be issued are sold at a price of $2.73 per share) that we may elect, in our sole discretion, to issue and sell to White Lion, from time to time from and after the commencement date under the ELOC Purchase Agreement, and subject to applicable stock exchange rules and (ii) 27,498 shares of Common Stock issuable to White Lion as commitment shares under the ELOC Purchase Agreement (assuming a value of $2.73 per share).

The actual number of shares of our Common Stock issuable will vary depending on the then-current market price of shares of our Common Stock sold to the selling stockholder under the ELOC Purchase Agreement, but will not exceed the number set forth in the preceding sentences unless we file an additional registration statement under the Securities Act of 1933, as amended (the “Securities Act”), with the U.S. Securities and Exchange Commission (the “SEC”), See “The White Lion Equity Financing” for a description of the ELOC Purchase Agreement and “Selling Stockholder” for additional information regarding White Lion.

We are registering the shares on behalf of the selling stockholder, to be offered and sold by it from time to time. We are not selling any securities under this prospectus, and will not receive any proceeds from the sale of Common Stock by the selling stockholder pursuant to this prospectus. We may receive up to $25.0 million in aggregate gross proceeds from White Lion under the ELOC Purchase Agreement in connection with sales of the shares of our Common Stock pursuant to the ELOC Purchase Agreement at varying purchase prices after the date of this prospectus. However, the actual proceeds from White Lion may be less than this amount depending on the number of shares of our Common Stock sold and the price at which the shares of our Common Stock are sold. The purchase price per share that White Lion will pay for shares of Common Stock purchased from us under the ELOC Purchase Agreement will fluctuate based on the market price of our shares at the time we elect to sell shares to White Lion and, further, to the extent that the Company sells shares of Common Stock under the ELOC Purchase Agreement, substantial amounts of shares could be issued and resold, which would cause dilution and may impact the Company’s stock price.

The selling stockholder can sell, under this prospectus, up to 9,193,579 shares of our Common Stock, constituting more than 18.2% of our outstanding shares of Common Stock as of May 5, 2026. Sales of a substantial number of our shares of Common Stock in the public market by the selling stockholder and/or by our other existing securityholders, or the perception that those sales might occur, could increase the volatility of and cause a significant decline in the market price of our securities and could impair our ability to raise capital through the sale of additional equity securities. See “- Future sales, or the perception of future sales, by Veea or its stockholders in the public market could cause the market price for shares of the common stock to decline, even if Veea’s business is doing well.”

All the securities offered in this prospectus by the selling stockholder may be resold for so long as the registration statement, of which this prospectus forms a part, is available for use. The sale of all or a portion of the securities being offered in this prospectus could result in a significant decline in the public trading price of our securities. Despite such a decline in the public trading price, some of the selling stockholder may still experience a positive rate of return on the securities they purchased due to the price at which such selling stockholder initially purchased the securities.

We are registering the securities for resale pursuant to the selling stockholder’s registration rights under certain agreements between us, on the one hand, and the selling stockholder, on the other hand, subject to certain exceptions. Our registration of the securities covered by this prospectus does not mean that the selling stockholder will offer or sell any of the securities registered for resale.

We will bear all costs, expenses, and fees in connection with the registration of the shares of Common Stock. The selling stockholder may offer, sell or distribute all or a portion of its shares of Common Stock publicly or through private transactions at prevailing market prices or at negotiated prices. The selling stockholder will bear all commissions and discounts, if any, attributable to its sales of the shares of Common Stock. We provide more information about how the selling stockholder may sell the shares of Common Stock in the section titled “Plan of Distribution.” Our shares of Common Stock and public warrants are listed on the Nasdaq Stock Market LLC (“Nasdaq”) under the symbols “VEEA” and “VEEAW” respectively. On April 28, 2026, the closing price of our Common Stock was $0.51 per share and the closing price for our Warrants was $0.09 per warrant.

We are an “emerging growth company” and a “smaller reporting company” under the federal securities laws and will be subject to reduced disclosure and public reporting requirements. See “Summary - Emerging Growth Company” and “Summary - Smaller Reporting Company.”

Investing in shares of our securities involves risks that are described in the “Risk Factors” section on this prospectus.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is       , 2026.

i

ABOUT THIS PROSPECTUS

As used in this prospectus, unless otherwise indicated or the context otherwise requires, references to “we,” “us,” “our,” the “Company,” “Registrant,” and “Veea” refer to Veea Inc. following the Business Combination and VeeaSystems Inc. prior to the Business Combination.

INDUSTRY AND MARKET DATA

This prospectus contains, and any amendment or any prospectus supplement may contain, industry and market data which have been obtained from industry publications, market research and other publicly available information. Such information is supplemented, where necessary, with the Company’s own internal estimates, taking into account publicly available information about other industry participants and the judgment of the Company’s management where information is not publicly available.

Industry publications and market research generally state that the information they contain has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed and that the projections they contain are based on a number of significant assumptions. In some cases, the sources from which this data is derived is not expressly referred to. While the Company compiled, extracted and reproduced industry data from these sources, and believes that the information used is reliable, the Company did not independently verify the data that was extracted or derived from such industry publications or market reports, and cannot guarantee its accuracy or completeness.

The industry and market data that appears in this prospectus is inherently uncertain, involves a number of assumptions and limitations and may not necessarily be reflective of actual market conditions and you are cautioned not to give undue weight to such industry and market data because it may differ from current data due to material changes in market conditions or otherwise. Such statistics are based on market research, which itself is based on sampling and subjective judgements by both the researchers and the respondents, including judgements about what types of products and transactions should be included in the relevant market. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and uncertainties as the other forward-looking statements in this prospectus. These and other factors could cause results to differ materially from those expressed in any forecasts or estimates.

The Company does not intend or assume any obligation to update industry or market data set forth in this prospectus. Because market behavior, preferences and trends are subject to change, prospective investors should be aware that market and industry information in this prospectus and estimates based on any data therein may not be reliable indicators of future market performance or the Company’s future results of operations.

TRADEMARKS

This prospectus contains, and any amendment or any prospectus supplement may contain, references to trademarks and service marks belonging to other entities. Solely for convenience, trademarks and trade names, referred to in this prospectus may appear without the ® or ™ symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

FREQUENTLY USED TERMS AND BASIS OF PRESENTATION

As used in this prospectus, unless otherwise noted or the context otherwise requires, references to:

●	“2025 Investor Warrants” means certain common warrants sold in the August 2025 Offering, and each common warrant is exercisable for one share of common stock at an exercise price of $1.10 per share.

●	“Annual Report” means the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the SEC on April 14, 2026.

●	“Assumed Warrants” means the warrants of the Company that were converted from certain former warrants of Private Veea held by certain institutional investors at the Closing of the Business Combination, and each common warrant is exercisable for one share of common stock at an exercise price of $10.19 per share.

●	“Board” means the board of directors of the Company.

●	“Business Combination Agreement” means that certain Business Combination Agreement, dated November 27, 2023, as amended on June 13, 2024 and September 13, 2024, by and among Plum, Plum SPAC Merger Sub, Inc, and Private Veea.

●	“Business Combination” means the merger and the other transactions closed on September 13, 2024, pursuant to the Business Combination Agreement.

●	“Bylaws” means the bylaws of the Company as in effect on the date of this prospectus.

●	“Charter” means the certificate of incorporation, as amended, of the Company as in effect on the date of this prospectus.

●	“Closing of the Business Combination” means the closing of the Business Combination.

●	“common stock” means the common stock, par value $0.0001 per share, of the Company.

●	“Company” means Veea Inc., a Delaware corporation.

●	“DGCL” means the General Corporation Law of the State of Delaware.

●	“GAAP” means the United States generally accepted accounting principles, consistently applied.

●	“Governing Documents” means the Company’s (i) Charter and (ii) Bylaws.

●	“Listed Securities” means the common stock and public warrants of the Company.

●	“Nasdaq” means The Nasdaq Stock Market LLC.

●	“NLabs” means NLabs Inc. a Delaware corporation.

●	“NLabs 2026 Warrants” means the common warrants issued by the Company to NLabs on March 30, 2026, and each common warrant is exercisable for one share of common stock and has an exercise price of $0.503.

●	“Plum IPO” means Plum’s Initial Public Offering that was consummated on March 15, 2021.

●	“Plum Sponsor” means Plum Partners LLC, a Delaware limited liability company, which was dissolved in December 2024.

●	“Plum” means Plum Acquisition Corp. I, a Cayman Islands exempted company, prior to the Closing of the Business Combination.

●	“Private Veea” means VeeaSystems following the Closing of the Business Combination and prior to the Closing of the Business Combination, Veea Inc.

●	“Private Warrants” means the NLabs 2026 Warrants, White Lion Warrants, 2025 Investor Warrants, the SPAC Private Placement Warrants, and the Assumed Warrants.

●	“public warrants” means the publicly traded warrants of the Company that are redeemable warrants sold as part of the units in the Plum IPO or acquired in the secondary market, and each public warrant is exercisable for one share of common stock and has an exercise price of $11.50 per share.

●	“SEC” means the Securities and Exchange Commission.

●	“Securities Act” means the Securities Act of 1933, as amended.

●	“Series A Preferred” means Series A convertible preferred stock, par value $0.0001 per share, of the Company.

●	“SPAC Private Placement Warrants” means the warrants that were issued to the Plum Sponsor simultaneously with the consummation of the Plum IPO, and each SPAC Private Placement Warrant is exercisable for one share of common stock and has an exercise price of $11.50 per share.

●	“Transfer Agent” means Continental Stock Transfer & Trust Company, a New York limited purpose trust company.

●	“VeeaSystems” means VeeaSystems Inc. a Delaware corporation and wholly owned subsidiary of the Company.

●	“Warrant Agreement” that certain Warrant Agreement, dated as of March 18, 2021, by and between Plum and the Transfer Agent, as the warrant agent, which sets forth the expiration and exercise price of and procedure for exercising the SPAC Private Placement Warrants and public warrants.

●	“White Lion” means White Lion Capital, LLC, a Nevada limited liability company.

●	“White Lion Notes” means certain unsecured convertible promissory notes issued or to be issued to White Lion pursuant to the White Lion Note Purchase Agreement, dated as of January 14, 2026, which notes are convertible into shares of common stock at a price per share equal to the lesser of (i) $0.75 per share and (ii) 90% of the lowest VWAP for the prior consecutive ten trading-day period.

●	“White Lion Warrants” means the common stock warrants issued by the Company to White Lion on January 14, 2026 and April 16, 2026, and each other common stock warrant issuable to White Lion from time to time pursuant to the White Lion Note Purchase Agreement.

Unless specified otherwise, amounts in this prospectus are presented in U.S. dollars.

Defined terms in the financial statements contained in this prospectus have the meanings ascribed to them in the financial statements.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995, including statements regarding, among other things, the plans, strategies and prospects, both business and financial, of the Company. These statements are based on the beliefs and assumptions, whether or not identified in this prospectus, of the management of the Company. Although the Company believes that its plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, the Company cannot assure you that it will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Generally, statements that are not historical facts, including statements concerning possible or assumed future actions, business strategies, events or results of operations, and any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. These statements may be preceded by, followed by or include the words “anticipate,” “believe,” “could,” “continue,” “estimate,” “expect,” “forecast,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “project,” “scheduled,” “seek,” “should,” “will” or similar expressions, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements contained in this prospectus include, but are not limited to, statements about the ability of the Company to:

●	failure to maintain adequate operational and financial resources or raise additional capital or generate sufficient cash flows;

●	risks related to Veea’s current growth strategy and Veea’s ability to generate revenue and become profitable;

●	market acceptance of Veea’s platform and products;

●	the length and unpredictable nature of Veea’s sales cycles;

●	Veea’s reliance on distribution and partnering arrangements and third-party manufacturers;

●	cybersecurity incidents, security vulnerabilities, and real or perceived errors, failures, defects, or bugs in Veea’s platforms or products;

●	the ability to maintain the listing of our Listed Securities on Nasdaq, and the potential liquidity and trading of such securities;

●	our public securities’ potential liquidity and trading;

●	the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitably and retain its key employees;

●	our success in retaining or recruiting, or changes required in, our officers, key employees or directors following the completion of the Business Combination, and our ability to attract and retain key personnel;

●	macroeconomic conditions; and

●	each of the other factors detailed under the section entitled “Risk Factors.”

Forward-looking statements are provided for illustrative purposes only and are not guarantees of performance. You should not put undue reliance on these statements which speak only as of the date hereof. You should understand that the factors discussed under the heading “Risk Factors” and elsewhere in this prospectus, could affect the future results of the Company, and could cause those results or other outcomes to differ materially from those expressed or implied in the forward-looking statements in this prospectus.

In addition, the risks described under the heading “Risk Factors” are not exhaustive. Other sections of this prospectus describe additional factors that could adversely affect the businesses, financial conditions, or results of operations of the Company. New risk factors emerge from time to time and it is not possible to predict all such risk factors, nor can the Company assess the impact of all such risk factors on the business of the Company, or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements. All forward-looking statements attributable to the Company or persons acting on their behalf are expressly qualified in their entirety by the foregoing cautionary statements. The Company undertakes no obligations to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

In addition, this prospectus contains statements of belief and similar statements that reflect the beliefs and opinions of the Company on the relevant subject. These statements are based upon information available to the Company as of the date of this prospectus, and while the Company believes such information forms a reasonable basis for such statements, such information may be limited or incomplete, and statements should not be read to indicate that the Company has conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and you are cautioned not to unduly rely upon these statements.

SUMMARY

This summary highlights selected information from this prospectus and may not contain all of the information that is important to you in making an investment decision. Before investing in our securities, you should read this entire document carefully, including our financial statements and the related notes included elsewhere in this prospectus and the information set forth under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Some of the statements in this prospectus constitute forward-looking statements. See “Cautionary Statement Regarding Forward-Looking Statements.”

Overview

We were originally incorporated under the name “Plum Acquisition Corp. I.” as a blank check company incorporated as a Cayman Islands exempted company and formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization, or similar business combination with one or more businesses. As discussed in this prospectus, we completed the Business Combination on September 13, 2024 and changed our name to “Veea Inc.”

We are dedicated to simplifying the journey towards creating a world in which virtually everyone and everything is intelligently connected, while bringing applications and artificial intelligence (“AI”) to the edge of the network. Most service providers, equipment suppliers, system integrators and even hyperscalers have adopted or advocated for similar solutions to various degrees either independently or in collaboration with the Company. However, to our knowledge, we are the first to market with patented technologies that a) bring virtualized data center capabilities to the far edge of the network, commonly referred to as the Device Edge, where all wired and wireless devices connect to the network (the “Edge”), b) spawns hyperconvergence of computing, multiaccess communications and storage, (“Edge Computing”) c) provides for Cloud-managed applications at the Edge (“Hybrid Edge-Cloud Computing”), and d) enables machine learning with AI training, inferencing, and Agentic AI at the Edge (“Edge AI”) including AI-driven cybersecurity for heterogenous networks. Such networks have given rise through any combination of our developed devices and third-party devices, with CPUs, GPUs, TPUs, DPUs and/or NPUs, that run on the VeeaONE platform’s software stack (“VeeaWare”). Our end-to-end edge-cloud platform is referred to as VeeaONETM  (“VeeaONE”) platform.

Veea has developed several generations of highly integrated all-in-one devices that incorporate a Linux server, with a virtualized software environment, supporting our patented secured docker containers, together with a Wi-Fi Access Point (AP) with a mesh router, a firewall, an IoT gateway, NVMe data storage and 4G/5G modules. With an extensive patent portfolio of 123 granted patents and 32 pending patent applications that cover 26 patent families, our end-to-end Hybrid Edge-Cloud Computing platform represents a new product category that has the potential for wide scale customer adoption in large segments of consumer and enterprise markets.

VeeaONE platform’s products, applications, and services with a distributed computing architecture, offered as a Platform-as-a-Service (“PaaS”) capability, empowering companies to capitalize on the transformative potential of Edge AI, where most of the data from smartphones, tablets, laptops, cameras, sensors, and other devices is generated, with data privacy and sovereignty, reliability, low latency for real-time decisions, bandwidth efficiency, scalability, and reduced costs compared to alternatives.

VeeaHub products, about the size of a typical Wi-Fi Access Point (AP), are offered in variety of form factors with different capabilities for indoor and outdoor coverage and are both locally- and cloud-managed. VeeaONE platform provides for large scale management of VeeaHub products and third-party devices on VeeaONE platform with Hybrid Edge-Cloud Computing and AI-enabled applications and services, to a certain degree is similar to Android OS platform architecture and business model for Android devices.

The VeeaONE platform offers an alternative to cloud computing by enabling the formation of highly secure, but easily accessible, private clouds and networks across one or multiple user(s) or enterprise location(s) across the globe. The benefits include optimal latency, lower data transport costs, data privacy, security and ownership, Edge AI, as well as “always-on” availability for mission critical applications, and contextual awareness for people, devices and things connected to the Internet.

Our products and services have been deployed across multiple countries and industries; however, we are focused on high-growth market segments such as fixed-line or 5G-based fixed wireless broadband access, and subscription-based managed Wi-Fi for unserved and underserved communities. In both cases, broadband or Internet connectivity services are offered with a variety of Edge applications and value-added services, including advanced AI-driven cybersecurity, through Mobile Network Operators (“MNOs”), Multiple System Operators (MSOs), Internet Service Providers (“ISPs”) and other types of Managed Service Providers (“MSPs”). The industrial applications include climate smart buildings, smart farming with precision agriculture, smart warehouses and smart retail as cloud-managed converged private networks.

Gartner recognized the innovativeness and capabilities of the platform by naming Private Veea a Leading Smart Edge Platform in 2023 and Cool Vendor in Edge Computing in 2021. Market Reports World in its research report published in October 2023 named Private Veea as one of the top 10 Edge AI solution providers alongside of IBM, Microsoft and Amazon Web Services (“AWS”).

Private Veea was founded in 2014 by Allen Salmasi, our Chief Executive Officer and a pioneering wireless technology leader. Mr. Salmasi helped to drive industry transformation through his contributions to the development of CDMA/TDMA-based OmniTRACS, the largest mobile satellite messaging and position reporting system with integrated IoT solutions during the 1980s and 1990s; CDMA-based 2G/3G technologies and products at Qualcomm in 1990s; OFDMA-based 4G technologies and products at NextWave during the 2000s, and hyper-converged edge computing and communications during the 2010s; and beyond with Veea. Mr. Salmasi has assembled a talented and experienced management and engineering team that includes former senior executives of leading technology, telecom, SaaS, and wireless companies that possess a deep understanding of wireless technologies, networking edge and cloud computing.

The Company has six wholly owned subsidiaries, VeeaSystems Inc., formerly known as Veea Inc. a Delaware corporation, Veea Solutions Inc., a Delaware corporation, VeeaSystems Development Inc., formerly known as Veea Systems Inc., a Delaware corporation, Veea Systems Ltd., a company organized under the laws of England and Wales, VeeaSystems SAS, a French simplified joint stock company and VeeaSystems CK Inc., a Delaware corporation; and one majority owned subsidiary, VeeaSystems Mexico, S. de R.L. de C.V., a limited capital company organized under the laws of Mexico (“VeeaSystems MX”). VeeaSystems MX is 95% owned by VeeaSystems Inc., and due to local law requirements, the remaining 5% is held by the Company’s CEO. The Company is headquartered in New York City with offices in the United States, Mexico and Europe.

Our Vision and Strategy

At the founding of Veea, we imagined an AI-powered world where powerful, secure, intelligent and fully networked computing simply works. We pictured a reality where transformative ideas come to life quickly and effortlessly, without barriers created by technical complexity or infrastructure constraints. We envisioned a future in which any business, no matter its size or technical expertise, can seamlessly deploy sophisticated software, real-time analytics, and cutting-edge artificial intelligence directly within their own walls, at their own locations.

At the core of our mission is simplicity. We empower our customers by delivering intuitive software and unified hardware solutions that enable local computing, intelligent networking, and advanced AI applications to work together seamlessly. By making these solutions easy to deploy, orchestrate, and scale, we remove technological barriers, freeing innovators to innovate. Our tagline, “Intelligently Connected,” reflects this commitment. We’re not merely connecting devices or networks; we’re connecting businesses to outcomes, converting ideas to reality, and turning complexity to simplicity. Our platform creates intelligent connectivity, transforming intricate technological landscapes into streamlined environments that anyone can leverage.

We have developed products and solutions for wireline and/or 5G-based fixed wireless broadband access, subscription-based managed Wi-Fi for unserved and underserved communities, converged private networks, Smart Buildings, Smart Construction, Smart Warehouses, and Smart Retail – that we believe offer high potential for growth and can benefit from our products and services offerings in a way that transforms their businesses and business models in a secure, cost-effective, and meaningful manner.

The following is a summary of VeeaONE platform’s core capabilities:

●	Wireline or 5G-based Fixed Wireless Broadband Access: this cloud-managed solution is offered with backhaul connections to public networks through our highly innovative and highly compact VeeaHub STAX® (“STAX”) and STAX-5G VeeaHub products, with a variety of edge applications and value-added services, including advanced AI-driven cybersecurity, CCTVs for physical security, smart locks, and a variety of IoT applications, through Mobile Network Operators (“MNOs”), Multiple System Operators (MSOs), Internet Service Providers (“ISPs”) and other types of Managed Service Providers (“MSPs”).

●	Subscription-based “cellular-like” Managed Wi-Fi for Unserved/Underserved Communities: we are providing an affordable, accessible, and comprehensive solution to address the “digital divide” for approximately millions of people in rural or remote areas, which exists due to limited on no access to the Internet primarily through mobile network or satellite service providers.

●	Climate Smart Buildings: Veea is the first company to develop containerized Niagara, a software platform that integrates building management systems into a single control system, that is integrated with the Niagara Framework® (developed by Tridium, Inc., a wholly owned subsidiary of Honeywell International, Inc.), the leading platform for connecting to and managing building systems.

●	Converged Private Networks: Veea’s solutions allow for the convergence of Wi-Fi and private 4G/5G networks to take advantage of Wi-Fi’s ability to handle large amounts of data traffic, at lower network expense in areas densely populated by people and machines, with 5G’s reliability and low latency over large distances.

●	Edge AI: Veea’s Edge AI Platform seamlessly combines networking, computing, artificial intelligence, and orchestration into a unified, intuitive ecosystem (“Total Fabric”). Our platform simplifies the complexities of deploying, managing, and scaling intelligent edge solutions, enabling organizations of all sizes to harness powerful local AI effortlessly. It provides for real-time decision-making, scalability, and enhanced performance for complex Edge AI use cases. With distributed computing and mesh networking, the platform uniquely offers federated Learning with blockchain, which is an efficient solution for building a cross-enterprise, cross-data, and cross-domain ecosphere for Edge AI with data privacy and big data analytics.

Our Near-Term Target Markets

We are highly focused on revenue growth in market segments that present highly scalable business opportunities primarily through MNOs, MSOs, ISPs, MSPs, System Integrators (SIs) and major distributors as our primary distribution channels.

1.	Highly Differentiated Wireline and 5G-based Fixed Wireless Access (“FWA”) Broadband Service Solution with Fully Integrated AI-Driven Cybersecurity and Edge Applications Offered as Value-Added Services

In the near-term, this product offering will be fueling a substantial part of our revenue growth through a partnership in the near term. Our SecureConnectTM Service Platform (“SecureConnect”) enables the service providers to deliver an all-in-one solution, with a compact STAX and STAX-5G that fits in the palm of your hand that is installed with Zero Touch Provisioning (ZTP) and can provide for broadband wireline and/or 5G wireless connectivity with highly advanced AI-driven cybersecurity. STAX-5G is currently the only 5G CPE in the market that supports Multiaccess Edge Computing (MEC) functionality on a Linux server with Wi-Fi 6 mesh router, firewall with AI-driven cybersecurity, up to 2 TB of flash storage and IoT gateway supporting Bluetooth Classic and BLE, Zigbee, Thread and Matter, and networking/application mesh along with optional modules supporting Non-Volatile Memory Express (NVMe) with 2 TB of persistent storage and Power-over-Ethernet (POE) with 10 GbE interface. VeeaCloud provides for multi-tenant cloud-based management of STAX and STAX-5G devices and applications. With a high level of integration through a single PCBA implementation, it substantially reduces the production time and costs. Novel stackable mechanical design offers the opportunity for a wide range of other accessories (e.g., smart speakers).

Veea has been engaged with RadioMovil Dipsa, S.A. De C.V. (“Telcel”), a Mexican wireless telecommunications company owned by América Móvil since early 2024 and completed the homologation and carrier certification process for STAX and STAX-5G in late 2024 with Telcel. Telcel soft-launched the SecureConnect services in its coverage areas in March of 2025. In August 2025, we entered into the Framework Agreement for the Licenses, Equipment and Services (the “Supply Agreement”) with Telcel. The Supply Agreement was signed by the parties following the completion of an extensive certification and homologation process with Telcel; and the successful completion of trials with certain Telcel enterprise customers of the Company’s VeeaHub STAX®-5G product, incorporating Telcel SIM cards.

The soft-launch of SecureConnect STAX-5G, with Telcel at their enterprise customer locations, has been highly successful and has demonstrated a fully commercialized product platform. The end-user feedback to Telcel on the customer experience and quality of service has been very positive. In working together with Telcel since earlier this year, the initial marketing campaign and sales plans in support of our Go to Market plans have been largely developed. This includes Telcel’s marketing webpage, customer support and fulfillment portals, which are being trialed with the soft-launch customers. Telcel’s end-user customer contract is typically for 2 years with a Monthly Recurring Revenue (“MRR”) paid to Telcel, which is subject to revenue sharing between the parties.

We have also initiated a substantial POC with an affiliate of Telcel in another county for deployments in another region. STAX and STAX-5G products are also going through the homologation and certification process with a major ISP. STAX-5G is also being evaluated by two other network operators in several countries and we expect to initiate homologation and carrier certification with those operators.

The Serviceable and Obtainable Market (SOM) is a large percentage of TAM given the cybersecurity challenges faced by the SMBs/SMEs in the target markets.

The Cybersecurity market in the soft-launch country was valued at US$12.75 billion in 2023, and is expected to reach US$23.13 billion by 2029, rising at a CAGR of 10.27%. In the soft-launch market, SMBs (for up to 7 devices, such as POS, payment terminals, laptops per user) spend between $200–$500 for a just a basic security package consisting of antivirus, firewall, vulnerability scanning, and minimal monitoring. For full-featured package such as the one offered by SecureConnect that includes cybersecurity for data-at-rest and data-in-motion, the monthly spent is significantly higher depending on the features included. Telcel’s pricing total of SecureConnect service offering, including the monthly rental fees for STAX-5G product together with VeeaCloud management, Cybersecurity service and 5G airtime fees, is less than just the cost of the more popular cybersecurity services offered to SMBs by third-party vendors, as just a cybersecurity software and/or cloud-based service, without the edge device and many of the features that are supported through SecureConnect.

2.	Subscription-based “cellular-like” Wi-Fi and IoT service coverage, with edge applications,

AirLynxTM Service Platform is another highly unique solution delivered through VeeaONE platform for service providers to uniquely offer turnkey subscription-based “cellular-like” Wi-Fi and IoT service coverage, with edge applications, that are delivered directly to the user devices and IoT endpoints indoors and/or outdoors. The service offering is typically aimed at those use cases, locations, communities or regions that i) lack cellular coverage, such as lacking indoor coverage in an apartment building or outdoor coverage in a rural community, ii) IoT endpoints with cellular modems are not already installed, commercially available or feasible (e.g., cameras, thermostats, smart locks, etc.) or too costly (i.e., cellular modem cost or data service pricing plans). In such cases, the service provider typically considers making an investment in the AirLynx network and its operations (i.e., CapEx and OpEx) based on a business model that relies on subscription-based managed Wi-Fi and IoT endpoint services to distribute or extend the Internet connectivity brought to a location through fiber, 4G/5G or satellite backhaul services, for either local or wide-area Wi-Fi and IoT coverage, for example, in a commercial building, trailer park, rural or remote community.

In the rural or remote areas, the Internet connectivity services delivered through a satellite terminal or 4G/5G backhaul, AirLynx extends the Internet connection directly to the end-users’ Wi-Fi devices and IoT endpoints as a fully managed service over a mesh network, with network slicing over a local area network like an entire village, just like a cellular network coverage for cellphones. Especially, in the rural and remote communities in many parts of the world, where Wi-Fi only devices are either already owned (e.g., laptops, tablets, or smartphones) or can be obtained at considerably lower cost than cellular devices, the business case based on AirLynx platform solution becomes much more viable than the cellular business model for the service providers given the costs associated with the cellular network deployment and the typical in-home 4G or 5G CPE installation. To date, AirLynx has been deployed in Indonesia, South Korea, Panama, Mexico, and Brazil to varying degrees either as a POC or for commercial service offerings through partnerships with major satellite service providers (Viasat, Starlink and StarGroup), cable companies (Liberty Latin America), ISPs (BG Titan and Gigalink), and utilities (CFE). Besides Internet connectivity, broad range of value -added services such as AI-assisted tele-education, tele-medicine, tele-training, banking, smart farming and precision agriculture, renewable energy management, environmental and natural disaster monitoring, and Internet of Forest. Over one billion households, representing 45% of global households, are without Internet connectivity within the household dwelling with a shared CPE or router connected to a public network. This represents approximately 3.7 billion people across the globe with over 2.6 billion of the people living in those households without a cellular device or any form of Internet connectivity.

3.	VeeaONE platform for AI-powered Smart Edge

MetaLynx represents the culmination of the capabilities of VeeaONE platform for AI-powered Smart Edge. The combined capabilities of SecureConnect, AirLynx, and VeeaONE IoT platform together with Veea- or third party-developed applications. At the heart of MetaLynx platform, there are two core capabilities as follows:

a)	VeeaHub IoT Gateway offers a powerful IoT capability with Edge AI. With Bluetooth Classic and BLE, Zigbee/Thread/Matter modules, with LoRaWAN gateway made available on certain indoor and outdoor models, and vMesh extending the IoT connections on a wide area basis, along with onboard data processing and virtualized software environment for edge applications. In particular, VeeaHub VHH09 outdoor “All-in-One” product is currently the only product in the market with an integrated LoRaWAN / IoT gateway, cellular module for private and public network connections, runs applications at the edge with sufficient memory and storage for IoT use cases standalone or on a mesh network, and cloud and/or local management of VeeaHub units deployed.

b)	Honeywell Tridium’s Niagara 4 application is one of the most widely adopted platform solutions for process automation and commercial building industry. Niagara Framework has over 1.2 million instances of installations for a wide range of vertical markets in many countries including. The containerized version of Niagara 4 Building Management System (“BMS”) software was first implemented and ported on VeeaHub products in 2020.

The primary use cases that may be supported by MetaLynx platform, together with off-the-shelf AI models for many use cases, include:

●	Construction — construction safety, automated job and resource tracking, behavioral sensing, fire, gas and water leak detection, digital twin

●	Energy and In-Building Climate Management — energy management (HVAC), building automation, lighting controls, predictive maintenance, waste management based on containerized Niagara BMS or other integrated applications

●	Hospitality (hotels & venues) — edge chatbots for check-in and concierge tasks, room automation, real-time on-site recognition, energy management (HVAC), building automation, lighting controls, predictive maintenance, waste management

●	Retail & Consumer — augment for smart shopping carts for real-time personalized recommendations, self-check outs, shelf inventory management, impression analysis

●	Healthcare (home, nursing homes, clinics and hospitals) — HIPPA compliant remote patient monitoring, intelligent medical devices, asset and resource management at hospitals, environmental monitoring and controls, behavioral sensing

●	Precision Agriculture – smart irrigation, smart spraying of fertilizer and pesticide, weed detection, greenhouse environmental monitoring and controls, yield prediction

●	Shipping ports —asset monitoring and management, worker safety, intelligent surveillance, predictive maintenance

●	Public Utilities — remote asset monitoring, intelligent surveillance, predictive maintenance

●	Defense & Public Safety — unmanned systems, intelligent surveillance, predictive maintenance, AI-driven IoT

●	Smart Manufacturing — anomaly detection, worker safety, environmental controls, predictive maintenance

●	Transportation — supply chain and asset management, operator safety, real-world data-collection with cameras and sensors, refrigeration monitoring and controls, predictive maintenance

Emerging Growth Company

We qualify as an “emerging growth company” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a registration statement under the Securities Act declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have not elected to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

This may make comparison of our consolidated financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Smaller Reporting Company

Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. To the extent we take advantage of such reduced disclosure obligations, it may also make comparison of our financial statements with other public companies difficult or impossible.

Summary of Risk Factors

Investing in our common stock involves risks. In addition, our business and operations are subject to a number of risks, which you should be aware of prior to making a decision to invest in our common stock. These risks are discussed more-fully in this “Risk Factors” section of this prospectus. Below is a summary of these risks.

●	Veea has not generated significant revenue from product sales, has incurred significant losses in recent years, and anticipates that it will continue to incur significant losses for the foreseeable future;

●	Veea will need to raise substantial additional funding, which would dilute existing shareholders, and a failure to secure additional funding may force the Company to delay, reduce, or eliminate some of its product development programs or commercialization efforts;

●	The market for Veea’s platform and products is relatively new and highly competitive and the estimates of market opportunity and forecasts of market growth may prove to be inaccurate;

●	Veea may be unable to effectively manage its growth;

●	If Veea does not develop its services and introduce new services that achieve market acceptance, its growth, business, results of operations and financial condition could be adversely affected;

●	Veea’s sales cycle is often long and unpredictable;

●	Real or perceived errors, failures, defects or bugs in Veea’s platforms, or disruptions in Veea’s operations, could adversely affect its results of operations and growth prospects;

●	Veea bears costs and risks associated with relying on distribution and partnering arrangements;

●	Veea’s operations are complex and rely on third party manufacturers, and any scarcity or unavailability of critical components used in Veea’s products could damage its business;

●	Veea depends on its management team and other key employees;

●	Veea has significant operations in foreign countries which expose it to certain risks inherent in doing business internationally;

●	Changes in international trade policies, tariffs, treaties customs, trade sanctions, trade embargoes and other barriers affecting importing/exporting materials may have a material adverse effect on Veea’s ability to import or export goods in a cost-effective and timely manner.

●	Veea may not be able to protect its intellectual property rights;

●	Veea may be subject to claims that Veea’s employees, consultants or advisors have wrongfully used or disclosed alleged trade secrets of their current or former employers or claims asserting ownership of what Veea regards as Veea’s own intellectual property;

●	Third-party claims of intellectual property infringement, misappropriation or other violations against Veea or its collaborators may prevent or delay Veea’s products;

●	If Veea’s security measures are breached or fail and unauthorized access is obtained to a customer’s data, Veea’s service may be perceived as insecure, the attractiveness of its services to current or potential customers may be reduced, and Veea may incur significant liabilities;

●	Cybersecurity incidents may have a material adverse effect on Veea’s business, operations, financial performance, customer and vendor relationships, reputation and brand;

●	Veea is subject to many federal, state and local laws with which compliance is both costly and complex;

●	We rely on third-party telecommunications and internet service providers, including connectively to our cloud software, and any failure by these services to provide reliable services may cause us to lose customers and subject us to claims for credits or damages, among other things;

●	Veea is an “emerging growth company” within the meaning of the Securities Act, and, if Veea takes advantage of certain exemptions from disclosure requirements available to emerging growth companies, this could make our securities less attractive to investors;

●	A portion of our total outstanding shares are restricted from immediate resale but may be sold into the market in the near future;

●	Because there are no current plans to pay cash dividends on the common stock for the foreseeable future, you may not receive any return on investment unless you sell the common stock at a price greater than what you paid for it;

●	Veea’s business and operations could be negatively affected if it becomes subject to any material litigation or stockholder activism;

●	An active, liquid trading market may not develop for our common stock;

●	The other risks and uncertainties discussed in this “Risk Factors” elsewhere in this prospectus.

Corporate Information

We were originally incorporated under the name “Plum Acquisition Corp I.” as a blank check company incorporated as a Cayman Islands exempted company and formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization, or similar Business Combination with one or more businesses, which we refer to throughout this prospectus as our initial Business Combination. We completed our initial Business Combination with Veea Inc., on September 13, 2024, and changed our name to “Veea Inc.”

Our principal executive office is located at 164 E. 83rd Street, New York, NY 10028. Our telephone number is (212) 535-6050. Our website address is https://www.veea.com. Information contained on our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

THE OFFERING

Shares of Common Stock offered by the selling stockholder	Up to 9,193,579

Shares of Common Stock outstanding prior to this offering	50,407,567

Terms of the Offering	The selling stockholder will determine when and how it will dispose of any shares of Common Stock registered under this prospectus for resale.

Use of proceeds	We are not selling any securities under this prospectus, and will not receive any proceeds from the sale of Common Stock by the selling stockholder pursuant to this prospectus. We may receive up to $25.0 million in aggregate gross proceeds from White Lion under the ELOC Purchase Agreement in connection with sales of the shares of our Common Stock pursuant to the ELOC Purchase Agreement after the date of this prospectus. However, the actual proceeds from White Lion may be less than this amount depending on the number of shares of our Common Stock sold and the price at which the shares of our Common Stock are sold.

Risk factors	You should carefully read the “Risk Factors” beginning on page 10 and the other information included in this prospectus for a discussion of factors you should consider carefully before deciding to invest in our Common Stock.

Material U.S. Federal Income Tax Considerations	For a discussion of material U.S. federal income tax consequences that may be relevant to holders of Common Stock, see “Material U.S. Federal Income Tax Considerations.”

Nasdaq symbol for our Common Stock	“VEEA”

Nasdaq symbol for our Public Warrants	“VEEAW”

RISK FACTORS

Investing in our securities involves risks. Before you make a decision to buy our securities, in addition to the risks and uncertainties discussed above under “Cautionary Note Regarding Forward-Looking Statements,” you should carefully consider the specific risks set forth herein. If any of these risks actually occur, it may materially harm our business, financial condition, liquidity and results of operations. As a result, the market price of our securities could decline, and you could lose all or part of your investment. Additionally, the risks and uncertainties described in this prospectus or any prospectus supplement are not the only risks and uncertainties that we face. We may face additional risks and uncertainties that are not presently known to us, or that we currently deem immaterial, which may ultimately impair our business, prospects, financial condition or operating results. The following discussion should be read in conjunction with our financial statements and notes to the financial statements included herein.

Risks Related to Our Limited Operating History, Financial Position, and Capital Requirements

Veea has incurred significant losses in recent years and may continue to incur significant losses in the near term.

Veea has suffered recurring losses from operations since its inception. In addition, Veea will incur significant sales, marketing and manufacturing expenses, in addition to the additional associated costs Veea will continue incurring in connection with operating as a public company. As a result, Veea may continue to incur significant operating losses in the near term. Because of the numerous risks and uncertainties associated with developing computing technology products, Veea is unable to predict the extent of any future losses or when Veea will become profitable, if at all. Even if Veea does become profitable, Veea may not be able to sustain or increase its profitability on a quarterly or annual basis.

The amount of Veea’s future losses is uncertain, and Veea’s quarterly and annual operating results may fluctuate significantly in the future due to a variety of factors, many of which are outside of its control and may be difficult to predict, including, but not limited to, the following:

●	Component supply constraints and sudden, unanticipated price increases from Veea manufacturers, suppliers and vendors;

●	Veea’s inability to accurately forecast product demand, resulting in increased inventory exposure and/or lost sales;

●	Slow or negative growth in the networking, smart agriculture, smart building, smart retail and related technology markets;

●	Changes in U.S. and international trade policy that adversely affect customs, tax or duty rates and/or currency fluctuations;

●	Intense competition from established and emerging players;

●	Rapid technological change leading to product obsolescence;

●	Slowdown or changes in market demand for technology products and services;

●	Reliance on a limited number of customers or products for revenue;

●	Inability to raise additional capital if needed;

●	Failure to effectively manage and scale critical infrastructure; and

●	Delays in product development and manufacturing causing missed market opportunities.

The cumulative effects of these factors could result in large fluctuations and unpredictability in Veea’s quarterly and annual operating results. As a result, comparing Veea’s operating results on a period-to-period basis may not be meaningful. This variability and unpredictability could also result in Veea failing to meet the expectations of industry or financial analysts or investors for any period. If Veea’s revenue or operating results fall below the expectations of analysts or investors or below any forecasts Veea may provide to the market, or if the forecasts Veea provides to the market are below the expectations of analysts or investors, the price of Veea’s common stock could decline substantially. Such a stock price decline could occur even if Veea has met any previously publicly stated guidance it may provide.

Veea has not generated any significant revenue from product sales since 2024.

Veea’s ability to become profitable depends upon Veea’s ability to generate revenue. To date, Veea has not generated significant revenue from its products or from product sales. Veea’s ability to generate revenue depends on a number of factors, many of which are detailed elsewhere herein, and including, but not limited to, Veea’s ability to:

●	Solve real problems for its target market in a unique and compelling way and truly understand the needs of its customers;

●	Clearly articulate the benefits and differentiation for Veea from its competitors;

●	Design, build and deliver products and services that are reliable and effective and meet customer expectations;

●	Constantly innovate and differentiate its products and services including adding additional features and functionalities;

●	Reach its target market through the right sales efforts including the right channels and partners;

●	Utilize a clear and actionable sales strategy to identify, qualify, and convert leads into paying customers;

●	Generate interest in Veea products and services via effective marketing and publicity;

●	Price its products and services to match the market’s perception of value of those products and services;

●	Maintain consistent design and manufacturing of Veea products to match inventory with demand;

●	Continue to deliver high-quality products and services on time and within budget for its customers;

●	Provide responsive and helpful customer support that leaves a positive impression and builds loyalty; and

●	Continuously improve all Veea products, services and processes to enhance efficiency, reduce costs, and optimize performance.

If Veea does not achieve one or more of these factors in a timely manner or at all, Veea could experience significant delays or an inability to successfully commercialize its products, which would materially harm its business.

Veea will need to raise substantial additional funding. If Veea is unable to raise capital when needed or on terms acceptable to Veea, it would be forced to delay, reduce, or eliminate some of its product development programs or commercialization efforts.

The development of edge computing devices and products is capital-intensive. Veea expects its expenses to significantly increase in connection with its ongoing activities, and to incur significant commercialization expenses related to product sales, marketing, manufacturing and distribution. Veea may also need to raise additional funds sooner if Veea chooses to pursue additional indications and/or geographies for its current or future products or otherwise expands more rapidly than presently anticipated. Furthermore, Veea will incur additional costs associated with operating as a public company. Accordingly, Veea will need to obtain substantial additional funding in connection with its continuing operations. If Veea is unable to raise capital when needed or on attractive terms, Veea would be forced to delay, reduce or eliminate certain of its research and development programs or future commercialization efforts.

Developing computing technology products is a time-consuming, expensive and uncertain process that takes years to complete. In addition, Veea’s products may not achieve commercial success.

Veea may need to continue to rely on additional financing to achieve its business objectives. Any additional fundraising efforts may divert Veea’s management from their day-to-day activities, which may adversely affect Veea’s ability to develop and commercialize its products. Market conditions and disruptions in the market (such as due to economic downturn, and geopolitical developments resulting from the war in Ukraine and Iran) may make equity and debt financing more difficult to obtain and may have a material adverse effect on Veea’s ability to meet its fundraising needs. Veea cannot guarantee that future financing will be available in sufficient amounts or on terms acceptable to Veea, if at all.

If Veea is unable to obtain funding on a timely basis or on acceptable terms, Veea may be required to significantly curtail, delay or discontinue one or more of its research or development programs or commercialization or be unable to expand its operations or otherwise capitalize on its business opportunities as desired, which could materially affect its business, financial condition and results of operations.

Raising additional capital may cause dilution to Veea’s stockholders, restrict its operations or require it to relinquish rights to its technologies or products.

Until such time, if ever, as Veea can generate substantial product revenue, Veea expects to finance its cash needs through a combination of private and public equity offerings, debt financings, collaborations, strategic alliances and licensing arrangements. No additional borrowing capacity remains under Veea’s current unsecured line of credit. The terms of any financing may adversely affect the holdings or the rights of Veea’s stockholders and the issuance of additional securities, whether equity or debt, by Veea or the possibility of such issuance, may cause the market price of Veea’s shares to decline. To the extent that Veea raises additional capital through the sale of common stock or securities convertible or exchangeable into common stock, your ownership interest will be diluted, and the terms of those securities may include liquidation or other preferences that may materially adversely affect your rights as a stockholder. Debt financing, if available, would increase Veea’s fixed payment obligations and may involve agreements that include covenants limiting or restricting Veea’s ability to take specific actions, such as incurring additional debt, acquiring, selling or licensing intellectual property rights, and making capital expenditures, declaring dividends or other operating restrictions that could adversely impact Veea’s ability to conduct its business. Veea could also be required to meet certain milestones in connection with debt financing and the failure to achieve such milestones by certain dates may force Veea to relinquish rights to some of its technologies or products or otherwise agree to terms unfavorable to Veea which could have a material adverse effect on Veea’s business, operating results and prospects.

Veea also could be required to seek funds through arrangements with collaborators or distributors or otherwise at an earlier stage than otherwise would be desirable. If Veea raises funds through collaborations, strategic alliances or distribution or licensing arrangements with third parties, Veea may have to relinquish valuable rights to its intellectual property, future revenue streams, research programs or products, grant licenses on terms that may not be favorable to Veea or grant rights to develop and market products that Veea would otherwise prefer to develop and market itself, any of which may have a material adverse effect on Veea’s business, operating results and prospects.

Risks Related to Our Business, Industry and Technology

The market for Veea’s platform and products is relatively new, and may decline or experience limited growth, and Veea’s business is dependent on its clients’ continuing adoption and use of its services and products.

The market for edge computing is in an early stage of development. There is considerable uncertainty over the size and rate at which this market will grow, as well as whether our platform will be widely adopted. Our success will depend, to a substantial extent, on the widespread adoption of our platform as an alternative to other solutions.

Although Veea believes a broad market exists for its products and services, Veea’s assumptions may be incorrect or overestimated. In addition, there can be no assurance that Veea’s products and services will achieve a sufficient level of market acceptance to result in profitable operations.

Furthermore, in the event a broad market exists for its products and services, Veea may not have sufficient capital resources to implement its business plan and successfully achieve market acceptance. The timing, size and technology choices in the market could evolve differently than predicted and Veea could encounter unforeseen technical challenges in meeting market demand.

The estimates of market opportunity and forecasts of market growth may prove to be inaccurate, and any real or perceived inaccuracies may harm our reputation and negatively affect our business. Even if the market in which we compete achieves the forecasted growth, our business could fail to grow at similar rates, if at all.

Third-party market opportunity estimates, and our growth forecasts are subject to significant uncertainty and are based on assumptions and estimates that may not prove to be accurate. The variables that go into the calculation of our market opportunity are subject to change over time, and there is no guarantee that any particular number or percentage of addressable companies or end-users covered by our market opportunity estimates will purchase our products at all or generate any particular level of revenues for us. Even if the market in which we compete meets the size estimates and growth forecasted, our business could fail to grow for a variety of reasons, including reasons outside of our control, such as competition in our industry.

Veea may be unable to effectively manage growth.

For Veea to succeed, it may need to undergo significant expansion. There can be no assurance that it will achieve this expansion. Additionally, expansion may place a significant strain on Veea’s management, operational and financial resources. There can be no assurance that Veea’s current and planned personnel, systems, procedures and controls will be adequate to support its future operations at any increased level. Veea’s ability to manage such growth effectively will require Veea to develop and improve operational, management and financial systems and controls and to hire, train, motivate and manage its employees and contractors. As a result, Veea is subject to significant growth-related risks, including the risk that it will be unable to hire or retain the necessary personnel or acquire other resources necessary to service such growth adequately. Veea’s failure to manage growth effectively could have a material adverse effect on its business, results of operations and financial condition.

If Veea does not develop enhancements to its services and introduce new services that achieve market acceptance, its growth, business, results of operations and financial condition could be adversely affected.

Veea’s ability to attract new clients and increase revenue from existing clients depends, in part, on its ability to enhance and improve its existing offerings, increase adoption and usage of its offerings, and introduce new offerings. The success of any enhancements or new offerings depends on several factors, including timely completion, adequate quality testing, actual performance quality, market accepted pricing levels and overall market acceptance.

Enhancements and new services that Veea develops may not be introduced in a timely or cost-effective manner, may contain errors or defects, may have interoperability difficulties with its platform or other services or may not achieve the broad market acceptance necessary to generate significant revenue. Furthermore, Veea’s ability to increase the usage of its services depends, in part, on the development of new uses for its services, which may be outside of its control. If Veea is unable to successfully enhance its existing services to meet evolving consumer requirements, increase adoption and usage of its services, develop new services, or if its efforts to increase the usage of its services are more expensive than Veea expects, then its business, results of operations and financial condition would be adversely affected.

Competition may impact Veea’s results and its ability to operate profitably.

The markets in which Veea operates are competitive in terms of price, functionality, service quality, customization, timing of development, and the introduction of new products and services. Veea may encounter increased competition from new market entrants and alternative technologies. Veea’s competitors may implement new technologies before Veea does, offer more attractively priced or enhanced products, services or solutions, or they may offer other incentives that Veea does not provide. Some of Veea’s competitors may also have greater resources in certain business segments or geographic areas than Veea does. In addition, industry convergence and consolidation could potentially result in stronger competitors with greater resources and competitive advantages than Veea.

If Veea fails to compete effectively, this could have a materially adverse effect on Veea’s revenues, financial condition, profitability and cash flows. Competitive forces may also lead to reduced profit margins, loss of market share, and increased costs in research and development, manufacturing, and sales and marketing expense.

Veea’s sales efforts involve considerable time and expense and its sales cycle is often long and unpredictable.

Veea’s results of operations may fluctuate, in part, because of the intensive nature of Veea’s sales efforts and the length and unpredictability of Veea’s sales cycle. As part of Veea’s sales efforts, Veea invests considerable time and expense evaluating the specific organizational needs of its potential customers and educating these potential customers about the technical capabilities and value of our platforms and services. Veea often also provides its platforms to potential customers at no or low cost initially to them for evaluation purposes through short-term pilot deployments of Veea’s platforms, and there is no guarantee that Veea will be able to convert customers from these short-term pilot deployments to full revenue-generating contracts. The length of Veea’s sales cycle, from initial demonstration of its platforms to sale of its platforms and services, tends to be long and varies substantially from customer to customer. Veea’s sales cycle often lasts many months. Because decisions to purchase Veea’s platforms involves significant financial commitments, potential customers generally evaluate Veea’s platforms at multiple levels within their organization, each of which often have specific requirements and typically involve their senior management.

Veea’s results of operations depend on sales to government and commercial enterprise organizations, which make product purchasing decisions based in part or entirely on factors, or perceived factors, not directly related to the features of the platforms, including, among others, that customer’s projections of business growth, uncertainty about macroeconomic conditions, capital budgets, anticipated cost savings from the implementation of our platforms, potential preference for such customer’s internally-developed solutions, perceptions about Veea’s business and platforms, more favorable terms offered by potential competitors, and previous technology investments. In addition, certain decision makers and other stakeholders within Veea’s potential customers tend to have vested interests in the continued use of internally developed or existing solutions, which may make it more difficult for us to sell our platforms and products. As a result of these and other factors, Veea’s sales efforts typically require an extensive effort throughout a customer’s organization, a significant investment of human resources, expense and time, including by its senior management, and there can be no assurances that it will be successful in making a sale to a potential customer. If Veea’s sales efforts to a potential customer do not result in sufficient revenue to justify Veea’s investments, including in its growing direct sales force, its business, financial condition, and results of operations could be adversely affected.

We rely on a limited number of key suppliers and two key manufacturers.

We face risks due to a high concentration of suppliers, where a significant portion of our supply chain relies on a limited number of key suppliers and two manufacturers. Any disruptions, quality issues, pricing fluctuations, or operational difficulties with these suppliers could adversely affect our ability to source necessary materials or services, resulting in production delays, increased costs, or potential supply chain interruptions. Such dependencies expose us to risks of supply shortages, pricing volatility, and operational challenges, which could impact our financial performance and competitive position.

Veea’s ability to sell its platform and satisfy its customers is dependent on the quality of its services, and its failure to offer high quality services could have a material adverse effect on its sales and results of operations.

Once Veea’s platforms are deployed and integrated with our customers’ existing information technology investments and data, Veea’s customers depend on our support and maintenance services to resolve any issues relating to our platforms. Increasingly, Veea’s platforms have been deployed in large-scale, complex technology environments, and Veea believes its future success will depend on its ability to increase sales of its platforms for use in such deployments. Further, its ability to provide effective ongoing services, or to provide such services in a timely, efficient, or scalable manner, may depend in part on its customers’ environments and their upgrading to the latest versions of its platforms and participating in its centralized platform management and services.

In addition, Veea’s ability to provide effective services is largely dependent on our ability to attract, train, and retain qualified personnel with experience in supporting customers on platforms such as Veea’s platforms. The number of Veea’s customers has grown significantly, and that growth has and may continue to put additional pressure on its services teams. Veea may be unable to respond quickly enough to accommodate short-term increases in customer demand for its support and maintenance services. Veea also may be unable to modify the future scope and delivery of its support and maintenance services to compete with changes in the services provided by its competitors. Increased customer demand for support, without corresponding revenue, could increase costs and negatively affect Veea’s business and results of operations. In addition, as Veea continues to grow its operations and expand outside of the United States, Veea needs to be able to provide efficient services that meet its customers’ needs globally at scale, and its services teams may face additional challenges, including those associated with operating the platforms and delivering support, training, and documentation in languages other than English and providing services across expanded time-zones. If Veea is unable to provide efficient support and maintenance services globally at scale, its ability to grow its operations may be harmed, and Veea may need to hire additional services personnel, which could negatively impact its business, financial condition, and results of operations.

Veea’s customers typically need training in the proper use of and the variety of benefits that can be derived from its platforms to maximize the potential of its platforms. If Veea does not effectively deploy, update, or upgrade its platforms, succeed in helping its customers quickly resolve post-deployment issues, and provide effective ongoing services, Veea’s ability to sell additional products and services to existing customers could be adversely affected, Veea may face negative publicity, and its reputation with potential customers could be damaged. Many enterprise and government customers require higher levels of service than smaller customers. If Veea fails to meet the requirements of the larger customers, it may be more difficult to execute on its strategy to increase its penetration with larger customers. As a result, Veea’s failure to maintain high quality services may have a material adverse effect on its business, financial condition, results of operations, and growth prospects.

Real or perceived errors, failures, defects, or bugs in Veea’s platforms could adversely affect its results of operations and growth prospects.

Because Veea offers very complex technology platforms, undetected errors, defects, failures, or bugs have occurred and may in the future occur, especially when platforms or capabilities are first introduced or when new versions or other product or infrastructure updates are released. Veea’s platforms are often installed and used in large-scale computing environments with different operating systems, software products and equipment, and data source and network configurations, which may cause errors or failures in Veea’s platforms or may expose undetected errors, failures, or bugs in its platforms. Despite testing by Veea, errors, failures, or bugs may not be found in new software or releases until after commencement of commercial shipments. In the past, errors have affected the performance of its platforms and can also delay the development or release of new platforms or capabilities or new versions of platforms, adversely affect its reputation and its customers’ willingness to buy platforms from Veea and adversely affect market acceptance or perception of Veea’s platforms. Many of Veea’s customers use its platforms in applications that are critical to their businesses or missions and may have a lower risk tolerance to defects in Veea’s platforms than to defects in other, less critical, software products. Any errors or delays in releasing new software or new versions of platforms or allegations of unsatisfactory performance, errors, defects, or failures in released software could cause Veea to lose revenue or market share, increase Veea’s service costs, cause Veea to incur substantial costs in redesigning the software, cause Veea to lose significant customers, subject Veea to liability for damages and divert Veea’s resources from other tasks, any one of which could materially and adversely affect Veea’s business, results of operations and financial condition. In addition, Veea’s platforms could be perceived to be ineffective for a variety of reasons outside of its control. Hackers or other malicious parties could circumvent Veea’s or Veea’s customers’ security measures, and customers may misuse Veea’s platforms resulting in a security breach or perceived product failure.

Real or perceived errors, failures, or bugs in our platforms and services, or dissatisfaction with Veea’s services and outcomes, could result in customer terminations and/or claims by customers for losses sustained by them. In such an event, Veea may be required, or Veea may choose, for customer relations or other reasons, to expend additional resources in order to help correct any such errors, failures, or bugs. Although Veea has limitation of liability provisions in Veea’s standard software licensing and service agreement terms and conditions, these provisions may not be enforceable in some circumstances, may vary in levels of protection across our agreements, or may not fully or effectively protect Veea from such claims and related liabilities and costs.

Veea generally provides a warranty to its customers for its software products and services. In the event that there is a failure of warranties in such agreements, Veea is generally obligated to correct the product or service to conform to the warranty provision as set forth in the applicable agreement, or, if Veea is unable to do so, the customer is entitled to seek a refund of the purchase price of the product and service (generally prorated over the contract term). The sale and support of Veea’s products also entail the risk of product liability claims. Veea maintains insurance to protect against certain claims associated with the use of its products, but its insurance coverage may not adequately cover any claim asserted against us. In addition, even claims that ultimately are unsuccessful could result in Veea’s expenditure of funds in litigation and divert management’s time and other resources.

In addition, Veea’s platforms integrate a wide variety of other elements, and Veea’s platforms must successfully interoperate with products from other vendors and its customers’ internally developed software. As a result, when problems occur for a customer using Veea’s platforms, it may be difficult to identify the sources of these problems, and Veea may receive blame for a security, access control, or other compliance breach that was the result of the failure of one of the other elements in a customer’s or another vendor’s information technology, security, or compliance infrastructure. The occurrence of software or errors in data, whether or not caused by Veea’s platforms, could delay or reduce market acceptance of Veea’s platforms and have an adverse effect on Veea’s business and financial performance, and any necessary revisions may cause Veea to incur significant expenses. The occurrence of any such problems could harm Veea’s business, financial condition, and results of operations. If an actual or perceived breach of information correctness, auditability, integrity, or availability occurs in one of our customers’ systems, regardless of whether the breach is attributable to Veea’s platforms, the market perception of the effectiveness of Veea’s platforms could be harmed. Alleviating any of these problems could require additional significant expenditures of Veea’s capital and other resources and could cause interruptions, delays, or cessation of Veea’s product licensing, which could cause Veea to lose existing or potential customers and could adversely affect Veea’s business, financial condition, results of operations, and growth prospects.

A product failure could expose Veea to damages (including consequential damages or strict liability) if used in certain critical usage situations (e.g., monitoring a critical system like a transportation control system or water level control use case). Veea’s contractual liability disclaimers could be set-aside by a court or administrative agency, exposing Veea to economic and reputational injury.

Veea bears costs and risks associated with relying on distribution and partnering arrangements.

Recruiting and retaining qualified third-party distributors and channel partners and training them in our technology and product offerings require significant time and resources. To develop and expand our distributors and channel partners, we must continue to scale and improve our processes and procedures that support our distributors and channel partners.

Furthermore, if our relationship with a successful distributor or channel partner terminates, we may be unable to replace them without disruption to our business. If we fail to maintain positive relationships with our distributors or channel partners, fail to develop new relationships with other distributors or channel partners (including in new markets), fail to manage, train, or incentivize our existing distributors or channel partners effectively, or fail to strike agreements with attractive terms, or if our distributors and channel partners are not successful in their businesses, our revenue may decrease, and our operating results, reputation, and business may be harmed.

Additionally, if Veea does not effectively manage its sales channel and distributor inventory and product mix, it may incur costs associated with excess inventory or lose sales from having too few products. If we improperly forecast demand for our products, we could incur increased expenses associated with writing off excessive or obsolete inventory, lose sales, incur penalties for late delivery or incur additional costs by having to ship products by air freight.

Any disruption of Veea’s operations, whether due to natural or political events, may be highly damaging to the operation of Veea’s business.

Veea’s business operations and those of its suppliers are vulnerable to interruption by fire, earthquake, hurricane, flood or other natural disasters, power loss, computer viruses, computer systems failure, telecommunications failure, pandemics, quarantines, national catastrophe, terrorist activities, war and other events beyond its control. If any disaster were to occur, our or our supplier’s ability to operate could be seriously impaired and Veea could experience material harm to our business, operating results and financial condition.

The delivery of goods from suppliers, and to customers, could also be hampered for the reasons stated above. Interruptions to Veea’s systems and communications may have an adverse effect on Veea’s operations and financial condition.

Veea’s operations are complex and rely on third party manufacturers. If critical components used in Veea’s products become scarce or unavailable, Veea may incur delays in delivering its products and providing services, which could damage its business. Veea relies on a sustainable supply chain. Any issues with this supply chain could adversely affect daily business operations and profitability.

Veea depends on third party providers, suppliers and licensors to supply some of the hardware, software and support necessary to provide some of Veea’s products and services. Veea obtains these materials from a limited number of vendors, some of which do not have a long operating history, or which may not be able to continue to supply the equipment, supplies, and services it desires. Some of Veea’s hardware, software and operational support vendors represent Veea’s primary or sole source of supply or have, either through contract or as a result of intellectual property rights, a position of some exclusivity. If demand exceeds these vendors’ capacity or if these vendors experience operating or financial difficulties or are otherwise unable to provide the equipment or services Veea needs in a timely manner, at its specifications and at reasonable prices, its ability to provide some services might be materially adversely affected, or the need to procure or develop alternative sources of the affected materials or services might delay Veea’s ability to serve our customers. These events could materially and adversely affect Veea’s ability to retain and attract customers, and have a material negative impact on Veea’s operations, business, financial results and financial condition.

Veea’s reliance on third-party manufacturers also exposes Veea to the following risks over which it has limited control:

●	unexpected increases in manufacturing and repair costs;

●	inability to control the timing, quality and reliability of finished products;

●	inability to control delivery schedules;

●	liability for expenses incurred by third-party manufacturers in reliance on forecasts that later prove to be inaccurate, including the cost of components purchased by third-party manufacturers on Veea’s behalf;

●	industry consolidation and divestitures, which may result in changed business and product priorities among certain suppliers.

●	lack of adequate capacity to manufacture all or a part of the products Veea requires; and

●	labor unrest affecting the ability of the third-party manufacturers to produce Veea products.

Veea relies on third-party telecommunications and internet service providers, and any failure by these service providers to provide reliable services could cause Veea to lose customers and subject it to claims for credits or damages, among other things.

Veea relies on services from third-party telecommunications providers in order to provide services to its customers and their customers. In addition, Veea depends on its internet bandwidth suppliers to provide uninterrupted and error-free service through their, networks. Veea exercises little control over these third-party providers, which increases its vulnerability to problems with the services they provide.

When problems occur, it may be difficult to identify the source of the problem. Service disruption or outages, whether caused by Veea’s service, the products or services of Veea’s third-party service providers, or Veea’s customers’ or their customers’ equipment and systems, may result in loss of market acceptance of its products and technologies and any necessary remedial actions may force it to incur significant costs and expenses.

If any of these service providers fail to provide reliable services, suffer outages, degrade, disrupt, increase the cost of or terminate the services that Veea and its customers depend on, Veea may be required to switch to another service provider. Delays caused by switching Veea’s technology to another service provider, if available, and qualifying this new service provider could materially harm its operating results. Further, any failure on the part of third-party service providers to achieve or maintain expected performance levels, stability and security could harm Veea’s relationships with its customers, cause it to lose customers, result in claims for credits or damages, increase its costs or the costs incurred by its customers, damage its reputation, significantly reduce customer demand for its products and technologies and seriously harm its and operating results.

Veea depends on its management team and other key employees, and the loss of one or more of these employees or an inability to attract and retain highly skilled employees could adversely affect its business.

Veea’s future success depends, in part, on Veea’s ability to continue to attract and retain highly skilled personnel. The loss of the services of any of our key personnel, the inability to attract or retain qualified personnel, or delays in hiring required personnel, particularly in engineering and sales, may seriously and adversely affect Veea’s business, financial condition and results of operations. Although Veea has entered into employment or consulting agreements with certain of Veea’s personnel, their employment is generally for no specific duration.

Veea’s future performance also depends on the continued services and continuing contributions of Veea’s senior management team, which include Allen Salmasi, Veea’s Founder and Chief Executive Officer to execute on Veea’s business plan and to identify and pursue new opportunities and product innovations. Veea has not entered into an employment agreement with Mr. Salmasi. The loss of services of Mr. Salmasi, could significantly delay or prevent the achievement of Veea’s development and strategic objectives, which could adversely affect Veea’s business, financial condition and results of operations.

Veea may not be successful in continuing to attract and retain highly qualified employees to remain competitive.

Veea believes that Veea’s future success largely depends on Veea’s continued ability to hire, develop, motivate and retain engineers and other qualified employees who develop successful new products/solutions, support Veea’s existing product range and provide services to Veea’s customers and create great customer experience.

Competition for highly qualified people in the industries in which Veea operates remains intense. This competition is only further increased by the fact that other industries are looking for similar talent. Veea is continuously striving to create a positive work experience for its employees. However, there are no guarantees that Veea will be successful in attracting and retaining employees with the right skills in the future, and failure in retaining and recruiting could have a material adverse effect on Veea’s business and brand.

Veea’s management team has limited experience managing a public company and regulatory compliance may divert their attention from the day-to-day management of Veea’s business.

Most of the individuals who now constitute Veea’s management team have limited experience managing a publicly traded company, interacting with public company investors and complying with the increasingly complex laws pertaining to public companies. Veea’s management team may not successfully or efficiently manage the transition to being a public company subject to significant regulatory oversight and reporting obligations under federal securities laws and the continuous scrutiny of securities analysts and investors. These new obligations and constituents will require significant attention from Veea’s senior management and could divert their attention away from the day-to-day management of the businesses, which could adversely affect Veea’s businesses. It is probable that Veea will be required to expand its employee base and hire additional employees to support its operations as a public company, which would increase Veea’s operating costs in future periods.

Global economic conditions could materially adversely impact demand for Veea’s products and services.

Veea’s operations and performance depend significantly on worldwide economic conditions. Uncertainty about global economic conditions could result in customers postponing purchases of Veea’s products and services in response to tighter credit, unemployment, negative financial news and/or declines in income or asset values and other macroeconomic factors, which could have a material negative effect on demand for Veea’s products and services and, accordingly, on Veea’s business, results of operations or financial condition. For example, any economic and political uncertainty caused by the United States tariffs imposed on goods from various countries, and any corresponding tariffs from those countries in response, may negatively impact demand and/or increase the cost for Veea’s products. There is also potential adverse impact including reduced demand for products and services, excess and obsolete inventories, financial difficulties among our suppliers and vendors, difficulty in collecting on accounts receivable, increased difficulty in forecasting sales and operating results and increased volatility in results.

The challenging global economic conditions, e.g., downturn in the global economy, political unrest and uncertainty, labor and supply shortages, increasing inflation and rising interest rates, or geopolitical risks and trade frictions may have adverse, wide-ranging effects on demand for Veea’s products and for the products of Veea’s customers. This could cause customers to postpone investments or initiate other cost-cutting measures to maintain or improve their financial position. This could also result in significantly reduced expenditures for Veea’s products and services, including network infrastructure, in which case Veea’s operating results would suffer. If demand for Veea’s products and services were to fall, Veea may experience material adverse effects on Veea’s revenues, cash flow, capital employed and value of Veea’s assets and Veea could incur operating losses. The potential adverse effects of an economic downturn include:

●	reduced demand for products and services, resulting in increased price competition or deferrals of purchases, with lower revenues not fully compensated through reduced costs;

●	excess and obsolete inventories and excess manufacturing capacity;

●	financial difficulties or failures among Veea’s suppliers;

●	increased demand for customer finance, difficulties in collection of accounts receivable and increased risk of counter party failures;

●	impairment losses related to Veea’s intangible assets as a result of lower forecasted sales of certain products; and

●	increased difficulties in forecasting sales and financial results as well as increased volatility in Veea’s reported results.

Veea’s operations in foreign countries expose us to certain risks inherent in doing business internationally, which may adversely affect Veea’s business, results of operations or financial condition.

Veea has revenue, operations, contract manufacturing arrangements in foreign countries that expose Veea to certain risks. For example, fluctuations in exchange rates may affect Veea’s revenue, expenses and results of operations as well as the value of Veea’s assets and liabilities as reflected in our financial statements. Veea is also subject to other types of risks, including the following:

●	protection of intellectual property and trade secrets;

●	tariffs, customs, trade sanctions, trade embargoes and other barriers to importing/exporting materials and products in a cost-effective and timely manner, or changes in applicable tariffs or custom rules;

●	the burden of complying with and changes in U.S. or international taxation policies;

●	timing and availability of export licenses including authorization for the export of controlled items;

●	rising labor costs;

●	disruptions in or inadequate infrastructure of the countries where Veea operates;

●	the impact of public health epidemics on employees and the global economy;

●	difficulties in collecting accounts receivable;

●	difficulties in staffing and managing international operations; and

●	the burden of complying with foreign and international laws and treaties.

Changes in international trade policies, tariffs and treaties affecting imports and exports may have a material adverse effect on our business operations and prospects.

Recently, the U.S. has implemented a range of new tariffs and increases to existing tariffs. In response to the tariffs announced by the U.S., other countries have imposed, are considering imposing new or increased tariffs on certain exports from the United States. There is currently significant uncertainty about the future relationship between the United States and other countries with respect to trade policies, taxes, government regulations and tariffs. and we cannot predict whether, and to what extent, current tariffs will continue or trade policies will change in the future.

Tariffs, or the threat of tariffs or increased tariffs, could have a significant negative impact on our business as a result of our current relationships with manufacturers in China and Taiwan. In addition, retaliatory tariffs could have a significant negative impact on our business overseas that rely on imports from the United States, and our business in the United States that relies on exporting goods internationally. These tariffs and threats of tariffs and other potential trade policy changes could lead to material adverse effects on our business operations and prospects. As a result of tariffs or the threat of tariffs that may have a material impact on our business, it may be costly or impractical for us to locate new customers, substitute suppliers for current suppliers and/or develop other business opportunities to mitigate the material adverse effects of the tariffs.

We may not be able to adequately address the risks presented by these tariffs or other potential trade policy changes. If we are unable to mitigate the material adverse effects, if any, presented by the tariffs, our business prospects, results of operations and financial conditions may be materially adversely affected.

Disruptions to the global supply chain may affect the timely manufacture and delivery of products.

Veea is subject to variations and disruptions in the availability, price, and lead times for component parts for its products. During such periods, Veea may experience longer than normal lead time for component parts. Increased costs as a result of excessive demand for parts. In addition, contract manufacturers may be limited in terms of credit terms they can offer. This may require Veea to pay deposits in advance of production, or to seek alternative financing. These problems may be compounded further by finite manufacturing capacity. The impact to Veea and its customers is longer than expected product delivery schedules which has a direct effect on revenue recognition and cash collection.

Ongoing geopolitical and trade uncertainty from a range of factors may have a material adverse impact on Veea’s business, operations, business prospects and consequently on operating results, financial conditions and Veea’s ability to meet Veea’s targets.

Veea is subject to the increasing adverse impact of trade disputes, restrictions on imports and exports, export controls, the dismantling of dispute settlement mechanisms, and the increased control of national resources like airwaves and communications standards. Additional risks include the need to modify, change or eliminate current manufacturing capability and capacity, find alternative sources of supply and manufacturing resources and comply with rules and regulations for local sourcing and investment.

Geopolitical alliances are shifting as global tensions, including between US and China, drive growing economic, technological, military, and political competition across the world. At the same time, there are numerous ongoing local and regional conflicts, of which the ongoing military conflict between the Ukraine, Russia and Iran, are of particular significance. In addition, since October 2023, hostilities between Israel and Hamas have significantly destabilized the Middle East region, resulting in civilian and military casualties and prompting concerns about a broader regional conflict. These conflicts have led to additional sanctions and restrictive measures imposed by the United States, the European Union, the United Kingdom, and others targeting individuals, regions, and sectors. Escalation of these hostilities or the emergence of related conflicts in the region could result in further sanctions, additional supply chain disruptions, and heightened risk of broader military confrontation, which could in turn materially and adversely affect the global economy. It is not yet clear how these new dynamics will play out across the world. These tensions, including trade restrictions, enhanced sanctions measures and increased safeguards for national security purposes, can impact global market conditions and continue to be challenging for global supply chains.

Because some of Veea’s products are manufactured in China and Taiwan, further changes in the economic and political policies in or relating to China and tensions between China and Taiwan could have a material adverse effect on Veea’s business. Additionally, political instability in the regions in which Veea operates may further increase the risk of possible legal or regulatory violations by Veea or its suppliers, agents and employees. Any violation could cause severe reputational harm to Veea and a material adverse effect on Veea’s business operations. Additional impacts could include:

●	reduced or lost market access;

●	decreased ability for unrestricted use of Veea’s global supply chain for all markets, e.g., as a result of import or export restrictions in the US and China;

●	increased trade restrictions, including economic sanctions and export controls, tariffs and increased costs which may not be recoverable;

●	separation of global standards for mobile telecommunication;

●	sourcing restrictions and constraints for access to hardware and software products and components;

●	reduced efficiency in research and development (“R&D”) and restrictions in use of R&D resources;

●	deferrals of purchases, with lower revenues not fully compensated through reduced costs;

●	excess and obsolete inventories and excess manufacturing capacity;

●	financial difficulties or failures among Veea’s suppliers;

●	impairment losses related to Veea’s intangible assets as a result of lower forecasted sales of certain products; and

●	increased difficulties in forecasting sales and financial results as well as increased volatility in Veea’s reported results.

If Veea fails to maintain effective internal control over financial reporting or identify a material weakness or significant deficiency in its internal control over financial reporting, Veea’s ability to report its financial condition and results of operations in a timely and accurate manner could be adversely affected, investor confidence in Veea company could diminish, and the value of its stock may decline.

Preparing Veea’s consolidated financial statements involves a number of complex manual and automated processes, which are dependent upon individual data input or review and require significant management judgment. One or more of these processes may result in errors that may not be detected and could result in a material misstatement or other errors of Veea’s consolidated financial statements. Such errors may be more likely to occur when implementing new systems and processes, particularly when implementing evolving and complex accounting rules. The Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) requires, among other things, that as a publicly traded company, Veea discloses whether our internal control over financial reporting and disclosure controls and procedures are effective.

A material weakness is a deficiency, or combination of deficiencies, in internal controls over financial reporting such that there is a reasonable possibility that a material misstatement of Veea’s annual or interim financial statements will not be prevented or detected on a timely basis. While Veea continually undertakes steps to improve Veea’s internal controls over financial reporting as Veea’s business changes, Veea may not be successful in making the improvements and changes necessary to be able to identify and remediate control deficiencies or material weaknesses on a timely basis. If Veea is unable to successfully remediate any current or future material weaknesses in Veea’s internal controls over financial reporting, the accuracy and timing of Veea’s financial reporting may be adversely affected; Veea’s liquidity, access to capital markets and perceptions of Veea’s creditworthiness may be adversely affected; Veea may be unable to maintain compliance with securities laws, stock exchange listing requirements and debt instruments covenants regarding the timely filing of periodic reports; Veea may be subject to regulatory investigations and penalties; investors may lose confidence in its financial reporting; Veea may suffer defaults under Veea’s debt instruments; and Veea’s stock price may decline.

Risks Related to Our Intellectual Property

If Veea is unable to obtain and maintain patent protection for Veea’s products and other proprietary technologies Veea develops, or if the scope of the patent protection obtained is not sufficiently broad, Veea’s competitors could develop and commercialize products and technology similar or identical to Veea’s, and Veea’s ability to successfully commercialize Veea’s products and other proprietary technologies Veea may develop may be adversely affected.

Veea’s success depends in large part on Veea’s ability to obtain and maintain patent protection in the U.S. and other countries with respect to Veea’s products and other proprietary technologies Veea may develop. In order to protect Veea’s proprietary position, Veea has filed and intends to file additional patent applications in the U.S. and abroad relating to Veea’s products and other proprietary technologies Veea may develop; however, there can be no assurance that any such patent applications will issue as granted patents or that a granted patent will provide sufficient coverage for Veea’s products. If Veea is unable to obtain or maintain patent protection with respect to Veea’s products and other proprietary technologies Veea may develop, Veea’s business, financial condition, results of operations and prospects could be materially harmed.

The patent prosecution process is expensive, time-consuming and complex, and Veea may not be able to file, prosecute, maintain, enforce, or license all necessary or desirable patent applications at a reasonable cost or in a timely manner. It is also possible that Veea will fail to identify patentable aspects of Veea’s research and development output in time to obtain patent protection. Although Veea enters into non-disclosure and confidentiality agreements with parties who have access to confidential or patentable aspects of Veea’s research and development output, such as Veea’s employees, corporate collaborators, outside collaborators, contract manufacturers, consultants, advisors and other third parties, any of these parties may breach the agreements and disclose such output before a patent application is filed, thereby jeopardizing Veea’s ability to seek patent protection. In addition, Veea’s ability to obtain and maintain valid and enforceable patents depends on whether the differences between Veea’s inventions and the prior art allow Veea’s inventions to be patentable over the prior art. Furthermore, publications of discoveries in the scientific literature often lag behind the actual discoveries, and patent applications in the U.S. and other jurisdictions are typically not published until 18 months after filing, or in some cases not at all. Therefore, Veea cannot be certain that Veea or Veea’s licensors were the first to make the inventions claimed in any of Veea’s owned or licensed patents or pending patent applications, or that Veea or Veea’s licensors were the first to file for patent protection of such inventions.

The patent position of technology companies generally is highly uncertain and involves complex legal and factual questions. As a result, the issuance, scope, validity, enforceability and commercial value of Veea’s patent rights are highly uncertain. Veea’s patent applications may not result in patents being issued which protect Veea’s products and other proprietary technologies which Veea may develop, or which effectively prevent others from commercializing competitive technologies and products. In particular, Veea’s ability to stop third parties from making, using, selling, offering to sell, or importing products that infringe Veea’s intellectual property will depend in part on Veea’s success in obtaining and enforcing patent claims that cover all of Veea’s technology, inventions and improvements. With respect to both licensed and company-owned intellectual property, Veea cannot be sure that patents will be granted with respect to any of Veea’s pending patent applications or with respect to any patent applications filed by us in the future. Moreover, even issued patents do not provide Veea with the right to practice Veea’s technology in relation to the commercialization of Veea’s products. Third parties may have blocking patents that could be used to prevent us from commercializing Veea’s products and practicing Veea’s proprietary technology. Veea’s issued patent as well as patents that may issue in the future that Veea owns or licenses may be challenged, invalidated, or circumvented, which could limit Veea’s ability to stop competitors from marketing related products or limit the length of the term of patent protection that Veea may have for Veea’s products. Furthermore, Veea’s competitors may independently develop similar technologies.

Additionally, issuance of a patent is not conclusive as to its inventorship, scope, validity, or enforceability, and Veea’s patents may be challenged in the courts or patent offices in the U.S. and abroad. Veea may be subject to a third-party pre-issuance submission of prior art to the U.S. Patent and Trademark Office (“USPTO”) or in other jurisdictions, or become involved in opposition, derivation, revocation, reexamination, post-grant and inter partes review, or other similar proceedings challenging Veea’s patent rights. An adverse determination in any such submission, proceeding or litigation could reduce the scope of, invalidate or render unenforceable, Veea’s patent rights, allow third parties to commercialize Veea’s products and other proprietary technologies Veea may develop and compete directly with Veea, without payment to Veea, or result in Veea’s inability to manufacture or commercialize products without infringing third-party patent rights. Such proceedings also may result in substantial cost and require significant time from Veea’s scientists and management, even if the eventual outcome is favorable to us.

In addition, if the breadth or strength of protection provided by Veea’s patents and patent applications is threatened, regardless of the outcome, it could dissuade companies from collaborating with Veea to license, develop or commercialize current or future products.

Veea may not be able to protect Veea’s intellectual property rights throughout the world.

Filing, prosecuting, maintaining, enforcing and defending patents and other intellectual property rights on Veea’s technology and any products Veea may develop in all jurisdictions throughout the world would be prohibitively expensive, and accordingly, Veea’s intellectual property rights in some jurisdictions outside the U.S. could be less extensive than those in the U.S. In some cases, Veea or Veea’s licensors may not be able to obtain patent or other intellectual property protection for certain technology and products outside the U.S. In addition, the laws of some foreign jurisdictions do not protect intellectual property rights to the same extent as federal and state laws in the U.S. Consequently, Veea and Veea’s licensors may not be able to obtain issued patents or other intellectual property rights covering any products Veea may develop and Veea’s technology in all jurisdictions outside the U.S. and, as a result, may not be able to prevent third parties from practicing Veea’s and Veea’s licensors’ inventions in all countries outside the U.S., or from selling or importing products made using Veea’s inventions in and into the U.S. or other jurisdictions. For example, third parties may use Veea’s technologies in jurisdictions where Veea and Veea’s licensors have not pursued and obtained patent or other intellectual property protection to develop their own products and, further, may export otherwise infringing, misappropriating or violating products to territories where Veea has patent or other intellectual property protection, but enforcement is not as strong as that in the U.S.

Additionally, many companies have encountered significant problems in protecting and defending intellectual property rights in foreign jurisdictions. The legal systems of certain jurisdictions, particularly certain developing countries, do not favor the enforcement of patents, trade secrets and other intellectual property protection, which could make it difficult for us to stop the infringement, misappropriation or other violation of Veea’s patent and other intellectual property rights or marketing of competing products in violation of Veea’s intellectual property rights generally. Proceedings to enforce Veea’s or Veea’s licensors’ patent and other intellectual property rights in foreign jurisdictions could result in substantial costs and divert Veea’s efforts and attention from other aspects of Veea’s business, could put Veea’s patent and other intellectual property rights at risk of being invalidated or interpreted narrowly and Veea’s patent applications at risk of not issuing and could provoke third parties to assert claims against us. Veea or Veea’s licensors may not prevail in any lawsuits that Veea or Veea’s licensors initiate and, if Veea or Veea’s licensors prevail, the damages or other remedies awarded, if any, may not be commercially meaningful. Accordingly, Veea’s efforts to enforce Veea’s intellectual property rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that Veea develop or license.

Many jurisdictions also have compulsory licensing laws under which a patent owner may be compelled to grant licenses to third parties, and many jurisdictions limit the enforceability of patents against government agencies or government contractors. In these jurisdictions, the patent owner may have limited remedies, which could materially diminish the value of such patents. If Veea or any of Veea’s licensors is forced to grant a license to third parties with respect to any patents relevant to Veea’s business, Veea’s competitive position may be impaired, and Veea’s business, financial condition, results of operations and prospects may be adversely affected.

Issued patents covering products Veea may develop could be found invalid or unenforceable if challenged in court or before administrative bodies in the U.S. or abroad.

Veea’s owned and licensed patent rights may be subject to priority, validity, inventorship and enforceability disputes. If Veea or Veea’s licensors are unsuccessful in any of these proceedings, such patent rights may be narrowed, invalidated or held unenforceable. The foregoing could have a material adverse effect on Veea’s business, financial condition, results of operations and prospects.

For example, if Veea or one of Veea’s licensors initiate legal proceedings against a third party to enforce a patent covering any of Veea’s products or Veea’s technology, the defendant could counterclaim that the patent is invalid or unenforceable. In patent litigation in the U.S., defendant counterclaims alleging invalidity or unenforceability are commonplace. Grounds for a validity challenge could be an alleged failure to meet any of several statutory requirements, including lack of novelty, obviousness, lack of written description or non-enablement. Grounds for an unenforceability assertion could be an allegation that someone connected with prosecution of the patent withheld information material to patentability from the USPTO, or made a misleading statement, during prosecution. Third parties also may raise similar claims before administrative bodies in the U.S. or abroad, even outside the context of litigation. Such mechanisms include re-examination, interference proceedings, derivation proceedings, post grant review, inter partes review and equivalent proceedings such as opposition, invalidation and revocation proceedings in foreign jurisdictions. Such proceedings could result in the revocation or cancellation of or amendment to Veea’s patents in such a way that they no longer cover one or more of Veea’s products or Veea’s technology or no longer prevent third parties from competing with any products Veea may develop or Veea’s technology. The outcome following legal assertions of invalidity and unenforceability is unpredictable. Defense of these claims, regardless of their merit, would involve substantial litigation expense and would be a distraction to management and other employees. With respect to the validity question, for example, Veea cannot be certain that there is no invalidating prior art, of which the patent examiner and Veea or Veea’s licensing partners were unaware during prosecution. If a third party were to prevail on a legal assertion of invalidity or unenforceability, Veea could lose at least part, and perhaps all, of the patent protection on one or more of Veea’s products or technology. Such a loss of patent protection could have a material adverse effect on Veea’s business, financial condition, results of operations and prospects.

Obtaining and maintaining Veea’s patent protection depends on compliance with various procedural, document submission, fee payment, and other requirements imposed by government patent agencies, and Veea’s patent protection could be reduced or eliminated for non-compliance with these requirements.

Periodic maintenance fees, renewal fees, annuity fees, and various other government fees on patents and applications will be due to be paid to the USPTO and various government patent agencies outside of the U.S. over the lifetime of Veea’s owned or licensed patents and applications. The USPTO and various non-U.S. government agencies require compliance with several procedural, documentary, fee payment and other similar provisions during the patent application process. In some cases, an inadvertent lapse can be cured by payment of a late fee or by other means in accordance with the applicable rules. There are situations, however, in which non-compliance can result in abandonment or lapse of the patent or patent application, resulting in a partial or complete loss of patent rights in the relevant jurisdiction. In such an event, potential competitors might be able to enter the market with similar or identical products or technology, which could have a material adverse effect on Veea’s business, financial condition, results of operations, and prospects.

Changes in patent law in the U.S. or worldwide could diminish the value of patents in general, thereby impairing Veea’s ability to protect any products Veea may develop and Veea’s technology.

Changes in either the patent laws or interpretation of patent laws in the U.S. and worldwide, including patent reform legislation such as the Leahy-Smith America Invents Act (the “Leahy-Smith Act”), could increase the uncertainties and costs surrounding the prosecution of any owned or in-licensed patent applications and the maintenance, enforcement or defense of any in-licensed issued patents and issued patents Veea may own or in-license in the future. The Leahy-Smith Act includes a number of significant changes to U.S. patent law. These changes include provisions that affect the way patent applications are prosecuted, redefine prior art, provide more efficient and cost-effective avenues for competitors to challenge the validity of patents, and enable third-party submission of prior art to the USPTO during patent prosecution and additional procedures to attack the validity of a patent at USPTO administered post-grant proceedings, including post-grant review, inter partes review, and derivation proceedings. Assuming that other requirements for patentability are met, prior to March 2013, in the U.S., the first to invent the claimed invention was entitled to the patent, while outside the U.S., the first to file a patent application was entitled to the patent. After March 2013, under the Leahy-Smith Act, the U.S. transitioned to a first-to-file system in which, assuming that the other statutory requirements for patentability are met, the first inventor to file a patent application will be entitled to the patent on an invention regardless of whether a third party was the first to invent the claimed invention. As such, the Leahy-Smith Act and its implementation could increase the uncertainties and costs surrounding the prosecution of Veea’s patent applications and the enforcement or defense of patents to issue, all of which could have a material adverse effect on Veea’s business, financial condition, results of operations and prospects.

In addition, the patent positions of companies in the development and commercialization of biologics and pharmaceuticals are particularly uncertain. Recent U.S. Supreme Court rulings have narrowed the scope of patent protection available in certain circumstances and weakened the rights of patent owners in certain situations.

Depending on future actions by the U.S. Congress, the federal courts and the USPTO, the laws and regulations governing patents could change in unpredictable ways that could have a material adverse effect on Veea’s patent rights and Veea’s ability to protect, defend and enforce Veea’s patent rights in the future.

Veea may be subject to claims challenging the inventorship or ownership of Veea’s patent and other intellectual property rights.

Veea or Veea’s licensors may be subject to claims that former employees, collaborators or other third parties have an interest in Veea’s owned or in-licensed patent rights, trade secrets or other intellectual property as an inventor or co-inventor. For example, Veea or Veea’s licensors may have inventorship disputes arise from conflicting obligations of employees, consultants or others who are involved in developing Veea’s products or technology. Litigation may be necessary to defend against these and other claims challenging inventorship or Veea’s or Veea’s licensors’ ownership of Veea’s owned or in-licensed patent rights, trade secrets or other intellectual property. If Veea or Veea’s licensors fail in defending any such claims, in addition to paying monetary damages, Veea may lose valuable intellectual property rights, such as exclusive ownership of or right to use intellectual property that is important to any products Veea may develop or Veea’s technology. Even if Veea is successful in defending against such claims, litigation could result in substantial costs and be a distraction to management and other employees. Any of the foregoing could have a material adverse effect on Veea’s business, financial condition, results of operations and prospects.

Veea may be subject to claims that Veea’s employees, consultants or advisors have wrongfully used or disclosed alleged trade secrets of their current or former employers or claims asserting ownership of what Veea regards as Veea’s own intellectual property.

Some of Veea’s employees, consultants and advisors are currently or were previously employed at other companies, including Veea’s competitors or potential competitors. Although Veea tries to ensure that Veea’s employees, consultants and advisors do not use the proprietary information or know-how of others in their work for us, Veea may be subject to claims that Veea or these individuals have used or disclosed intellectual property, including trade secrets or other proprietary information, of any such individual’s current or former employer. Litigation may be necessary to defend against these claims. If Veea fails in defending any such claims, in addition to paying monetary damages, Veea may lose valuable intellectual property rights or personnel. Even if Veea is successful in defending against such claims, litigation could result in substantial costs and be a distraction to Veea’s management.

In addition, while it is Veea’s policy to require Veea’s employees and contractors who may be involved in the conception or development of intellectual property to execute agreements assigning such intellectual property to us, Veea may be unsuccessful in executing such an agreement with each party who, in fact, conceives or develops intellectual property that Veea regards as Veea’s own. The assignment of intellectual property rights may not be self-executing, or the assignment agreements may be breached, and Veea may be forced to bring claims against third parties, or defend claims that they may bring against us, to determine the ownership of what Veea regards as Veea’s intellectual property. Such claims could have a material adverse effect on Veea’s business, financial condition, results of operations and prospects.

Third-party claims of intellectual property infringement, misappropriation or other violations against us or Veea’s collaborators may prevent or delay the development and commercialization of Veea’s products and other proprietary technologies Veea may develop.

Veea’s commercial success depends in part on Veea’s ability to avoid infringing, misappropriating and otherwise violating the patents and other intellectual property rights of third parties. There is a substantial amount of complex litigation involving patents and other intellectual property rights in the technology industry, as well as administrative proceedings for challenging patents, including interference, derivation, reexamination, inter partes review and post-grant review proceedings before the USPTO or oppositions and other comparable proceedings in foreign jurisdictions.

Numerous U.S. and foreign issued patents and pending patent applications owned by third parties exist in the fields in which Veea is commercializing or plan to commercialize Veea’s products and in which Veea is developing other proprietary technologies. As the technology industry expands and more patents are issued, the risk increases that Veea’s products and commercializing activities may give rise to claims of infringement of the patent rights of others. Veea cannot assure you that Veea’s products and other proprietary technologies Veea may develop will not infringe existing or future patents owned by third parties. Veea may not be aware of patents that have already been issued and that a third party, for example, a competitor in the fields in which Veea is developing Veea’s products, might assert as infringed by us. It is also possible that patents owned by third parties of which Veea is aware or patents that may issue in the future from patent applications owned by third parties of which Veea is aware, but which Veea does not believe Veea infringes or that Veea believes Veea has valid defenses to any claims of patent infringement, could be found to be infringed by us, such as in connection with one or more of Veea’s products. In addition, because patent applications can take many years to issue, and the scope of any patent claims that may ultimately issue are difficult to predict, there may be currently pending patent applications that may later result in issued patents that Veea may infringe and that, as a result, could harm Veea’s business.

In the event that any third-party claims that Veea infringes their patents or that Veea is otherwise employing their proprietary technology without authorization and initiates litigation against us, even if Veea believes such claims are without merit, a court of competent jurisdiction could hold that such patents are valid, enforceable and infringed by us. In this case, the holders of such patents may be able to block Veea’s ability to commercialize the infringing products or technologies unless Veea obtains a license under the applicable patents, or until such patents expire or are finally determined to be held invalid or unenforceable. Such a license may not be available on commercially reasonable terms or at all. Even if Veea is able to obtain a license, the license would likely obligate us to pay license fees or royalties or both, and the rights granted to us might be nonexclusive, which could result in Veea’s competitors gaining access to the same intellectual property. If Veea is unable to obtain a necessary license to a third-party patent on commercially reasonable terms, Veea may be unable to commercialize the infringing products or technologies or such commercialization efforts may be significantly delayed, which could in turn significantly harm Veea’s business.

Defense of infringement claims, regardless of their merit, would involve substantial litigation expense and would be a substantial diversion of management and other employee resources from Veea’s business, and may impact Veea’s reputation. In the event of a successful claim of infringement against us, Veea may be enjoined from further developing or commercializing the infringing products or technologies. In addition, Veea may have to pay substantial damages, including treble damages and attorneys’ fees for willful infringement, obtain one or more licenses from third parties, pay royalties and/or redesign Veea’s infringing products or technologies, which may be impossible or require substantial time and monetary expenditure. In that event, Veea would be unable to further develop and commercialize Veea’s products or technologies, which could harm Veea’s business significantly. Further, Veea cannot predict whether any required license would be available at all or whether it would be available on commercially reasonable terms. Veea could be prevented from commercializing a product or be forced to cease some aspect of Veea’s business operations, if, as a result of actual or threatened patent infringement claims, Veea is unable to enter into licenses on acceptable terms.

Veea may in the future pursue invalidity proceedings with respect to third-party patents. The outcome following legal assertions of invalidity is unpredictable. Even if resolved in Veea’s favor, these legal proceedings may cause us to incur significant expenses and could distract Veea’s technical and management personnel from their normal responsibilities. In addition, there could be public announcements of the results of hearings, motions or other interim proceedings or developments and if securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of Veea’s common stock. Such proceedings could substantially increase Veea’s operating losses and reduce the resources available for development activities or any future sales, marketing or distribution activities. If Veea does not prevail in the patent proceedings the third parties may assert a claim of patent infringement directed at Veea’s products.

Veea may become involved in lawsuits to protect or enforce Veea’s patents and other intellectual property rights, which could be expensive, time-consuming and unsuccessful.

Third parties, such as a competitor, may infringe Veea’s patent rights. In an infringement proceeding, a court may decide that a patent owned by Veea is invalid or unenforceable or may refuse to stop the other party from using the invention at issue on the grounds that the patent does not cover the technology in question. In addition, Veea’s patent rights may become involved in inventorship, priority or validity disputes. To counter or defend against such claims can be expensive and time-consuming. An adverse result in any litigation proceeding could put Veea’s patent rights at risk of being invalidated or interpreted narrowly. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of Veea’s confidential information could be compromised by disclosure during this type of litigation.

Even if resolved in Veea’s favor, litigation or other legal proceedings relating to intellectual property claims may cause us to incur significant expenses and could distract Veea’s personnel from their normal responsibilities. In addition, there could be public announcements of the results of hearings, motions or other interim proceedings or developments, and if securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of Veea’s common stock. Such litigation or proceedings could substantially increase Veea’s operating losses and reduce the resources available for development activities or any future sales, marketing or distribution activities. Veea may not have sufficient financial or other resources to conduct such litigation or proceedings adequately. Some of Veea’s competitors may be able to sustain the costs of such litigation or proceedings more effectively than Veea can because of their greater financial resources and more mature and developed intellectual property portfolios. Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could have a material adverse effect on Veea’s ability to compete in the marketplace.

If Veea’s trademarks and trade names are not adequately protected, then Veea may not be able to build name recognition in Veea’s markets of interest and Veea’s business may be adversely affected.

Veea’s registered or unregistered trademarks or trade names may be challenged, infringed, circumvented or declared generic or determined to be infringing on other marks. Veea may not be able to protect Veea’s rights to these trademarks and trade names, which Veea need to build name recognition among potential partners or customers in Veea’s markets of interest. At times, competitors or other third parties may adopt trade names or trademarks similar to ours, thereby impeding Veea’s ability to build brand identity and possibly leading to market confusion. In addition, there could be potential trade name or trademark infringement claims brought by owners of other registered trademarks or trademarks that incorporate variations of Veea’s registered or unregistered trademarks or trade names. Veea’s efforts to enforce or protect Veea’s proprietary rights related to trademarks, trade names, domain name or other intellectual property may be ineffective and could result in substantial costs and diversion of resources and could adversely affect Veea’s business, financial condition, results of operations and prospects.

Risks Related to Cybersecurity and Data Privacy

If Veea’s security measures are breached or fail and unauthorized access is obtained to a customer’s data, Veea’s service may be perceived as insecure, the attractiveness of its services to current or potential customers may be reduced, and Veea may incur significant liabilities.

Veea’s services involve the web-based and data storage and transmission of customers’ information. Veea relies on proprietary and commercially available systems, software, tools and monitoring, as well as other processes, to provide security for processing, transmission and storage of such information. Because of the sensitivity of this information and due to requirements under applicable laws and regulations, the effectiveness of our security efforts is very important. If Veea’s security measures are breached or fail as a result of third-party action, acts of terror, social unrest, employee error, malfeasance or for any other reasons, someone may be able to obtain unauthorized access to customer data. Improper activities by third-parties, advances in computer and software capabilities and encryption technology, new tools and discoveries and other events or developments may facilitate or result in a compromise or breach of our security systems. Veea’s security measures may not be effective in preventing unauthorized access to the customer data stored on Veea’s servers. If a breach of our security occurs, Veea could face damages for contract breach, penalties for violation of applicable laws or regulations, possible lawsuits by individuals affected by the breach and significant remediation costs and efforts to prevent future occurrences. In addition, whether there is an actual or a perceived breach of Veea’s security, the market perception of the effectiveness of Veea’s security measures could be harmed and Veea could lose current or potential customers.

Cybersecurity incidents may have a material adverse effect on Veea’s business, operations, financial performance, customer and vendor relationships, reputation and brand, and may introduce the possibility of litigations or regulatory investigations or actions.

Veea’s business operations are vulnerable to cybersecurity incidents that may impact the confidentiality, availability or integrity of information assets, IT assets, products, services, or solutions. These incidents may include data breaches, intrusions, espionage, data privacy infringements, leakage of confidential or sensitive data, unauthorized or accidental modification of data and general malfeasance.

Events or incidents that are caused as a result of vulnerabilities in software or products supplied to us could have a material adverse effect upon Veea, Veea’s business, financial performance, reputation and brand, potentially slowing operations, leaking valuable or sensitive information, personal data or damaging Veea’s products that have been installed in Veea’s customers’ networks.

It is possible that a cybersecurity incident in Veea’s operations or supply chain could have an adverse impact on the integrity of solutions or services provided by Veea as well as Veea’s ability to comply with legal, regulatory or contractual requirements. These incidents may include tampering with components, the inclusion of backdoors or implants, the unintentional inclusion of vulnerabilities in components or software, and cybersecurity incidents which prevent a supplier from being able to fulfil commitments to Veea.

Any cybersecurity incident including unintended use, misconfiguration, or unintended actions, involving Veea’s operations, supply chain, product development, services, third-party providers or installed product base, could cause severe harm to Veea and could have a material adverse effect on Veea’s business, financial performance, customer and vendor relationships, reputation and brand, and may introduce the possibility of litigation or regulatory investigations or actions.

The presence of vulnerabilities in Veea’s products, services or operations, may not be detected during product development and operations, and may be leveraged by a threat actor to cause material harm to Veea or Veea’s customers.

Vulnerabilities in Veea’s products, solutions or services not detected and treated during product development or solution delivery may be exploited by a threat actor to cause harm to Veea’s customers, end-users or Veea. Vulnerabilities could be brought in through different stages of the product life cycle. In some situations, it may be hard to detect these vulnerabilities due to their location, or due to the fact that they are unknown vulnerabilities, often referred to as “zero-day vulnerabilities.” As almost any modern software can contain open source and third-party components, so does software in networks, unmitigated security exposures can put Veea customers at varying levels of risk and expose Veea to liabilities or loss of business.

Veea, Veea’s partners, and others who use Veea’s services obtain and process a large amount of sensitive data. Any real or perceived improper or unauthorized use of, disclosure of, or access to such data could harm Veea’s reputation as a trusted brand, as well as have a material and adverse effect on Veea’s business.

Veea and Veea’s partners obtain and process large amounts of sensitive data, including data related to customers and their transactions as well as other users of Veea’s services. Veea faces risks, including to Veea’s reputation as a trusted brand in the handling and protection of this data, and these risks will increase as Veea’s business continues to expand to include new products and technologies. Our operations involve the storage and transmission of sensitive information of individuals. Veea has administrative, technical, and physical security measures in place, and Veea has policies and procedures in place to contractually require third parties to whom Veea transfers data to implement and maintain appropriate security measures. However, if Veea’s security measures or those of the previously mentioned third parties are inadequate or are breached as a result of third-party action, employee error, malfeasance, malware, phishing, hacking attacks, system error, trickery, or otherwise, and, as a result, someone obtains unauthorized access to sensitive information, including personally identifiable information or protected health information, on Veea’s systems or Veea’s partners’ systems, or if Veea suffers a ransomware or advanced persistent threat attack, or if any of the foregoing is reported or perceived to have occurred, Veea’s reputation and business could be damaged. If the sensitive information is lost or improperly disclosed or threatened to be disclosed, Veea could incur significant liability and be subject to regulatory scrutiny and penalties, including costs associated with remediation. Veea is also required to comply with ever-more stringent privacy regulations, the violation of which can lead to financial penalties and reputational injury.

Risks Related to Compliance with Law, Government Regulation and Litigation

Veea could experience penalties and adverse rulings in enforcement or other proceedings for non-compliance with laws, rules and regulations governing its business (e.g., frequency certifications).

Compliance with changed laws, rules or regulations may subject Veea to increased costs or reduced products and services demand. Compliance failures as well as required operational changes could have a material adverse impact on Veea, including its reputation, business, financial condition, results of operations, cash flows or prospects.

Further, Veea develops many of its products and services based on existing laws, rules, regulations and technical standards. Changes to existing laws, rules, regulations and technical standards, or the implementation of new laws, rules, regulations and technical standards relating to products and services not previously regulated, could adversely affect Veea’s development efforts by increasing compliance costs and causing delay. Regulatory changes related to e.g., license fees, environment, health and safety, privacy (including the cross-border transfer of personal data for example between the EU and the US), and other regulatory areas may increase costs and restrict Veea’s operations.

Veea is subject to certain US, international laws, rules, policies and other obligations, including anti-corruption (including anti-bribery, anti-money-laundering, sanctions, terror finance and anti-terrorism) laws, rules and regulations.

Veea is subject to U.S. and international laws and regulations in multiple areas, including data protection, anticorruption, labor relations, tax, foreign currency, anti-competition, import, export and trade regulations, and Veea is subject to a complex array of federal, state and international laws relating to the collection, use, retention, disclosure, security and transfer of personally identifiable information. In many cases, these laws apply not only to transfers between unrelated third-parties but also to transfers between Veea and its subsidiaries. Many jurisdictions have passed laws in this area, and other jurisdictions are considering imposing additional restrictions. The European Commission adopted the European General Data Protection Regulation (the “GDPR”), which went into effect on May 25, 2018. In addition, California adopted significant new consumer privacy laws that became effective beginning in January 2020. Complying with the GDPR and other requirements may cause Veea to incur substantial costs and may require it to change our business practices.

Despite Veea’s efforts to comply with applicable laws, regulations and other obligations relating to privacy, data protection and information security, it is possible that Veea’s practices, product offerings or platform could fail to meet all of the requirements imposed on Veea by legislation relating to cybersecurity, data security and/or related implementing regulations. Any failure on Veea’s part to comply with such law or regulations or any other obligations relating to privacy, data protection or information security, or any compromise of security that results in unauthorized access, use or release of personally identifiable information or other data, or the perception or allegation that any of the foregoing types of failure or compromise has occurred, could damage Veea’s reputation, discourage new and existing counterparties from contracting with Veea or result in investigations, fines, suspension or other penalties and private claims or litigation, any of which could materially adversely affect Veea’s business, financial condition and results of operations. Even if Veea’s practices are not subject to legal challenge, the perception of privacy concerns, whether or not valid, may harm its reputation and brand and adversely affect its business, financial condition and results of operations. Moreover, the legal uncertainty created by certain of these laws, including the data security laws, and recent government actions could materially adversely affect its ability, on favorable terms, to raise capital. Compliance with data security and personal information protection laws, may result in additional expenses to Veea and subject it to negative publicity, which could harm Veea’s reputation among users and negatively affect the trading price of its shares in the future. Furthermore, Veea’s data transfer policies may be subject to additional compliance requirement and regulatory burdens, and Veea may be required to make further adjustments to its business practices to comply with the interpretation and implementation of such laws, which may increase our compliance costs and adversely affect our operating results.

Veea is required to comply with anti-corruption (including anti-bribery, anti-money-laundering, sanctions, terror finance and anti-terrorism) laws, rules and regulations in the jurisdictions in which Veea does business. Veea has policies and procedures designed to assist us and our personnel in complying with applicable laws, rules and regulations, but our employees and subcontractors may from time to time take actions that violate these requirements. Actions by Veea’s employees or subcontractors, or by third party intermediaries acting on its behalf in violation of these laws, rules or regulations whether carried out in the US or elsewhere in connection with the conduct of Veea’s business may expose Veea to significant liability for violations of such laws, rules or regulations and may have a material adverse effect on Veea, including its reputation, business, financial condition, results of operations, cash flows, or prospects.

Veea could be subject to additional tax liabilities.

Veea is subject to federal, state, and local income taxes in the United States and numerous foreign jurisdictions. Determining Veea’s provision for income taxes requires significant management judgment, and the ultimate tax outcome may be uncertain. In addition, Veea’s provision for income taxes is subject to volatility and could be adversely affected by many factors, including, among other things, changes to Veea’s operating or holding structure, changes in the amounts of earnings in jurisdictions with differing statutory tax rates, changes in the valuation of deferred tax assets and liabilities, and changes in U.S. and foreign tax laws. Moreover, Veea is subject to the examination of Veea’s income tax returns by tax authorities in the U.S. and various foreign jurisdictions, which may disagree with Veea’s calculation of research and development tax credits, cross-jurisdictional transfer pricing, or other matters and assess additional taxes, interest or penalties. While Veea regularly assesses the likely outcomes of these examinations to determine the adequacy of Veea’s provision for income taxes and Veea believes that its financial statements reflect adequate reserves to cover any such contingencies, there can be no assurance that the outcomes of such examinations will not have a material impact on Veea’s results of operations and cash flows. If U.S. or other foreign tax authorities change applicable tax laws, Veea’s overall taxes could increase, and Veea’s financial condition or results of operations may be adversely impacted.

Veea could become involved in lawsuits, legal proceedings and investigations which, if determined unfavorably, could require Veea to pay substantial damages, fines and/or penalties.

In the normal course of Veea’s business Veea could become involved in legal proceedings, including such matters as commercial disputes, claims regarding intellectual property, antitrust, tax and labor disputes, as well as government inquiries and investigations. Legal proceedings can be expensive, lengthy and disruptive to normal business operations. Moreover, the results of complex legal proceedings are difficult to predict. An unfavorable resolution of a particular matter could have a material adverse effect on Veea’s business, operating results, financial condition and reputation. As a publicly listed company, Veea may be exposed to lawsuits in which plaintiffs allege that Veea or its officers have failed to comply with securities laws, stock market regulations or other laws, regulations or requirements. Whether or not there is merit to such claims, the time and costs incurred to defend Veea and its officers and the potential settlement or compensation to the plaintiffs could have significant impact on Veea’s reported results and reputation.

Veea may fail to comply with environmental, social and governance standards, which could negatively affect Veea, including its reputation, business, financial condition, results of operations, cash flows or prospects.

Veea is subject to environmental, social and governance laws, rules and regulations as well as sustainability and corporate responsibility requirements, and Veea expect such laws, rules, regulations and other requirements to increase as governments impose new laws, rules, regulations or other requirements. These laws, rules, regulations and other requirements have a high focus on anti-corruption (including anti-bribery, anti-money-laundering, sanctions, terror finance and anti-terrorism). To ensure that Veea’s operations are conducted in accordance with applicable laws, rules, regulations and other requirements, Veea’s employees are subject to ethical standards in its Employee Handbook and other sources.

There is also an increased demand from external stakeholders, for example investors, customers, suppliers and partners, for transparency about sustainability and corporate responsibility issues that might be difficult to fulfill. If Veea fails to adequately meet these expectations, our business may be adversely affected.

Our business, operating results and financial condition could be materially harmed by evolving regulatory uncertainty or obligations applicable to our products and services.

Changes in regulatory requirements applicable to the industries and sectors in which we operate, in the United States and in other countries, could materially affect the sales and use of our products and services. In particular, economic sanctions and changes to export and import control requirements have impacted and may continue to impact our ability to sell and support our products and services in certain jurisdictions. In addition, changes in telecommunications regulations could impact our service provider customers’ purchase of our products and services, and they could also impact sales of our own regulated offerings. Government procurement policies, priorities, regulations, technology initiatives and/or other obligations often give rise to evolving privacy, cybersecurity, operational resilience, or other requirements, and the failure or delay to meet and maintain such requirements could negatively impact our business, including by limiting our ability to sell products and services, directly or indirectly, to public sector, critical infrastructure and other customers. Additional areas of uncertainty that could impact sales of our products and services include laws, regulations, or customer procurement requirements related to encryption technology, data, artificial intelligence, privacy, cybersecurity, operational resilience, environmental sustainability (including climate change), human rights, product certification, product accessibility, country of origin, and national security controls applicable to our supply chain. Changes in regulatory requirements or our actual or perceived failure to comply with applicable laws and regulations or other obligations could materially harm our business, operating results, and financial condition.

Risks Related to our Common Stock

Our failure to meet the listing standards of the Nasdaq could result in the delisting of our common stock and public warrants. Delisting could adversely affect the liquidity of our common stock and the market price of our common stock could decrease, and our ability to obtain sufficient additional capital to fund our operations and to continue to operate as a going concern would be substantially impaired.

On September 29, 2025, we received a notice from the Listing Qualifications Department of Nasdaq (the “Nasdaq Staff”), notifying us that, because the closing bid price for its common stock has fallen below $1.00 per share for 30 consecutive business days, we no longer comply with the minimum bid price requirement for continued listing on the Nasdaq Global Market under Nasdaq Lising Rule 5550(a)(2) (the “Minimum Bid Price Requirement”). The notice has no immediate effect on the listing of our common stock and public warrants on the Nasdaq Global Market and the common stock and the Public Warrants will continue to trade on The Nasdaq Global Market under the symbols “VEEA” and “VEEAW,” respectively, at this time. Pursuant to Nasdaq Listing Rule 5810(c)(3)(A), we have been provided an initial compliance period of 180 calendar days, or until March 30, 2026, to regain compliance with the Minimum Bid Price Requirement. To regain compliance, the closing bid price of our common stock must meet or exceed $1.00 per share for a minimum of 10 consecutive business days prior to March 30, 2026; provided, however, pursuant to Nasdaq Listing Rule 5810 (c)(3)(H), Nasdaq may, in its discretion, require us to satisfy the Minimum Bid Price Requirement for a period in excess of ten consecutive business days, but generally not more than 20 consecutive business days, before determining that we have demonstrated an ability to maintain long-term compliance with the Minimum Bid Price Requirement.

On September 29, 2025, we received a notice from the Staff notifying us that, based on the market value of publicly held shares for the previous 30 consecutive business days, the listing of our common stock and public warrants was not in compliance with Nasdaq Listing Rule 5450(b)(2)(C) to maintain a minimum market value of publicly held shares of $15,000,000 (the “MVPHS Requirement”). Pursuant to Nasdaq Listing Rule 5810(c)(3)(D), we were provided an initial period that ended March 30, 2026, to regain compliance with the MVPHS Requirement.

On September 29, 2025, we received a deficiency letter from the Nasdaq Staff notifying us that, for at least 30 consecutive business days, our Market Value of Listed Securities (“MVLS”) was below the $50 million minimum requirement for continued inclusion on The Nasdaq Global Market pursuant to Nasdaq Listing Rule 5450(b)(2)(A) (the “MVLS Requirement”). Pursuant to Nasdaq Listing Rule 5810(c)(3)(C), we were provided a period of 180 calendar days, or until March 30, 2026, to regain compliance with the MVLS Requirement.

In response, on March 27, 2026, we submitted an application to transfer the listing of our common stock and public warrants from The Nasdaq Global Market to The Nasdaq Capital Market. In connection with the application to transfer our listing, we requested a second period of 180 calendar days, or until September 30, 2026, to regain compliance with the Minimum Bid Price Requirement for continued listing.

On April 7, 2026, the Nasdaq staff approved our request to transfer the listing of our common stock and public warrants from The Nasdaq Global Select Market to The Nasdaq Capital Market. The transfer took effect at the opening of business on April 9, 2026 and did not have any immediate effect on trading in our common stock and public warrants. The common stock and public warrants continue to trade uninterruptedly under the symbol “VEEA” and “VEEAW”, respectively. The Nasdaq Capital Market operates in substantially the same manner as The Nasdaq Global Market, and companies on The Nasdaq Capital Market must meet certain financial and corporate governance requirements to qualify for continued listing.

In connection with the transfer to The Nasdaq Capital Market, Nasdaq Staff granted us a second period of 180 calendar days, or until September 28, 2026, to regain compliance with the Minimum Bid Price Requirement for continued listing. To regain compliance, the closing bid price of our common stock must meet or exceed $1.00 per share for a minimum of 10 consecutive business days on or prior to September 28, 2026. Nasdaq’s determination to grant the additional 180-day compliance period was in part based on, among other things, we meet the continued listing requirements of The Nasdaq Capital Market with the exception of the Minimum Bid Price Requirement and our agreeing to cure the deficiency during the additional compliance period, including by effecting a reverse stock split if necessary. Following Nasdaq’s approval of the extended compliance period, we intend to continue to actively monitor the minimum bid price requirement and, as appropriate, will consider available options to resolve any deficiencies and regain compliance, including by effecting a reverse stock split if necessary.

There can be no assurance that we will regain compliance with the Bid Price Requirement or continue to meet the other listing requirements for The Nasdaq Capital Market in the future. If we fail to regain compliance with or meet any of the continuing listing requirements, including the Bid Price Requirement, Nasdaq Staff may again notify us that we have failed to meet the minimum listing requirements and initiate the delisting process. If our common stock were delisted from Nasdaq, trading of our common stock and public warrants could be conducted in the over-the-counter market or on an electronic bulletin board established for unlisted securities such as the Pink Sheets or the OTC Bulletin Board, but there can be no assurance that our common stock and public warrants will be eligible for trading on such alternative exchange or market. Further, if our common stock were delisted from Nasdaq, the liquidity of our common stock would be adversely affected, the market price of our common stock could decrease, adversely affect our ability to obtain sufficient additional capital to fund our operations, affect our ability to continue to operate as a going concern could be substantially impaired and transactions in our common stock could lose federal preemption of state securities laws. Furthermore, the news media and broker-dealers may be deterred from making a market in or otherwise seeking or generating interest in our common stock, which could cause the price of our common stock to decline further and our relationships with our collaborators, vendors, and suppliers’ could be negatively affected.

The price of Veea’s common stock may change, even if Veea’s business is doing well, and you could lose all or part of your investment as a result.

The trading price of shares of Veea’s common stock is likely to be volatile. The stock market recently has experienced extreme volatility. This volatility often has been unrelated or disproportionate to the operating performance of particular companies. You may not be able to resell your shares of the common stock at an attractive price due to a number of factors such as those listed elsewhere herein and the following:

●	results of operations that vary from the expectations of securities analysts and investors;

●	results of operations that vary from those of Veea’s competitors;

●	changes in expectations as to Veea’s future financial performance, including financial estimates and investment recommendations by securities analysts and investors;

●	declines in the market prices of stocks generally;

●	strategic actions by Veea or its competitors;

●	announcements by Veea or its competitors of significant contracts, acquisitions, joint ventures, other strategic relationships or capital commitments;

●	any significant change in Veea’s management;

●	changes in general economic or market conditions (including changes in interest rates or inflation) or trends in Veea’s industry or markets;

●	changes in business or regulatory conditions, including new laws or regulations or new interpretations of existing laws or regulations applicable to Veea’s business;

●	future sales of the common stock or other securities;

●	dilution as a result of future exercises of the Warrants;

●	investor perceptions of the investment opportunity associated with the common stock relative to other investment alternatives;

●	the public’s response to press releases or other public announcements by Veea or third parties, including Veea’s filings with the SEC;

●	litigation involving Veea, Veea’s industry, or both, or investigations by regulators into Veea’s Board, our operations or those of Veea’s competitors;

●	guidance, if any, that Veea provides to the public, any changes in this guidance or Veea’s failure to meet this guidance;

●	the development and sustainability of an active trading market for the common stock;

●	actions by institutional or activist stockholders;

●	changes in accounting standards, policies, guidelines, interpretations or principles; and

●	other events or factors, including those resulting from pandemics, natural disasters, war, acts of terrorism or responses to these events.

These broad market and industry fluctuations may adversely affect the market price of the common stock, regardless of Veea’s actual operating performance. In addition, price volatility may be greater if the public float and trading volume of the common stock is low.

In the past, following periods of market volatility, stockholders have instituted securities class action litigation. If Veea were involved in securities litigation, it could have a substantial cost and divert resources and the attention of management from Veea’s business regardless of the outcome of such litigation.

On January 10, 2025 and January 29, 2026, Veea filed registration statements on Form S-8 with the SEC. Veea’s issuances of additional shares of the common stock under the 2024 Incentive Plan could make it difficult for another company to acquire Veea, may dilute your ownership of Veea and could adversely affect price of the common stock.

On January 10, 2025 and January 29, 2026, Veea filed registration statements on Form S-8 with the SEC providing for the registration of shares of the common stock issued or reserved for issuance under the 2024 Incentive Equity Plan, as amended (the “2024 Incentive Plan”). Subject to the expiration of any applicable lock-ups or vesting periods, shares registered under the registration statements on Form S-8 became effective upon filing and are available for resale immediately in the public market without restriction.

In addition, the shares of the common stock reserved for future issuance under the 2024 Incentive Plan will become eligible for sale in the public market once those shares are issued, subject to provisions relating to various vesting agreements, lock-up agreements and, in some cases, limitations on volume and manner of sale by affiliates under Rule 144, as applicable. To date an aggregate total of approximately 11,059,966 shares of common stock have been reserved for issuance under the 2024 Incentive Plan, subject to increase by the lesser of three percent (3%) of the aggregate number of fully diluted shares of Veea outstanding on the final day of the immediately preceding calendar year or such smaller number of shares as is determined by the administrator of the 2024 Incentive Plan.

Future sales, or the perception of future sales, by Veea or its stockholders in the public market could cause the market price for shares of the common stock to decline, even if Veea’s business is doing well.

The sale of shares of the common stock in the public market, or the perception that such sales could occur, could harm the prevailing market price of the common stock. These sales, or the possibility that these sales may occur, also might make it more difficult for Veea to sell equity securities in the future at a time and at a price that it deems appropriate.

Certain significant stockholders may sell a substantial number of shares of common stock in the public market at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of the common stock. As registration statements are available for use, the sale or possibility of sale of these shares could have the effect of increasing the volatility in the share price of the common stock or the market price of the common stock could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them.

Depending upon market liquidity at the time, sales of shares of our common stock under the ELOC Purchase Agreement (as defined below) may cause the trading price of our common stock to decline. After White Lion has acquired shares under the ELOC Purchase Agreement, it may sell all, some or none of those shares. Sales to White Lion by us pursuant to the ELOC Purchase Agreement may result in substantial dilution to the interests of other holders of our common stock. The sale of a substantial number of shares of our common stock to White Lion, or anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales. However, we have the right to control the timing and amount of any sales of our shares to White Lion pursuant to the ELOC Purchase Agreement.

The sale of substantial amounts of shares of our common stock or warrants, or the perception that such sales could occur, could cause the prevailing market price of shares of our common stock to decline significantly. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate. We believe the likelihood that warrant holders will exercise their warrants is dependent upon the market price of our common stock.

In the future, we may also issue its securities in connection with investments or acquisitions. The amount of shares of common stock issued in connection with an investment or acquisition could constitute a material portion of our then-outstanding shares of common stock. Any issuance of additional securities in connection with investments or acquisitions may result in additional dilution to our stockholders.

As a public reporting company, Veea is subject to rules and regulations established from time to time by the SEC regarding its internal controls over financial reporting. If Veea fails to establish and maintain effective internal controls over financial reporting and disclosure controls and procedures, it may not be able to accurately report its financial results or report them in a timely manner, which could adversely affect Veea’s business.

Veea is a public reporting company subject to the rules and regulations established from time to time by the SEC. These rules and regulations require, among other things, and Veea establish and periodically evaluate, certain procedures with respect to its internal controls over financial reporting. Reporting obligations as a public company are likely to place a considerable strain on Veea’s financial and management systems, processes, and controls, as well as on its personnel.

In addition, prior to the Business Combination, Private Veea was not required to document and test its internal controls over financial reporting nor was Private Veea’s management required to certify the effectiveness of its internal controls, and its auditors have not been required to opine on the effectiveness of Private Veea’s internal controls over financial reporting. However, as a public company, Veea is required to document and test its internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act so that Veea’s management can certify as to the effectiveness of its internal controls over financial reporting by the time Veea’s second annual report is filed with the SEC and thereafter, which will require Veea to document and make significant changes to its internal controls over financial reporting. As a public company, Veea is subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, as well as rules adopted, and to be adopted, by the SEC and Nasdaq, and other applicable securities rules and regulations, which impose various requirements on public companies, including the establishment and maintenance of effective disclosure and financial controls and changes in corporate governance practices. Veea’s management and other personnel will need to devote a substantial amount of time to these public company requirements. Moreover, these rules and regulations may substantially increase Veea’s legal and financial compliance costs and may make some activities more time-consuming and costly. Veea may need to hire additional legal, accounting and financial staff with appropriate public company experience and technical accounting knowledge and maintain an internal audit function.

Veea will develop and refine its disclosure controls and other procedures that are designed to ensure that information required to be disclosed by Veea in the reports that it will file with the SEC is recorded, processed, summarized, and reported within the time periods specified in SEC rules and forms and that information required to be disclosed in reports under the Exchange Act is accumulated and communicated to our principal executive and financial officers. It is expected that Veea will improve its internal controls over financial reporting, which includes hiring additional accounting and financial personnel to implement such processes and controls. It is expected that Veea will incur costs related to implementing an internal audit and compliance function in the upcoming years to further improve its internal controls environment.

Veea incurs increased costs as a result of being a public company.

As a publicly traded company, Veea will incur significant legal, accounting, and other expenses, particularly after it is no longer an “emerging growth company.” In addition, new and changing laws, regulations, and standards relating to corporate governance and public disclosure, including changing regulations of the SEC and Nasdaq, have created uncertainty for public companies and have increased the costs and the time that Veea’s Board and management must devote to compliance. Furthermore, the need to establish the corporate infrastructure demanded of a public company may divert Veea’s management’s attention from implementing its growth strategy, which could negatively affect Veea’s business, results of operations, and financial condition.

Veea is an “emerging growth company” and a “smaller reporting company” within the meaning of the Securities Act, and if Veea takes advantage of certain exemptions from disclosure requirements available to “emerging growth companies” or “smaller reporting companies,” this could make its securities less attractive to investors and may make it more difficult to compare its performance with other public companies.

Veea is an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, and Veea may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in Veea’s periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. As a result, Veea’s shareholders may not have access to certain information they may deem important. Veea could be an emerging growth company for up to five years, although circumstances could cause it to lose that status earlier, including if Veea’s annual revenue exceeds $1.235 billion or the market value of the common stock held by non-affiliates exceeds $700 million as of any June 30 before that time, in which case Veea would no longer be an emerging growth company as of the following December 31. Veea cannot predict whether investors will find its securities less attractive because Veea will rely on these exemptions. If some investors find Veea’s securities less attractive as a result of its reliance on these exemptions, the trading prices of its securities may be lower than they otherwise would be, there may be a less active trading market for its securities and the trading prices of its securities may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. Veea has not opted out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, Veea, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of its financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Additionally, Veea is a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. Veea will remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of the common stock held by non-affiliates exceeds $250 million as of the prior June 30, or (ii) its annual revenues exceeded $100 million during such completed fiscal year and the market value of the common stock held by non-affiliates exceeds $700 million as of the prior June 30. To the extent Veea takes advantage of such reduced disclosure obligations, it may also make comparison of its financial statements with other public companies difficult or impossible.

A significant portion of Veea’s total outstanding shares may be sold into the market at any time. This could cause the market price of the common stock to drop significantly, even if Veea’s business is doing well.

Sales of a substantial number of shares of Veea’s common stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of the common stock.

Since the lock-up restrictions on the shares held by certain significant stockholders of Veea, including, without limitation, the directors and officers of Veea, their affiliates, and certain former members of the Plum Sponsor, have expired, these securities may be sold at any time. Thus, the market price of the common stock could decline if such stockholders of Veea elect to sell them or are perceived by the market as intending to sell them.

Veea’s directors, executive officers and principal stockholders have substantial control over Veea, which could limit Veea’s ability to influence the outcome of key transactions, including a change of control.

As of March 31, 2026, Veea’s executive officers, directors and principal stockholders and their affiliates beneficially own approximately 25,448,183 shares of Veea’s common stock (excluding the convertible securities held by the officers, directors, principal stockholders and their affiliates), or approximately 51.4% of the outstanding shares of the common stock. As a result, these stockholders will be able to exercise a significant  level of control over all matters requiring stockholder approval, including the election of directors and the approval of mergers, acquisitions or other extraordinary transactions. They may also have interests that differ from yours and may vote in a way with which you disagree and which may be adverse to Veea’s interests. This concentration of ownership may have the effect of delaying, preventing or deterring a change of control of Veea, could deprive Veea’s stockholders of an opportunity to receive a premium for their common stock as part of a sale of Veea and might ultimately affect the market price of the common stock.

Warrants exercised for Veea’s common stock would increase the number of shares eligible for future resale in the public market and result in dilution to its stockholders.

Outstanding warrants, including the NLabs 2026 Warrants, the First White Lion Warrant (as defined below), the Second White Lion Warrant (as defined below), 2025 Investor Warrants, public warrants, SPAC Private Placement Warrants and Assumed Warrants, to purchase an aggregate of approximately 56,264,746 shares of the common stock are exercisable. To the extent such warrants are exercised, additional shares of the common stock will be issued, which will result in dilution to the holders of the common stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market or the fact that such warrants may be exercised could adversely affect the prevailing market prices of the common stock. However, there is no guarantee that certain warrants will ever be in the money prior to their expiration, and as such, the warrants may expire worthless. See “- The terms of the public warrants may be amended in a manner adverse to a holder if holders of at least 50% of the then outstanding public warrants approve of such amendment.”

Our Chairman of the board of directors and Chief Executive Officer, Allen Salmasi, beneficially owns shares representing approximately 73.7% of the voting power of our outstanding share capital as of the date of this prospectus; therefore, Mr. Salmasi has significant influence over all corporate matters for which stockholder approval is required which can result in a conflict of interest.

Allen Salmasi, our Chairman of the board of directors and Chief Executive Officer, beneficially owns 71,332,151 shares of common stock (including the shares issued or issuable upon conversion or exercise of options, warrants and Series A Preferred held by Mr. Salmasi’s affiliates) representing approximately 70.9% of the voting power of our outstanding share capital as of the date of this prospectus. The Company has engaged in transactions and may engage in transactions with Mr. Salmasi and his affiliates.

The transactions between the Company, Mr. Salmasi, and other entities controlled by Mr. Salmasi may raise potential conflicts of interest and could result in business arrangements that are not as favorable to the Company as those with unrelated third parties. In particular, Mr. Salmasi has significant influence over the Company’s operations and the interests of Mr. Salmasi may conflict with the Company’s interests. These conflicts of interest could arise in situations where the Company’s business needs and Mr. Salmasi’s personal or other business interests diverge. If any such conflicts arise, they could harm the Company’s business or reputation, lead to regulatory scrutiny, or result in adverse financial or operational consequences. Mr. Salmasi could have significant influence on determining the outcome of any corporate transaction or other matter submitted to the shareholders for approval, including mergers, consolidations, the election of directors and other significant corporate actions, including change of control transactions. Without the consent of Mr. Salmasi, we may be prevented from entering into transactions that could be beneficial to us or our minority shareholders. For more information regarding our beneficial owners and their affiliated entities, see “Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters.”

The terms of the public warrants may be amended in a manner adverse to a holder if holders of at least 50% of the then outstanding public warrants approve of such amendment.

The public warrants were issued in registered form under a Warrant Agreement between Transfer Agent, as warrant agent, and Plum. The Warrant Agreement provides that the terms of the public warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision or correct any mistake but requires the approval by the holders of at least 50% of the then-outstanding public warrants to make any change that adversely affects the interests of the registered holders of public warrants. Accordingly, the Company may amend the terms of the public warrants in a manner adverse to a holder if holders of at least 50% of the then-outstanding public warrants approve of such amendment and, solely with respect to any amendment to the terms of the SPAC Private Placement Warrants or any provision of the Warrant Agreement with respect to the SPAC Private Placement Warrants, 50% of the number of the then outstanding SPAC Private Placement Warrants. Although the Company’s ability to amend the terms of the public warrants with the consent of at least 50% of the then-outstanding public warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the public warrants and SPAC Private Placement Warrants, convert such warrants into cash, shorten the exercise period or decrease the number of shares of the common stock purchasable upon exercise of such warrants.

Veea may redeem a public warrant holder’s unexpired public warrants prior to their exercise at a time that may be disadvantageous to such public warrant holder, thereby making its public warrants worthless.

Veea will have the ability to redeem outstanding public warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the last reported sales price of the common stock equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a public warrant) for any 20 trading-days within a 30 trading-day period ending on the third trading day prior to the date Veea sends the notice of redemption to the public warrant holders. If and when the public warrants become redeemable by Veea, Veea may exercise its redemption right even if Veea is unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding public warrants could force a public warrant holder to: (i) exercise its public warrants and pay the exercise price at a time when it may be disadvantageous for such public warrant holder to do so; (ii) sell its public warrants at the then-current market price when a warrant holder might otherwise wish to hold its warrants; or (iii) accept the nominal redemption price which, at the time the outstanding public warrants are called for redemption, is likely to be substantially less than the market value of a public warrant holder’s public warrants. None of the SPAC Private Placement Warrants will be redeemable by Veea so long as they are held by their initial purchasers or their permitted transferees.

The value received upon exercise of the public warrants (1) may be less than the value the holders would have received if they had exercised their public warrants at a later time where the underlying share price is higher and (2) may not compensate the holders for the value of the public warrants.

A public warrant holder may only be able to exercise its public warrants on a “cashless basis” under certain circumstances, and if a public warrant holder does so, such public warrant holder will receive fewer the common stock from such exercise than if a public warrant holder were to exercise such public warrants for cash.

The Warrant Agreement provides that in the following circumstances holders of the public warrant who seek to exercise their warrants will not be permitted to do so for cash and will, instead, be required to do so on a cashless basis in accordance with Section 3(a)(9) of the Securities Act: (i) if the common stock issuable upon exercise of the public warrants are not registered under the Securities Act in accordance with the terms of the Warrant Agreement; (ii) if Veea has so elected and the common stock are at the time of any exercise of a public warrant not listed on a national securities exchange such that they satisfy the definition of “covered securities” under Section 18(b)(1) of the Securities Act; and (iii) if Veea has so elected and it calls the public warrants for redemption. If you exercise your public warrants on a cashless basis, you would pay the warrant exercise price by surrendering all of the public warrants for that number of the common stock equal to the less of (A) the quotient obtained by dividing (x) the product of the number of the common stock underlying the public warrants, multiplied by the excess of the “fair market value” of the common stock (as defined in the next sentence) over the exercise price of the public warrants by (y) the fair market value and (B) 0.361. The “fair market value” is the average reported closing price of the common stock for the 10 trading-days ending on the third trading-day prior to the date on which the notice of redemption is sent to the holders of the public warrants. As a result, you would receive fewer shares of the common stock from such exercise than if you were to exercise such public warrants for cash.

There can be no assurance that the public warrant will be in the money at the time they become exercisable, and they may expire worthless.

The exercise price for the outstanding public warrants is $11.50 per share. There can be no assurance that such public warrants will be in the money prior to their expiration, and as such, the public warrants may expire worthless.

The Warrant Agreement designates the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of its public warrants and SPAC Private Placement Warrants, which could limit the ability of such warrant holders to obtain a favorable judicial forum for disputes with the Company.

Warrant Agreement provides that, subject to applicable law, (i) any action, proceeding or claim against the Company arising out of or relating in any way to the Warrant Agreement, including under the Securities Act, will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and (ii) that the Company irrevocably submits to such jurisdiction, which jurisdiction shall be the exclusive forum for any such action, proceeding or claim. The Company will waive any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

Notwithstanding the foregoing, these provisions of the Warrant Agreement will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum. Any person or entity purchasing or otherwise acquiring any interest in any of its public warrants and SPAC Private Placement Warrants shall be deemed to have notice of and to have consented to the forum provisions in its Warrant Agreement. If any action, the subject matter of which is within the scope of the forum provisions of the Warrant Agreement, is filed in a court other than a court of the State of New York or the United States District Court for the Southern District of New York (a “Foreign Action”) in the name of any holder of such warrants, such holder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located in the State of New York in connection with any action brought in any such court to enforce the forum provisions (an “Enforcement Action”), and (y) having service of process made upon such warrant holder in any such enforcement action by service upon such warrant holder’s counsel in the foreign action as agent for such warrant holder.

This choice-of-forum provision may limit a warrant holder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with the Company’s, which may discourage such lawsuits. Alternatively, if a court were to find this provision of the Warrant Agreement inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, the Company may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect its business, financial condition and results of operations and result in a diversion of the time and resources of its management and board of directors.

An active, liquid trading market for Veea’s securities may not be sustained, which may limit your ability to sell such securities.

An active trading market for the common stock and the public warrants may never develop or be sustained. A public trading market having the desirable characteristics of depth, liquidity and orderliness depends upon the existence of willing buyers and sellers at any given time, such existence being dependent upon the individual decisions of buyers and sellers over which neither we nor any market maker has control. The failure of an active and liquid trading market to continue would likely have a material adverse effect on the value of the common stock and the public warrants.

Reports published by analysts, including projections in those reports that differ from Veea’s actual results, could adversely affect the price and trading volume of its shares of common stock.

Securities research analysts may establish and publish their own periodic projections for Veea. These projections may vary widely and may not accurately predict the results Veea actually achieves. Veea’s share price may decline if its actual results do not match the projections of these securities research analysts. Similarly, if one or more of the analysts who write reports on Veea downgrades its stock or publishes inaccurate or unfavorable research about its business, Veea’s stock price could decline. If one or more of these analysts ceases coverage of Veea or fails to publish reports on Veea regularly, Veea’s stock price or trading volume could decline. If no analysts commence coverage of Veea, the market price and volume for the common stock could be adversely affected.

In addition, fluctuations in the price of Veea’s securities could contribute to the loss of all or part of your investment. The trading price of Veea’s securities could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond Veea’s control. Any of the factors listed below could have a material adverse effect on Veea’s securities and Veea’s securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of our securities may not recover and may experience a further decline.

Factors affecting the trading price of Veea’s securities may include:

●	actual or anticipated fluctuations in our financial results or the financial results of companies perceived to be similar to Veea;

●	changes in the market’s expectations about Veea’s operating results;

●	success of Veea’s competitors;

●	operating results failing to meet the expectations of securities analysts or investors in a particular period;

●	changes in financial estimates and recommendations by securities analysts concerning Veea or the industry in which Veea operates in general;

●	operating and stock price performance of other companies that investors deem comparable to Veea;

●	changes in laws and regulations affecting Veea’s business;

●	commencement of, or involvement in, litigation involving Veea;

●	changes in Veea’s capital structure, such as future issuances of securities or the incurrence of debt;

●	the volume of shares of the common stock available for public sale;

●	any major change in the Board or management;

●	sales of substantial amounts of the common stock by its directors, executive officers or significant stockholders or the perception that such sales could occur; and

●	general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism.

Broad market and industry factors may materially harm the market price of Veea’s securities irrespective of its operating performance. The stock market in general has experienced extreme volatility that has often been unrelated to the operating performance of particular companies. As a result of this volatility, you may not be able to sell your securities at or above the price at which they were acquired. A loss of investor confidence in the market for the stocks of other companies which investors perceive to be similar to Veea could depress its stock price regardless of Veea’s business, prospects, financial conditions or results of operations. A decline in the market price of Veea’s securities also could adversely affect its ability to issue additional securities and its ability to obtain additional financing in the future.

Veea may fail to meet its publicly announced guidance or other expectations about its business, which would cause its stock price to decline.

Veea expects to provide guidance regarding its expected financial and business performance, such as projections regarding sales and product development, as well as anticipated future revenues, gross margins, profitability and cash flows. Correctly identifying key factors affecting business conditions and predicting future events is inherently an uncertain process and Veea’s guidance may not be accurate. If Veea’s guidance is not accurate or varies from actual results due to Veea’s inability to meet Veea’s assumptions or the impact on Veea’s financial performance that could occur as a result of various risks and uncertainties, the market value of the common stock could decline significantly.

Veea does not intend to pay cash dividends for the foreseeable future.

Veea intends to retain its future earnings, if any, to finance the further development and expansion of its business and does not intend to pay cash dividends for the foreseeable future. Any future determination to pay dividends will be at the discretion of the Board and will depend on Veea’s financial condition, results of operations, capital requirements, restrictions contained in future agreements and financing instruments, business prospects and such other factors as its board of directors deems relevant.

Veea is subject to changing law and regulations regarding public company regulatory matters, corporate governance and public disclosure that have increased and may continue to increase Veea’s costs and the risk of non-compliance.

Veea is and subject to rules and regulations by various governing bodies applicable to public companies, including, for example, the SEC, which are charged with the protection of investors and the oversight of companies whose securities are publicly traded, and to new and evolving regulatory measures under applicable law. Veea’s efforts to comply with new and changing laws and regulations have resulted in, and Veea’s efforts to comply with new and changing laws and regulations likely will result in, increased general and administrative expenses and a diversion of management time and attention.

Moreover, because these laws, regulations and standards are subject to varying interpretations, their application in practice may evolve over time as new guidance becomes available. This evolution may result in continuing uncertainty regarding compliance matters and additional costs necessitated by ongoing revisions to Veea’s disclosure and governance practices. If Veea fails to address and comply with these regulations and any subsequent changes, Veea may be subject to penalty and its business may be harmed.

Veea’s business and operations could be negatively affected if it becomes subject to any securities litigation or stockholder activism, which could cause Veea to incur significant expense, hinder execution of business and growth strategy and impact its stock price.

In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been brought against that company. Shareholder activism, which could take many forms or arise in a variety of situations, has been increasing recently. Volatility in the stock price of the common stock or other reasons may in the future cause it to become the target of securities litigation or stockholder activism. Securities litigation and stockholder activism, including potential proxy contests, could result in substantial costs and divert management’s and the Board’s attention and resources from Veea’s business. Additionally, such securities litigation and stockholder activism could give rise to perceived uncertainties as to Veea’s future, adversely affect its relationships with suppliers, service providers and customers and make it more difficult to attract and retain qualified personnel. Also, Veea may be required to incur significant legal fees and other expenses related to any securities litigation and activist stockholder matters.

Further, Veea’s stock price could be subject to significant fluctuation or otherwise be adversely affected by the events, risks and uncertainties of any securities litigation and stockholder activism.

Delaware law and the Governing Documents contain certain provisions, including anti-takeover provisions, that limit the ability of stockholders to take certain actions and could delay or discourage takeover attempts that stockholders may consider favorable.

The Governing Documents and the Delaware General Corporation Law (“DGCL”) contain provisions that could have the effect of rendering more difficult, delaying, or preventing an acquisition deemed undesirable by the Board and therefore depress the trading price of the common stock. These provisions could also make it difficult for stockholders to take certain actions, including electing directors who are not nominated by the current members of the Board or taking other corporate actions, including effecting changes in Veea’s management. Among other things, the Charter and Bylaws include provisions regarding:

●	providing for a classified board of directors with staggered, three-year terms;

●	the ability of the Board to issue shares of preferred stock, including “blank check” preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;

●	Veea’s Charter prohibits cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;

●	the limitation of the liability of, and the indemnification of, Veea’s directors and officers;

●	removal of the ability of the stockholders to take action by written consent in lieu of a meeting;

●	the requirement that a special meeting of stockholders may be called only by or at the direction of the Board, the chairperson of the Board or the chief executive officer of Veea, which could delay the ability of stockholders to force consideration of a proposal or to take action, including the removal of directors;

●	controlling the procedures for the conduct and scheduling of board of directors and stockholder meetings;

●	the ability of the Board to amend the Bylaws, which may allow the Board to take additional actions to prevent an unsolicited takeover and inhibit the ability of an acquirer to amend the Bylaws to facilitate an unsolicited takeover attempt; and

●	advance notice procedures with which stockholders must comply to nominate candidates to the Board or to propose matters to be acted upon at a stockholders’ meeting, which could preclude stockholders from bringing matters before annual or special meetings of stockholders and delay changes in the Board and also may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of Veea.

These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in the Board or management.

Veea’s Charter designates the Delaware Court of Chancery or the United States federal district courts as the sole and exclusive forum for substantially all disputes between Veea and its stockholders, which could limit Veea’s stockholders’ ability to obtain a favorable judicial forum for disputes with Veea or its directors, officers, stockholders, employees or agents.

The Charter provides that, unless Veea consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for state law claims for (i) any derivative action or proceeding brought on behalf of Veea; (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee, agent or stockholder of Veea against it or against its stockholders, (iii) any action, suit or proceeding asserting a claim against Veea, its current or former directors, officers, employees, agents or stockholders arising pursuant to any provision of the DGCL or the Charter or Bylaws, or (iv) any action, suit or proceeding asserting a claim against Veea, its current or former directors, officers, employees, agents or stockholders governed by the internal affairs doctrine. The foregoing provisions will not apply to any claims as to which the Delaware Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of such court, which is rested in the exclusive jurisdiction of a court or forum other than such court (including claims arising under the Exchange Act), or for which such court does not have subject matter jurisdiction, or to any claims arising under the Securities Act and, unless Veea consents in writing to the selection of an alternative forum, the United States District Court for the District of Delaware will be the sole and exclusive forum for resolving any action asserting a claim arising under the Securities Act.

Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules or regulations thereunder. Accordingly, both state and federal courts have jurisdiction to entertain such Securities Act claims. To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, Veea’s Charter provides that, unless Veea consents in writing to the selection of an alternative forum, United States District Court for the District of Delaware shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. There is uncertainty as to whether a court would enforce the forum provision with respect to claims under the federal securities laws.

This choice of forum provision in the Charter may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with Veea or any of Veea’s directors, officers, or other employees, which may discourage lawsuits with respect to such claims. There is uncertainty as to whether a court would enforce such provisions, and the enforceability of similar choice of forum provisions in other companies’ charter documents has been challenged in legal proceedings. It is possible that a court could find these types of provisions to be inapplicable or unenforceable, and if a court were to find the choice of forum provision contained in the Charter to be inapplicable or unenforceable in an action, Veea may incur additional costs associated with resolving such action in other jurisdictions, which could harm Veea’s business, results of operations and financial condition. Furthermore, investors cannot waive compliance with the federal securities laws and rules and regulations thereunder.

The Charter provides for indemnification of officers and directors of Veea at Veea’s expense, which may result in a significant cost to Veea and hurt the interests of its stockholders because corporate resources may be expended for the benefit of officers and/or directors.

The Charter and applicable Delaware law provide for the indemnification of Veea’s directors and officers, under certain circumstances, against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions in connection with Veea, other than such liability (if any) that they may incur by reason of their own actual fraud, dishonesty, willful neglect or willful default. Veea will also bear the expenses of such litigation for any of its directors or officers, upon such person’s undertaking to repay any amounts paid, advanced, or reimbursed by Veea if it is ultimately determined that any such person shall not have been entitled to indemnification. This indemnification policy could result in substantial expenditures by Veea that we will be unable to recoup.

We will require additional capital funding, the receipt of which may impair the value of our common stock.

Our future capital requirements depend on many factors, including our research, development, sales and marketing activities. If we continue to generate operating losses, we may need to raise additional capital through public or private equity or debt offerings or through arrangements with strategic partners or other sources in order to continue to develop our products and services. There can be no assurance that additional capital will be available when needed or on terms satisfactory to us, if at all. To the extent we raise additional capital by issuing equity securities, our stockholders may experience substantial dilution and the new equity securities may have greater rights, preferences or privileges than our existing common stock.

We do not intend to pay dividends in the foreseeable future.

We have never paid cash dividends on our common stock and currently do not plan to pay any cash dividends in the foreseeable future.

Risks Related to this Offering

Our common stock may be subject to the “penny stock” rules in the future. It may be more difficult to resell securities classified as “penny stock.”

Our common stock may be subject to “penny stock” rules (generally defined as non-exchange traded stock with a per-share price below $5.00) in the future. While our common stock is not currently considered a “penny stock” since it is listed on Nasdaq, if we are unable to maintain listing and our common stock is no longer listed on Nasdaq, unless we maintain a per-share price above $5.00, our common stock will become a “penny stock.” These rules impose additional sales practice requirements on broker-dealers that recommend the purchase or sale of penny stocks to persons other than those who qualify as “established customers” or “accredited investors.” For example, broker-dealers must determine the appropriateness for non-qualifying persons of investments in penny stocks. Broker-dealers must also provide, prior to a transaction in a penny stock not otherwise exempt from the rules, a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, disclose the compensation of the broker-dealer and its salesperson in the transaction, furnish monthly account statements showing the market value of each penny stock held in the customer’s account, provide a special written determination that the penny stock is a suitable investment for the purchaser, and receive the purchaser’s written agreement to the transaction.

Legal remedies available to an investor in “penny stocks” may include the following:

●	If a “penny stock” is sold to the investor in violation of the requirements listed above, or other federal or states securities laws, the investor may be able to cancel the purchase and receive a refund of the investment.

●	If a “penny stock” is sold to the investor in a fraudulent manner, the investor may be able to sue the persons and firms that committed the fraud for damages.

These requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security that becomes subject to the penny stock rules. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our securities, which could severely limit the market price and liquidity of our securities. These requirements may restrict the ability of broker-dealers to sell our common stock or our warrants and may affect your ability to resell our common stock and our warrants.

Many brokerage firms will discourage or refrain from recommending investments in penny stocks. Most institutional investors will not invest in penny stocks. In addition, many individual investors will not invest in penny stocks due, among other reasons, to the increased financial risk generally associated with these investments.

For these reasons, penny stocks may have a limited market and, consequently, limited liquidity. We can give no assurance at what time, if ever, our common stock or our warrants will not be classified as a “penny stock” in the future.

Your ownership may be diluted if additional capital stock is issued to raise capital, to finance acquisitions or in connection with strategic transactions.

We will require additional, substantial financing in order to complete our clinical trials. We intend to seek to raise additional funds for our operations, to finance acquisitions or to develop strategic relationships by issuing equity or convertible debt securities in addition to the securities issued in this offering, which would reduce the percentage ownership of our existing stockholders. Our board of directors has the authority, without action or vote of the stockholders, to issue all or any part of our authorized but unissued shares of common or preferred stock. Our articles of incorporation authorize us to issue up to 551,000,000 shares of common stock and 1,000,000 shares of preferred stock. Future issuances of common or preferred stock would reduce your influence over matters on which stockholders vote and would be dilutive to earnings per share. In addition, any newly issued preferred stock could have rights, preferences and privileges senior to those of the common stock. Those rights, preferences and privileges could include, among other things, the establishment of dividends that must be paid prior to declaring or paying dividends or other distributions to holders of our common stock or providing for preferential liquidation rights. These rights, preferences and privileges could negatively affect the rights of holders of our common stock, and the right to convert such preferred stock into shares of our common stock at a rate or price that would have a dilutive effect on the outstanding shares of our common stock.

This offering may cause the trading price of our common stock to decrease.

The price per share, together with the number of shares of common stock we issue if this offering is completed, may result in an immediate decrease in the market price of our common stock. This decrease may continue after the completion of this offering.

We have never paid dividends on our capital stock, and we do not anticipate paying dividends in the foreseeable future.

We have never paid dividends on any of our capital stock and currently intend to retain any future earnings to fund the growth of our business. We may also enter into credit agreements or other borrowing arrangements in the future that will restrict our ability to declare or pay cash dividends on our common stock. Any determination to pay dividends in the future will be at the discretion of our board of directors and will depend on our financial condition, operating results, capital requirements, general business conditions and other factors that our board of directors may deem relevant. As a result, capital appreciation, if any, of the securities will be the sole source of gain, if any, for the foreseeable future.

ELOC FINANCING

On December 2, 2024, the Company entered into a Common Stock Purchase Agreement with White Lion and a related Registration Rights Agreement (the “White Lion RRA”). Pursuant to the ELOC Purchase Agreement, the Company has the right, but not the obligation, to require White Lion to purchase, from time to time, up to $25.0 million in aggregate gross purchase price of newly issued Common Stock, subject to certain limitations and conditions set forth in the ELOC Purchase Agreement. See “Management’s Discussion and Analysis of the Financial Condition and Results of Operations – Recent Developments – White Lion Private Placement – White Lion - Equity Line of Credit” for additional information.

Effect of Sales of our Common Stock under the ELOC Purchase Agreements on our Stockholders

The Common Stock being registered for resale in this offering may be issued and sold by us to the selling stockholder from time to time at our discretion, during the terms described above. The resale by the selling stockholder of a significant quantity of shares registered for resale in this offering at any given time, or the perception that these sales may occur, could cause the market price of our Common Stock to decline and to be highly volatile. Sales of our Common Stock, if any, to White Lion under the ELOC Purchase Agreement will be determined by us in our sole discretion, subject to the satisfaction of certain conditions in the ELOC Purchase Agreement, and will depend upon market conditions and other factors. We may ultimately decide to sell to White Lion all, some or none of the Common Stock that may be available for us to sell to White Lion pursuant to the ELOC Purchase Agreement. If we elect to sell Common Stock to White Lion pursuant to the ELOC Purchase Agreement, after White Lion has acquired such shares, White Lion may resell all, some or none of such Common Stock at any time or from time to time in its discretion and at different prices. As a result, investors who purchase Common Stock from White Lion in this offering at different times will likely pay different prices for those shares of Common Stock, and so may experience different levels of dilution and in some cases substantial dilution and different outcomes in their investment results.

Investors may experience a decline in the value of the Common Stock they purchase from White Lion in this offering as a result of future sales made by us to White Lion at prices lower than the prices such investors paid for their shares in this offering. In addition, if we sell a substantial number of shares of Common Stock to White Lion under the White Lion ELOC Purchase Agreement, or if investors expect that we will do so, the actual sales of Common Stock or the mere existence of our arrangement with White Lion may make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect such sales.

Because the purchase price per share to be paid by White Lion for the Common Stock that we may elect to sell to White Lion under the ELOC Purchase Agreement, if any, will fluctuate based on the market prices of our Common Stock at the time we make such election, as of the date of this prospectus, it is not possible for us to predict the number of shares of Common Stock that we will sell to White Lion under the ELOC Purchase Agreement, the actual purchase price per share to be paid by White Lion for those shares of Common Stock, or the actual gross proceeds to be raised by us from those sales, if any. As of May 5, 2026, there were 50,407,567 shares of Common Stock outstanding. If all of the 9,166,081 shares of our Common Stock offered for resale by the selling stockholder under this prospectus were issued and outstanding as of May 5, 2026, such shares would represent approximately 18.2% of total number of shares of our Common Stock outstanding. The actual number of shares of our Common Stock issuable will vary depending on the then current market price of shares of our Common Stock sold to the selling stockholder in this offering.

The number of shares of Common Stock ultimately offered for sale by the selling stockholder for resale under this prospectus is dependent upon the number of shares of Common Stock, if any, we ultimately sell to White Lion under the ELOC Purchase Agreement. Further, if and when we elect to sell shares of Common Stock to White Lion pursuant to the ELOC Purchase Agreement, after White Lion has acquired such shares, White Lion may resell all, some or none of such shares of Common Stock at any time or from time to time in its discretion and at different prices.

The issuance of our shares of Common Stock to the selling stockholder pursuant to the ELOC Purchase Agreement will not affect the rights or privileges of our existing stockholders, except that the economic and voting interests of each of our existing stockholders will be diluted. Although the number of shares of Common Stock that our existing stockholders own will not decrease, the shares of Common Stock owned by our existing stockholders will represent a smaller percentage of our total outstanding shares of Common Stock after any such issuance.

Although the ELOC Purchase Agreement provides that we may sell up to an aggregate of $25.0 million of shares of our Common Stock to White Lion, only 9,166,081 shares (assuming the shares are sold at a price of $2.73 per share) are being registered for resale under the registration statement that includes this prospectus. If it becomes necessary for us to issue and sell more shares than are being registered for resale under this prospectus in order to receive aggregate gross proceeds equal to $25.0 million under the ELOC Purchase Agreement, we must first file with the SEC one or more additional registration statements to register under the Securities Act the resale by White Lion of any such additional shares of our Common Stock we wish to sell from time to time under the ELOC Purchase Agreement, which the SEC must declare effective, in each case, before we may elect to sell any additional shares of our Common Stock to White Lion under the ELOC Purchase Agreement.

For illustrative purposes only, the following table sets forth the number of shares of Common Stock to be issued to White Lion under the ELOC Purchase Agreement registered hereunder at varying purchase prices:

Assumed Average Purchase Price Per Share		Number of Registered Shares to be Issued if Full Purchase(1)	Percentage of Outstanding Shares After Giving Effect to the Issuance to White Lion(2)	Gross Proceeds from the Sale of Shares to White Lion Under the Purchase Agreement
$1.00		25,000,000	41.2%	$25,000,000
$2.73	(3)	9,157,509	20.4%	$25,000,000
$3.00		9,193,579	20.5%	$25,000,000
$4.00		6,250,000	14.9%	$25,000,000
$5.00		5,000,000	12.3%	$25,000,000

Notes to table:

(1)	The purchase prices assume a discount to the market prices of our shares, in accordance with the ELOC Purchase Agreement.

(2)	The denominator is based on 35,766,411 shares outstanding as of December 10, 2024, adjusted to include the number of shares set forth in the adjacent column that we would have sold to White Lion, assuming the average purchase price in the first column. The numerator is based on the number of shares issuable pursuant to future sales under the ELOC Purchase Agreement (that are the subject of this offering) at the corresponding assumed average purchase price set forth in the first column.

(3)	The ten-day volume weighted average closing price of our Common Stock on December 9, 2024.

USE OF PROCEEDS

We will not receive any proceeds from the sale of Common Stock by the selling stockholder pursuant to this prospectus. We may receive up to $25.0 million in aggregate gross proceeds from White Lion under the ELOC Purchase Agreement in connection with sales of the shares of our Common Stock pursuant to the ELOC Purchase Agreement after the date of this prospectus. However, the actual proceeds from White Lion may be less than this amount depending on the number of shares of our Common Stock sold and the price at which the shares of our Common Stock are sold.

The selling stockholder will pay any underwriting fees, discounts, selling commissions, stock transfer taxes, and certain legal expenses incurred by it in disposing of its shares of Common Stock, and we will bear all other costs, fees, and expenses incurred in effecting the registration of such securities covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees, and fees and expenses of our counsel and our independent registered public accountants.

DETERMINATION OF OFFERING PRICE

We cannot currently determine the price or prices at which shares of Common Stock may be sold by the selling stockholder under this prospectus.

MARKET INFORMATION FOR COMMON STOCK AND DIVIDEND POLICY

Market Information

Our common stock and public warrants are currently listed on Nasdaq under the symbols “VEEA” and “VEEAW”, respectively. As of May 5, 2026, there were 519 holders of record of our common stock and one (1) holder of record of our public warrants. The actual number of holders of our common stock and public warrants is greater than the number of record holders and includes holders of our common stock and public warrants whose shares of common stock or public warrants are held in street name by brokers and other nominees.

Dividend Policy

The Company has not paid any cash dividends on its shares of its common stock to date. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition. The payment of any dividends will be within the discretion of the Board.

BUSINESS

Overview

We were originally incorporated under the name “Plum Acquisition Corp. I.” as a blank check company incorporated as a Cayman Islands exempted company and formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization, or similar business combination with one or more businesses. As discussed in this prospectus, we completed the Business Combination on September 13, 2024 and changed our name to “Veea Inc.”

We are dedicated to simplifying the journey towards creating a world in which virtually everyone and everything is intelligently connected, while bringing applications and AI to the edge of the network. Most service providers, equipment suppliers, system integrators and even hyperscalers have adopted or advocated for similar solutions to various degrees either independently or in collaboration with the Company. However, to our knowledge, we are one of the first to market with patented technologies that a) bring virtualized data center capabilities to the far edge of the network, commonly referred to as the Device Edge, where all wired and wireless devices connect to the network (the “Edge”), b) spawns hyperconvergence of computing, multiaccess communications and storage, (“Edge Computing”) c) provides for Cloud-managed applications at the Edge (“Hybrid Edge-Cloud Computing”), and d) enables machine learning with AI training, inferencing, and Agentic AI at the Edge (“Edge AI”) including AI-driven cybersecurity for heterogenous networks. Such networks have given rise through any combination of our developed devices and third-party devices, with CPUs, GPUs, TPUs, DPUs and/or NPUs, that run on the VeeaONE™ platform’s software stack VeeaWare™ (“VeeaWare”). Our end-to-end edge-cloud platform is referred to as VeeaONE™ (“VeeaONE”) platform.

Veea has developed several generations of highly integrated all-in-one devices that incorporate a Linux server, with a virtualized software environment, supporting our patented Secured Docker® containers, together with a Wi-Fi Access Point (AP) with a mesh router, a firewall, an IoT gateway, NVMe data storage and 4G/5G modules referred to as the “VeeaHub” product. With an extensive patent portfolio of approximately 123 granted patents and 32 pending patent applications that cover 26 patent families, our end-to-end Hybrid Edge-Cloud Computing platform represents a new product category that has the potential for wide scale customer adoption in large segments of consumer and enterprise markets.

VeeaONE’s products, applications, and services with a distributed computing architecture, offered as a Platform-as-a-Service (“PaaS”) capability, empowering companies to capitalize on the transformative potential of Edge AI, where most of the data from smartphones, tablets, laptops, cameras, sensors, and other devices is generated, with data privacy and sovereignty, reliability, low latency for real-time decisions, bandwidth efficiency for lower data transport costs, scalability, cybersecurity, reduced costs compared to alternatives, as well as “always-on” availability for mission critical applications, and contextual awareness for people, devices and things connected to the Internet.

VeeaONE platform offers an alternative to cloud computing by enabling the formation of highly secure, but easily accessible, private clouds and networks with VeeaHub products across one or multiple user(s) or enterprise location(s) across the globe. VeeaHub products, about the size of a typical Wi-Fi Access Point (“AP”), are offered in multiple form factors having different capabilities for indoor and outdoor coverage and are both locally- and cloud-managed. VeeaONE platform provides for large scale management of VeeaHub products and third-party devices and AI-enabled applications and services with Hybrid Edge-Cloud Computing.

We have developed products and solutions for wireline and/or 5G-based fixed wireless broadband access, subscription-based managed Wi-Fi for unserved and underserved communities, converged private networks, Smart Buildings, Smart Construction, Smart Warehouses and Smart Retail – that we believe offer high potential for growth and can benefit from our products and services offerings in a way that transforms their businesses and business models in a secure, cost-effective, and meaningful manner. To date, our products and services have been successfully deployed across multiple countries and industries. We remain focused on high-growth market segments such as fixed-line or 5G-based fixed wireless broadband access, and subscription-based managed Wi-Fi for unserved and underserved communities. In both cases, broadband or Internet connectivity services include an offering of Edge applications and value-added services, including advanced AI-driven cybersecurity, through mobile network operators (“MNOs”), multiple system operators (“MSOs”), internet service providers (“ISPs”), managed service providers (“MSPs”), system integrators and major distributors. The industrial applications include climate smart buildings, smart farming with precision agriculture, smart warehouses and smart retail as cloud-managed converged private networks.

Since 2014, we have been actively involved in defining the standards for mobile edge computing (“MEC”) through our contribution to the publication of the first white paper by European Telecommunications Standards Institute (“ETSI”) that outlined the concept of MEC. In December 2014, ETSI formally launched the Mobile Edge Computing Industry Specification Group (“MEC ISG”) based in large part on the white paper and on our contributions. We believe that since then we have laid a strong foundation to assume a major role in making Edge AI a reality.

The innovativeness and capabilities of our platform was recognized by Gartner® in 2023 as a Leading Smart Edge Platform and named a Gartner® Cool Vendor™ in Edge Computing in 2021. We were also named by Market Reports World in its research report published in October 2023 as one of the top 10 Edge AI solution providers alongside of IBM, Microsoft and Amazon Web Services (“AWS”).

Private Veea was founded in 2014 by Allen Salmasi, our Chief Executive Officer and a pioneering wireless technology leader. Mr. Salmasi helped to drive industry transformation through his contributions to the development of CDMA/TDMA-based OmniTRACS, the largest mobile satellite messaging and position reporting system with integrated IoT solutions during the 1980s and 1990s; CDMA-based 2G/3G technologies and products at Qualcomm in 1990s; OFDMA-based 4G technologies and products at NextWave during the 2000s, and hyper-converged edge computing and communications during the 2010s; and beyond with Veea. Mr. Salmasi has assembled a talented and experienced management and engineering team that includes former senior executives of leading technology, telecom, SaaS, and wireless companies that possess a deep understanding of wireless technologies, networking edge and cloud computing.

The Company has six wholly owned subsidiaries, VeeaSystems Inc., formerly known as Veea Inc. a Delaware corporation, Veea Solutions Inc., a Delaware corporation, VeeaSystems Development Inc., formerly known as Veea Systems Inc., a Delaware corporation, Veea Systems Ltd., a company organized under the laws of England and Wales, VeeaSystems SAS, a French simplified joint stock company and VeeaSystems CK Inc., a Delaware corporation; and one majority owned subsidiary, VeeaSystems Mexico, S. de R.L. de C.V., a limited capital company organized under the laws of Mexico (“VeeaSystems MX”). VeeaSystems MX is 95% owned by VeeaSystems Inc., and due to local law requirements, the remaining 5% is held by the Company’s CEO. The Company is headquartered in New York City with offices in the United States, Mexico and Europe.

Our Vision

We are not merely connecting devices or networks; we’re connecting businesses to outcomes, converting ideas to reality, and turning complexity into simplicity. Our platform creates intelligent connectivity, transforming intricate technological landscapes into streamlined environments that anyone can leverage as a new and more capable type of product that is being introduced into the customer’s environment with one or two mission critical applications downloaded and instantiated initially with more to come.

Since the inception of our Company in 2014, we have developed a comprehensive end-to-end Hybrid Edge-Cloud Computing (“HEC”) platform capable of delivering turnkey applications, broad range of computing and communications services and Edge AI to the enterprises and service providers. Our current focus is on the simpler AI-driven edge solutions (e.g., SecureConnect™ and AirLynx™ as further described below), for markets with significant pent-up demand and defined business models that can scale rapidly and where we can carefully manage the technical, operational and business execution risks. This allows us to lay the foundation for becoming a category-defining leader in hyperconverged network solutions, as the key enabler of Edge AI, on a journey towards creating a world in which virtually everyone and everything is intelligently connected at the network edge. Over the last ten years at Veea, we have persevered to make Hyperconverged Infrastructure (“HCI”) with edge computing and Edge AI a reality at the edge. HCI is a critical capability that merges compute, storage, networking, and virtualization into a single, cohesive platform, perfectly suited to the unique demands of edge AI deployments.

Our founder and many other members of our team have decades of experience in creating market defining technologies and networks; for example, as one of the largest and one of the first all IP-based wireline and wireless public safety networks in the world, the NYCWiN network designed, developed and deployed in New York City beginning in 2009 under contract with Northrop Grumman. Leveraging this experience, we imagined a world based on federation of edge networks, similar to this public safety network, deployed by service providers and enterprises across cities that is focused on cybersecure, intelligent, protects user data privacy, and fully networked with distributed computing that, in our belief, just simply works as it expands without significant integration, on-going maintenance or IT/OT expertise.

From the end-users’ perspective, the primary difference between pure cloud computing and VeeaONE platform is in the fact that, for those capabilities that are typically cloud-only solutions but the end-users require them to be at the edge, for reasons of data privacy, latency, application of AI, etc., VeeaONE transparently brings those cloud capabilities to as far as the Device Edge with heterogenous computing and communications networks supported by VeeaHub products for device and network management together with third-party devices that are capable of running VeeaONE platform software. The primary benefits delivered by VeeaONE platform for different use cases at the edge include:

●	Optimal latency for real-time decisions at the edge vs. round-trip cloud delay,

●	Lower data transport costs,

●	Data privacy and sovereignty,

●	Reliability including “always-on” availability for mission critical applications and fault tolerance if required,

●	Scalability, especially, with heterogenous networks supported by Veea’s full-stack edge-to-cloud software platform,

●	Contextual awareness of connected device at the edge,

●	Improves resilience in intermittent connectivity scenarios, addressing connectivity and networking challenges with data traffic micro-segmentation and network profiles at the edge,

●	Supports compliance with regional data sovereignty regulations, and

●	Significant cost savings compared to alternatives.

Edge AI, the ability to run intelligent algorithms locally, literally on machines or devices, or in short proximity of where data is generated, giving rise to how we live, work, and move, while helping to create new industries, redefining mobility, revolutionizing healthcare, transforming energy systems, and enabling more human-centered experiences. By moving AI from centralized clouds to the very edge of networks, Edge AI enables a new generation of autonomous machines and experiences that were once confined to science fiction. We believe that the societal impact will be profound. Edge AI market size in 2024 was on the order of US$20.8 billion, and is expected to reach US$24.9 billion in 2025, and US$66.5 billion by 2030, with a 21.7% CAGR (2025–2030).

It is important to differentiate between an investment into an Edge AI-enabling infrastructure company, such as Veea with VeeaONE platform, vs. a foundational AI model development company or other model developers (e.g., OpenAI or Edge Impulse), developing Large Language Models (“LLMs”), Small Language Models (“SLMs”), Agentic AI, federated machine learning, etc. In many cases, these models are freely made available on an introductory basis or longer-term in order to rapidly penetrate into a vast potential market. However, as headlined on a daily basis, AI models evolve at breakneck speed, typically holding the top spot for just a few weeks before newer, open-source variants emerge.

In contrast, once HCI is deployed, spanning compute, storage, LAN/WAN networking, including 5G, and virtualization, it forms a foundational, integrated backbone for IT/OT at the edge for many enterprises and even consumer use cases beyond Edge AI. It is the equivalent of the cloud computing at the edge, regardless of how and what applications are served up by the customers of AWS or Microsoft Azure that may come and go, the Cloud remains and evolves slowly.

However, in the case of VeeaONE-based solutions, solutions are deployed to serve a primary AI-driven use case such as 5G-based broadband connectivity with AI-driven cybersecurity, an AI-powered building management system, AI-enabled precision agriculture, or a Smart City deployment. In general, VeeaONE platform is designed for delivering:

●	Long lifecycle with modular scaling, upgrades and low replacement frequency on a heterogenous network.

●	Simplified operations, centralized management, and built-in redundancy ensuring high availability.

●	Cost efficiency, resource consolidation, and resilience that support even heavy AI workloads with a range of AI-accelerated third-party devices that are specifically designed to serve the use case.

●	Adaptability, large number of open source models available to choose from for the edge use cases such as frameworks that support edge-optimized inferencing, including TensorFlow Lite, ONNX Runtime, PyTorch Mobile, NVIDIA TensorRT, Intel OpenVINO, or Edge-focused Models such as Latent AI, Neural Magic or Edge Impulse.

Feature	AI Models	HCI Infrastructure
Pace of Innovation	Rapid; fleeting leadership, new models weekly	Slow to change; stable over years post-installation

Lifecycle	Short-term relevance; frequent model updates	Long-term deployment; rarely replaced

Competitive Dynamics	Hypercompetitive; based on compute, data	Infrastructure is standard; competitive edge in execution

Operational Role	Enables new capabilities but constantly shifts	Provides reliable core platform supporting all workloads

Our Business Principals

We are a fast-growing operating business, with an end-to-end next generation AI-enabled hybrid edge-cloud computing and communications platform that delivers groundbreaking applications and services at the “Device Edge”, where people, devices and things (e.g., sensors, appliances, machines, robots, drones, etc.) connect to the public and private networks, augmenting or replacing the end-users’ cloud services. We empower our customers by delivering intuitive software and unified hardware solutions that enable local computing, intelligent networking, and advanced AI applications to work together seamlessly. By making these solutions easy to deploy, orchestrate, and scale, we aim to remove technological barriers, freeing innovators to innovate. Our tagline, “Intelligently Connected,” reflects this commitment.

VeeaONE platform provides for large scale management of VeeaHub products and third-party devices and AI-enabled applications and services with Hybrid Edge-Cloud Computing similar to how Android OS platform does it for Android devices. Our platform flexibly supports a highly scalable business model for B2B and B2B2C delivery of products and services to a diverse range of customers. Our products and services have been deployed extensively for various use cases in several countries.

In summary, for reliable delivery of the applications and AI at the edge, the following are some of the key considerations:

●	Cybersecure broadband delivery with failover, over fiber, 5G, or certain satellite backhaul, enable higher data throughput, latency reduction and resiliency, which are key for most enterprise applications, especially, if AI is applied to use cases that support real-time operations at the edge.

●	IT and OT convergence is required for many enterprise use cases and fosters significant efficiencies but increases vulnerability, amplifying cybersecurity needs.

●	AI provides the brains behind real-time sensing, improved operational efficiencies, predictive maintenance, and threat detection, utilizing the data collected and processed at the Device Edge.

●	The synergy across broadband, IT/OT, AI, and cybersecurity is driving the emergence of intelligent, secure, and resilient digital infrastructure represented by VeeaONE platform.

Growth Strategy

Our business growth strategy is focused on leveraging three key paths to market:

●	Service Providers - Providing for broadband access, cybersecurity, or dedicated private networks with the offerings that may include any combination of 5G fixed wireless access, subscription-based managed Wi-Fi, variations of edge computing and standardized MEC, solution-specific Edge AI (e.g., loss protection, inventory management, common area surveillance, etc., with computer vision models) and, in some cases, their own customized applications, developed through the Veea developer portal to offer highly differentiated services that locks in the current customer base and reduces churn.

●	System Integrators – Aligned with our edge-focused products and services, system integrators working on digital transformations incorporate VeeaONE platform capabilities with solutions customized for enterprise customers.

●	Major Distributors – Major distributors and resellers of Honeywell Niagara framework or those specializing in telecommunications and security technology.

Our business model is partially based on global demands from the Americas, EMEA and APAC regions for a product platform and software services for the generation of new revenue streams, with lower recurring costs, compared to traditional network infrastructure that lacks automation of service delivery and entails substantial ongoing operational support and network maintenance costs (e.g., traditional cybersecurity solutions for small businesses). We believe we are uniquely positioned in the marketplace, leveraging our strengths with our business model, including the following:

●	Comprehensive, full suite of hardware and software services with a strategic focus on high-growth segments in emerging markets and underserved areas in mature markets for broadband services and edge applications including cybersecurity, smart buildings, smart energy and sustainability solutions.

●	Aligned customers with value propositions where Veea and our customers benefit in the creation of new revenue streams with recurring revenue.

●	Innovation-driven, a technology-centric platform that redefines capabilities of connecting people, places, and things to the internet with greater efficiency with edge applications.

●	Highly automated capabilities for network service providers and enterprises to harness the power of software for improved customer experiences and reduced manual labor.

Business Strategy

Our target markets represent the fastest growing market segments for a new generation of Edge AI-driven broadband services, IT/OT, and cybersecurity. To our knowledge, relative to the primary market segments currently served, no solution provider currently offers a direct alternative to VeeaONE platform with the range of fully integrated communications and computing capabilities (i.e., hyperconverged), applications, services, solutions, and cloud management as cost-effectively as provided through the VeeaONE platform. Especially, given that the network operators, service providers, system integrators, and most enterprises, typically require a complete fully integrated cybersecure solution for their use cases, we believe that the markets for our fully integrated cloud-managed products and turnkey solutions have arrived and with sufficient working capital Veea has a significant opportunity for major growth.

Our core focus is time to revenue in segments that we believe present highly scalable business opportunities through primarily with MNOs, MSOs, ISPs, MSPs, SIs and other major distributors as our primary distribution channels through our:

1. SecureConnect™ Service Platform (“SecureConnect”) enables the service providers to deliver an all-in-one solution, with a compact model of VeeaHub product that fits in the palm of your hand (i.e., “STAX” and “STAX-5G”), combining high-speed wired and/or wireless broadband, including 5G Fixed Wireless Access (“FWA”), router, firewall with enterprise-grade cybersecurity protection, storage, IoT gateway, and AI-enabled applications for cameras and other IoT endpoints, with multi-tenant cloud-based management of the entire network, devices and applications. The VeeaONE device is installed with Zero Touch Provisioning (ZTP) and can provide for broadband wireline or 5G wireless connectivity with highly advanced AI-driven cybersecurity in less than 30 minutes.

SecureConnect™ turns complex IT for delivery of broadband services, with cybersecurity, over a LAN with microsegmentation of traffic and device type profiles, that is PCI compliant for POS and payment terminals, into a plug-and-play solution with value-added services tailored for Small to Medium-size Businesses/Enterprises (SMBs/SMEs) customers. Our business model for SecureConnect provides for a monthly recurring revenue from cloud management, AI-driven cybersecurity services, and to the extent subscribed to by the end-users, IoT gateway services, AI inferencing (e.g., CCTVs with computer vision application at retail locations and construction sites) and multimodal AI agents (e.g., context-aware insights fused together with network insights such as for location-based targeted advertising based on Veea’s AdEdge™, inventory management, and other applications) to Veea as a share of the revenue collected by the service provider.

For the aforementioned reasons, we expect this product and service offering to ramp up rapidly. In the regions currently served, 43% of cyberattacks are targeted at small businesses and only some SMBs/SMEs are adequately prepared to face cyberattacks. Based on the cyber intrusion data collected to date, we believe that the AI-driven cybersecurity solution offered with SecureConnect, providing protection for data-at-rest and data-in-motion, is a better solution for protecting against AI-driven cyberattacks than traditional approaches. Based on feedback from the service provider partners and SMBs/SMEs served as well as market data, Veea SecureConnect represents a highly cost-effective and affordable solution meeting their requirements with differentiated features for this market segment.

Veea has been engaged with Telcel since early 2024 and completed the homologation and carrier certification process for STAX and STAX-5G by late 2024 with Telcel, which then soft-launched the SecureConnect services in their coverage areas in March 2024. In August 2025, we signed the Supply Agreement, under which Veea will supply a comprehensive Platform-as-a-Service solution featuring its VeeaHub STAX®-5G device. Veea and Telcel have agreed to work together in the development of the marketing strategy, branding and promotion of solution to Telcel’s customers in Mexico.

The soft-launch of SecureConnect STAX-5G, with Telcel at their enterprise customer locations commenced in the third quarter of 2025 and, has been successful, demonstrating a fully commercialized product platform. Telcel announced its full commercial Telcel of SecureConnect to its customers in April 2026. In working together with Telcel, the initial marketing campaign and sales plans in support of our Go to Market plans have been developed. This includes Telcel’s marketing webpage, customer support and fulfillment portals. Telcel’s end-user customer contract is typically for 2 years with a Monthly Recurring Revenue paid to Telcel, which is subject to revenue sharing between the parties.

We have also initiated a substantial POC with an affiliate of Telcel in another county for deployments in another region. STAX and STAX-5G products are also going through the homologation and certification process with a major ISP. STAX-5G is also being evaluated by two other network operators in several countries and we expect to initiate homologation and carrier certification with those operators.

The Serviceable and Obtainable Market (SOM) is a large percentage of TAM given the cybersecurity challenges faced by the SMBs/SMEs in the target markets. The Cybersecurity market in the soft-launch country was valued at US$12.75 billion in 2023, and is expected to reach US$23.13 billion by 2029, rising at a CAGR of 10.27%. In the soft-launch market, SMBs (for up to 7 devices, such as POS, payment terminals, laptops per user) spend between $200–$500 for a just a basic security package consisting of antivirus, firewall, vulnerability scanning, and minimal monitoring. For full-featured package such as the one offered by SecureConnect that includes cybersecurity for data-at-rest and data-in-motion, the monthly spent is significantly higher depending on the features included. Telcel’s pricing total of SecureConnect service offering, including the monthly rental fees for STAX-5G product together with VeeaCloud management, Cybersecurity service and 5G airtime fees, in total is less than the cost of the currently established cybersecurity services offered to SMBs by third-party vendors, as just a cybersecurity software and/or cloud-based service, without the edge device and many of the features that are supported through SecureConnect.

To the best of our knowledge from a cost performance perspective, range of features, including leading-edge cybersecurity service, and future-proofed with additional value-added edge services continually introduced over time, there is no direct competitor for this unique product and the retention rate of customers acquired is believed to be longer than the average subscriber base churn.

An Ericsson forecast provides that the total global Fixed Wireless Access (FWA) subscriptions will grow at 19 percent year-on-year during the 2022 to 2028 period to reach more than 300 million devices by 2028. The total market size for indoor Wi-Fi APs in 2025 is estimated to be on the order of US$17.2 billion in 2024 increasing to US$32.2 billion by 2032 with a CAGR of 8.2%.

2. AirLynx™ Service Platform is another highly unique solution delivered through VeeaONE platform for service providers to uniquely offer turnkey subscription-based “cellular-like” Wi-Fi and IoT service coverage, with edge applications, that are delivered directly to the user devices and IoT endpoints indoors and/or outdoors. The service offering is typically aimed at those use cases, locations, communities or regions that i) lack cellular coverage, such as lacking indoor coverage in an apartment building or outdoor coverage in a rural community, ii) IoT endpoints with cellular modems are not already installed, commercially available or feasible (e.g., cameras, thermostats, smart locks, etc.) or too costly (i.e., cellular modem cost or data service pricing plans). In such cases, the service provider typically considers making an investment in the AirLynx network and its operations (i.e., CapEx and OpEx) based on a business model that relies on subscription-based managed Wi-Fi and IoT endpoint services to distribute or extend the Internet connectivity brought to a location through fiber, 4G/5G or satellite backhaul services, for either local or wide-area Wi-Fi and IoT coverage, for example, in a commercial building, trailer park, rural or remote community.

In the rural or remote areas, the Internet connectivity services delivered through a satellite terminal or 4G/5G backhaul, AirLynx extends the Internet connection directly to the end-users’ Wi-Fi devices and IoT endpoints as a fully managed service over a mesh network, with network slicing over a local area network like an entire village, just like a cellular network coverage for cellphones. Especially, in the rural and remote communities in many parts of the world, where Wi-Fi only devices are either already owned (e.g., laptops, tablets, or smartphones) or can be obtained at considerably lower cost than cellular devices, the business case based on AirLynx platform solution becomes much more viable than the cellular business model for the service providers given the costs associated with the cellular network deployment and the typical in-home 4G or 5G CPE installation.

The use cases for AirLynx fall into two primary categories:

a) Places with common indoor spaces

This category is typically represented by real estate with common areas such as hospitality spaces (e.g., hotels and resorts), office buildings, coworking spaces, Multi-Dwelling Units (MDUs), condominiums and gated communities, trailer parks, dormitories, cruise ships, shopping centers, and others. In this case VeeaHub and third-party vendor products, that are running VeeaONE software stack, installed throughout the coverage area create a connectivity and computing mesh network that delivers AirLynx platform solution with cybersecure broadband and value-added services delivered directly to the subscriber devices and IoT endpoints.

In the case of places with common indoor spaces, typically the property owner elects to adopt AirLynx solution to provide for subscription-based cybersecure broadband coverage with managed Wi-Fi on a subscription-basis to the building tenants (e.g., the individual units or offices) with coverage in the common areas with value-added services, including IoT connectivity services, which are delivered directly to the end-user devices, cameras, smart locks, thermostats, security sensors, leak detectors and other IoT endpoints. The value-proposition offered, for example, by a property owner to the subscribers represents a new source of income that can increase over time with additional Edge AI-driven value-added services along with space monitoring and automation capabilities of AirLynx platform including energy and building management system, based on containerized Honeywell Niagara application uniquely offered by Veea, and predictive maintenance.

b) Areas lacking wide-area cellular coverage

Over one billion households, representing 45% of global households, are without Internet connectivity within the household dwelling with a shared CPE or router connected to a public network. This represents approximately 3.7 billion people across the globe with over 2.6 billion of the people living in those households without a cellular device or any form of Internet connectivity.

As another category of use cases, AirLynx service platform delivers affordable Internet connectivity and digital services to unserved, underserved, and remote areas. Typically, in the rural and remote areas bandwidth (i.e., throughput for Internet connectivity) is at a premium and the bandwidth-intensive applications, such as tele-education, tele-health, entertainment or gaming content, must be at least partially delivered locally to varying degrees with cached content at the edge, with or without application of AI, as opposed to purely cloud-based services.

AirLynx platform’s unique capability to run applications locally and deliver value-added services along with Internet connectivity services, enables delivery of tele-education, tele-health, tele-training, IPTV for entertainment content, public safety, smart-farming and precision agriculture, water and renewable energy management, environmental monitoring and many others. Cybersecurity, including Trust Domains and Zero Trust Network Access (ZTNA), is an embedded feature of AirLynx network solution. Moreover, wide-area private AirLynx networks support roaming between locations and communities covered by the same service provider enabling its subscriber base to access Internet and value-added services at any location with AirLynx coverage. The Wi-Fi Alliance has estimated that the global economic value of Wi-Fi, driven in part by efforts to expand coverage in rural and remote areas, effectively helping to bridge the digital divide, is a share of a total value of nearly $4.9 trillion in 2025. This immense value underscores how Wi-Fi enables affordable internet connectivity in under-served regions, supporting education, healthcare, e-commerce, IoT, and other services that drive growth and inclusion. A study, from November 2023, authored by researchers from George Mason University, University of Oxford and the IMF estimates that out of $418 billion that will be invested to connect all unconnected citizens globally, 73% will be in emerging market economies and 24% in low-income developing countries.

AirLynx network solution has been deployed to provide for wide-area coverage in multiple locations in Indonesia, Mexico, Colombia, Brazil and Uganda along with POC networks deployed in other regions. AirLynx was first deployed and demonstrated in collaboration with CableLabs and Liberty Latin America (“LLA”) to provide for Wi-Fi-based fixed broadband access and IPTV services in low-income area of Tarana Chapo, Panama, in 2021. The network has been in continuous operations without any interruptions to date. During COVID pandemic, children using Chromebook and other devices were able to connect to schools over Wi-Fi connections delivered from pole-mounted VeeaHub units. Veea is now evaluating a similar project with LLA in Jamaica.

Following Panama deployment, AirLynx was deployed in several villages in West Java and North Kalimantan, Indonesia, in 2023 in partnership with PT Bum Desa Indonesia , which is a village association with an ISP arm and is partially subsidized by the Indonesian government mandate to bring Internet connectivity with satellite backhaul to 8,000 villages throughout Indonesia. BDI has developed a number of value-added services based on applications that run on VeeaHub units in collaboration with Veea and third parties including precision agriculture, AI-powered edge-managed online school system in Indonesian language, which is being adopted for other languages with a Small Language Model (SLM), an edge-only “WhatsApp-like” type of messaging platform with text, voice and video, called HiveChat developed by Veea, that runs locally on VeeaHub units to minimize the amount of data transmitted through the satellite backhaul.

In Mexico, StarGroup, a mobile communications and satellite-based Pay TV entertainment company, in partnership with Veea has commercially deployed AirLynx Internet connectivity services offered standalone or bundled with Pay TV services. We are actively working with StarGroup on the deployment plans in more locations since successful completion of a POC and commercial lunch of the same network in Q1 2025. Through our partnership with StarGroup, we expect that StarGroup will work to roll out AirLynx networks in over hundred villages and small towns over the next 12 months. Given the Pay TV content that StarGroup can offer with or without a satellite terminal, which only differs in picture quality and upfront cost of service installation, we believe a more accelerated market penetration is feasible in those StarGroup markets that AirLynx is deployed. We have established a revenue sharing business model that generates a monthly recurring revenue for both parties.

We have also entered into a commercial trial agreement with Viasat, a global communications company that provides satellite and other communications services, that is known for its high-speed internet services and solutions for various sectors such as defense, aviation, and maritime. Under contract with Comisión Federal de Electricidad (CFE), Viasat has already deployed satellite terminals at large number of sites in different villages and small towns throughout Mexico, to eventually provide for “Internet para Todos” service, which is free “Internet for everyone” fully subsidized by the Mexican government. Viasat needs to provide wide-area coverage for Internet connectivity at every one of the aforementioned sites beyond the one site deployed in every community for satellite backhaul services. The first deployment of AirLynx with Viasat was successfully completed in Cuetzalingo, Mexico, in the third quarter of 2025 and commercially launched in the fourth quarter of 2025. Similarly, we have established a revenue sharing business model that generates a monthly recurring revenue for both parties. Given Viasat’s global operations, we expect the partnership to expand beyond Mexico.

In the case of AirLynx deployments in Uganda in partnership with BG Titan, the service provider (i.e., SOMBHA) provides for a government subsidized shared AirLynx platform infrastructure, together with a captive portal, for multiple ISPs to offer Internet connectivity at most affordable prices along with free or ad-supported secure voice, data and video communications on local networks. The Ugandan government intends to disseminate announcements and notifications to its citizens, along with various health and educational content cached at the edge, through the AirLynx networks. Phase 1 of the development activities were completed in the fourth quarter of 2025.

AirLynx network solution is cloud-managed by VeeaCloud with dynamic rules and policy management. It offers flexible billing models beyond typical cellular subscription services (e.g., time of day, usage, number of devices per subscription, device type) with Bring Your Own Device (BYOD) and subscription sharing with “friends & family”, where subscription services are consumed across designated devices on one subscription. Similar to SecureConnect services, Veea realizes revenue from the sale of VeeaHub products, network design professional services and revenue sharing with service providers.

3. MetaLynx™ Service Platform

While early justifications for edge computing were to address the costs of bandwidth by pre-processing of data at the edge before transmission to the Cloud, such as in the case of smart cities or building-automation systems, the rise of real-time applications that need fast processing and response at the edge, such as video processing and analytics, smart grid, artificial intelligence, robotics, and virtual and augmented reality have greatly expanded the range of use cases for VeeaHub platform. Many times, such applications require uninterrupted operations (e.g., mission critical applications), significantly lowers latency at most in milliseconds, data security and privacy, which are most efficiently addressed by a fully integrated edge solution.

For many IoT use cases, without even considering the application of AI, the edge nodes generate vast amounts of data. Surveillance systems today top data generation with 20-40 megabytes of data per second but there are use cases where significantly more data is produced at the edge. For these applications data need to be analyzed at the edge, communicate directly amongst local nodes, and send only filtered data or abstracted data back to the central cloud. Moreover, IoT applications, supported by Edge AI, are poised to further revolutionize various industry sectors. However, the consumers of IoT data rely on analytics “on the edge” and in the Cloud to fulfill the tremendous promise of IoT connectivity. Without analytics, an IoT connection to the network would be like trying to hear a single voice in a crowd of millions.

MetaLynx represents the culmination of the capabilities of VeeaONE platform for AI-powered Smart Edge. The combined capabilities of SecureConnect, AirLynx, and VeeaONE IoT platform together with Veea- or third party-developed applications driven by AI, presently for a number of specific and differentiated use cases described in this section. Besides the unique capabilities of SecureConnect and AirLynx, the other core capabilities of MetaLynx Service Platform around which many of the solutions for the use cases are implemented:

●	VeeaONE IoT Platform – VeeaHub IoT Gateway offers a powerful IoT capability with Edge AI. With Bluetooth Classic and BLE, Zigbee/Thread/Matter modules, with LoRaWAN gateway made available on certain indoor and outdoor models, and vMesh extending the IoT connections on a wide area basis, along with onboard data processing and virtualized software environment for edge applications. In particular, to our knowledge, VeeaHub VHH09 outdoor “All-in-One” product is currently the only product in the market with an integrated LoRaWAN gateway, cellular module for private and public network connections, runs applications at the edge with sufficient memory and storage for IoT use cases standalone or on a mesh network, and cloud and/or local management of VeeaHub units deployed. VHH09 and other VeeaHub units with LoRaWAN gateway, can run the entire LoRaWAN stack and application server on the VeeaHub unit without any cloud dependency. It can provide coverage to thousands of LoRa sensors typically over 10-20 mile radius in the rural areas, depending on the height of installation and type of terrain. LoRaWAN has become a cornerstone of global low-power wide-area network deployments, demonstrating steep growth across industries like smart cities, agriculture, utilities, and industrial IoT. According to the LoRa Alliance’s 2023 report, the technology now supports robust, ROI-driven deployments in smart buildings, cities, and satellite-enhanced LPWAN—solidifying its leadership for Industry 5.0. Public LoRaWAN networks, built by telecoms and other operators, now cover extensive areas and underpin critical IoT services—reinforcing its status as the preferred low-power, long-range connectivity standard worldwide.

●	Niagara® Building and Energy Management Systems - Honeywell Tridium’s Niagara 4 application is one of the most widely adopted platform solutions for process automation and commercial building industry. Niagara Framework has over 1.2 million instances of installations for a wide range of vertical markets in many countries including the US. The containerized version of Niagara 4 Building Management System (“BMS”) software was first implemented and ported on VeeaHub products in 2020. Niagara BMS can be offered together, optionally with Smart Automation & Control for Spaces (“SACS”) application, on VeeaONE platform to hospitality vertical, commercial buildings, MDUs, public housing, hospitals, nursing homes, and various energy production and refinery facilities among many others. Combined with AirLynx, for network slicing, and/or SecureConnect, for network connectivity with cybersecurity, it can provide for data subscription services to individual building functions - paid by building owners or property managers. Examples of industrial installations to date are commercial buildings, various industrial facilities and precision agriculture and Smart Farming delivered to the edge standalone or together with Microsoft Azure FarmBeats applications.

Today widely adopted AI, mostly in the form of LLM, resembles mainframe computing in the early days of computing. However, for everyday enterprise, industrial and consumer use cases at the edge, AI is becoming distributed. Edge AI extends the Cloud AI to the Device Edge, or within a short range of Device Edge, while augmenting Physical AI, which is AI embedded into machines, robots, or physical systems, allowing them to move, sense, interact, and respond intelligently to the physical world.

As further explained below, edge computing and Edge AI have become synonymous as a “single system” at the edge, which may be offered in one fully integrated product or separately but securely networked or meshed together, depending on the nature of the use case. In a nutshell, Edge Computing together with Edge AI at the Device Edge and Physical AI are mutually reinforcing. Together, they form the technological foundation for the next generation of intelligent autonomous machines — reshaping manufacturing, logistics, mobility, healthcare, and smart environments.

The rapid expansion of connected devices and the exponential growth of data generation at the network edge have challenged traditional cloud-centric AI processing models. The combination of Edge AI and edge computing converged with networking, as represented by VeeaONE, is not merely an optimization of existing network models but a fundamental shift that defines the future of AI-driven digital transformations. VeeaONE’s Edge AI capabilities can make all of this possible, not in theory, but in practice today.

The convergence of edge computing with Edge AI provides for:

●	AI inferencing pipelines optimized for near-real-time decision making;

●	Hierarchical AI architectures - combining local sub-models with central/global models;

●	Distributed federated learning techniques enabling privacy-preserving distributed training;

●	Efficient model updates and versioning through secure cloud-edge synchronization;

The primary use cases that may be supported by MetaLynx platform, and in many cases with off-the-shelf AI models, includes:

●	Construction — construction safety, automated job and resource tracking, behavioral sensing, fire, gas and water leak detection, digital twin

●	Energy and In-Building Climate Management — energy grid monitoring, building management and automation, lighting controls, predictive maintenance, waste management based on containerized Niagara BMS or other integrated applications

●	Hospitality (hotels & venues) — edge chatbots for check-in and concierge tasks, room automation, real-time on-site recognition, energy monitoring and management, building automation, lighting controls, predictive maintenance, waste management

●	Retail & Consumer — augment for smart shopping carts for real-time personalized recommendations, self-check outs, shelf inventory management, impression analysis

●	Healthcare (home, nursing homes, clinics and hospitals) — HIPPA compliant remote patient monitoring, intelligent medical devices, asset and resource management at hospitals, environmental monitoring and controls, behavioral sensing

●	Precision Agriculture – smart irrigation, smart spraying of fertilizer and pesticide, weed detection, greenhouse environmental monitoring and controls, yield prediction

●	Shipping ports —asset monitoring and management, worker safety, intelligent surveillance, predictive maintenance

●	Public Utilities — remote asset monitoring, intelligent surveillance, predictive maintenance

●	Defense & Public Safety — unmanned systems, intelligent surveillance, predictive maintenance, AI-driven IoT

●	Smart Manufacturing — anomaly detection, worker safety, environmental controls, predictive maintenance

●	Transportation — supply chain and asset management, operator safety, real-world data-collection with cameras and sensors, refrigeration monitoring and controls, predictive maintenance

VeeaHub Production Plans

VeeaWare™ software stack currently is supported on a number of third-party hardware products that meet its basic requirements. This enables delivery of heterogenous networks at the edge. However, even though VeeaWare full-stack software is designed to be hardware platform agnostic to the extent possible, to date such third-party products with the required functionality, processing and power performance in the right dimensions, and competitively priced have not been brought to the market by ODMs/OEMs. In particular, the types of products that are required for a broad range of use cases, must provide for a virtualized software environment with Software Defined Networking (SDN), Wi-Fi AP and IoT gateway for multiaccess multi-protocol communications for the LAN and the WAN connections including 5G, integrated but distributed data storage at the edge, product platform security (i.e., hardware host OS and embedded software security), while providing for Veea developed and third-party applications including cybersecurity beyond platform security.

As a result, since its inception Veea has developed several generations of VeeaHub products, about the size of a typical Wi-Fi Access Point (“AP”), in a variety of form factors with different capabilities for indoor and outdoor coverage. However, Veea is working with its current and new ODMs to relegate supply of its current products and the next generation products directly to its customers. For the next generation products, Veea intends to provide the hardware product platform architecture, system and reference designs, which has become a more complex design and implementation process with the inclusion of AI processor in the product design, with more power consumption requiring unique form factor designs for thermal management, and the associated software integration of the AI and other embedded modules. We have completed one highly novel modular design and are in discussions with two ODMs for licensing of the reference design supporting a more distributed edge computing, multiaccess communications, and storage, with several AI-capable processor modules to select from for different use cases.

VeeaONE™ Platform Capabilities

VeeaONE is a full stack “cloud native” Edge to Cloud computing and communications platform, for unparalleled processing and management of workloads and containerized applications, that offers a connectivity mesh among the VeeaHub units at the Device Edge, which in turn provides for a computing mesh, application mesh and service mesh vMesh® (“vMesh”) across the continuum of the Device Edge to the Cloud according to the workload or the application requirements.

VeeaONE platform offers an alternative to or an extension of cloud computing for where the end-user applications run, data is stored, machine learning is performed, and AI models are applied. With unique networking, software and Edge AI technologies, VeeaONE enables the formation of secure, but easily accessible, private clouds and networks across one or multiple enterprise locations across the globe. The end-to-end network solution is designed to be hardware agnostic. The network and end-user devices deployed may be supplied by the Company, system integrators, service providers or ODMs/OEMs.

Many service providers, equipment suppliers, system integrators and even hyperscalers have adopted or advocated for solutions similar to VeeaONE platform to various degrees either independently or in collaboration with the Company that bring to market patented technologies that:

●	bring Virtualized Data Center (“VDC”) capabilities to the far edge of the network, commonly referred to as the Device Edge, where all wired and wireless devices connect to the Edge;

●	spawns hyperconvergence of Edge Computing on a vMesh;

●	enables Edge AI including AI-driven cybersecurity for multi-vendor heterogenous networks;

●	supports devices developed by the Company and third parties, with any combination of CPUs, GPUs, TPUs, DPUs and/or NPUs, that run on VeeaWare;

●	provides for cloud-management and orchestration VeeaCloud (“VeeaCloud”) of Veea-developed and VeeaWare-enabled third-party devices and applications at the Edge; and

●	enables enterprises, system integrators, or service providers to develop bespoke solutions and use case-specific applications utilizing Veea Developer Portal and VeeaHub Toolkit™ (“VHT”).

VeeaONE platform offers the ability to form private networks through distributed micro-cloud environments, with the ability to host private 5G networks, at the Device Edge with VeeaHub devices to provide for:

●	A Linux OS server, as a minimum with a quad-core CPU, providing for a virtualized software environment,

●	Secured Docker® containers for applications and service layers to run in a trusted execution environment with both the containerized apps and communication interfaces secured with digital certificates,

●	Software Defined Networking (“SDN”) that extends network slicing from the WAN to the LAN,

●	Network Function Visualization (“NFV”),

●	Patented wired and wireless mesh networks across LAN and WAN, with tunneled connections, that create a computing mesh, application mesh, microservices mesh with Edge AI applied across the mesh network (i.e., vMesh),

●	Wi-Fi AP supporting network slicing over LAN,

●	A mesh router with advanced networking,

●	A firewall with integrated AI-driven cybersecurity,

●	An IoT gateway supporting Bluetooth, including BLE, Zigbee and Thread, Matter, and a LoRaWAN gateway with a fully incorporated ChirpStack,

●	4G/5G fixed wireless access,

●	Distributed data storage at the edge with NVMe modules,

●	Both locally- and cloud-managed for provisioning, monitoring and maintenance through VeeaCloud.

●	Offers a gateway/Edge Device for Microsoft Azure IoT and AWS IoT Greengrass V2 apps,

At a high-level VeeaONE platform’s VeeaCloud provides for:

●	Comprehensive management of devices, applications and micro-clouds with flexible service policy definitions, billing models and network partitioning,

●	Kubernetes-based orchestration across HEC,

●	Private micro-data centers with heterogenous network of VeeaHub units and third-party edge products, including those products with AI processors/accelerators on mesh clusters,

●	Application of Edge AI models supported by federated machine learning with any combination of inferencing and multimodal Agentic AI, optionally, with Small Language Models (“SLMs”),

●	Built-in routing, scaling, load balancing & orchestration for the edge environment and services,

●	Open APIs, with containerized microservices, for specific business process logic integration and cloud-managed apps at the edge,

●	Simplified management of edge applications and devices for an integrated private 5G network through a core network controller/orchestrator.

●	Veea has also developed software templates that speed up the implementation of applications. A number of standalone containerized application have been developed by third parties with the Honeywell’s Niagara Building Management System (BMS) application being made available exclusively on VeeaHub products presently.

One of the comprehensive capabilities of VeeaONE platform, VeeaCloud, provides for the servers, user interfaces and services required to deploy, authenticate, manage, and update VeeaHub devices, applications and edge networks and the associated mesh networks. This includes the bootstrap and image servers for delivery of platform software, applications, and software updates; the Management and Authentication server for device management, monitoring and maintenance; the control center providing for the device and network management of the user and admin interfaces; and the Activation and Configuration Service server. The combination of bootstrap and enrollment servers provides for secure boot device activation, authentication, and network access policy control with Single Sign-On (SSO) based on Keycloak across the entire platform. When VeeaHub devices are activated locally for the first time, they are enrolled using the VHM Smartphone App. This app runs auto-configuration on the devices with the help of the enterprise server and installs all the services the end-user has subscribed to.

Competitive Strengths

To our knowledge, VeeaONE platform capabilities are highly differentiated including VeeaHub product as the only edge computing product that infuses a single physical device with the traits of a networking device with a broad range of wired and wireless capabilities, IoT gateway, Linux server, multiple storage options, router and firewall with AI-driven cybersecurity. VeeaONE platform’s key differentiating features include:

●	VeeaWare OS with patented software architecture supporting a virtualized software environment and Secured Docker container for distributed computing with applications orchestrated over a connectivity mesh, that provides for an application and microservices mesh, with hyperconverged networking at the edge.

●	vMesh, enabling a networking mesh, a computing mesh, an application mesh, a microservices mesh, and an Edge Intelligence mesh, is more extensible than mesh networking offered in comparable consumer or enterprise products.

●	Rapid scaling at the Device Edge through mesh networking of VeeaHub and third-party product nodes to expand connectivity and coverage for wired and wireless protocols on a heterogenous network, while adding more computing power, memory or storage capacity.

●	Edge AI Total Fabric capabilities.

●	Pervasive security, to virtually segment traffic at a device or group level.

●	Zero-touch installation supports pre-provisioning of devices before installation.

●	High degree of integration reduces the number of hardware elements needed to deliver solutions, reducing initial capital outlay, installation costs and reducing ongoing management complexity and other operating costs (i.e. power consumption).

●	Flexible choice of wired and wireless interfaces results in reduced installation cost and time.

●	Non-skilled installers can mount the systems locally and then automatic or semi-automatic configuration is done from the cloud.

●	Standards-based approach with fixed and wireless technologies for interoperability into globally deployed wired and wireless infrastructure. Proven integrations to a wide variety of industry leading platforms, including Microsoft’s Azure, AWS IoT Greengrass, Tridium’s Niagara Framework, and LoRaWAN ChirpStack.

●	Unique implementation of fully integrated LoRaWAN Gateway that runs at the edge without cloud-dependency.

●	Unified Cloud management platform combines network and device management with applications management through the Control Center Other platforms focus on network or applications management but not all three.

●	Comprehensive remote management tools for deployment, configuration, and over the air updates and troubleshooting.

Intellectual Property

As of December 31, 2025, we had a patent portfolio consisting of 116 exclusively owned issued patents, as summarized in the table below. These patents cover jurisdictions in the United States, United Kingdom, Europe, South Korea, Japan, and India. All of our current-issued patents are projected to expire between 2036 and 2047. We also have 26 patent applications pending.

Qualcomm Inc. (“Qualcomm”) has licensed, on a non-exclusive basis, certain intellectual property to us under multiple agreements covering the sales of our products that incorporate the licensed IP. The royalty fees payable to Qualcomm are generally calculated based on a percentage of net sales in territories where the licensed IP is protected by a patent. The Qualcomm licenses expire in April 2030 and 2029, respectively, and automatically renew if we continue to sell products incorporating the licensed IP. We are also a party to a non-exclusive license agreement with Cable Television Laboratories, Inc. (“CableLabs”) covering the worldwide sales of our vTBA product. The rights granted under the CableLabs license apply to any fields of use and royalty, and royalty fees payable to CableLabs are calculated based on a percentage of net sales. The term of the CableLabs license lasts until the last to expire of any patents licensed under the agreement.

We also rely upon trade secrets, know-how, and continuing technological innovation to develop and maintain our competitive position. We seek to protect our proprietary rights through a variety of methods, including confidentiality agreements and proprietary information agreements with suppliers, employees, consultants, and others who may have access to proprietary information, under which they are bound to assign to us their inventions.

Patent Family	Country	Application No.	Patent No.	Issue Date	Expiration Date
DYNAMIC ROUTER FUNCTIONALITY IN CELLULAR NETWORKS	US	15/293,804	9/955,404	24-Apr-2018	14-Oct-2036
DYNAMIC ROUTER FUNCTIONALITY IN CELLULAR NETWORKS	DE	16193802.2	60 2016 012 782.2	24-Apr-2019	13-Oct-2036
DYNAMIC ROUTER FUNCTIONALITY IN CELLULAR NETWORKS	FR	16193802.2	3157304	24-Apr-2019	13-Oct-2036
DYNAMIC ROUTER FUNCTIONALITY IN CELLULAR NETWORKS	IT	16193802.2	3157304	24-Apr-2019	13-Oct-2036
DYNAMIC ROUTER FUNCTIONALITY IN CELLULAR NETWORKS	ES	16193802.2	3157304	24-Apr-2019	13-Oct-2036
DYNAMIC ROUTER FUNCTIONALITY IN CELLULAR NETWORKS	GB	16193802.2	3157304	24-Apr-2019	13-Oct-2036
DYNAMIC ROUTER FUNCTIONALITY IN CELLULAR NETWORKS	US	15/293,872	10,069,739	04-Sep-2018	08-Nov-2036
DYNAMIC ROUTER FUNCTIONALITY IN CELLULAR NETWORKS	DE	16193806.3	60 2016 020 735.4	18-Sep-2019	13-Oct-2036
DYNAMIC ROUTER FUNCTIONALITY IN CELLULAR NETWORKS	ES	16193806.3	3157207	18-Sep-2019	13-Oct-2036
DYNAMIC ROUTER FUNCTIONALITY IN CELLULAR NETWORKS	FR	16193806.3	3157207	18-Sep-2019	13-Oct-2036
DYNAMIC ROUTER FUNCTIONALITY IN CELLULAR NETWORKS	IT	16193806.3	3157207	18-Sep-2019	13-Oct-2036
DYNAMIC ROUTER FUNCTIONALITY IN CELLULAR NETWORKS	GB	16193806.3	3157207	18-Sep-2019	13-Oct-2036
DYNAMIC ROUTER FUNCTIONALITY IN CELLULAR NETWORKS	US	15/293,928	10,085,195	25-Sep-2018	11-Nov-2036
DYNAMIC ROUTER FUNCTIONALITY IN CELLULAR NETWORKS	EP	16193810.5	EP3157208B	29-May-2024	13-Oct-1936
DYNAMIC ROUTER FUNCTIONALITY IN CELLULAR NETWORKS	US	15/294,022	10,368,286	30-Jul-2019	10-Feb-2037
DYNAMIC ROUTER FUNCTIONALITY IN CELLULAR NETWORKS	DE	16193812.1	60 2016 004 769.1	15-Aug-2018	13-Oct-2036
DYNAMIC ROUTER FUNCTIONALITY IN CELLULAR NETWORKS	FR	16193812.1	3157305	15-Aug-2018	13-Oct-2036

DYNAMIC ROUTER FUNCTIONALITY IN CELLULAR NETWORKS	IT	16193812.1	3157305	15-Aug-2018	13-Oct-2036
DYNAMIC ROUTER FUNCTIONALITY IN CELLULAR NETWORKS	ES	16193812.1	3157305	15-Aug-2018	13-Oct-2036
DYNAMIC ROUTER FUNCTIONALITY IN CELLULAR NETWORKS	GB	16193812.1	3157305	15-Aug-2018	13-Oct-2036
COMMUNICATION UNIT EMPLOYED AS A REMOTE ROUTER AND METHOD FOR ENFORCEMENT	DE	16197551.1	3169096	16-Sep-2020	07-Nov-2036
COMMUNICATION UNIT EMPLOYED AS A REMOTE ROUTER AND METHOD FOR ENFORCEMENT	ES	16197551.1	3169096	16-Sep-2020	07-Nov-2036
COMMUNICATION UNIT EMPLOYED AS A REMOTE ROUTER AND METHOD FOR ENFORCEMENT	FR	16197551.1	3169096	16-Sep-2020	07-Nov-2036
COMMUNICATION UNIT EMPLOYED AS A REMOTE ROUTER AND METHOD FOR ENFORCEMENT	IT	16197551.1	502020000114245	16-Sep-2020	07-Nov-2036
COMMUNICATION UNIT EMPLOYED AS A REMOTE ROUTER AND METHOD FOR ENFORCEMENT	GB	16197551.1	3169096	16-Sep-2020	07-Nov-2036
CONTENT TRANSFER FUNCTIONALITY BEYOND OR WITHIN CELLULAR NETWORKS	US	15/459,908	10,917,928	09-Feb-2021	15-Mar-2037
CONTENT TRANSFER FUNCTIONALITY BEYOND OR WITHIN CELLULAR NETWORKS	DE	17161092.6	3223545	06-Jan-2021	15-Mar-2037
CONTENT TRANSFER FUNCTIONALITY BEYOND OR WITHIN CELLULAR NETWORKS	ES	17161092.6	3223545	06-Jan-2021	15-Mar-2037
CONTENT TRANSFER FUNCTIONALITY BEYOND OR WITHIN CELLULAR NETWORKS	FR	17161092.6	3223545	06-Jan-2021	15-Mar-2037
CONTENT TRANSFER FUNCTIONALITY BEYOND OR WITHIN CELLULAR NETWORKS	IT	17161092.6	3223545	06-Jan-2021	15-Mar-2037
CONTENT TRANSFER FUNCTIONALITY BEYOND OR WITHIN CELLULAR NETWORKS	GB	17161092.6	3223545	06-Jan-2021	15-Mar-2037
CONTENT TRANSFER FUNCTIONALITY BEYOND OR WITHIN CELLULAR NETWORKS	US	17/135,190	12207326	21-Jan-2025	28-Dec-2040
MOBILE WIRELESS COMMUNICATION UNIT AND METHOD FOR CONTENT TRANSFER	US	15/616,281	11,050,671	29-Jun-2021	07-Jun-2037
MOBILE WIRELESS COMMUNICATION UNIT AND METHOD FOR CONTENT TRANSFER	DE	17174554.0	3264697	06-Apr-2022	06-Jun-2037
MOBILE WIRELESS COMMUNICATION UNIT AND METHOD FOR CONTENT TRANSFER	FR	17174554	3264697	06-Apr-2022	06-Jun-2037
MOBILE WIRELESS COMMUNICATION UNIT AND METHOD FOR CONTENT TRANSFER	ES	17174554.0	3264697	06-Apr-2022	06-Jun-2037
MOBILE WIRELESS COMMUNICATION UNIT AND METHOD FOR CONTENT TRANSFER	IT	17174554.0	3264697	06-Apr-2022	06-Jun-2037
MOBILE WIRELESS COMMUNICATION UNIT AND METHOD FOR CONTENT TRANSFER	GB	17174554.0	3264697	06-Apr-2022	06-Jun-2037
WIRELESS COMMUNICATION UNIT AND METHOD FOR SHARING DELAY TOLERANT CONTENT	US	15/459,874	10,230,637	12-Mar-2019	28-Apr-2037
WIRELESS COMMUNICATION UNIT AND METHOD FOR SHARING DELAY TOLERANT CONTENT	DE	17161091.8	60 2017 019 214.7	08-Jul-2020	15-Mar-2037
WIRELESS COMMUNICATION UNIT AND METHOD FOR SHARING DELAY TOLERANT CONTENT	FR	17161091.8	3220612	08-Jul-2020	15-Mar-2037
WIRELESS COMMUNICATION UNIT AND METHOD FOR SHARING DELAY TOLERANT CONTENT	IT	17161091.8	3220612	08-Jul-2020	15-Mar-2037
WIRELESS COMMUNICATION UNIT AND METHOD FOR SHARING DELAY TOLERANT CONTENT	ES	17161091.8	3220612	08-Jul-2020	15-Mar-2037
WIRELESS COMMUNICATION UNIT AND METHOD FOR SHARING DELAY TOLERANT CONTENT	GB	17161091.8	3220612	08-Jul-2020	15-Mar-2037
WIRELESS COMMUNICATION UNITS AND WIRELESS COMMUNICATION SYSTEM AND METHODS TO SUPPORT BEACON TECHNOLOGY	EP	17205102.1	11889580	30-Jan-2024	04-Dec-2037

WIRELESS COMMUNICATION UNITS AND WIRELESS COMMUNICATION SYSTEM AND METHODS TO SUPPORT BEACON TECHNOLOGY	US	17/380,973	11889580	30-Jan-2024	17-Feb-2037
EDGE COMPUTING SYSTEM	US	15/838,672	11,277,488	15-Mar-2022	02-Mar-2038
EDGE COMPUTING SYSTEM	DE	17206464.4	3343363	27-Jul-2022	11-Dec-2037
EDGE COMPUTING SYSTEM	ES	17206464.4	3343363	27-Jul-2022	11-Dec-2037
EDGE COMPUTING SYSTEM	FR	17206464.4	3343363	27-Jul-2022	11-Dec-2037
EDGE COMPUTING SYSTEM	GB	17206464.4	3343363	27-Jul-2022	11-Dec-2037
EDGE COMPUTING SYSTEM	IT	17206464.4	3343363	27-Jul-2022	11-Dec-2037
EDGE COMPUTING SYSTEM	US	15/838,644	11,095,713	17-Aug-2021	12-Nov-2038
EDGE COMPUTING SYSTEM	US	17/365,259	11394771	19-Jul-2022	12-Dec-2037
EDGE COMPUTING SYSTEM	US	17/867,194	11,606,419	14-Mar-2023	01-Jul-2041
ROUTER NODE, NETWORK AND METHOD TO ALLOW SERVICE DISCOVERY IN A NETWORK	US	15/830,427	10491562	26-Nov-2019	05-Dec-2037
ROUTER NODE, NETWORK AND METHOD TO ALLOW SERVICE DISCOVERY IN A NETWORK	DE	17205104.7	602017015130.0	22-Apr-2020	04-Dec-2037
ROUTER NODE, NETWORK AND METHOD TO ALLOW SERVICE DISCOVERY IN A NETWORK	ES	17205104.7	3334126	22-Apr-2020	04-Dec-2037
ROUTER NODE, NETWORK AND METHOD TO ALLOW SERVICE DISCOVERY IN A NETWORK	GB	17205104.7	3334126	22-Apr-2020	04-Dec-2037
ROUTER NODE, NETWORK AND METHOD TO ALLOW SERVICE DISCOVERY IN A NETWORK	FR	17205104.7	3334126	22-Apr-2020	04-Dec-2037
ROUTER NODE, NETWORK AND METHOD TO ALLOW SERVICE DISCOVERY IN A NETWORK	IT	17205104.7	3334126	22-Apr-2020	04-Dec-2037
ROUTER NODE, NETWORK AND METHOD TO ALLOW SERVICE DISCOVERY IN A NETWORK	US	15/850,332	12,057,229	06-Aug-2024	21-Dec-2037
ROUTER NODE, NETWORK AND METHOD TO ALLOW SERVICE DISCOVERY IN A NETWORK	ES	17209308.0	3340579	12-Feb-2020	21-Dec-2037
ROUTER NODE, NETWORK AND METHOD TO ALLOW SERVICE DISCOVERY IN A NETWORK	GB	17209308.0	3340579	12-Feb-2020	21-Dec-2037
ROUTER NODE, NETWORK AND METHOD TO ALLOW SERVICE DISCOVERY IN A NETWORK	EP	21169930.1	3890280	31-Jul-2024	21-Dec-2037
ROUTER NODE, NETWORK AND METHOD TO ALLOW SERVICE DISCOVERY IN A NETWORK	ES	19181830.1	3579587	02-Jun-2021	21-Dec-2037
ROUTER NODE, NETWORK AND METHOD TO ALLOW SERVICE DISCOVERY IN A NETWORK	GB	19181830.1	3579587	02-Jun-2021	21-Dec-2037
EDGE COMPUTING CONTAINER SYSTEM	US	16/223,772	10,944,851	09-Mar-2021	01-Jan-2039
EDGE COMPUTING CONTAINER SYSTEM	US	16/223,384	11,159,647	26-Oct-2021	04-Feb-2041
EDGE COMPUTING CONTAINER SYSTEM	US	17/167,636	11,159,647	26-Oct-2021	18-Dec-2038
METHOD AND APPARATUS FOR PROCESSING A SIGNAL	US	17/993,499	11,159,647	26-Oct-2021	18-Dec-2042
Edge Communication Device	US	29/713,470	D958778	26-Jul-2022	26-Jul-2037
Integrated antenna-heatsink for wireless device applications	US	17/110,744	11,563,262 B2	24-Jan-2023	09-Dec-2040
Integrated antenna-heatsink for wireless device applications	US	18/086,069	11,949,147 B2	02-Apr-2024	09-Dec-2040
Integrated antenna-heatsink for wireless device applications	EU	20829134.4	4073882	12-Feb-2025	07-Dec-2040
Expandable product architecture bus for consumer electronics gateways	US	17/126,858	11,695,438	04-Jul-2023	15-Sep-2041
Module identification method for expandable gateway applications	US	17/158,266	11,258,889	22-Feb-2022	26-Jan-2041

Module identification method for expandable gateway applications	US	17/872,095	11,641,413 B2	02-May-2023	26-Jan-2041
Resilient Antenna Securing Mechanism	US	17/148,846	11,431,075	30-Aug-2022	25-Mar-2041
Resilient Antenna Securing Mechanism	US	17/872,095	11,837,773	05-Dec-2023	14-Jan-2041
Method and System for IoT Edge Computing using Containers	US	17/238,436	11,838,794	05-Dec-2023	30-Aug-2041
Method and Procedure for miniaturing a multilayer PCB	US	17/313,073	11,523,502 B2	06-Dec-2022	06-May-2041
Method and Procedure for miniaturing a multilayer PCB	US	18/053,264	12,150,237	19-Nov-2024	07-Nov-2043
Method and Procedure for miniaturing a multilayer PCB	US	17/946,450	11,950,361 B2	02-Apr-2024	06-May-2041
Cable Pull Tab	US	17/342,191	11,695,238	04-Jul-2023	31-Jul-2041
Systems and Methods for Collaborative Edge Computing (AR/VR Edge Devices)	US	17/592,798	12,156,293	26-Nov-2024	16-Dec-42
Method and System for Secure Container Application Framework	US	17/592,632	12,015,613 B2	18-Jun-2024	04-Feb-1942
Method and System for Secure Container Application Framework	US	17/592,667	12,126,622	22-Oct-2024	6-May-43
VHC25 heatsink and antenna structure	US	29/722,411	D910,582	16-Feb-2021	16-Feb-2036
VHC25 heatsink and antenna structure	US	29/722,413	D942,959 S	08-Feb-2022	08-Feb-2037
VHC25 heatsink and antenna structure	US	29/722,415	D910,583	16-Feb-2021	16-Feb-2036
Stacker Electromagnetic Interference Shield	US	29/722,059	D922337	15-Jun-2021	15-Jun-2036
Stacker Electromagnetic Interference Shield	US	29/722,060	D922338	15-Jun-2021	15-Jun-2036
Stacker Base Module, LTE Stacker Module, Mase and Stacker combined	Brazil	BR302022001478-8	BR302022001478-8	24-Jan-2023	23-Mar-2047
Stacker Base Module, LTE Stacker Module, Mase and Stacker combined	Canada	211383	211383	24-Jan-2024	24-Mar-2037
Stacker Base Module	China	ZL202230157775.5	ZL202230157775.5	19-Jul-2024	24-Mar-2037
Stacker Base Module	US	29/809,102	D1067233	18-Mar-2025	25-Sep-2046
Stacker Base Module	EU	008916001-0001	008916001-0001	30-Mar-2022	23-Mar-2047
LTE Stacker Module	EU	008916001-0002	008916001-0002	30-Mar-2022	23-Mar-2047
Stacker Base Module with LTE Stacker Module (combined)	EU	008916001-0003	008916001-0003	30-Mar-2022	23-Mar-2047
Stacker Base Module with LTE Stacker Module (combined)	GB	6197729	6197729	24-Mar-2022	23-Mar-2047
Stacker Base Module	GB	6197727	6197727	24-Mar-2022	23-Mar-2047
LTE Stacker Module	GB	6197728	6197728	24-Mar-2022	23-Mar-2047
Stacker Base Module	India	361109-001	361109-001	08-May-2023	24-Sep-2036
Stacker Base Module	Japan	2022-006084	1733800	23-Dec-2022	24-Mar-2047
Stacker Base Module, LTE Stacker Module, Mase and Stacker combined	S Korea	30-2022-0011328	30-1222487	29-Jun-2023	23-Mar-2042
Stacker Base Module, LTE Stacker Module, Mase and Stacker combined	S Korea	30-2023-0010640	30-1245065	03-Jan-2024	23-Mar-2042
Stacker Base Module, LTE Stacker Module, Mase and Stacker combined	S Korea	30-2023-0010641	30-1245066	03-Jan-2024	23-Mar-2042
Stacker Base Module	Mexico	MX/f/2022/000838	69708	18-Apr-2024	22-Mar-2047
LTE Stacker Module	US	29/809,525	6197728	23-Mar-2022	23-Mar-2047
LTE Stacker Module	India	361107-001	361107-001	23-Feb-2023	28-Sep-2036
LTE Stacker Module	Japan	2022-006085	1733801	23-Dec-2022	24-Mar-2047
Stacker Base Module with LTE Stacker Module combined	US	29/809,755	D1025047	22-Mar-2024	23-Mar-2047
Stacker Base Module with LTE Stacker Module (combined)	India	361108-001	361108-001	04-May-2023	29-Sep-2036
Stacker Base Module with LTE Stacker Module (combined)	Japan	2022-006086	1733802	23-Dec-2022	24-Mar-2047
Workforce data management	US	14/829,101	9471900 B1	18-Oct-2016	18-Aug-2036

Manufacturing

We rely on two contract manufacturers in Taiwan and China to manufacture our VeeaHub® devices.

Research and Development

Because the industry in which the Company competes is characterized by rapid technological advances, the Company’s ability to compete successfully depends heavily upon its ongoing research and development activities.

Key focus of the Company’s research and development activities include (i) the use of AI to optimize network and applications distribution and performance at the edge, (ii) support for elastic scaling and dynamic cloud to edge orchestration, (iii) partial and full air-gapped deployment between the public cloud and the edge, and (iv) optimized AI model execution across devices, the VeeaONE platform and the cloud.

Facilities

We are headquartered in New York City, New York. We have engineering offices in San Diego, CA, Bath, United Kingdom, and Juvigny, France. We also maintain sales and marketing offices in Paris, France and Mexico City, Mexico.

Employees

As of April 30, 2026, we employed 44 full-time employees. None of our employees are represented by a collective bargaining agreement, nor have we experienced any work stoppage. We consider our relations with our employees to be satisfactory. Our future success depends on our continuing ability to attract and retain highly qualified employees and senior management personnel. In addition, we have independent contractors whose services we are using on an as-needed basis to assist with our sales and marketing activities and engineering activities.

Legal Proceedings

From time to time, we may be subject to legal proceedings and claims in the ordinary course of business. We are not presently a party to any legal proceedings that are expected to have a material adverse impact on our financial position, results of operations or cash flows, nor have we been to date since inception.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS.

The following discussion and analysis of the financial condition and results of operations of Veea should be read together with the “Business” section and our audited financial statements as of the years ended December 31, 2025 and 2024, and related notes and other information included elsewhere in this prospectus.

In addition to our historical consolidated financial information, this discussion includes forward-looking information regarding our business, results of operations and cash flows, and contractual obligations and arrangements that involve risks, uncertainties, and assumptions. Our actual results may differ materially from any future results expressed or implied by such forward-looking statements as a result of various factors, including, but not limited to, those discussed in the sections of this prospectus entitled “Cautionary Note Regarding Forward-Looking Information” below and “Risk Factors” included elsewhere in this prospectus.

Unless the context otherwise requires, references in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” to “Veea,” “we”, “us”, “our”, and the “Company” are intended to refer to (i) following the Business Combination, the business and operations of Veea Inc. and its consolidated subsidiaries, and (ii) prior to the Business Combination, Private Veea (the predecessor entity in existence prior to the consummation of the Business Combination) and its consolidated subsidiaries.

Company Overview

We are dedicated to simplifying the journey towards creating a world in which virtually everyone and everything is intelligently connected, while bringing applications and AI to the edge of the network. Most service providers, equipment suppliers, system integrators and even hyperscalers have adopted or advocated for similar solutions to various degrees either independently or in collaboration with the Company. However, to our knowledge, we are one of the first to market with patented technologies that a) bring virtualized data center capabilities to the far edge of the network, commonly referred to as the Device Edge, where all wired and wireless devices connect to the network, b) spawns hyperconvergence of computing, multiaccess communications and storage, c) provides for Cloud-managed applications at the Edge, and d) enables machine learning with AI training, inferencing, and Agentic AI at the Edge including AI-driven cybersecurity for heterogenous networks. Such networks have given rise through any combination of our developed devices and third-party devices, with CPUs, GPUs, TPUs, DPUs and/or NPUs, that run on the VeeaONE™ platform’s software stack VeeaWare™. Our end-to-end edge-cloud platform is referred to as VeeaONE™ platform.

Veea has developed several generations of highly integrated all-in-one devices that incorporate a Linux server, with a virtualized software environment, supporting our patented Secured Docker® containers, together with a Wi-Fi Access Point (AP) with a mesh router, a firewall, an IoT gateway, NVMe data storage and 4G/5G modules referred to as the “VeeaHub” product. With an extensive patent portfolio of approximately 123 granted patents and 32 pending patent applications that cover 26 patent families, our end-to-end Hybrid Edge-Cloud Computing platform represents a new product category that has the potential for wide scale customer adoption in large segments of consumer and enterprise markets.

VeeaONE’s products, applications, and services with a distributed computing architecture, offered as a PaaS capability, empowering companies to capitalize on the transformative potential of Edge AI, where most of the data from smartphones, tablets, laptops, cameras, sensors, and other devices is generated, with data privacy and sovereignty, reliability, low latency for real-time decisions, bandwidth efficiency for lower data transport costs, scalability, cybersecurity, reduced costs compared to alternatives, as well as “always-on” availability for mission critical applications, and contextual awareness for people, devices and things connected to the Internet.

VeeaONE platform offers an alternative to cloud computing by enabling the formation of highly secure, but easily accessible, private clouds and networks with VeeaHub products across one or multiple user(s) or enterprise location(s) across the globe. VeeaHub products, about the size of a typical Wi-Fi AP, are offered in multiple form factors having different capabilities for indoor and outdoor coverage and are both locally- and cloud-managed. VeeaONE platform provides for large scale management of VeeaHub products and third-party devices and AI-enabled applications and services with Hybrid Edge-Cloud Computing.

Recent Developments

Transfer of Listing Application

In response to the Nasdaq deficiency notices received by the Company on September 29, 2025, on March 27, 2026, the Company submitted an application to transfer the listing of its common stock and public warrants from The Nasdaq Global Market to The Nasdaq Capital Market. In connection with the submission to transfer the Company’s listing, the Company requested a second period of 180 calendar days, or until September 30, 2026, to regain compliance with the Minimum Bid Price Requirement for continued listing.

On April 7, 2026, Nasdaq Staff approved the Company’s request to transfer the listing of the Company’s publicly traded securities from The Nasdaq Global Select Market to The Nasdaq Capital Market. The transfer took effect at the opening of business on April 9, 2026 and did not have any immediate effect on trading in the common stock and public warrants. The common stock and public warrants continue to trade uninterruptedly under the symbol “VEEA” and “VEEAW”, respectively. The Nasdaq Capital Market operates in substantially the same manner as The Nasdaq Global Market, and companies on The Nasdaq Capital Market must meet certain financial and corporate governance requirements to qualify for continued listing.

As a result of the transfer to The Nasdaq Capital Market, Nasdaq granted the Company a second period of 180 calendar days, or until September 28, 2026, to regain compliance with the minimum bid price requirement for continued listing. To regain compliance, the closing bid price of the Company’s shares must meet or exceed $1.00 per share for a minimum of 10 consecutive business days on or prior to September 28, 2026. Nasdaq’s determination to grant the additional 180-day compliance period was in part based on, among other things, the Company meeting the continued listing requirements of The Nasdaq Capital Market with the exception of the minimum bid price requirement, and the Company having provided written notice of its intention to cure the deficiency during the additional compliance period, including by effecting a reverse stock split if necessary. Following Nasdaq’s approval of the extended compliance period, the Company intends to continue to actively monitor the minimum bid price requirement and, as appropriate, will consider available options to resolve any deficiencies and regain compliance, including by effecting a reverse stock split if necessary.

Issuance and Designation of Series A Preferred

In connection with the Company’s application to transfer its listing to The Nasdaq Capital Market, to ensure the Company’s compliance with the listing requirements of The Nasdaq Capital Market, on March 30, 2026, the Company entered into separate conversion agreements with each of NLabs and 83rd Street LLC (“83rd Street”) pursuant to which (i) NLabs agreed to convert (x) $16,876,400 principal and accrued interest of outstanding under certain promissory notes evidencing loans made by NLabs to the Company (the “NLabs 2025 Notes”) into 168,764 shares of Series A preferred stock, par value $0.0001 per share, of the Company (“Series A Preferred”) and (y) $2,000,000 of the accrued rent owed to it in respect of the 164 East 83rd Street office lease into 20,000 shares of Series A Preferred and (ii) 83rd Street agreed to convert $2,323,600 of the accrued rent owed to it in respect of the 166 East 83rd Street office lease into 23,236 shares of Series A Preferred. Under the terms of the conversion agreements, NLabs and 83rd Street are each entitled to certain registration rights with respect to the shares of common stock issuable upon conversion of shares of the Series A Preferred.

In connection with the conversion, on March 30, 2026, the Company filed a Certificate of Designation of Series A Convertible Preferred Stock (the “Certificate of Designation of Series A Preferred ”) with the Secretary of State of the State of Delaware to designate Series A Preferred. Each share of Series A Preferred is entitled to vote on an as converted basis along with the common stock, and holders of Preferred Stock are entitled to receive dividends that are economically equivalent to any dividends declared with respect to the common stock. Each share of Series A Preferred is convertible into 198 shares of common stock, at the option of the holder.

Each share of Series A Preferred is entitled to vote on an as converted basis along with the common stock, and holders of Series A Preferred are entitled to receive dividends that are economically equivalent to any dividends declared with respect to the common stock. Further each share of Series A Preferred is convertible into common stock, at the option of the holder, in an amount equal to a price per share of $100 (as adjusted for certain stock splits) divided by $0.503.

Issuance of Warrants to NLabs

On March 30, 2026, in connection with the execution of the note conversion agreement and in consideration of NLabs’s entering into the note conversion agreement, the Company and NLabs entered into the No. 1 Amendatory Agreement to the NLabs 2025 Notes, pursuant to which (i) the face amount of each NLabs 2025 Note was amended to adjust such face amount, prior to conversion, to equal the “Adjusted Face Amount” of such NLabs 2025 Notes reflected on Schedule I thereof and (ii) the Company issued to NLabs a warrant to purchase 33,551,486 shares of the common stock at an exercise price of $0.503 per share (the “NLabs 2026 Warrants”).

Secured Term Loans

On February 17, 2026, Private Veea, entered into a Loan Agreement (the “Secured Term Loan Agreement”) with Pasadena Private Lending, Inc. (the “Secured Lender”), pursuant to which the Secured Lender agreed to extend, on the terms provided in the Secured Term Loan Agreement, a secured term loan facility in an aggregate principal amount of up to $10,550,000. The initial loan amount of $5,500,000 (the “Initial Term Loan Amount”) was borrowed by Private Veea on February 17, 2026 (the “Initial Secured Loan Closing Date”) and is evidenced by a promissory note, dated the Initial Secured Loan Closing Date (the “Secured Term Loan Note”). The Initial Term Loan Amount matures on the fifth anniversary of the Initial Secured Loan Closing Date and bears interest at a rate per annum equal to the prime rate (subject to a floor of 5.75%) plus an applicable margin of 4.50% (subject to adjustment based on the balance in the Cash Collateral Account defined below). Interest is payable monthly in arrears. Principal is payable in monthly installments of $58,000 commencing March 17, 2027, with any remaining outstanding principal and accrued interest due at maturity. VeeaSystems intends to use the loan proceeds for general corporate and working capital purposes.

Private Veea has the ability, by written notice to the Secured Lender at any time prior to the one-year anniversary of the Initial Secured Loan Closing Date, to request that the Initial Term Loan Amount be increased by additional term loans (the “Accordion Term Loans” and collectively with the Initial Loan Amount, the “Secured Loans”) in an aggregate principal amount $2,500,000 each, with the total Accordion Term Loans not to exceed $5,000,000. The making of the Accordion Term Loans are subject to the conditions provided in the Secured Loan Agreement; and, once made, will be subject to the same terms and conditions as the Initial Loan Amount, including, without limitation, with respect to interest rate, maturity, guaranties, and security.

Private Veea’s obligations under the Secured Term Loan Agreement are separately guarantied (a) by the Company (b) jointly and severally by Allen Salmasi, Chairman and Chief Executive Officer of the Company, and his spouse (the “Individual Guarantors”), and (iii) the domestic subsidiaries of Private Veea. Private Veea’s obligations are secured by first-priority liens and securities interests in favor of the Secured Lender by (i) a pledge by the Company of 100% of the issued and outstanding equity interests of VeeaSystems, ); (ii) a pledge by Private Veea of 100% of the issued and outstanding equity interests of each of its domestic subsidiaries. The Secured Lender has further been granted first-priority liens and securities interest in (i) substantially all of Private Veea’s personal property, including accounts receivable, inventory, equipment, intellectual property, investment property, general intangibles, deposit accounts, and proceeds thereof). Further, until such time as Private Veea achieves a Debt Service Coverage Ratio (as defined in the Secured Term Loan Agreement) of at least 3.0 to 1.0, tested as of the most recently completed fiscal quarter end, Private Veea is required to maintain a minimum aggregate balance equal to the greater of (i) $550,000 and (ii) 10% of the then outstanding aggregate principal amount of the Secured Term Loans, in cash, liquid securities, and marketable securities, in a reserve account (the “Cash Collateral Account”).

The Secured Term Loan Agreement contains customary affirmative and negative covenants, including without limitation, on indebtedness, liens, fundamental changes, asset sales, investments, and restricted payments. Further (i) commencing on the Initial Secured Loan Closing Date until June 30, 2027, (x) Private Veea is required to maintain a “Maximum Total Liabilities to Total Tangible Assets” (as defined in the Secured Term Loan Agreement) of no greater than 70.00%; and (y) the Individual Guarantors maintain “Liquidity” (as defined in the Secured Term Loan Agreement) in an amount greater than or equal to 2x the outstanding principal amount of the Secured Term Loans and (ii) thereafter, Private Veea is required to maintain (x) a “Senior Debt to EBITDA Ratio” (as defined in the Secured Term Loan Agreement) of no greater than 3.00 to 1.00 and (y) a minimum “Debt Service Coverage Ratio” (as defined in the Secured Term Loan Agreement) of at least 2.00 to 1.00. The covenants are each tested quarterly.

The Secured Term Loan Agreement and the Secured Term Loan Note contain customary events of default, including payment defaults, covenant defaults, breaches of representations and warranties, cross-defaults to other material indebtedness, bankruptcy events affecting Private Veea or the Company, material judgments, and change of control. Upon the occurrence of an event of default, the Secured Lender may accelerate the Secured Term Loans and exercise remedies against the collateral, including foreclosure on the pledged equity interests and the personal property collateral.

White Lion Private Placement

White Lion Note Purchase Agreement

On January 14, 2026, the Company and White Lion entered into a Note Purchase Agreement dated January 14, 2026 (the “White Lion Note Purchase Agreement”). Pursuant to the White Lion Note Purchase Agreement, the Company agreed to issue, and White Lion agreed to purchase, at one or more closings, on the terms and conditions contained in the White Lion Note Purchase Agreement, certain convertible promissory notes in an aggregate funded amount of up to $2,500,000 (the “White Lion Notes”) and certain warrants issued or issuable to White Lion by the Company (the “White Lion Warrant”) to purchase shares of common stock. The first closing occurred on January 14, 2026 (the “White Lion Private Placement First Closing”) at which the Company issued, and White Lion purchased, a White Lion Note with a face amount of $555,556 (the “First White Lion Note”) and a White Lion Warrant to purchase up to 990,099 shares of common stock, which equals the product of $500,000 divided by $0.505, the closing price of the common stock on January 14, 2026 (the “First White Lion Warrant”). At the White Lion Private Placement First Closing, the Company received cash proceeds of $475,000, net of original issuance discount and certain transaction expenses. On April 16, 2026, the Company and White Lion consummated the second closing pursuant to the White Lion Note Purchase Agreement (the “White Lion Private Placement Second Closing”), and the Company issued, and White Lion purchased, an additional White Lion Note with a face amount of $555,556 (the “Second White Lion Note” and collectively with the First White Lion Note, the “Issued White Lion Notes”) and an additional White Lion Warrant to purchase up to 734,214 shares of common stock, which equals the product of $500,000 divided by $0.6806, the closing price of the common stock on April 16, 2026 (the “Second White Lion Warrant” and collectively with the First White Lion Warrant, the “Issued White Lion Warrants”). The Second White Lion Note and the Second White Lion Warrant contain provisions similar to those in the First White Lion Note and First White Lion Warrant, respectively, except for the number of shares available for exercise and the exercise price under the Second White Lion Warrant. At the White Lion Private Placement Second Closing, the Company received cash proceeds of $500,000, net of original issuance discount and certain transaction expenses.

The Issued White Lion Notes each mature 12-months from the date of issuance and accrue interest at an annual rate of five percent (5%) per annum. The Issued White Lion Notes are each convertible, in whole or in part, into shares of common stock at the option of White Lion, at a price per share equal to the lesser of (i) $0.75 per share and (ii) 90% of the lowest VWAP (calculated as set forth in the Issued White Lion Notes) for the prior consecutive ten (10) trading-day period, in each case subject to certain equitable adjustments. The Issued White Lion Notes each contain ownership limitations pursuant to which White Lion does not have the right to exercise any portion of such Issued White Lion Note if it would result in White Lion (together with its affiliates) beneficially owning more than 4.99% (or, at the election of White Lion, 9.99%) of the outstanding common stock. The Issued White Lion Notes can each be prepaid by the Company at any time, in whole or in part, without premium or penalty, except that the First White Lion Note may not be prepaid without White Lion’s written consent. Upon an event of default, the outstanding principal amount of each of the Issued White Lion Notes, plus accrued but unpaid interest will become immediately due and payable in full. Events of default include, among others, failure to pay any principal or interest amounts under each of the Issued White Lion Notes, failure to perform covenants in each of the Issued White Lion Notes and certain bankruptcy and insolvency conditions of the Company.

Under the terms of the White Lion Note Purchase Agreement, the Company agreed to sell at each closing, in addition to a White Lion Note, one accompanying White Lion Warrant, having an exercise price per share equal to the common stock’s closing price on such closing date, subject to certain adjustments, with the initial exercise price of the First Lion Warrant being $0.505 per share and the initial exercise price of the Second White Lion Warrant being $0.681 per share. The Issued White Lion Warrants each expire five years from the date of issuance. The Issued White Lion Warrants each contain ownership limitations pursuant to which White Lion does not have the right to exercise any portion of such Issued White Lion Warrant if it would result in White Lion (together with its affiliates) beneficially owning more than 4.99% (or, at the election of White Lion, 9.99%) of the outstanding common stock. The Company may elect, by written notice to White Lion, to cause White Lion to exercise the unexercised portion of an Issued White Lion Warrant, at the then effective exercise price, at any time that (i) all shares underlying such Issued White Lion Warrant are fully registered for resale pursuant to an effective registration statement and (ii) the closing price of the common stock on the Nasdaq Capital Market or other exchange where the shares of common stock are then trading has been greater than $3.00 per share for at least thirty (30) consecutive trading days preceding the date of the call notice.

Concurrently with the Note Purchase Agreement, the Company entered into a related Registration Rights Agreement (the “White Lion 2026 RRA”) with White Lion, pursuant to which the Company agreed to file, within 60 days following the White Lion Private Placement First Closing, a Registration Statement with the Securities and Exchange Commission covering the resale by White Lion of the securities issued under the White Lion Note Purchase Agreement. The filing of the registration statement of which this prospectus forms a part, satisfied this obligation.

White Lion - Equity Line of Credit

On December 2, 2024, the Company entered into a common stock purchase agreement (as amended, the “ELOC Purchase Agreement”) and related registration rights agreement (the “White Lion RRA”) with White Lion. Pursuant to the ELOC Purchase Agreement, the Company has the right, but not the obligation, to direct White Lion to purchase up to $25.0 million in aggregate gross purchase price of newly issued shares of common stock, subject to certain limitations and conditions as described below (the “ELOC Program”), at a purchase price equal to (i) 96.5% of the volume weighted average stock price for the three consecutive business days after a purchase notice is given, (ii) 98% of the volume weighted average stock price on the day a notice is delivered, or (iii) the lowest traded price for a given purchase date.

The Company controls the timing and amount of any sales to White Lion, which depends on a variety of factors including, among other things, market conditions, the trading price of the Company’s common stock, and determinations by the Company as to appropriate sources of funding for its business and operations. However, White Lion’s obligation to purchase shares is subject to certain conditions, including the daily trading volume of the Company’s common stock. In all instances, the Company may not sell shares of its common stock under the ELOC Purchase Agreement if it would result in White Lion and its affiliate beneficially owning more than 4.99% of its outstanding voting power or shares of common stock at any one point in time, or the aggregate number of shares of common stock would not exceed 19.99% of the voting power of the issued and outstanding common stock.

During the year ended December 31, 2025, the Company issued 27,498 shares of common stock as a commitment fee (the “ELOC Commitment Shares”) to White Lion in payment of its commitment fee and sold 240,500 shares to White Lion under the ELOC Program for aggregate proceeds of $604,426, with the stock price of shares purchased by the White Lion ranging from $1.79 per share to $3.31 per share. The fair value of the ELOC Commitment Shares was $25,000, which pursuant to ASC 815, was recorded in transaction costs in the consolidated statement of operations and comprehensive loss of the Company for the year ended December 31, 2025. Further, the ELOC Purchase Agreement provided for the issuance of additional Commitment Shares to White Lion if the Company failed to sell at least $1,000,000 in gross proceeds to the White Lion by the sixth-month anniversary of signing of the ELOC Purchase Agreement.

White Lion has agreed that during the term of the ELOC Purchase Agreement, neither it nor any of its affiliates will engage in any short sales or hedging transactions involving the common stock. Effective of June 2, 2025, the Company and White Lion amended the ELOC Purchase Agreement effective of June 2, 2025 to provide for (i) an extension of the time period for the determination as to whether White Lion is entitled to additional ELOC Commitment Shares to December 15, 2025 and (ii) an increase the gross proceeds sold under the ELOC Purchase Agreement to $1,250,000. On January 14, 2026, the Company and White Lion further amended the ELOC Purchase Agreement (a) to provide for an extension of the ELOC Commitment Period from December 2, 2026 to June 30, 2027 and (b) to amend the provision relating to the issuance by the Company of additional ELOC Commitment Shares to White Lion such that White Lion is entitled to additional shares in amounts equal to (i) $25,000 at the time of the ELOC Amendment No. 2, (ii) $50,000, if the Company has not sold to White Lion under the ELOC Purchase Agreement an aggregate of $1,250,000 in gross proceeds of common stock through April 15, 2026, and (iii) $25,000, if the Company has not sold to White Lion under the ELOC Purchase Agreement an aggregate of $1,500,000 in gross proceeds of common stock through June 30, 2026. The number of shares of common stock issued in each instance is determined by dividing the dollar value of the shares of common stock to be issued by the average VWAP of the common stock for the ten-day trading period immediately prior to the issuance date.

Repayment of Line of Credit

On January 5, 2026, the Company repaid in full its line of credit (the “Line of Credit”) with JP Morgan Chase (the “JPM”) by making a cash payment to JPM of $14,076,218, representing the total outstanding principal and interest due as of January 5, 2026. See “Certain Relationships and Related Person Transactions - NLabs Demand Note” for more information.

Executive Management Changes

On April 13, 2026, the Company entered into a transition agreement with Janice K. Smith, the Executive Vice President and Chief Operating Officer (the “Smith Transition Agreement”). Pursuant to the Smith Transition Agreement, on April 30, 2026, Ms. Smith resigned as the Executive Vice President and Chief Operating Officer of the Company. On the same date, Ms. Smith was engaged as Senior Operations Advisor for a transition period commencing on April 30, 2026 through December 31, 2026. Pursuant to the Smith Transition Agreement, Ms. Smith is entitled certain equity awards and cash bonus. See “Executive Compensation - Existing NEO Employment Agreements – Smith Transition Agreement.”

Components of Results of Operations

Revenue, net

The Company recognizes revenue based on the satisfaction of distinct obligations to transfer goods and services to customers. The Company generates revenue from hardware sales and the sale of licenses and subscriptions. The Company applies a five-step approach as defined in ASC 606, Revenue from Contracts with Customers, in determining the amount and timing of revenue to be recognized: (1) identify the contract with a customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to the performance obligations in the contract; and (5) recognize revenue when a corresponding performance obligation is satisfied. Most contracts with customers are to provide distinct products or services within a single contract. However, if a contract is separated into more than one performance obligation, the total transaction price is allocated to each performance obligation in an amount based on the estimated relative standalone selling price.

For licenses of technology, recognition of revenue is dependent upon whether the Company has delivered rights to the technology, and whether there are future performance obligations under the contract. Revenue from non-refundable upfront payments is recognized when the license is transferred to the customer and the Company has no other performance obligations. Revenue for licenses delivered under a subscription model having terms between one and twelve-months are recognized over-time. Subscription revenue is generated through sales of monthly subscriptions. Customers pay in advance for the licenses and subscriptions. Revenue is initially deferred and is recognized using the straight-line method over the term of the applicable subscription period.

Cost of Goods Sold

Cost of goods sold consists primarily of the cost of finished goods, components purchased for manufacturing and freight. Cost of goods sold also includes third-party vendor costs related to cloud hosting fees.

Operating Expenses

We classify our operating expenses into the following categories:

●	Product development expenses. Product development expenses primarily consist of employee compensation, employee benefits, stock-based compensation related to technology developers and product management employees, as well as fees paid for outside services and materials.

●	Sales and marketing expenses. Sales and marketing expenses consist of compensation and other employee-related costs for personnel engaged in selling, marketing and sales support functions. Selling expenses also include marketing and the costs associated with customer evaluations. The Company does not currently incur advertising costs.

●	General and administrative expenses. General and administrative expenses consist of compensation expense (including stock-based compensation expense) for employees and executive management, and expenses associated with finance, tax, and human resources. General and administrative expenses also includes transaction costs, expenses associated with facilities, information technology, external professional services, legal costs and settlement of legal claims and other administrative expenses.

●	Depreciation and amortization: Depreciation and amortization expense consists of depreciation of Veea’s property and equipment and amortization of Veea’s patents and other intellectual property.

●	Impairment: Impairment consists of impairment charges related to our in-process research and development (“IPR&D”)

Results of Operations

The following tables set forth the results of our operations for the periods presented, as well as the changes between periods. The period-to-period comparison of financial results is not necessarily indicative of future results.

For the year ended December 31, 2025 compared to year ended December 31, 2024:

	Year Ended December 31,
	2025	2024	Variance $	Variance %

Sales, net	$222,018	$141,760	$80,258	57%
Cost of goods sold	69,981	83,290	(13,309)	-16%
Gross profit	152,037	58,470

Operating Expenses:
Product development	328,422	1,373,351	(1,044,929)	-76%
Sales and marketing	349,004	811,537	(462,533)	-57%
General and administrative, net	17,652,467	26,638,816	(8.986,349)	-34%
Transaction costs	25,000	55,038,544	(55,013,544)	NM
Depreciation and amortization	632,479	273,772	358,707	131%
Total operating expenses	18,987,372	84,136,020
Loss from operations	(18,835,335)	(84,077,550)

Other income (expense):
Other income, net	(5,537)	21,390	(26,927)	-126%
UK R&D Tax Credit	1,202,554	1,251,243	(48,689)	-4%
Loss on initial issuance of convertible note	-	(1,770,933)	1,770,933	-100%
Change in fair value of convertible note option liability	60,000	840,933	(780,933)	-93%
Change in fair value of warrant liabilities	360,685	200,124	160,561	80%
Change in fair value of Earn-out Share Liability	13,016,400	38,040,000	(25,023,600)	-66%
Other expense	(256,585)	(244,732)	(11,853)	27%
Interest expense	(2,202,220)	(1,808,243)	(393,977)	22%
Total other income	12,175,297	36,529,782

Net loss	$(6,660,038)	$(47,547,768)	$40,887,730	-86%

Revenue, net

The Company generated revenue of approximately $0.2 million and approximately $0.1 million for the years ended December 31, 2025 and 2024, respectively. Revenue has been principally earned from paid pilots for our VeeaHub® devices.

Our focus over the past several years has been on field testing and refining our product to meet customer needs as well as market developments. As a result of these efforts, we expect revenue to grow over the next several quarters through the sales of our hardware, licenses and subscriptions. We are especially focused in four principal market opportunities: 1) Digital Equity and Inclusion, 2) Energy and Sustainability solutions for Smart Buildings and Climate Smart Agriculture, 3) Convergence of Fixed, Wireless, and 5G Networks, and 4) Smart Retail and Smart Warehouses.

Cost of Goods Sold

Cost of goods sold remained materially consistent for the year ended December 31, 2025 as compared to the year ended December 31, 2024. Given the lack of a material fluctuation in Revenue, net, management would not expect a significant fluctuation in Cost of goods sold.

Product Development Expense

Product development expense decreased by approximately $1.0 million, or 76%, from approximately $1.4 million for the year ended December 31, 2024 to approximately $0.3 million for the year ended December 31, 2025. The decrease in product development expenses was due to decreased internal development costs during the period.

Sales and Marketing Expense

Sales and marketing expense decreased by approximately $0.5 million, or 57%, from approximately $0.8 million for the year ended December 31, 2024 to approximately $0.3 million for the year ended December 31, 2025. The decrease is primarily due to a reduction in unpaid customer pilots.

General and Administrative Expense

General and administrative expense decreased by approximately $9.0 million, or 34%, from approximately $26.6 million for the year ended December 31, 2024 to approximately $17.7 million for the year ended December 31, 2025. The decrease is primarily due to a decline in share-based compensation expense as compared to the prior year of approximately $6.8 million.

Transaction costs including those incurred with Earn-Out Share Liability

Transaction costs were primarily incurred during the year ended December 31, 2024 associated with the contingent earn-out share liability during 2024. No material transaction costs were expected by management during the year ended December 31, 2025.

Depreciation and Amortization

Depreciation and amortization increased by approximately $0.3 million, or 131%, from approximately $0.3 million for the year ended December 31, 2024 to approximately $0.6 million for the year ended December 31, 2025. The increase was due to additional amortization for the technology assets acquired from Crowdkeep, Inc. in May 2025.

Other income, net

Other income, net relates to immaterial non-operating transactions incurred during the period. These amounts were immaterial for the years ended December 31, 2025 and 2024.

Change in fair value of derivative liabilities

Change in fair value of derivative liabilities is comprised of the fair value adjustments to the convertible note option liability, SPAC Private Placement Warrants, the Earn-Out Share Liability, and the 2025 Investors Warrants at balance sheet date. The loss on the change in fair value of conversion note option liability of $60 thousand for the year ended December 31, 2025, was determined using a Black-Scholes option pricing model. The gain on the change in fair value of the SPAC Private Placement Warrants of $0.4 million for the year ended December, 2025, was determined based on the trading value of the public warrants and the Black-Scholes option pricing model. The gain on the change in fair value of the Earn-Out Share Liability of $13.0 million for the year ended December 31, 2025, was determined using a Monte Carlo simulation of 100,000 simulations. A significant driver of the changes in fair value was due to the decline in the Company’s stock price.

Other expense

Other expenses relate to immaterial non-operating expenses incurred during the period. These amounts were immaterial for the years ended December 31, 2025 and 2024.

Interest expense

Interest expense increased by approximately $0.4 million, or 22%, from approximately $1.8 million for the year ended December 31, 2024 to approximately $2.2 million for the year ended December 31, 2025. The increase was due to additional draws on our revolving line of credit and new related party notes entered throughout the year ended December 31, 2025.

Liquidity and Capital Resources

During the years ended December 31, 2025 and 2024, the Company incurred operating losses of approximately $18.8 million and $84.1 million, respectively, and had an accumulated deficit of $224.5 million as of December 31, 2025. Since its inception, it has incurred significant operating losses and negative cash flows. As of December 31, 2025, it had cash of approximately $0.1 million and outstanding debt of $19.8 million, of which $750,000 was outstanding under those unsecured convertible promissory notes issued by the Company and Private Veea to certain unaffiliated accredited investors pursuant to certain note purchase agreements entered into with such investors simultaneously with the Closing of the Business Combination for the sale of such notes (the “September 2024 Notes”), $1.0 million was outstanding under the Crowdkeep Convertible Notes, $14.0 million was outstanding under the working capital facility, $2.3 million was outstanding under a related party note payable, and $1.8 million was outstanding under a notes payable with an inventory vendor.

The Company plans to fund its operations and capital funding needs for the next 12 months with revenue generated from operations, including anticipated revenue generated under the Supply Agreement that the Company entered into with Telcel, a Mexican wireless telecommunications company owned by América Móvil, effective August 7, 2025, and using proceeds from its existing financing arrangements under the ELOC Purchase Agreement, its new secured term loan facility with Pasadena Private Lending (as described above) and note purchase agreement with White Lion. Further, the Company could pursue other equity and debt financing from new or existing investors, including related parties, which may continue to include the Company’s CEO and his affiliates.

Our principal sources of liquidity are proceeds from the issuance of notes, convertible notes, related party notes, and the issuance of common stock. The primary use of capital continues to be to invest for the long-term growth of the business. We regularly evaluate our cash and capital structure, including the size, pace, and form of capital return to stockholders.

The following table presents cash flows for the years ended December 31, 2025 and 2024, respectively:

	Year ended December 31,
	2025	2024
Net cash used in operating activities	$(15,227,760)	$(25,595,008)
Net cash used in investing activities	$(247,337)	$(265,445)
Net cash provided by financing activities	$13,936,539	$21,572,753

Cash used in operating activities

Cash used in operating activities for the year ended December 31, 2025 was driven by our net loss of approximately $6.7 million and the Change in the fair value of our earn-out liability of approximately $13.0 million. This was offset by approximately $0.6 million of depreciation and amortization, approximately $1.2 million of the amortization of debt issuance costs, and approximately $1.1 million of share based compensation. This loss was further offset by approximately $3.0 million of changes in working capital, which primarily consisted of cash provided by accounts payable and accrued liabilities of approximately $3.4 million and $0.5 million, respectively, due to the timing in payments of vendors, which was offset by cash used in operating activities pertaining to inventory purchases of approximately $0.7 million and payments relating to the Company’s operating leases of approximately $0.1 million.

Cash used in operating activities for the year ended December 31, 2024 was driven by our net loss of approximately $47.5 million and the change in the fair value of our earn-out liability of approximately $38.0 million. This was offset by approximately $0.3 million of depreciation and amortization, approximately $0.3 million of the amortization of debt issuance costs, the initial loss on the earn-out liability of approximately $53.6 million, and approximately $6.7 million of share based compensation. This loss was further increased by approximately $1.2 million of changes in working capital, which primarily consisted of cash provided by the timing of payment of accrued interest of approximately $1.4 million which was offset by cash used in operating activities relating to inventory purchases of approximately $0.1 million, the timing of purchases of other current assets of approximately $0.4 million and the timing of vendor payments associated with the Company’s accounts payable and accrued liability balances of approximately $1.3 million, and payments relating to the Company’s operating leases of approximately $0.8 million.

Cash used in investing activities

Cash used in investing activities for the years ended December 31, 2025 and 2024 relate to the Company’s investment in patents and long-lived assets.

Cash provided by financing activities

Cash provided by financing activities for the year ended December 31, 2025 was driven by approximately $1.3 million of proceeds from the Company’s revolving line of credit, approximately $5.5 million of proceeds from the issuance of related party notes, approximately $1.0 million of proceeds from the issuance of convertible notes, approximately $0.8 million from the issuance of common shares under the Company’s equity line of credit, and approximately $4.3 million from the issuance of the Company’s common shares.

Cash provided by financing activities for the year ended December 31, 2024 was driven by approximately $3.7 million of proceeds from the Company’s revolving line of credit, approximately $5.3 million of proceeds from the issuance of related party notes, approximately $1.5 million of proceeds from the issuance of convertible notes, approximately $1.1 million of proceeds from the reverse recapitalization transaction, and approximately $10.0 million of proceeds from the issuance of the Company’s common shares.

Non-GAAP Financial Measures

To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we use Adjusted EBITDA, as described below, to understand and evaluate our core operating performance. These non-GAAP financial measures, which may differ from similarly titled measures used by other companies, is presented to enhance investors’ overall understanding of our financial performance and should not be considered a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

Adjusted EBITDA

The primary financial measure we use is Adjusted EBITDA. EBITDA is defined as net (loss) income, before interest, taxes, depreciation, and amortization. We define Adjusted EBITDA as net (loss) income excluding income tax provision, interest expense, net of interest income from related party loans, depreciation and amortization, stock-based compensation expense and non-core expenses/losses (gains), including transaction-related costs, litigation-related costs, management fees, change in fair value of warrant liability, change in fair value of Earn-out Share Liability and other expense, which includes asset impairments. Our management uses this measure internally to evaluate the performance of our business and this measure is one of the primary metrics by which our internal budgets are based. We exclude the above items as some are non-cash in nature, and others are non-recurring that they may not be representative of normal operating results. This non-GAAP financial measure adjusts for the impact of items that we do not consider indicative of the operational performance of our business. While we believe that this non-GAAP financial measure is useful in evaluating our business, this information should be considered as supplemental in nature and is not meant as a substitute for the related financial information prepared and presented in accordance with GAAP.

The following table provides a reconciliation of net loss to adjusted EBITDA to net loss for the periods presented:

	For the year ended
	December 31, 2025	December 31, 2024
ADJUSTED EBITDA
Net loss	$(6,660,038)	$(47,547,768)
Adjustments:
UK R&D tax credit	(1,202,554)	(1,251,243)
Interest expense	2,202,220	1,808,243
Depreciation and amortization	632,479	273,772
EBITDA	(5,027,893)	(46,716,996)
Other income, net	(5,537)	(21,390)
Other expense	256,585	244,732
Loss on initial issuance of convertible note	-	1,770,933
Change in fair value of conversion note liability	(60,000)	(840,933)
Change in fair value of warrant liabilities	(360,685)	(200,124)
Change in fair value of earn out share liability	(13,016,400)	(38,040,000)
Transaction costs	25,000	55,038,544
Share-based compensation	1,136,320	6,699,040
ADJUSTED EBITDA	$(17,052,610)	$(22,066,194)

Critical Accounting Policies and Estimates

Our management’s discussion and analysis of financial condition and results of operations is based on our consolidated financial statements which have been prepared in accordance with GAAP. In preparing our financial statements, we make estimates, assumptions, and judgments that can have a significant impact on our reported revenue, results of operations, and net loss, as well as on the value of certain assets and liabilities on our balance sheet during and as of the reporting periods. These estimates, assumptions, and judgments are necessary because future events and their effects on our results of operations and the value of our assets cannot be determined with certainty and are made based on our historical experience and on other assumptions that we believe to be reasonable under the circumstances. These estimates may change as new events occur or additional information is obtained, and we may periodically be faced with uncertainties, the outcomes of which are not within our control and may not be known for a prolonged period of time. Because the use of estimates is inherent in the financial reporting process, actual results could differ from those estimates.

We believe that the assumptions and estimates associated with the following critical accounting policies involve significant judgment and thus have the most significant potential impact on our Consolidated Financial Statements.

Revenue Recognition

The Company recognizes revenue based on the satisfaction of distinct obligations to transfer goods and services to customers. The Company generates revenue from hardware sales and the sale of licenses and subscriptions. Most contracts with customers are to provide distinct products or services within a single contract. However, if a contract is separated into more than one performance obligation, the total transaction price is allocated to each performance obligation in an amount based on the estimated relative standalone selling price.

Revenue from all sales types is recognized at the transaction price - the amount management expects to be entitled to in exchange for transferring goods or providing services. Transaction price is calculated as selling price net of variable consideration which may include estimates for future returns, price protection, warranties, and other customer incentive programs based upon the Company’s expectation and historical experience.

For licenses of technology, recognition of revenue is dependent upon whether the Company has delivered rights to the technology, and whether there are future performance obligations under the contract. Revenue from non-refundable upfront payments is recognized when the license is transferred to the customer and the Company has no other performance obligations. Revenue for licenses delivered under a subscription model having terms between one and twelve-months are recognized over-time. Subscription revenue is generated through sales of monthly subscriptions. Customers pay in advance for the licenses and subscriptions. Revenue is initially deferred and is recognized using the straight-line method over the term of the applicable subscription period.

Revenue from hardware sales is recognized at a point-in-time, which is generally at the point in time when products have been shipped, right to payment has been obtained and risk of loss has been transferred. Certain of the Company’s product’s performance obligations include proprietary operating system software, which typically is not considered separately identifiable. Therefore, sales of these products and the related software are considered one performance obligation.

The Company has service arrangements where net sales are recognized over time. These arrangements include a variety of post-contract support service offerings, which are generally recognized over time as the services are provided, including maintenance and support services, and professional services to help customers maximize their utilization of deployed systems. A contract liability for deferred revenue is recorded when consideration is received or is unconditionally due from a customer prior to transferring control of goods or services to the customer under the terms of a contract. Deferred revenue balances typically result from advance payments received from customers for product contracts or from billings in excess of revenue recognized on services arrangements.

Inventory

The Company values inventory at the lower of cost or net realizable value. Cost is computed using standard cost which approximates actual cost on a first-in, first-out basis. At each reporting period, the Company assesses the value of its inventory and writes down the cost of inventory to its net realizable value, if required, for estimated excess or obsolescence. Factors influencing these adjustments include changes in future demand forecasts, market conditions, technological changes, product life cycle and development plans, component cost trends, product pricing, physical deterioration, and quality issues. The write down for excess or obsolescence is charged to the provision for inventory, which is a component of cost of goods sold in the Company’s consolidated statements of operations and comprehensive income (loss). At the point of the loss recognition, a new, lower cost basis for that inventory is established, and subsequent changes in facts and circumstances do not result in the restoration or increase in that newly established cost basis.

Fair Value of Equity-Based Awards

We estimate the fair value of stock option awards granted using the Black-Scholes option pricing model, which uses as inputs the fair value of our common stock and subjective assumptions we make, including expected stock price volatility, the expected term of the award, the risk-free interest rate, and expected dividends. The historical volatility is generally calculated for a period of time commensurate with the expected term assumption. We use the simplified method to calculate the expected term for options granted to employees and directors. We utilize this method as we do not have sufficient historical exercise data to provide a reasonable basis upon which to estimate the expected term. The risk-free interest rate is based on a U.S. treasury instrument whose term is consistent with the expected term of the stock options. The expected dividend yield is assumed to be zero, as we have never paid dividends and do not have current plans to pay any dividends on our common stock.

As there was no public market for Private Veea’s common stock prior to the Closing of the Business Combination, the estimated fair value of our common stock was previously approved by our Board of Directors, with input from management, as of the date of each award grant, considering our most recently available independent third-party valuations of Private Veea’s common stock and its board of directors’ assessment of additional objective and subjective factors deemed relevant that may have changed from the date of the most recent valuation through the date of the grant.

Fair Value of Certain Debt and Liability Instruments, and the Fair Value Option of Accounting

When financial instruments contain various embedded derivatives which require bifurcation and separate accounting of those derivatives apart from the host instruments, if eligible, GAAP allows issuers to elect the fair value option (“FVO”) of accounting for those instruments. The FVO allows the issuer to account for the entire financial instrument, including accrued interest, at fair value with subsequent remeasurements of that fair value recorded through the statements of operations. We elected the FVO of accounting for the September 2024 Notes, including contingently issuable common stock and accrued interest, as discussed in Note 3, Summary of Significant Accounting Policies and Note 4, Reverse Recapitalization to the accompanying consolidated financial statements included elsewhere in this prospectus.

The September 2024 Notes, which include the related contingently issuable common stock, contain embedded derivatives, which require bifurcation and separate accounting under GAAP, for which the Company elected the FVO for the September 2024 Notes. The September 2024 Notes and accrued interest at their stated interest rates were initially recorded at fair value as liabilities on the consolidated balance sheets and are subsequently re-measured at fair value at the end of each reporting period presented within the consolidated financial statements. The changes in the fair value of the September 2024 Notes are recorded in changes in fair value of convertible debt, included as a component of other income and expenses, net, in the consolidated statements of operations. The change in fair value related to the accrued interest components is also included within the single line of change in fair value of September 2024 Notes on the consolidated statements of operations. See additional information on valuation methodologies and significant assumptions used in Note 7, Debt and Note 11, Fair Value Measurement to the accompanying consolidated financial statements included elsewhere in this prospectus.

The Earn-out Share Liability

Certain shareholders of the Company are eligible to receive up to 4.5 million earnout shares of the Company’s common stock, contingent upon the fulfillment of certain milestones. Each earnout is deemed achieved if, at any time within ten years following the Business Combination, (i) the volume-weighted average price of the Company’s common stock reaches or exceeds either $12.50 or $15.00, in each case, for any twenty trading days within a thirty trading day period or (ii) a change of control occurs resulting in the shareholders receiving a per share price, or an implied value per share equal to or in excess of $12.50 or $15.00 per share. As the issuance of the earnout shares is contingent solely on meeting the earnout milestones, the Company’s obligation to issue the earnout shares is recorded as a contingent liability on the Company’s consolidated balance sheet. The Earn-out Share Liability was initially measured at fair value at the Closing of the Business Combination and subsequently remeasured at the end of each reporting period. The change in fair value of the Earn-out Share Liability is recorded as part of “Other income and (expense)” in the consolidated statement of operations. The estimated fair value of the Earn-out Share Liability was determined using a Monte Carlo analysis of 100,000 simulations of the future path of the Company’s stock price over the earnout period. The assumptions utilized in the calculation are based on the achievement of certain stock price milestones including projected stock price, volatility, and the risk-free rate. See additional information on valuation methodologies and significant assumptions used in Note 2, Summary of Significant Accounting Policies and Note 4, Reverse Recapitalization, to the accompanying consolidated financial statements included elsewhere in this prospectus.

Goodwill

Goodwill represents the excess of the aggregate purchase consideration over the fair value of the net assets acquired. Goodwill is reviewed for impairment on an annual basis, or more frequently if events or changes in circumstances indicate that the carrying amount of goodwill may be impaired. In conducting its annual impairment test, the Company first reviews qualitative factors to determine whether it is more likely than not that the fair value of the reporting unit is less than its carrying amount. If factors indicate that the fair value of the reporting unit is less than its carrying amount, the Company performs a quantitative assessment, and the fair value of the reporting unit is determined by analyzing the expected present value of future cash flows. If the carrying value of the reporting unit continues to exceed its fair value, the fair value of the reporting unit’s goodwill is calculated and an impairment loss equal to the excess is recorded. The Company’s goodwill was recorded in connection with an acquisition consummated by Private Veea in June 2018. See additional information on valuation methodologies and significant assumptions used in Note 2, Summary of Significant Accounting Policies and Note 6, Goodwill and Intangible Assets, to the accompanying consolidated financial statements included elsewhere in this prospectus.

Impairment of Long-Lived Assets

Long-lived assets with finite lives consist primarily of property and equipment, operating lease right-of-use assets, and intangible assets which are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the undiscounted future net cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future undiscounted cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. See additional information on valuation methodologies and significant assumptions used in Note 2, Summary of Significant Accounting Policies and Note 6, Goodwill and Intangible Assets, to the accompanying consolidated financial statements included elsewhere in this prospectus.

Recently Issued Accounting Pronouncements

See Note 2, Summary of Significant Accounting Policies to the accompanying consolidated financial statements included elsewhere in this prospectus for a description of certain recently issued accounting standards which may impact our financial statements in future reporting periods.

Recently Adopted Accounting Pronouncements

See Note 2, Summary of Significant Accounting Policies to the accompanying consolidated financial statements included elsewhere in this prospectus for a description of recently adopted accounting standards.

Recently Issued Accounting Pronouncements

See Note 2, Summary of Significant Accounting Policies to the accompanying consolidated financial statements included elsewhere in this prospectus for a description of certain recently issued accounting standards which may impact our financial statements in future reporting periods.

EXECUTIVE AND DIRECTOR COMPENSATION

This section discusses the material components of the executive compensation program for Veea’s executive officers who are named in the “2025 Summary Compensation Table” below. As an “emerging growth company,” as such term is defined under the JOBS Act, Veea is not required to include a Compensation Discussion and Analysis section and has elected to comply with the scaled disclosure requirements applicable to an emerging growth company. Unless the context otherwise requires, all references in this section to “Veea,” “we,” “our,” “us,” and the “Company” refer to Private Veea prior to the consummation of the Business Combination and to Veea and its subsidiaries after the Business Combination. This discussion may contain forward-looking statements that are based on Veea’s current plans, considerations, expectations and determinations regarding future compensation programs. The actual compensation programs that Veea will adopt may differ materially from the current or the currently planned programs that are summarized in this discussion.

Overview

We are currently considered a “smaller reporting company” for purposes of the SEC’s executive compensation and other disclosure rules. In accordance with such rules, we are required to provide a Summary Compensation Table and an Outstanding Equity Awards at Fiscal Year End Table, as well as limited narrative disclosures.

Our policies with respect to the compensation of our executive officers are administered by the board of directors our Compensation Committee. The compensation policies we follow are designed to provide for compensation that is sufficient to attract, motivate and retain executives and to establish an appropriate relationship between executive compensation and the creation of shareholder value. In addition to the guidance provided by the compensation committee, the board of directors may utilize the services of third parties from time to time in connection with the recruiting, hiring and determination of compensation awarded to executive employees.

Financial Restatement

It is a policy of our Board that the Compensation Committee will, to the extent permitted by governing law, have the sole and absolute authority to make retroactive adjustments to any cash or equity-based incentive compensation paid to executive officers and certain other officers where the payment was predicated upon the achievement of certain financial results that were subsequently the subject of a restatement. Where applicable, the Company will seek to recover any amount determined to have been inappropriately received by the individual executive.

Clawback Policy

We have adopted a Compensation Recovery Policy in accordance with applicable Nasdaq rules, a copy of which is filed as the Exhibit 97.1 to our Annual Report. It is generally our policy that the Company will recoup any incentive compensation erroneously awarded to any current or former executive officers due to material noncompliance with any financial reporting requirement under applicable securities laws during the three completed fiscal years immediately preceding the date the Company determines that an accounting restatement is required.

Policies and Practices Related to the Grant of Certain Equity Awards Close in Time to the Release of Material Non-Public Information

The Company does not maintain a policy on the timing of awards of options in relation to the disclosure of material nonpublic information. Our board and compensation committee did not take into account any material nonpublic information in determining the timing of the equity awards made to our NEOs in 2024. We did not time the disclosure of material nonpublic information for the purpose of affecting the value of our executive compensation in 2024.

Summary Compensation

We have also included the material elements of compensation awarded to, earned by or paid to other officers of the company that may be named executive officers of the Business Combination. Together, these officers are referred to as our “named executive officers” or “NEOs.”

Other than as set forth in the table and described more fully below, during the fiscal year ended December 31, 2025, Veea did not pay any fees, make any equity awards or non-equity awards, or pay any other compensation to the named executive officers. The compensation reported in this summary compensation table below is not necessarily indicative of how we will compensate our named executive officers in the future. We expect that we will continue to review, evaluate and modify our compensation framework as a result of becoming a publicly-traded company, and our compensation program following the consummation of the Business Combination could vary significantly from our historical practices.

2025 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)		Option Awards (1) ($)	All Other Compensation ($)		Total ($)
Allen Salmasi	2025	-	-		-	-		-
Chief Executive Officer	2024	-	-		11,640,727			11,640,727
Janice K. Smith	2025	229,158	-		19,871	10,000	(2)	259,029
Chief Operating Officer (3)	2024	250,000	40,000	(4)	163,438	11,600	(2)	465,038
Mark Tubinis	2025	175,000	-		69,094	8,400	(2)	252,494
Chief Commercial Officer	2024	210,000	-		30,000	8428	(2)	248,428

(1)	The amounts reported in this column do not reflect dollar amounts actually received by our named executive officers. Instead, these amounts reflect the grant date fair value of each stock option award granted, computed in accordance with the provisions of FASB ASC Topic 718. See Note 10, Stock Incentive Plans to the accompanying consolidated financial statements included elsewhere in this prospectus for the assumptions used in calculating the grant date fair value of the stock option awards reported in this column.

(2)	Consists of Company 401(k) matching contributions.

(3)	Ms. Smith resigned as an executive officer of the Company effective as of April 30, 2026.

(4)	Consists of a special cash bonus in recognition of exceptional performance by Ms. Smith in 2024.

Existing NEO Employment Agreements

Allen Salmasi, as founder and Chief Executive Officer of Veea and largest stockholder, has largely controlled all significant decisions of Veea since its inception. Because of this unique role, Mr. Salmasi previously was not a party to an employment agreement or letter agreement with Veea; and prior to December 2024, Mr. Salmasi received no salary or equity awards since Veea’s inception.

Smith Transition Agreement

On April 13, 2026, in connection with Janice K. Smith’s resignation as Executive Vice President and Chief Operating Officer of the Company, Ms. Smith and the Company entered into the Smith Transition Agreement pursuant to which Ms. Smith agreed to serve as a Senior Operations Advisor to the Company’s CEO to provide for an orderly transition from her current executive roles through her retirement. Accordingly, on April 30, 2026, Ms. Smith resigned as the Executive Vice President and Chief Operating Officer of the Company. On the same date, Ms. Smith was engaged as a Senior Operations Advisor for a transition period commencing on April 30, 2026 through December 31, 2026. Under the Smith Transition Agreement, Ms. Smith’s annualized compensation has been decreased to $150,000 per year. Further in recognition of Ms. Smith’s many years of outstanding leadership and exceptional service to the Company, the Company’s Compensation Committee approved (i) an equity award to Ms. Smith in the form of a non-qualified option exercisable for up to 250,000 shares of common stock, pursuant to the 2024 Incentive Plan and (ii) a cash bonus in the amount of $100,000. 100,000 shares of the award vested on the award date, with the balance vesting in eight substantially equal installments on the last day of each calendar month through December 31, 2026 and will be exercisable until December 31, 2027. The cash bonus is payable in increments, with some tied to the Company’s achievement of specified financial milestones, and $16,666 is payable on June 30, 2026, August 31, 2026, and October 31, 2026.

Each of the NEOs is eligible to participate in a number of Company-sponsored benefit plans, programs and arrangements.

Outstanding Equity Awards at Year-End

The following table provides information on outstanding equity awards as of December 31, 2025 to our NEOs.

Stock Awards

Name	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#)	Equity Incentive Plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($)
Allen Salmasi (1)	-	-	-	$0
Janice K. Smith	-	-	-	$-
Mark Tubinis	-	-		$0

Name	Grant Date	Number of securities underlying unexercised options exercisable (#)	Number of securities underlying unexercised options unexercisable (#)	Equity incentive plan awards: number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date
Allen Salmasi	12/30/24	2,992,475	0	0	$3.89	12/30/28
Janice K. Smith	5/19/22	29,345	0	0	3.01	5/19/32
	5/10/24	18,013	0	0	9.07	5/10/34
	4/28/25	19,531	-	-	1.60	4/28/35
Mark Tubinis	12/31/19	15,695	-	-	2.75	12/31/29
	4/30/20	23,542	-	-	2.75	4/30/30
	5/19/22	9,975	-	-	3.01	5/10/32
	5/10/24	3,306	-	-	9.01	5/10/34
	4/28/25	16,406	-	-	1.60	4/28/35
	9/29/25			125,000	0.66	9/29/35

(1)	All equity awards held by Mr. Salmasi are fully vested.

(2)	Ms. Smith resigned as an executive officer of the Company effective as of April 30, 2026.

Narrative Disclosure to Summary Compensation Table

Base Salaries

In 2025 and 2024, as applicable, the named executive officers received annual base salaries to compensate them for services rendered to the Company. The base salary payable to each named executive officer is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities.

In 2024 the annual base salaries of Ms. Smith and Mr. Tubinis were $250,000 and $210,000, respectively, and were changed to $229,158 and $175,000, respectively, in 2025. Mr. Allen Salmasi did not receive an annual salary in 2023 and 2024. Effective August 1, 2025, the annual base salary of Ms. Smith was increased to $300,000.

Cash Bonuses

In 2025 and 2024 we did not have any formal arrangements with our named executive officers providing for annual cash bonus awards. Ms. Smith received a discretionary cash bonus in 2024, as discussed below.

CEO Equity Award

On December 30, 2024, the Board approved an equity award to Mr. Salmasi in the form of a non-qualified stock option to purchase 2,992,475 shares of common stock for an exercise price per share of $3.89, which was the fair market value of a share of common stock on the grant date. The award was fully vested and exercisable at the time of grant and expires December 30, 2028. The award was made in recognition of Mr. Salmasi’s exceptional performance and contributions to the Company and its subsidiaries.

2024 Special Bonus to Ms. Smith

On November 11, 2024, the Compensation Committee approved a discretionary special cash bonus in the amount of $40,000 to Ms. Smith, for her exceptional performance in fiscal year 2024. The special bonus was paid, less applicable tax withholding, in December 2024.

Director Compensation

The following table provides information for the compensation of our non-employee directors for the fiscal year ended December 31, 2025:

	Fees earned or	Stock
	paid in cash	Awards	Total
Name	($)(1)	($)(2)(3)	($)
Douglas Maine	57,500	160,000	313,500
Kanishka Roy	42,500	153,333	287,833
Alan Black	46,500	158,333	294,500
Gary Cohen	52,500	155,000	305,833

(1)	Consist of fees earned but not paid in 2025 to the directors for 2025 director services.

(2)	As of December 31, 2025, the stock awards made to each non-employee director consisted of:

●	Douglas Maine received an RSU award of 150,000 shares for 2025 services as a director and an RSU award of 15,000 shares of stock in payment of earned but unpaid fees for 2024 services as a director;

●	Mr. Roy received an RSU award of 150,000 shares for 2025 services as a director and an RSU award of 3,333 shares of stock in payment of earned but unpaid fees for 2024 services as a director;

●	Mr. Black received an RSU award of 150,000 shares for 2025 services as a director and an RSU award of 5,000 shares of stock in payment of earned but unpaid fees for 2024 services as a director;

●	Mr. Cohen received an RSU award of 150,000 shares for 2025 services as a director and an RSU award of 8,333 shares of stock in payment of earned but unpaid fees for 2024 services as a director.

(3)	Consists of grants of RSUs. Reflects the aggregate grant date fair value of any RSUs granted, determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation. Assumptions used in the calculation of this amount are included in Note 10, Stock Incentive Plans to the Consolidated Financial Statements included in this prospectus. This amount does not reflect the actual economic value that will ultimately be realized by each director.

The following table provides information for the compensation of our employee directors for the fiscal year ended December 31, 2025:

	Fees earned or paid in cash	Stock awards	Option awards	Non-equity incentive plan compensation	Non-qualified deferred compensation earnings	All other Compensation	Total
Name	($)	($)	($)(1)	($)	($)	($)(2)	($)
Michael Salmasi			6,876	-	-	190,000	196,876
Helder Antunes			46,115	-	-	50,000	96,115

(1)	The amounts reported in this column do not reflect dollar amounts actually received by our named executive officers. Instead, these amounts reflect the grant date fair value of each stock option award granted, computed in accordance with the provisions of FASB ASC Topic 718. See Note 10, Stock Incentive Plans to the accompanying consolidated financial statements included elsewhere in this prospectus for the assumptions used in calculating the grant date fair value of the stock option awards reported in this column.

(2)	Represents salary paid in 2025.

Our non-employee director compensation program provides for annual retainer fees and/or equity awards for our non-employee directors as summarized below. In 2025, non-employee directors earned annual cash retainers as set forth below. As of December 31, 2025, the retainers remained unpaid.

Position	Annual Cash Retainer
Non-Executive Member of Board	$35,000
Audit Committee Chair	15,000
Other Audit Committee Member	7,500
Compensation Committee Chair	10,000
Other Compensation Committee Member	5,000
Nominating and Corporate Governance Committee Chair	7,500
Other Nominating and Corporate Governance Member	4,000

Compensation under our non-employee director compensation policy will be subject to the annual limits on non-employee director compensation set forth in the 2024 Incentive Plan, as described above. Our board of directors or its authorized committee may modify the non-employee director compensation program from time to time in the exercise of its business judgment, taking into account such factors, circumstances and considerations as it shall deem relevant from time to time, subject to the annual limit on non-employee director compensation set forth in the 2024 Incentive Plan.

MANAGEMENT

As of the date of this prospectus, our officers and directors are as follows:(1)

Name	Age	Position
Allen Salmasi	71	Chief Executive Officer, Chairman of the Board, Class III Director
Randal V. Stephenson	65	Senior Vice President and Chief Financial Officer
Mark Tubinis	66	Chief Commercial Officer
Michael Salmasi	36	Chief Executive Officer of Veea Solutions Inc., Class I Director
Helder Antunes	62	Executive Vice President, Chief Revenue Officer, Class II Director
Douglas Maine	77	Class II Director
Kanishka Roy	50	Class III Director
Alan Black	66	Class II Director
Gary Cohen	69	Class I Director

(1)	Janice K. Smith resigned as Executive Vice President and Chief Operating Officer of the Company effective as of April 30, 2026 and was engaged as a Senior Strategic Advisor as of the same date.

Allen Salmasi is the Chairman and Class III director of the Board and CEO at Veea. Prior to co-founding Veea in 2014, Mr. Salmasi was the Chairman, Chief Executive Officer and President of NextWave Telecom Inc. and its spin-off, NextWave Wireless Inc. (“NextWave”), a San Diego-based company that he founded in 1996. In partnership with MCI Communications Corporation, NextWave developed and substantially implemented the first Mobile Virtual Network Operator (“MVNO”) service in the US. NextWave also acquired substantial spectrum assets in the US and other countries between 1996 and 2007. NextWave Telecom was acquired by Verizon in 2005 and, its spin-off, NextWave Wireless was acquired by AT&T in 2013. In 2012, prior to AT&T acquisition, PacketVideo Inc., a wholly owned subsidiary of NextWave, was sold to NTT DoCoMo and IPWireless Inc., another wholly owned subsidiary of NextWave, which was spun-off in 2008, was acquired by General Dynamics. NextWave, PacketVideo Inc. and IP Wireless, also pioneered several products and technologies that were acquired at various times such as an all IP-based packet-switched wireless broadband network equipment and devices based on TD-CDMA and OFDMA waveforms (4G/5G) as well as mobile media and streaming software platform that was adopted by Google for Android devices. During 2000s, its TD-CDMA was deployed in Eastern Europe as a “wireless Internet” network by Deutsche Telekom and in New York metro area, with an upgrade to 4G LTE as a public safety network after 9/11 (“NYCWiN”) with Northrop Grumman. Beginning 1988, at Qualcomm Incorporated, he served in various positions as the first President of its wireless business division (QCT), Chief Strategy Officer and a member of the Board of Directors, where he initiated and led the business development activities for the first digital cellular products, including its chipset and handset developments and production, based on Code Division Multiple Access (“CDMA”) technology, which became the first global wireless standard as 3G and gave birth to smartphones. Prior to Qualcomm, from 1983 to 1988, Mr. Salmasi was the Chief Executive Officer and President of Omninet Corporation, which developed and launched OmniTRACS product and services in 1985. As the first large scale commercial application of spread spectrum communications incorporating CDMA, OmniTRACS became the world’s first and largest commercial terrestrial mobile satellite communications service for two-way messaging, SCADA (IoT) and position reporting service. Omninet entered into a contract with Qualcomm, immediately after its formation in 1985, to manufacture OmniTRACS and then merged with Qualcomm in 1988. From 1979 to 1984, Mr. Salmasi was employed by the National Aeronautics and Space Administration (NASA) at Jet Propulsion Laboratory (JPL). He holds two Bachelor of Science degrees with honors in Electrical Engineering and Business Management and Economics from Purdue University and two Master of Science degrees in Electrical Engineering and Applied Mathematics from Purdue University and the University of Southern California, respectively. Mr. Salmasi is the Company’s founder and was selected to serve on our Board due to his industry experience, entrepreneurship and deep knowledge about the Company.

Randal V. Stephenson is our Senior Vice President and Chief Financial Officer and previously served as the Company’s Chief Strategy Officer and Senior Vice President of Finance. Mr. Stephenson joined Veea in May 2025. He is an investment banking, strategy and corporate finance professional with over 25 years of experience in mergers, acquisitions, restructuring, sale of companies, private capital placements, strategic planning and corporate development. Prior to joining Veea, from 2023 to 2025 Mr. Stephenson was the Chief Executive Officer and Head of Investment Banking for FE Capital Markets, LLC, a technology investment banking firm, and from 2020 to 2023 he was a Managing Director with GLC Securities LLC, a restructuring and investment banking firm. Mr. Stephenson has additional investment banking experience at Deutsche Bank Securities, JPMorgan Chase Securities, Jefferies & Company, Merrill Lynch, and Duff & Phelps Securities. He has closed over 300 M&A and corporate financing transactions in 20 countries valued at more than $70 billion and has been an Independent Director and Chair of the Audit Committee for a NASDAQ listed company. Mr. Stephenson received his M.B.A. from Harvard Business School, his J.D. (with honors) from Boston College Law School, and his B.A. from the University of Michigan. Mr. Stephenson is admitted to practice law in New York.

Mark Tubinis is our Senior Vice President and Chief Commercial Officer. Mr. Tubinis joined Veea in 2020. He is a seasoned technology executive recognized for building and managing global product and services organizations. He has broad experience in virtualized and cloud-based fixed and mobile service delivery (voice, video, data and IoT), and has worked in engineering management, product management, business development, and strategic planning and partnering over his career. He served as SVP of SeaChange International, an OTC-listed supplier of video delivery software, from October 2016 to January 2019; as the Chairman of the Board of Airfusion, a private AI driven data analytics company, from 2016 to 2020; and as a director of Classco, Inc., a specialist in Calling Line ID technologies, from 1996 to 2019. Since 2024, he has served as an advisor of zTouch, LLC, a private AI based network optimization and automation company. At Alcatel-Lucent (via acquisition of WaterCove Networks), Cedar Point Communications, Savant, SeaChange International and now Veea, Mr. Tubinis enjoys working with industry thought leaders to deliver innovative, award-winning solutions. Mr. Tubinis holds an MSEE/Computer Engineering and Communications from Massachusetts Institute of Technology (MIT) and a BSEE from Boston University.

Michael Salmasi serves as a Class I director of the Board. Michael Salmasi is a co-founder of Veea Inc. and has served on its board of directors since its inception. Michael has also served as CEO of Veea Solutions Inc., a subsidiary of Veea Inc., since 2013. In this role, Mr. Salmasi plays a leading role in a variety of initiatives and engages with the company’s business partners to deliver edge computing solutions to customers in a range of projects, including Smart Retail, Smart Buildings, and Smart Agriculture. Prior to co-founding Veea Inc., Mr. Salmasi worked at UBS Financial Services from 2009 to 2012. Mr. Salmasi holds a Master of Business Administration from New York University Stern School of Business. Mr. Salmasi is a co-founder of the Company and was selected to serve on our Board due to his industry experience and deep knowledge about the Company.

Douglas Maine serves as a Class II director of the Board. Mr. Maine joined International Business Machines Corporation (“IBM”) in 1998 as Chief Financial Officer following a 20-year career with MCI (now part of Verizon) where he was Chief Financial Officer from 1992-1998. He was named General Manager of ibm.com in 2000 and General Manager, Consumer Products Industry in 2003 and retired from IBM in 2005. Mr. Maine previously served as a director of the following public companies: Acreage Holdings from 2018-2023; Albemarle Corporation from 2015 to 2020, Orbital-ATK, Inc. from 2006-2017, BroadSoft, Inc. from 2006-2017 and Rockwood Holdings, Inc. from 2005-2015. Maine is a former two-term member of the Standing Advisory Group of the Public Company Accounting Oversight Board. Mr. Maine holds a BS from Temple University and an MBA from Hofstra University. Mr. Maine is also a Columbia Business School Executive in Residence. Mr. Douglas was selected to serve on our Board due to his industry experience and public company background.

Kanishka Roy serves as Class III director of the Board. Mr. Roy is a technology and finance veteran, with over 20 years of experience as a technology investment banker, public company executive, and growth investor. From 2014 to 2019, Mr. Roy helped leading Software and Internet companies with mergers and acquisitions (M&A) and capital markets transactions. Mr. Roy also served as the Global Head of Tech M&A Origination for Morgan Stanley, where he was responsible for initiating large, industry-transforming mergers, helping clients take a long-term view of the competitive landscape and implementing winning M&A playbooks to maximize shareholder value. Over his career, Mr. Roy has participated in over $100 billion of M&A transactions. Most recently, from 2019 to 2020, he was Global CFO at SmartNews, a multi-billion-dollar private AI company with over 20 million monthly average users and led the strategic finance and growth of a rapidly growing company across multiple geographies. Mr. Roy started his career as a software engineer at two software startups, both of which were acquired by larger public companies, and also worked in executive strategy roles at IBM. Mr. Roy is also President, Chief Executive Officer, Secretary, Treasurer, and board member of Plum Acquisition Corp. III, a special purpose acquisition company traded on Nasdaq. Mr. Roy holds an undergraduate degree in Electrical & Computer Engineering and an MBA from the Tuck School of Business at Dartmouth. Mr. Roy was selected to serve on our Board due to his public company background, significant investment experience and background in a wide variety of industries.

Alan Black serves as a Class II director of the Board. Mr. Black founded Surfspray Capital, LLC in 2017 through which he has advised over a dozen companies including Looker Data Sciences where he served on the Board and was Chair of the Audit Committee (acquired by Google in 2019); Bill.com Holdings (2019 IPO), HashiCorp (2021 IPO), and private software companies including Intercom, Komodo Health, Mattermost, Netlify, Nozomi Networks, and others. He brings more than 35 years of experience as an executive leading public and private software enterprises, including IPO experience as CFO at Zendesk (2014 IPO) and Openwave Systems (1999 IPO). In between those companies, Mr. Black was President and CEO of Intelliden (acquired by IBM in 2010). Mr. Black currently sits on the boards of Nextiva, Matillion, and Plum Acquisition Corp. III. He holds a Bachelors of Commerce and a Graduate Diploma in Public Accountancy degrees from McGill University in Montreal, Canada, and serves on McGill’s Board of Advisors for the Western United States, co-chairing its Bursary Subcommittee. Mr. Black is now retired from active membership in the Institute of Chartered Accountants of Ontario (Canada) and Society of Certified Public Accountants (California), in which professional organizations he was a licensed member for over two decades. Mr. Black was selected to serve on our Board due to his public company background, significant investment experience and background in a wide variety of industries.

Helder Antunes serves as a Class II director of the Board and the Company’s Executive Vice President and Chief Revenue Officer. Mr. Antunes is an entrepreneur, technologist, and executive with over 30 years of experience in Silicon Valley and around the world. Until May 2025, Mr. Antunes served as CEO of Crowdkeep, an Internet of Things (IoT) company specializing in asset, people, and condition tracking across multiple industries. From January 2019 to January 2024, Mr. Antunes was the CEO of Cyvolve. Mr. Antunes previously served as a Cisco executive for over 20 years, crucial in leading corporate innovation and in the development of many of Cisco’s many security products, such as IoS imbedded security, Cisco Virtual Office (CVO), and Dynamic Multipoint VPN, as well as leading projects like Cisco Connected Car, founding the OpenFog Consortium, and developing the reference architecture for all things IoT. A renowned expert in data security, Internet of Things (IoT), fog computing, and disruptive innovation, Mr. Antunes speaks at numerous conferences and symposiums around the world every year and has presented to the U.S. Congress, and the parliaments of countries like Norway and Portugal on the topics of technology and innovation. Mr. Antunes has also served as an advisor to the Government of Portugal and the Regional Government of the Azores, counseling on the topics of stimulating high tech development, fostering investment environments, and promoting science & technology education. Mr. Antunes was selected to serve on our Board due to his background in a wide variety of industries with a focus on IT.

Gary Cohen serves as a Class I director of the Board. Mr. Cohen is an experienced business leader with a background in global management. Mr. Cohen currently serves on the Board of Trustees for Northwell Health. Mr. Cohen has previously served on the President’s Council for Union College, the Global Advisory Board of Ragon Institute of MGH, MIT and Harvard, the Global Advisory Council of African Leadership University, US Advisory Council of African Leadership Academy, and Director and Treasurer of Gift of Hope USA. Mr. Cohen has been retired since 2014. Prior to retirement, Mr. Cohen was employed with IBM Corporation from 1978 to 2014 (with an 18-month gap). During his time at IBM Corporation, Mr. Cohen served as General Manager, Global Communications Sector, Chairman of IBM Africa, and Executive Leader of Global Alliances, among other roles. Mr. Cohen led IBM Corporation’s $12 billion business with telecommunications, energy and utilities, and media and entertainment clients worldwide, with particular focus in leading the development in Africa. Prior to that Mr. Cohen served as General Manager of IBM’s Pervasive Computing (IoT) business unit and before that was Vice President of Strategy. Furthermore, Mr. Cohen managed critical partnerships with businesses like SAP, Cisco, and Oracle. Mr. Cohen holds an MBA in Finance from New York University and a Bachelor of Science in Economics and Psychology from Union College. Mr. Cohen was selected to serve on our Board because of his long-time global business experience and leadership experiences.

Family Relationships

Except for Allen Salmasi, our CEO and chairman, who is the father of, Michael Salmasi, our director and Chief Executive Officer of our subsidiary, Veea Solutions, Inc., there are no family relationships between any of the executive officers or directors of the Company.

Director or Officer Involvement in Certain Prior Legal Proceedings

Our directors and executive officers were not involved in any legal proceedings as described in Item 401(f) of Regulation S-K in the past ten years, except that we are aware of several non-material claims alleging unpaid fees under ordinary course vendor or contractor agreements.

Director Independence

Nasdaq listing rules require that a majority of the board of directors of a company listed on Nasdaq be composed of “independent directors,” which is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship, which, in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. The Company’s Board has determined that each of Douglas Maine, Kanishka Roy, Gary Cohen and Alan Black is an independent director under the Nasdaq listing rules and Rule 10A-3 of the Exchange Act. In making these determinations, the Board considered the current and prior relationships that each non-employee director had with Veea and has with the Company and all other facts and circumstances the Board deemed relevant in determining independence, including the beneficial ownership of our common stock by each non-employee director.

Committees of the Board of Directors

The standing committees of Company’s Board consists of an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. The composition of each committee is set forth below.

Audit Committee

The Company’s Audit Committee has been established in accordance with Section 3(a)(58)(A) of the Exchange Act and consists of Douglas Maine, Gary Cohen and Alan Black, each of whom is an independent director and is “financially literate” as defined under the Nasdaq listing standards. Douglas Maine serves as chair of the Audit Committee. The Company’s Board has determined that Mr. Maine qualifies as an “audit committee financial expert,” as defined under rules and regulations of the SEC.

Compensation Committee

The Company’s Compensation Committee consists of Gary Cohen and Douglas Maine, each of whom is an independent director under Nasdaq’s listing standards, and Gary Cohen serves as chair of the Compensation Committee.

Nominating and Corporate Governance Committee

The Company’s Nominating and Corporate Governance Committee consists of Kanishka Roy and Alan Black, each of whom is an independent director under Nasdaq’s listing standards, and Kanishka Roy serves as the chair of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is responsible for overseeing the selection of persons to be nominated to serve on the Board. The Nominating and Corporate Governance Committee considers persons identified by its members, management, shareholders, investment bankers and others.

The guidelines for selecting nominees are specified in the Nominating and Corporate Governance Committee Charter.

Compensation Committee Interlocks and Insider Participation

None of the members of the Company’s compensation committee has ever been an executive officer or employee of the Company. None of the Company’s executive officers currently serve, or have served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers that will serve as a member of the Board or compensation committee.

Role of the Board in Risk Oversight/Risk Committee

Of the key functions of the Board is informed oversight of the Company’s risk management process. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various standing committees of the Board that address risks inherent in their respective areas of oversight. For example, the Company’s audit committee is responsible for overseeing the management of risks associated with the Company’s financial reporting, operational, privacy and cybersecurity, competition, legal, regulatory, compliance and reputational matters; and the Company’s compensation committee oversees the management of risks associated with our compensation policies and programs.

Oversight of Cybersecurity Risks

The Company faces a number of risks, including cybersecurity risks and those other risks described under the section titled “Risk Factors” included in this prospectus. The audit committee is responsible for overseeing the steps management has taken with respect to cybersecurity risk exposure. As part of this oversight, the audit committee will receive regular reports from management of the Company on cybersecurity risk exposure and the actions management has taken to limit, monitor or control such exposures at its regularly scheduled meetings. Management will work with third party service providers to maintain appropriate controls. We believe this division of responsibilities is the most effective approach for addressing the Company’s cybersecurity risks and that the Board leadership structure supports this approach.

Limitation on Liability and Indemnification of Directors and Officers

The Charter contains provisions that limit the liability of the directors and officers for damages to the fullest extent permitted by Delaware law. Consequently, the directors will not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, and the Company’s officers will not be personally liable to the Company’s stockholders for monetary damages for breach of fiduciary duty as an officer, in each case except for any liability for:

●	any breach of the director’s or officer’s duty of loyalty to the Company or its stockholders;

●	any act or omission not in good faith or which involves intentional misconduct or a knowing violation of law;

●	any transaction from which the director or officer derived an improper personal benefit; and

●	an illegal dividend, stock repurchase or redemption under Section 174 of the DGCL.

The Charter requires the Company to indemnify and advance expenses to, to the fullest extent permitted by applicable law, its directors, officers and agents. The Company plans to maintain a directors’ and officers’ insurance policy pursuant to which the directors and officers are insured against liability for actions taken in their capacities as directors and officers. Finally, the Charter prohibits any retroactive changes to the rights or protections or increasing the liability of any director in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

In addition, the Company has entered into separate indemnification agreements with its directors and officers. These agreements, among other things, require the Company to indemnify its directors and officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of their services as one of the Company’s directors or officers or any other company or enterprise to which the person provides services at the Company’s request.

We believe these provisions in the Charter are necessary to attract and retain qualified persons as directors and officers for the Company.

Corporate Governance Guidelines and Code of Business Conduct

The Board has adopted Corporate Governance Guidelines that address items such as the qualifications and responsibilities of its directors and director candidates and corporate governance policies and standards applicable. In addition, the Board has adopted a Code of Business Conduct and Ethics that applies to all of its employees, officers and directors, including its Chief Executive Officer, Chief Financial Officer and other executive and senior financial officers. The full text of the Company’s Corporate Governance Guidelines and its Code of Business Conduct and Ethics are posted on the Corporate Governance portion of the Company’s website at www.veea.com. Information contained on or accessible through the Company’s website is not a part of this prospectus, and the inclusion of the Company’s website address in this prospectus is an inactive textual reference only. The Company intends to make any legally required disclosures regarding amendments to, or waivers of, provisions of its code of ethics on its website rather than by filing a Current Report on Form 8-K.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information known to the Company regarding beneficial ownership of shares of the Company’s common stock as of May 5, 2026 by:

●	each person known by the Company to be the beneficial owner of more than 5% of the Company’s outstanding common stock;

●	each of the Company’s named executive officers and directors; and

●	all executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options, warrants and certain other derivative securities that are currently exercisable or will become exercisable within 60 days.

The percentage of beneficial ownership is based on 50,407,567 shares of common stock issued and outstanding as of May 5, 2026.

In accordance with SEC rules, shares of our common stock which may be acquired upon exercise of stock options or warrants which are currently exercisable or which become exercisable within 60 days after May 5, 2026, are deemed beneficially owned by the holders of such options and warrants and are deemed outstanding for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage of ownership of any other person.

Unless otherwise indicated, the business address of each of the entities, directors and executives in this table is 164 E. 83rd Street, New York, New York, United States. Unless otherwise indicated and subject to community property laws and similar laws, the Company believes that all parties named in the table below have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

Name and Address of Beneficial Owners(1)	Number of Shares of Common	%
Directors and Executive Officers
Allen Salmasi (2)	71,332,151	70.9%
Janice K. Smith (3)	167,399	*
Randal V. Stephenson (4)	60,200	*
Mark Tubinis (5)	68,924	*
Douglas Maine (6)	135,627	*
Helder Antunes (7)	555,331	1.1
Michael Salmasi (8)	334,441	*
Kanishka Roy (9)	3,220,611	6.3%
Gary Cohen	89,449	*
Alan Black	125,836	*

5% Stockholders
NLabs Inc. (2)	60,002,385	64.5%
Salmasi 2004 Trust	2,808,475	5.6%
All directors and executive officers as a group (10 individuals)	76,089,969	74.7%

*	Less than 1%.

1)	Unless otherwise noted, the business address of each of the following entities or individuals is 164 E. 83rd Street, New York, New York, United States.

2)	Consists of 17,388,017 shares held by NLabs Inc., an entity controlled by Mr. Salmasi and members of his immediate family, 2,808,475 shares held by Salmasi 2004 Trust, the trustee of which is a member of Mr. Salmasi’s immediate family, 437,029 shares held directly by Mr. Salmasi, 491,059 shares held by Mr. Salmasi’s spouse, 2,992,475 shares issuable upon exercise of the options held by Mr. Salmasi, 5,239,096 shares issuable upon exercise of the 2025 Investor Warrants held by NLabs, 37,375,272 shares of common stock issuable upon conversion of shares of Series A Preferred held by NLabs, and 4,600,728 shares of common stock issuable upon conversion of shares of Series A Preferred held by 83rd Street, an affiliate of Mr. Salmasi, excluding 33,551,486 shares issuable upon exercise the NLabs 2026 Warrants held by NLabs.

3)	Includes options to purchase up to 137,500 of the 250,000 shares of common stock awarded to Janice K. Smith, pursuant to the Smith Transition Agreement. Does not include the remining 112,500 shares of common stock exercisable pursuant to such option, since such shares are not exercisable within 60 days after May 5, 2026.

4)	Includes options to purchase 60,200 shares.

5)	Includes options to purchase 68,924 shares and excludes the options to purchase 125,000 shares that are subject to certain vesting schedules including a certain revenue target of the company.

6)	Includes options to purchase 19,619 shares.

7)	Includes 20,000 shares issuable upon conversion of the September 2024 Note and excludes the options to purchase 110,000 shares that are subject to certain vesting schedules including a certain revenue target of the company.

8)	Includes options to purchase 25,000 shares and excludes the options to purchase 75,000 shares that are subject to certain vesting schedules including a certain revenue target of the company.

9)	Includes 985,277 shares issuable upon exercise of SPAC Private Placement Warrants.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following includes a summary of transactions since January 1, 2023 to which we have been a party in which the amount involved will exceed $120,000, and in which any of our directors, executive officers or, to our knowledge, beneficial owners of more than 5% of our capital stock, or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than equity and other compensation, termination, change in control and other arrangements, which are described under “Executive Compensation.” We also describe below certain other transactions with our directors, executive officers and stockholders.

Certain Relationships and Related Person Transactions of Veea

Conversion Agreements

On March 30, 2026, in connection with the Company’s application to transfer its listing to The Nasdaq Capital Market, to ensure the Company’s compliance with the listing requirements of The Nasdaq Capital Market, the Company entered into separate conversion agreements with each of NLabs and 83rd Street pursuant to which (i) NLabs agreed to convert (x) $16,876,400 principal and accrued interest of outstanding NLabs 2025 Notes into 168,764 shares of Series A Preferred (as defined below) and (y) $2,000,000 of the accrued rent owed to it in respect of the 164 East 83rd Street office lease into 20,000 shares of Series A Preferred and (i) 83rd Street agreed to convert $2,323,600 of the accrued rent owed to it in respect of the 166 East 83rd Street office lease into 23,236 shares of Series A Preferred Under the terms of the conversion agreements, NLabs and 83rd Street are each entitled to certain registration rights with respect to the shares of common stock issuable upon conversion of the shares of Series A Preferred.

In connection with the conversion, on March 30, 2026, the Company filed a Certificate of Designation of Series A Preferred with the Secretary of State of the State of Delaware to designate Series A Preferred. Each share of Series A Preferred is entitled to vote on an as converted basis along with the common stock, and holders of Preferred Stock are entitled to receive dividends that are economically equivalent to any dividends declared with respect to the common stock Each share of Series A Preferred is convertible into 198 shares of common stock, at the option of the holder.

Issuance of Warrants to NLabs

On March 30, 2026, in connection with the execution of the note conversion agreement and in consideration of NLabs’s entering into the note conversion agreement, the Company and NLabs entered into the No. 1 Amendatory Agreement to the NLabs 2025 Notes, pursuant to which (i) the face amount of each NLabs 2025 Note was amended to adjust such face amount to equal the “Adjusted Face Amount” of such NLabs 2025 Notes reflected on Schedule I thereof and (ii) the Company issued to NLabs a warrant to purchase 33,551,486 shares of the common stock at an exercise price of $0.503 per share. The warrants may be exercised commencing on October 1, 2026 until March 30, 2031.

NLabs 2025 Notes

From October 2025 through February 2026, NLabs made several unsecured loans to the Company aggregating $18,185,000. NLabs is a principal stockholder of the Company and an affiliate of the Company’s Chief Executive Officer. The loans are evidenced by separate Demand Promissory Notes. Interest on the notes accrue and is payable at maturity at an annual rate equal to 10%, with interest calculated on the basis of a 365-day year and the actual days elapsed. The note and accrued interest thereon is payable upon the earlier of March 31, 2026 and demand by NLabs. The Company may prepay the notes, in whole or in part, without penalty at any time. The proceeds of the notes were used by the Company for working capital including, without limitation, repayment of the Company’s line of credit facility with JP Morgan Chase Bank. On March 30, 2026, $16,876,400.00 of the outstanding NLabs 2025 Notes, together with accrued interest of $406,057, were converted into shares of Series A Preferred. In connection with the conversion transaction, the outstanding NLabs 2025 Notes were amended to adjust the face amount of each such note, prior to conversion, to give effect to an additional discount of 13.04%, in line with the White Lion Note Purchase Agreement and (ii) provide for the issuance of warrants to purchase 33,551,486 shares of common stock at an exercise price of $0.503 per share.

2025 Public Offering

On August 12, 2025, the Company, entered into a Placement Agency Agreement with A.G.P. /Alliance Global Partners (“AGP”) whereby AGP agreed to act, on a “reasonable best efforts” basis, as placement agent in connection with the Company’s registered public offering (the “2025 Offering”) of 9,239,096 shares of common stock, each with one accompanying 2025 Investor Warrant to purchase one share of common stock. The Company also entered into a securities purchase agreement with the investors who purchased the securities in the 2025 Offering.

Included in the aggregate securities purchased are (i) 3,239,096 shares of common stock and accompanying warrants that were issued to NLabs, an existing stockholder and an affiliate of the Company and the Company’s Chief Executive Officer, in exchange for the extinguishment of certain of the Company’s outstanding non-convertible promissory notes in the aggregate principal amount, plus accrued interest, of $3,239,096, and (ii) 2,000,000 shares of common stock and accompanying warrants that were issued to NLabs in consideration of cash payment made by NLabs, along with other investors participating in the offering.

Under the terms of the 2025 Offering, the Company agreed to sell each share with one accompanying warrant in the Offering at a public offering price of $1.00 per share with one accompanying warrant. The 2025 Investor Warrants are exercisable immediately upon issuance and have an initial exercise price of $1.10 per share, subject to certain adjustments, and will expire five years from the date of issuance. The warrants contain ownership limitations pursuant to which a holder does not have the right to exercise any portion of their warrants if it would result in the holder (together with its affiliates) beneficially owning more than 4.99% (or, at the election of the holder, 9.99%) of the Company’s outstanding common stock.

The 2025 Offering closed on August 14, 2025. The securities were registered pursuant to the registration statement on Form S-1 (File No. 333-288878), which was initially filed with the SEC on July 23, 2025, as amended, and which the Commission declared effective on August 12, 2025, and the registration statement on Form S-1MEF (File No. 333-289555), filed with the SEC on August 13, 2025.

As compensation for services rendered by AGP in connection with the 2025 Offering, the Company agreed to pay AGP an aggregate cash fee of (i) 7.0% of the aggregate gross proceeds raised in the 2025 Offering by the investors introduced by AGP plus (ii) 3.5% of the aggregate gross proceeds raised in the offering by the investors introduced by the Company. AGP received no cash fee for any securities purchased by NLabs in the 2025 Offering in satisfaction of the promissory notes. The Company agreed to reimburse AGP for up to $70,000 for its legal fees, and $10,000 for non-accountable fees and expenses.

The Company received gross proceeds from the 2025 Offering of approximately $6.0 million, before deducting placement agent fees and other estimated offering expenses payable by the Company. The net proceeds to the Company from the 2025 Offering, after deducting AGP’s fees and expenses and estimated offering expenses (excluding proceeds to the Company, if any, from the future exercise of the warrants), were approximately $5.3 million.

Lease Arrangements

On March 1, 2014, Private Veea entered into a sublease agreement with NLabs Inc., an affiliate of Private Veea’s CEO for office space for an initial term of five years. In 2018, Private Veea renewed the sublease for an additional five-year term with all other terms and conditions of the sublease remaining the same. The renewal term expired February 28, 2024 and was subsequently extended to December 31, 2026. Rent for the office space is accrued and not paid in cash. The Company recognized rent expense of $245,000 and $244,000 for each of years ended December 31, 2025 and 2024, respectively, which was classified as general and administrative expenses in the Company’s consolidated statements of operations and comprehensive loss. Accrued and unpaid rent expense included in the Company’s consolidated balance sheets was $1,958,400 as of December 31, 2025 and $1,713,600 as of December 31, 2024. On March 30, 2026 the outstanding accrued rent through such date in the total amount of $2,000,000, was converted into shares of the Company’s newly designated Series A Preferred.

In April 2017, Private Veea entered into a lease agreement with 83rd Street to lease office space for an initial term of two years. The sole member of 83rd Street is the Salmasi 2004 Trust. As of the dated of this prospectus, the Salmasi 2004 Trust held approximately 5.6% of Veea’s outstanding capital stock. Veea’s CEO is the grantor of the Salmasi 2004 Trust.  In 2018, Private Veea renewed the lease for an additional five-year term, with all other terms and conditions of the lease remaining the same. The renewal term expired February 28, 2024, and was subsequently extended to December 31, 2026. Rent for the office space is accrued and not paid in cash. The Company recognized rent expense of $288,000 and $281,000 for the years ended December 31, 2025 and 2024, respectively, which is classified as general and administrative expenses in the Company’s consolidated statements of operations and comprehensive income (loss). Accrued and unpaid rent expense included in the Company’s consolidated balance sheets was $2,232,000 and $1,944,000 as of March 31, 2025 and December 31, 2024, respectively. On March 30, 2026, the outstanding accrued rent as of such date in the total amount of $2,323,600 was converted into shares of the Series A Preferred.

Rent expense for the above leases is reported as general and administrative expenses in Veea’s consolidated statements of operations.

Pre Business Combination Related Party Debt with Private Veea

In 2021 and 2022, NLabs and certain of its affiliates made loans to the Company evidenced by promissory notes aggregating $9,500,000 (the “Bridge Notes”). The Bridge Notes bore interest on the outstanding principal at a rate of 10% per annum, calculated on the basis of a 365-day year. The original maturity date of the Bridge Notes was December 31, 2022, which was extended to December 31, 2023, which was subsequently extended to September 30, 2024. The Company accounted for the extension as a modification of the Bridge Notes. The unpaid principal amount and accrued unpaid interest on the Bridge Notes was due and payable upon the date of the first to occur of (i) the maturity date and (ii) the consummation of a debt or equity financing transaction with an unrelated third party.

In 2022 and 2023, NLabs and certain of its affiliates made loans to the Company evidenced by promissory notes in the aggregate principal amount of $3,098,000 (the “Promissory Notes” and collectively with the Bridge Notes, the “Related Party Notes”). The Promissory Notes bore interest on the outstanding principal amount at a rate of 10% per annum, calculated on the basis of a 365-day year. The unpaid principal amount and accrued interest on the Promissory Notes was due and payable upon the earlier of demand and December 31, 2023, which was subsequently extended to September 30, 2024.

Concurrent with the Closing of the Business Combination, all outstanding Related Party Notes together with accrued interest were converted into shares of common stock at a price of $5.00 per share, which shares were not considered shares of Private Veea and were in addition to the shares of common stock issued to holders of shares of Private Veea.

NLabs Common Stock Warrants (Prior to the Closing of the Business Combination)

In consideration for the guarantee by the Company’s CEO (then CEO of Private Veea) of Private Veea’s obligations under the certain revolving loan agreement and a previously outstanding loan agreement with First Republic Bank, which was subsequently acquired by JPMorgan Chase, Private Veea issued warrants to purchase an aggregate of 2,430,000 shares of Private Veea’s common stock (the “Loan Guarantee Warrants”). The exercise price of the warrants is $0.01 per share. The warrants are exercisable for a period of seven years. The warrants were equity classified and had a fair value of $2,189,014 on the date of grant which is recognized as deferred cost and amortized to interest expense over the life of the loan agreements.

In December 2021, Private Veea issued warrants to purchase 630,000 shares of common stock in connection with the Bridge Notes issued to NLabs (the “Tranche 1 Bridge Note Warrants”). The exercise price of the warrants is $0.01 per share. The warrants are exercisable for a period of seven years. The warrants were equity classified and had a relative fair value of $499,416 on the date of grant which was recognized as original issue discount on the Bridge Notes in the year ended December 31, 2021.

In 2022, Private Veea issued warrants to purchase 320,000 shares of common stock in connection with the Private Veea Bridge Notes issued to NLabs (the “Tranche 2 Bridge Note Warrants” and collectively with the Loan Guarantee Warrants and the Tranche 1 Bridge Note Warrants, the “Related Party Private Veea Common Stock Warrants”). The exercise price of the warrants is $0.01 per share. The warrants are exercisable for a period of seven years. The warrants were equity classified and had a fair value of approximately $253,816 on the date of grant which was recognized as original issue discount on the Private Veea Bridge Notes in the year ended December 31, 2022.

At the Closing of the Business Combination, the Related Party Private Veea Common Stock Warrants were exercised in whole, on a net basis, for 3,880,000 shares of common stock of Private Veea at a conversion price of $0.01 per share for an aggregate purchase price of $38,800, and a total of 21,798 shares of common stock were surrendered in payment of the purchase price.

Pre-Business Combination Warrant Issuance

On September 13, 2024, in connection with the consummation of the Business Combination, Private Veea, Plum and the holders of certain notes (the “Private Veea Noteholders”) issued by Private Veea entered into Note Conversion Agreements, pursuant to which each Private Veea Noteholder agreed that principal and accrued interest under such notes shall convert into common stock at the Closing of the Business Combination at a per share value of $5.00, and that such shares shall be subject to a five-month lock-up period. At the Closing of the Business Combination, the notes having an aggregate of $15,739,846 in principal and accrued interest were converted into 3,147,970 shares of common stock.

SPAC Private Placement Warrants

Simultaneously with the closing of the Plum IPO, the Plum Sponsor purchased an aggregate of 6,256,218 SPAC Private Placement Warrants at a price of $11.50 per SPAC Private Placement Warrant in a private placement. No underwriting discounts or commissions were paid with respect to sale of the SPAC Private Placement Warrants. The issuance of the SPAC Private Placement Warrants was made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act of 1933, as amended. The SPAC Private Placement Warrants have terms and provisions that are identical to those of the public warrants, except where the context otherwise requires or where otherwise indicated.

Related Person Transactions Policy of the Company

The board of directors of the Company has adopted a written related-party transactions policy that conforms with the requirements for issuers having securities listed on Nasdaq. Under the policy, the Company’s audit committee serves as the approval authority for related party transactions, provided that, if the related party is, or is associated with, a member of the audit committee, the Company’s nominating and governance committee will serve as the approval authority for such transaction. The Company’s legal department is responsible for compiling and maintaining a master list of related parties, disseminate the master list to function and department leaders, the Chief Financial Officer and individuals responsible for accounts payable and accounts receivable, and contracting personnel in the legal department. Any transaction that the Company intends to undertake with a related party will be submitted to the compliance officer for determination of what approvals are required under the related-party transactions policy, and the compliance officer will refer to the approval authority any related party transaction he or she determines should be considered for evaluation by the approval authority consistent with the policy. If the compliance officer becomes aware of a transaction with a related party that has not been previously approved or previously ratified under the policy that required such approval, the transaction will be submitted promptly to the approval authority for review.

SELLING STOCKHOLDER

The selling stockholder may from time to time offer and sell any or all of the shares of Common Stock set forth below pursuant to this prospectus and any accompanying prospectus supplement. All the securities offered in this prospectus may be resold for so long as the registration statement, of which this prospectus forms a part, is available for use. When we refer to the “selling stockholder” in this prospectus, we mean the person listed in the table below, and the pledgees, donees, transferees, assignees, successors, designees, and others who later come to hold any of the selling stockholder’s interest in the Common Stock other than through a public sale. The selling stockholder may currently hold shares of our Common Stock registered pursuant to the registration statement of which this prospectus forms a part.

The below table provides additional details regarding the selling stockholder. The percentages are based on 50,407,567 shares of common stock issued and outstanding as of May 5, 2026.

We cannot advise you as to whether the selling stockholder will in fact sell any or all of such shares of Common Stock.

Selling stockholder information for the selling stockholder, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of such selling stockholder’s securities pursuant to this prospectus. To the extent permitted by law, a prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of each selling stockholder and the number of securities registered on its behalf. A selling stockholder may sell or otherwise transfer all, some, or none of such securities in this offering. See “Plan of Distribution.”

	Securities Beneficially Owned Prior to This Offering	Securities to be Sold in This Offering	Securities Beneficially Owned After This Offering
Name of Selling Holders	Shares of Common Stock	Shares of Common Stock	Shares of Common Stock	%
White Lion Capital, LLC (1)	10,364,621	9,193,579	10,364,621	2.1

(1)	Includes (i) up to 5,399,568 shares of common stock underlying the White Lion Notes, equal to the product of $2,500,000 divided by an assumed conversion price of $0.463 per share, the closing price of the common stock on May 5, 2026, given that the conversion price under the White Lion Notes does not provide for either a fixed conversion price or a floor price, and (ii) up to 4,964,053 shares of common stock issuable underlying the White Lion Warrants, including (A) up to 990,099 shares of common stock issuable upon exercise of the First White Lion Warrant, (B) up to 734,214 shares of common stock issuable upon exercise of the Second White Lion Warrant, and (C) up to 3,239,780 shares of common stock issuable upon exercise of three additional White Lion Warrants, equal to the product of $1,500,000 divided by $0.463 per share, the closing price of the common stock on May 5, 2026, which may be issued by the Company to White Lion, in the future. The White Lion Notes and White Lion Warrants contain ownership limitations pursuant to which White Lion does not have the right to exercise any portion of its White Lion Notes and White Lion Warrants if it would result in White Lion (together with its affiliates) beneficially owning more than 4.99% (or, at the election of White Lion, 9.99%) of the outstanding common stock upon the issuance of common stock in connection with any such exercise or conversion. The business address of White Lion is 17631 Ventura Blvd., Suite 1008, Encino, CA 91316. White Lion’s principal business is that of a private investor. Yash Thukral, Sam Yaffa, and Nathan Yee are the managing principals of White Lion. Therefore, each of Thukral, Yaffa, and Yee may be deemed to have sole voting control and investment discretion over securities beneficially owned directly by White Lion and, indirectly, by White Lion. We have been advised that White Lion is not a member of the Financial Industry Regulatory Authority, or FINRA, or an independent broker-dealer. The foregoing should not be construed in and of itself as an admission by Thukral, Yaffa, and Yee as to beneficial ownership of the securities beneficially owned directly by White Lion and, indirectly, by White Lion.

DESCRIPTION OF OUR SECURITIES

The following description summarizes certain important terms of our capital stock, including the provisions included in our Charter, Bylaws, Certificate of Designation of Series A Preferred and the Warrant Agreement. This description is not complete and is qualified by reference to the full text of our Charter, Bylaws, Certificate of Designation of Series A Preferred and the Warrant Agreement, which are included as exhibits to the registration statement of which this prospectus is a part, as well as the applicable provisions of the DGCL.

Authorized and Outstanding Capital Stock

The Charter authorizes the issuance of 551,000,000 shares of capital stock, consisting of (i) 550,000,000 shares of the common stock and (ii) 1,000,000 shares of the preferred stock.

As of May 5, 2026, Veea had 50,407,567 shares of common stock , 212,000 shares of Series A Preferred and 6,384,284 public warrants issued and outstanding.

Common Stock

Voting Rights

Holders of the common stock will be entitled to cast one vote per share. Generally, holders of all classes of the common stock vote together as a single class, and an action is approved by the stockholders if the number of votes cast in favor of the action exceeds the number of votes cast in opposition to the action, subject to certain exceptions, while directors are elected by a plurality of the votes cast. Holders of the common stock will not be entitled to cumulate their votes in the election of directors.

Dividend rights

Subject to the rights of the holders of the Preferred Stock and any other provisions of the Charter, as it may be amended from time to time, holders of the common stock will be entitled to receive such dividends and other distributions in cash, stock or property of the Company when, as and if declared thereon by the Board, in its discretion, from time to time out of assets or funds of the Company legally available therefor. See “- Preferred Stock,” below for more information regarding the dividend rights of the holders of the preferred stock.

Preferred Stock

The Charter provides that the Board has the authority, without action by the stockholders, to designate and issue shares of preferred stock in one or more classes or series, and the number of shares constituting any such class or series, and to fix the voting powers, designations, preferences, limitations, restrictions and relative rights of each class or series of preferred stock, including, without limitation, dividend rights, dividend rates, conversion rights, exchange rights, voting rights, rights and terms of redemption, dissolution preferences, and treatment in the case of a merger, business combination transaction, or sale of the Company’s assets, which rights may be greater than the rights of the holders of the common stock. There are 212,000 shares of Series A Preferred outstanding as of the date of this prospectus.

The purpose of authorizing the Board to issue preferred stock and determine the rights and preferences of any classes or series of preferred stock is to eliminate delays associated with a stockholder vote on specific issuances. The simplified issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of the Company’s outstanding voting stock. Additionally, the issuance of preferred stock may adversely affect the holders of the common stock by restricting dividends on the common stock, diluting the voting power of the common stock or subordinating the dividend or liquidation rights of the common stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of the common stock.

Series A Preferred Stock

Voting Rights

Each share of Series A Preferred entitles the holder of such shares to cast one vote for each whole vote that such holder would be entitled to cast had such holder converted its Series A Preferred into shares of common stock as of the date immediately prior to the record date for determining the stockholders of the Company eligible to vote on any such matter.

Dividend rights

Holders of Series A Preferred are entitled to receive dividends on an as-if-converted-to-common stock basis, to and in the same form as dividends actually paid on shares of the common stock when, as and if such dividends are paid on shares of the common stock. No other dividends shall be paid on shares of Series A Preferred.

Liquidation rights

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, each issued and outstanding share of Series A Preferred shall be entitled to be paid out of the assets of the Company available for distribution to its stockholders before any payment shall be made to the holders of common stock by reason of their ownership thereof, in accordance with the Charter.

Warrants

2025 Investor Warrant

Form. The common warrants will be issued as individual warrant agreements to the investors. You should review the form of common warrant, filed as an exhibit to the registration statement of which this prospectus forms a part, for a complete description of the terms and conditions applicable to the common warrant.

Exercisability. The common warrant will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full in immediately available funds for the number of shares of our common stock purchased upon such exercise (except in the case of a cashless exercise as described below). A holder (together with its affiliates) may not exercise any portion of the common warrant to the extent that the holder would own more than 4.99% (or, at the election of the holder, 9.99%) of the outstanding common stock immediately after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of ownership of outstanding stock after exercising the holder’s common warrants up to 9.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the common warrants. Purchasers of common warrants in this offering may also elect prior to the issuance of the common warrants to have the initial exercise limitation set at 9.99% of our outstanding common stock. No fractional shares of common stock will be issued in connection with the exercise of a common warrant. In lieu of fractional shares, we will pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price

Duration and Exercise Price. The assumed exercise price per whole share of our common stock purchasable upon the exercise of the common warrants is $1.45 per share of common stock (or 100% of the assumed offering price per share and accompanying common warrants). The common warrants will be exercisable beginning on the effective date of the Warrant Stockholder Approval, provided however, if the Pricing Conditions are met, the Warrant Stockholder Approval will not be required and the common warrants will be exercisable on the Initial Exercise Date. The common warrants will expire five years from the Initial Exercise Date or the Warrant Stockholder Approval, as applicable. The exercise price of the common warrants is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common stock and also upon any distributions of assets, including cash, stock or other property to our stockholders.

Cashless Exercise. If, at any time after the holder’s purchase of common warrants, such holder exercises its common warrants and a registration statement registering the issuance of the shares of common stock underlying the common warrants under the Securities Act is not then effective or available (or a prospectus is not available for the resale of shares of common stock underlying the common warrants), then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder shall instead receive upon such exercise (either in whole or in part) only the net number of shares of common stock determined according to a formula set forth in the common warrants. Notwithstanding anything to the contrary, in the event we do not have or maintain an effective registration statement, there are no circumstances that would require us to make any cash payments or net cash settle the common warrants to the holders.

Transferability. Subject to applicable laws, the common warrants may be offered for sale, sold, transferred or assigned at the option of the holder upon surrender of the common warrants to us together with the appropriate instruments of transfer.

Exchange Listing. We do not plan on applying to list the common warrants on Nasdaq, any other national securities exchange or any other nationally recognized trading system.

Fundamental Transactions. In the event of a fundamental transaction, as described in the common warrants and generally including any reorganization, recapitalization or reclassification of our common stock, the sale, transfer or other disposition, in each case, of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding common stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding common stock, the holders of the common warrants will be entitled to receive upon exercise of the common warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the common warrants immediately prior to such fundamental transaction. In the case of certain fundamental transactions affecting us, a holder of common warrants, upon exercise of such warrants after such fundamental transaction, will have the right to receive, in lieu of shares of our common stock, the same amount and kind of securities, cash or property that such holder would have been entitled to receive upon the occurrence of the fundamental transaction, had the common warrants been exercised immediately prior to such fundamental transaction.

Rights as a Stockholder. Except by virtue of such holder’s ownership of shares of our common stock, the holder of a common warrants does not have the rights or privileges of a holder of our common stock, including any voting rights, until the holder exercises the common warrants.

White Lion Warrants

Form. The common warrants will be issued as individual warrant agreements to the warrant holders. You should review the form of common warrant, filed as an exhibit to the registration statement of which this prospectus forms a part, for a complete description of the terms and conditions applicable to the common warrant.

Exercisability. The common warrant will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full in immediately available funds for the number of shares of our common stock purchased upon such exercise (except in the case of a cashless exercise as described below). A holder (together with its affiliates) may not exercise any portion of the common warrant to the extent that the holder would own more than 4.99% (or, at the election of the holder, 9.99%) of the outstanding common stock immediately after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of ownership of outstanding stock after exercising the holder’s common warrants up to 9.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the common warrants. Purchasers of common warrants in this offering may also elect prior to the issuance of the common warrants to have the initial exercise limitation set at 9.99% of our outstanding common stock. No fractional shares of common stock will be issued in connection with the exercise of a common warrant. In lieu of fractional shares, we will pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price

Duration and Exercise Price. The assumed exercise price per whole share of our common stock purchasable upon the exercise of the common warrants is $.505 per share of common stock. The common warrants will be exercisable beginning on the effective date of the Warrant Stockholder Approval, provided however, if the Pricing Conditions are met, the Warrant Stockholder Approval will not be required and the common warrants will be exercisable on the Initial Exercise Date. The common warrants will expire five years from the Initial Exercise Date or the Warrant Stockholder Approval, as applicable. The exercise price of the common warrants is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common stock and also upon any distributions of assets, including cash, stock or other property to our stockholders.

Cashless Exercise. If, at any time after the holder’s purchase of common warrants, such holder exercises its common warrants and a registration statement registering the issuance of the shares of common stock underlying the common warrants under the Securities Act is not then effective or available (or a prospectus is not available for the resale of shares of common stock underlying the common warrants), then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder shall instead receive upon such exercise (either in whole or in part) only the net number of shares of common stock determined according to a formula set forth in the common warrants. Notwithstanding anything to the contrary, in the event we do not have or maintain an effective registration statement, there are no circumstances that would require us to make any cash payments or net cash settle the common warrants to the holders.

Transferability. Subject to applicable laws, the common warrants may be offered for sale, sold, transferred or assigned at the option of the holder upon surrender of the common warrants to us together with the appropriate instruments of transfer.

Exchange Listing. We do not plan on applying to list the common warrants on Nasdaq, any other national securities exchange or any other nationally recognized trading system.

Fundamental Transactions. In the event of a fundamental transaction, as described in the common warrants and generally including any reorganization, recapitalization or reclassification of our common stock, the sale, transfer or other disposition, in each case, of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding common stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding common stock, the holders of the common warrants will be entitled to receive upon exercise of the common warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the common warrants immediately prior to such fundamental transaction. In the case of certain fundamental transactions affecting us, a holder of common warrants, upon exercise of such warrants after such fundamental transaction, will have the right to receive, in lieu of shares of our common stock, the same amount and kind of securities, cash or property that such holder would have been entitled to receive upon the occurrence of the fundamental transaction, had the common warrants been exercised immediately prior to such fundamental transaction.

Call Option. The Company may elect, by written notice, to cause the warrant holder to exercise its unexercised warrants, at the then effective exercise price, at any time that (i) all warrant shares are fully registered for resale pursuant to an effective registration statement and (ii) the closing price of our common stock has been greater than $3.00 per share for at least thirty (30) consecutive trading days preceding the date of the Company’s notice.

Rights as a Stockholder. Except by virtue of such holder’s ownership of shares of our common stock, the holder of a common warrants does not have the rights or privileges of a holder of our common stock, including any voting rights, until the holder exercises the common warrants.

Public Warrants

There are currently outstanding an aggregate of 6,384,284 public warrants, which entitle the holders to acquire 6,384,284 shares of the common stock.

Each whole public warrant entitles the registered holder to purchase one share of the common stock at a price of $11.50 per share, subject to adjustment as discussed below, provided that the Company has an effective registration statement under the Securities Act covering the common stock issuable upon exercise of the public warrants and a current prospectus relating to them is available (or the permits holders to exercise their public warrants on a cashless basis under the circumstances specified in the Warrant Agreement) and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder. Pursuant to the Warrant Agreement, a public warrant holder may exercise its public warrants only for a whole number of shares of the common stock. This means only a whole public warrant may be exercised at a given time by a public warrant holder. The public warrant will expire five years after September 13, 2024, the date of the Closing of the Business Combination, at 5:00 p.m., Eastern Time, or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any shares pursuant to the exercise of a public warrant and will have no obligation to settle such public warrant exercise unless a registration statement under the Securities Act with respect to the shares underlying the public warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations described below with respect to registration. No public warrant will be exercisable and the Company will not be obligated to issue a share upon exercise of a public warrant unless the share issuable upon such public warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the public warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to public warrants, the holder of such public warrants will not be entitled to exercise such public warrants and such public warrants may have no value and expire worthless. In no event will we be required to net cash settle any public warrants.

The Company has registered the shares of the common stock issuable upon the exercise of the public warrants. Pursuant to the Warrant Agreement, the Company will be required to maintain a current prospectus relating to the shares issuable upon exercise of the public warrants until the expiration of the public warrants in accordance with the provisions of the Warrant Agreement. Notwithstanding the above, if the shares of the common stock are at the time of any exercise of a public warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of public warrants who exercise their public warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event it so elects, the Company will not be required to file or maintain in effect a registration statement, and in the event it does not so elect, the Company will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Redemption of public warrants for cash

Once the public warrants become exercisable, the Company may call the public warrants for redemption for cash:

●	in whole and not in part;

●	at a price of $0.01 per public warrant;

●	upon not less than 30 days’ prior written notice of redemption to each public warrant holder; and

●	if, and only if, the closing price of the common stock equals or exceeds $18.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading-days within a 30 trading-day period ending three (3) business days before we send to the notice of redemption to the public warrant holders.

If and when the public warrants become redeemable by us for cash, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

The Company has established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the public warrant exercise price. If the foregoing conditions are satisfied and the Company issues a notice of redemption of the public warrants, each public warrant holder will be entitled to exercise his, her or its public warrant prior to the scheduled redemption date. However, the price of the common stock may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) as well as the $11.50 public warrant exercise price after the redemption notice is issued.

Redemption procedures and cashless exercise

If we call the public warrants for redemption as described above, the Company will have the option to require any holder that wishes to exercise his, her or its public warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their public warrants on a “cashless basis,” the Company will consider, among other factors, its cash position, the number of public warrants that are outstanding and the dilutive effect on its shareholders of issuing the maximum number of shares of the common stock issuable upon the exercise of its public warrants. If the Company takes advantage of this option, all holders of public warrants would pay the exercise price by surrendering their public warrants for that number of shares of the common stock equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of shares of the common stock underlying the public warrants, multiplied by the excess of the “fair market value” of the common stock over the exercise price of the public warrants by (y) the fair market value and (B) 0.361. The “fair market value” will mean the average closing price of a share of the common stock for the ten (10) trading days ending on the third (3) trading day prior to the date on which the notice of redemption is sent to the holders of public warrants. If the Company takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of the common stock to be received upon exercise of the public warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. the Company believes this feature is an attractive option if it does not need the cash from the exercise of the public warrants after the Business Combination. If the Company calls the public warrants for redemption and it does not take advantage of this option, the holders of the SPAC Private Placement Warrants and their permitted transferees would still be entitled to exercise their SPAC Private Placement Warrants for cash or on a cashless basis using the same formula described above that other public warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis, as described in more detail below.

A holder of a public warrant may notify the Company in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such public warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the shares of the common stock outstanding immediately after giving effect to such exercise.

If the number of outstanding shares of the common stock is increased by a share capitalization payable in the common stock, or by a split-up of the common stock or other similar event, then, on the effective date of such share capitalization, split-up or similar event, the number of shares of the common stock issuable on exercise of each public warrant will be increased in proportion to such increase in the outstanding the common stock. A rights offering to holders of the common stock entitling holders to purchase the common stock at a price less than the fair market value will be deemed a share capitalization of a number of the common stock equal to the product of (i) the number of shares of the common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for the common stock) and (ii) the quotient of (x) the price per share of the common stock paid in such rights offering and (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for shares of the common stock, in determining the price payable for the common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of shares of the common stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the public warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of the common stock on account of such the common stock (or other securities into which the public warrants are convertible), other than (a) as described above or (b) certain ordinary cash dividends, then the public warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of the common stock in respect of such event.

If the number of outstanding shares of the common stock is decreased by a consolidation, combination, reverse share split or reclassification of common stock or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of shares of common stock issuable on exercise of each public warrant will be decreased in proportion to such decrease in outstanding shares of common stock.

Whenever the number of shares of the common stock purchasable upon the exercise of the public warrants is adjusted, as described above, the public warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of the common stock purchasable upon the exercise of the public warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of the common stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding the common stock (other than those described above or that solely affects the par value of such the common stock), or in the case of any merger or consolidation of the Company with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of the outstanding the common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of the Company as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the public warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the public warrants and in lieu of the common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of common stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the public warrants would have received if such holder had exercised their public warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of common stock in such a transaction is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the public warrant properly exercises the public warrant within thirty (30) days following public disclosure of such transaction, the public warrant exercise price will be reduced as specified in the Warrant Agreement based on the Black-Scholes Warrant Value (as defined in the Warrant Agreement) of the public warrant. The purpose of such exercise price reduction is to provide additional value to holders of the public warrants when an extraordinary transaction occurs during the exercise period of the public warrants pursuant to which the holders of the public warrants otherwise do not receive the full potential value of the public warrants.

The public warrants were issued in registered form under a Warrant Agreement between Continental Stock Transfer & Trust Company, as warrant agent, and the Company in connection with the Plum IPO. The Warrant Agreement provides that the terms of the public warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, and that all other modifications or amendments will require the vote or written consent of the holders of at least 50% of the then outstanding public warrants, and, solely with respect to any amendment to the terms of warrants we may issue in connection with the Business Combination or any other business combination, or Post-IPO Warrants (as defined in the Warrant Agreement), at least 50% of the then outstanding Post-IPO Warrants. You should review a copy of the Warrant Agreement, which filed as an exhibit to the registration statement of which this prospectus is a part, for a complete description of the terms and conditions applicable to the public warrants and SPAC Private Placement Warrants

The public warrants may be exercised upon surrender of the public warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the public warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of public warrants being exercised. The public warrant holders do not have the rights or privileges of holders of the common stock and any voting rights until they exercise their Public Warrants and receive common stock. After the issuance of the common Stock upon exercise of the public warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

No fractional shares will be issued upon exercise of the public warrants. If, upon exercise of the public warrants, a holder would be entitled to receive a fractional interest in a share, the Company will, upon exercise, round down to the nearest whole number the number of shares of the common stock to be issued to the public warrant holder.

The Company has agreed that, subject to applicable law, any action, proceeding or claim against the Company arising out of or relating in any way to the Warrant Agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and the Company irrevocably submits to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. See “Risk Factors - The Warrant Agreement designates the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of its SPAC Private Placement Warrants and public warrants, which could limit the ability of such warrant holders to obtain a favorable judicial forum for disputes with the Company.” This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.

SPAC Private Placement Warrants

The SPAC Private Placement Warrants have terms and provisions that are identical to those of the public warrants, as described above, except where the context otherwise requires or where otherwise indicated.

Assumed Warrants

Duration and Exercise Price

All of the Assumed Warrants are held by one institutional investor whose previously held warrants of Private Veea were assumed by the Company at the Closing of the Business Combination. The Assumed Warrants have an exercise price of $10.19 per share. The Assumed Warrants were immediately exercisable upon issuance and are exercisable for five years after the date of issuance. The exercise price and number of shares of common stock issuable upon exercise are subject to appropriate adjustment in the event of share dividends, share splits, reorganizations or similar events affecting our shares of common stock. Except for certain exceptions, the exercise price is also subject to adjustment in the event of subsequent equity sales by the Company at a price less than the then current exercise price of the Assumed Warrants.

Exercisability

The Assumed Warrants are exercisable, at the option of the holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of common stock purchased upon such exercise (except in the case of a cashless exercise as discussed below).

Cashless Exercise

In lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of common stock determined according to a formula set forth in the Assumed Warrants.

Liquidity Event

In the event of any liquidity event, as described in the Assumed Warrants and generally including any merger with or into another entity, sale of all or substantially all of our assets, tender offer or exchange offer, or reclassification of our shares of common stock, then upon any subsequent exercise of such warrant, the holder will have the right to receive as alternative consideration, for each share of common stock that would have been issuable upon such exercise immediately prior to the occurrence of such fundamental transaction, the number of shares of common stock of the successor or acquiring corporation or of our Company, if it is the surviving corporation, and any additional consideration receivable upon or as a result of such transaction by a holder of the number of shares of common stock for which the Assumed Warrants are exercisable immediately prior to such event.

Transferability

The Assumed Warrants may not be sold, transferred, pledged or hypothecated unless the Company shall have been provided (at the Holder’s expense) with an opinion of counsel satisfactory in form and substance to the Company, or other evidence reasonably satisfactory to the Company, that such transfer is not in violation of the Securities Act, or any applicable state securities laws.

Trading Market

There is no established trading market for the Assumed Warrants, and we do not expect a market to develop. We do not intend to apply for a listing for the Assumed Warrants on any securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of the Assumed Warrants will be limited.

Rights as a Shareholder

Except as otherwise provided in the Assumed Warrants or by virtue of the holders’ ownership of shares of common stock, the holders of Assumed Warrants do not have the rights or privileges of holders of our shares of common stock, including any voting rights, until such warrant holders exercise their warrants.

White Lion Convertible Promissory Note

Principal and Maturity

On the terms and conditions contained in a note purchase agreement, the note holders agreed to purchase unsecured promissory notes in the aggregate funded amount of up to $2,500,000. At the first closing, a convertible note with a face amount of $555,556 was issued. The note is convertible into shares of our common stock at conversion price equal to lesser of (i) $0.75 per share and (ii) 90% of the lowest VWAP (calculated as set forth in the note) for the prior consecutive ten (10) trading-day period, in each case subject to certain equitable adjustments. The note matures 12 months from the date of issuance and accrues interest at an annual rate of five (5) percent per annum.

Prepayment

The Company may prepay the amounts outstanding under notes, subject to certain terms and limitations as set forth in the note.

Conversion

The note is convertible (in whole or in part) into shares of common stock, at any time, at the option of the holder, at the .

Beneficial Ownership Limitation

The note may not be converted to the extent that the holder would own more than 4.99% (or, at the election of the holder, 9.99%) of our outstanding shares of Common Stock immediately after conversion, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of ownership of outstanding shares of Common Stock after converting the Second Tranche Note up to 9.99% of the number of shares of Common Stock outstanding immediately after giving effect to the conversion, as such percentage ownership is determined in accordance with the terms of the White Lion Note.

Events of Default

Upon the occurrence of any event of default (as defined in the note), following written notice to the Company, the outstanding principal amount of the note, plus accrued but unpaid interest will become immediately due and payable in full.

Quorum; Voting

The holders of a majority of the voting power of the capital stock issued and outstanding and entitled to vote there at, present in-person or represented by proxy, will constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise required by law or provided by the Charter. If, however, such quorum will not be present or represented at any meeting of the stockholders, the chairperson or holders of a majority of the voting power present in person or represented by proxy, will have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum will be present or represented. At such adjourned meeting at which a quorum will be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed. If the adjournment is for more than thirty (30) days, a notice of the adjourned meeting will be given to each stockholder entitled to vote at such adjourned meeting. If after the adjournment a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix as the record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record as of the record date so fixed for notice of such adjourned meeting. The stockholders present at a duly called or convened meeting, at which a quorum is present, may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.

Except as otherwise provided by statute or by applicable stock exchange rules, or by the Charter or the Bylaws, in all matters other than the election of directors, the affirmative vote of the majority of the voting power of the shares present in person, by remote communication, if applicable, or represented by proxy at the meeting and entitled to vote generally on the subject matter will be the act of the stockholders. Except as otherwise provided by statute, the Charter or the Bylaws, directors will be elected by a plurality of the votes cast by stockholders present in person, by remote communication, if applicable, or represented by proxy at the meeting.

Exclusive Forum

The Charter provides that, to the fullest extent permitted by law, unless the Company otherwise consents in writing, the Court of Chancery shall be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Company, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or its stockholders, (c) any action asserting a claim against the Company, its directors, officers or employees arising pursuant to any provision of the DGCL, the Charter or the Bylaws, (d) any action to interpret, apply, enforce or determine the validity of any provisions of the Charter or the Bylaws or (e) any action asserting a claim against the Company, its directors, officers or employees governed by the internal affairs doctrine. Notwithstanding the foregoing, the federal district courts of the United States shall be the exclusive forum for the resolution of any action, suit or proceeding asserting a cause of action arising under the Securities Act.

Anti-Takeover Effects of Provisions of the Charter, the Bylaws and Applicable Law

Certain provisions of the Charter, the Bylaws, and laws of the State of Delaware, where the Company is incorporated, may discourage or make more difficult a takeover attempt that a stockholder might consider in his or her best interest. These provisions may also adversely affect prevailing market prices for the common stock. The Company believes that the benefits of increased protection give the Company the potential ability to negotiate with the proponent of an unsolicited proposal to acquire or restructure the Company and outweigh the disadvantage of discouraging those proposals because negotiation of the proposals could result in an improvement of their terms.

Authorized but Unissued Shares

Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of Nasdaq, which would apply if and so long as the common stock remains listed on Nasdaq, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of the common stock. Additional shares that may be used in the future may be issued for a variety of corporate purposes, including future public offerings, to raise additional capital, or to facilitate acquisitions. The existence of authorized but unissued and unreserved common stock and preferred stock could make more difficult or discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger, or otherwise.

Terms of Office of Directors

The Charter and the Bylaws provide that, subject to any rights of holders of preferred stock to elect additional directors under specified circumstances, directors shall be divided into three classes, designated Class I, Class II and Class III, as nearly equal in number as possible. Class I directors shall initially serve until the first annual meeting of stockholders following the initial effectiveness of the Charter (the “Classification Effective Time”); Class II directors shall initially serve until the second annual meeting of stockholders following the Classification Effective Time; and Class III directors shall initially serve until the third annual meeting of stockholders following the Classification Effective Time. Commencing with the first annual meeting of stockholders following the Classification Effective Time, directors of each class the term of which shall then expire shall be elected to hold office for a three-year term and until the election and qualification of their respective successors in office. The Charter authorizes the Board to assign members of the Board already in office to Class I, Class II or Class III, with such assignment becoming effective as of the Classification Effective Time. Any such director shall hold office until the annual meeting at which his or her term expires and until his or her successor shall be elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal from office.

Requirements for Advance Notification of Stockholder Meetings, Nominations and Proposals

The Bylaws establish advance notice procedures with respect to stockholder proposals and nomination of candidates for election as directors, other than nominations made by or at the direction of the Board or a committee of the Board. In order to be “properly brought” before a meeting, a stockholder will have to comply with advance notice requirements and provide the Company with certain information. Generally, to be timely, a stockholder’s notice must be received at the Company’s principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the immediately preceding annual meeting of stockholders. The Bylaws also specify requirements as to the form and content of a stockholder’s notice. These provisions may also defer, delay, or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of the Company.

Limitations on Stockholder Action by Written Consent

The Charter provides that, subject to the terms of any series of preferred stock, any action required or permitted to be taken by the stockholders of the Company must be effected at an annual or special meeting of the stockholders and may not be effected by written consent in lieu of a meeting.

Amendment of the Charter and the Bylaws

The DGCL provides generally that the affirmative vote of a majority of the outstanding shares entitled to vote thereon, voting together a single class, is required to amend a corporation’s charter, unless the charter requires a greater percentage. The Charter provides that the number of authorized shares of any of the common stock or preferred stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the outstanding stock of the Company entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL.

The Charter provides that it may be amended by the Company in the manners provided therein or prescribed by statute. Generally, under the DGCL, the affirmative vote of the holders of a majority of the voting power of the then-outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class, will be required to amend or repeal, or adopt any provision of the Charter; provided that certain provisions that require a supermajority vote under the Charter. The Charter provides that that the affirmative vote of the holders of at least two-thirds (66.67%) of the voting power of all of the then outstanding shares of voting stock of the Company is required for amendments of certain provisions of the Charter relating to: (i) classification and election of our Board, removal of directors from office, and filling vacancies on the Board, (ii) actions taken by the stockholders of the Company, (iii) exculpation of personal liability of a director of the Company and indemnification of persons serving as directors or officers of the Company, (iv) forum for certain legal actions, (v) renunciation of certain corporate opportunities, and (vi) amendments to the Charter and the Bylaws.

The Charter also provides that the Board shall have the power to make, repeal, alter, amend and rescind, in whole or in part, the Bylaws without the assent or vote of the stockholders in any manner not inconsistent with the laws of the State of Delaware or the Charter. The holders of at least two-thirds (66.67%) of the voting power of the outstanding shares of the common stock entitled to vote at an election of directors, voting together as a single class shall also have the power to alter, amend or repeal, in whole or in part, any provision of the Bylaws or to adopt any provision inconsistent therewith.

Business Combinations

Under Section 203 of the DGCL, a corporation will not be permitted to engage in a business combination with any interested stockholder for a period of three (3) years following the time that such interested stockholder became an interested stockholder, unless:

(1)	prior to such time the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

(2)	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

(3)	at or subsequent to such time the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66.67% of the outstanding voting stock which is not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three (3) years owned, 15% or more of the Company’s outstanding voting stock. For purposes of this section only, “voting stock” has the meaning given to it in Section 203 of the DGCL.

Since the Company has not opted out of Section 203 of the DGCL, it will apply to the Company. As a result, this provision will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with the Company for a three (3) year period. This provision may encourage companies interested in acquiring the Company to negotiate in advance with the Board because the stockholder approval requirement would be avoided if the Board approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in the Board and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

Cumulative Voting

Under Delaware law, the right to vote cumulatively does not exist unless the charter specifically authorizes cumulative voting. The Charter does not authorize cumulative voting.

Limitations on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors of corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. The Charter includes a provision that eliminates the personal liability of directors for damages for any breach of fiduciary duty as a director where, in civil proceedings, the person acted in good faith and in a manner that person reasonably believed to be in or not opposed to the best interests of the Company or, in criminal proceedings, where the person had no reasonable cause to believe that his or her conduct was unlawful.

The Bylaws provide that the Company must indemnify and advance expenses to the Company’s directors and officers to the fullest extent authorized by the DGCL. the Company also is expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for the directors, officers, and certain employees for some liabilities. The Company believes that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability, advancement and indemnification provisions in the Charter and Bylaws may discourage stockholders from bringing lawsuit against directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit the Company and its stockholders. In addition, your investment may be adversely affected to the extent the Company pays the costs of settlement and damage awards against directors and officer pursuant to these indemnification provisions.

There is currently no pending material litigation or proceeding involving any of the Company’s directors, officers, or employees for which indemnification is sought.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, the Company’s stockholders will have appraisal rights in connection with a merger or consolidation of the Company. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Court of Chancery.

Stockholders’ Derivative Actions

Under the DGCL, any of the Company’s stockholders may bring an action in the Company’s name to procure a judgment in the Company’s favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of our shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.

Transfer Agent and Registrar; Warrant Agent

The Transfer Agent and registrar for our capital stock and the warrant agent for the public warrants and SPAC Private Placement Warrants is Continental Stock Transfer & Trust Company.

Listing of Securities

Shares of our common stock and public warrants are traded on Nasdaq under the symbols “VEEA” and “VEEAW” respectively.

SECURITIES ACT AND CONTRACTUAL RESTRICTIONS ON RESALE OF SECURITIES

Rule 144

Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted shares of our common stock for at least six months would be entitled to sell their securities, provided that (i) such person is not deemed to have been one of the Company’s affiliates at the time of, or at any time during the three months preceding, a sale and (ii) the Company is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and has filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as the Company was required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares of our common stock for at least six months but who are the Company’s affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

●	1% of the total number of shares of common stock or warrants then outstanding, as applicable; or

●	the average weekly reported trading volume of the common stock or warrants, as applicable, during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by the Company’s affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about the Company.

PLAN OF DISTRIBUTION

Selling Stockholders of the securities and any of its pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the principal trading market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholders may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Selling Stockholders has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of: (i) the date that all securities covered by the by the White Lion RRA have been sold, or (ii) the second anniversary after the date that the Registration Statement is declared effective. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the shares of common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the shares of common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of the material U.S. federal income tax considerations applicable to U.S. Holders and Non-U.S. Holders (each as defined below) of the ownership and disposition of Common Stock. This discussion only applies to investors that will hold their Common Stock as capital assets for U.S. federal income tax purposes (generally, property held for investment). This discussion does not discuss all aspects of U.S. federal income taxation that may be relevant to particular investors in light of their particular circumstances or status including:

●	the Plum Sponsor;

●	banks, financial institutions, or financial services entities;

●	broker-dealers;

●	S corporations;

●	taxpayers that are subject to the mark-to-market accounting rules;

●	tax-exempt entities;

●	governments or agencies or instrumentalities thereof;

●	tax-qualified retirement plans;

●	insurance companies;

●	regulated investment companies or real estate investment trusts;

●	expatriates or former long-term residents of the United States;

●	persons that will actually or constructively own five percent or more of the Company’s voting stock or five percent or more of the total value of all classes of the Company’s stock (except as specifically addressed below);

●	persons that acquire the Company’s securities pursuant to an exercise of employee share options, in connection with employee share incentive plans, or otherwise as compensation;

●	persons that hold the Company’s securities as part of a straddle, constructive sale, hedging, conversion or other integrated or similar transaction;

●	persons subject to the alternative minimum tax;

●	U.S. Holders whose functional currency is not the U.S. dollar;

●	controlled foreign corporations and passive foreign investment companies; and

●	accrual method taxpayers that file applicable financial statements as described in Section 451(b) of the Code.

This discussion is based on U.S. federal income tax law as in effect on the date hereof. Such law is subject to change, possibly on a retroactive basis, which may affect the U.S. federal income tax consequences described in this prospectus. There can be no assurance that future legislation, regulations, administrative rulings, or court decisions will not adversely affect the accuracy of the statements in this discussion. The Company has not sought, and does not intend to seek, a ruling from the IRS as to any U.S. federal income tax consideration described in this prospectus. The IRS may disagree with the discussion in this prospectus, and its determination may be upheld by a court. Furthermore, this discussion does not address any U.S. federal non-income tax laws, such as gift, estate, or Medicare contribution tax laws, or U.S. state or local or non-U.S. tax laws.

This discussion does not consider the U.S. federal income tax treatment of entities and arrangements treated as partnerships for U.S. federal income tax purposes that hold Common Stock. If a partnership is a beneficial owner of Common Stock, the U.S. federal income tax treatment of a partner in such partnership generally will depend on the status of such partner and the activities of such partner and such partnership. If you are a partnership or a partner in a partnership that holds Common Stock, you are urged to consult your tax advisor regarding the tax consequences to you of the ownership and disposition of Common Stock.

THE FOLLOWING IS FOR INFORMATIONAL PURPOSES ONLY. EACH PROSPECTIVE INVESTOR IN the COMMON STOCK SHOULD CONSULT ITS TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE OWNERSHIP AND DISPOSITION OF SHARES OF COMMON STOCK, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE, AND LOCAL AND NON-U.S. TAX LAWS.

U.S. Holders

As used in this prospectus, a “U.S. Holder” is a beneficial owner of Common Stock who or that is, for U.S. federal income tax purposes:

●	an individual citizen or resident of the United States;

●	a corporation (or other entity that is treated as a corporation for U.S. federal income tax purposes) that is created or organized (or treated as created or organized) in or under the laws of the United States or any state thereof or the District of Columbia;

●	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

●	a trust if (i) a U.S. court can exercise primary supervision over the administration of such trust and one or more United States persons (within the meaning of the Code) have the authority to control all substantial decisions of the trust or (ii) it has a valid election in place to be treated as a United States person.

The following describes U.S. federal income tax considerations to a U.S. Holder relating to the ownership and disposition of shares of Common Stock.

Distributions on the Common Stock

In general, distributions with respect to the Common Stock will be subject to tax as dividends to the extent paid out of the Company’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Such income will be includible in the gross income of a U.S. Holder as ordinary income on the day actually or constructively received by such holder.

To the extent that the amount of any distribution exceeds the Company’s current and accumulated earnings and profits, as determined under U.S. federal income tax principles, the excess will first be treated as a tax-free return of capital, causing a reduction (but not below zero) in the adjusted tax basis of a U.S. Holder’s Common Stock. The amount of any remaining excess will be subject to tax as capital gain recognized on a sale or exchange as described below under “U.S. Holders - Sale, Exchange or Other Dispositions of Shares of Common Stock.”

Non-corporate U.S. Holders will generally be eligible for reduced rates of taxation on any dividend paid out of current and accumulated earnings and profits, provided that certain holding period and other requirements are satisfied. Corporate U.S. Holders will generally be eligible for a 50% dividends-received deduction on any dividend paid out of current and accumulated earnings and profits, provided that certain holding period and other requirements are satisfied.

A dividend that exceeds certain thresholds in relation to a U.S. Holder’s tax basis in the stock could be characterized as an “extraordinary dividend” (as defined in Section 1059 of the Code). If a corporate U.S. Holder receives an extraordinary dividend, it will generally be required to reduce (but not below zero) its basis in the shares of stock in respect of which the extraordinary dividend is paid by the portion of such dividend that is not taxed because of the dividends-received deduction. If the amount of the basis reduction exceeds the corporate U.S. Holder’s tax basis in its stock, the excess will be treated as taxable gain. If a non-corporate U.S. Holder receives an extraordinary dividend, it will be required to treat any loss on the sale of the shares of stock in respect of which such extraordinary dividend is paid as a long-term capital loss to the extent of the extraordinary dividends received that qualify for the reduced dividend tax rate described above.

U.S. Holders should consult their own tax advisor regarding the availability of the reduced dividend tax rate or the dividends-received deduction in light of their particular circumstances.

Sale, Exchange or Other Disposition of Shares of Common Stock

A U.S. Holder generally will recognize capital gain or loss upon a sale, exchange or other taxable disposition of shares of Common Stock. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the shares of Common Stock so disposed of exceeds one year. Long-term capital gains recognized by non-corporate U.S. Holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Generally, the amount of gain or loss recognized by a U.S. Holder is an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. Holder’s adjusted tax basis in its shares of Common Stock so disposed of. A U.S. Holder’s adjusted tax basis in its the Company securities generally will equal the U.S. Holder’s acquisition cost, subject to certain adjustments.

Non-U.S. Holders

As used in this prospectus, a “non-U.S. Holder” is a beneficial owner (other than a partnership or entity or arrangement treated as a partnership for U.S. federal income tax purposes) of Common Stock who or that is not a U.S. Holder. The following describes U.S. federal income tax considerations to a non-U.S. Holder relating to the ownership and disposition of shares of Common Stock.

Distributions on the Common Stock

In general, distributions with respect to the Common Stock will be subject to tax as dividends to the extent paid out of the Company’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Such income will be includible in the gross income of a non-U.S. Holder as ordinary income on the day actually or constructively received by such holder. To the extent that the amount of any distribution exceeds the Company’s current and accumulated earnings and profits, as determined under U.S. federal income tax principles, the excess will first be treated as a tax-free return of capital, causing a reduction (but not below zero) in the adjusted tax basis of a non-U.S. Holder’s Common Stock. The amount of any remaining excess will be treated as capital gain realized on a sale or exchange as described below under “- Sale, Exchange or Other Disposition of Shares of Common Stock.”

Taxable dividends paid to a non-U.S. Holder of the Common Stock will generally be subject to withholding of U.S. federal income tax at a 30% rate or lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by a non-U.S. Holder within the United States (and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment) are not subject to withholding tax, provided certain certification and disclosure requirements (generally on an IRS Form W-8ECI) are satisfied. Instead, such dividends are subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. Holder were a “United States person” as defined under the Code. Any such effectively connected dividends received by a non-U.S. Holder that is treated as a foreign corporation for U.S. federal income tax purposes may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A non-U.S. Holder of the Common Stock who wishes to claim the benefits of an applicable income tax treaty will be required to provide IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable form) and certify under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for income tax treaty benefits. Special certification and other requirements apply to certain non-U.S. Holders that are pass-through entities rather than corporations or individuals or that hold their interests through certain intermediaries.

A non-U.S. Holder of Common Stock eligible for a reduced rate of withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for a refund with the IRS.

Sale, Exchange or Other Disposition of Shares of Common Stock

A non-U.S. Holder will generally not be subject to U.S. federal income tax on gain realized on a sale, exchange or other disposition of shares of Common Stock unless:

(i)	such non-U.S. Holder is an individual that is considered to have been present in the United States for 183 days or more in the taxable year of such disposition and certain other requirements are met, in which case any gain realized will generally be subject to a flat 30% U.S. federal income tax;

(ii)	the gain is effectively connected with the conduct of a trade or business of such non-U.S. Holder in the United States (and if an income tax treaty applies, is attributable to a U.S. permanent establishment or fixed base maintained by such non-U.S. Holder), in which case such gain will be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. Holders, and, if the non-U.S. Holder is a corporation, an additional “branch profits tax” (imposed at a rate of 30% or, if applicable, a lower treaty rate) may also apply; or

(iii)	the Company is or has been a “United States real property holding corporation” at any time during the shorter of the five-year period preceding such disposition and such non-U.S. Holder’s holding period, and, in the case where a class of stock is regularly traded on an established securities market, the Non-U.S. Holder has owned, directly or constructively, more than 5% of such class of stock at any time within the shorter of the five-year period preceding the disposition or such Non-U.S. Holder’s holding period for the shares of such class of stock. There can be no assurance that any class of stock will be treated as regularly traded on an established securities market for this purpose.

If paragraph (iii) above applies to a non-U.S. Holder, gain recognized by such non-U.S. Holder on the sale, exchange, or other disposition of shares of Common Stock will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of such shares of Common Stock from a non-U.S. Holder may be required to withhold U.S. income tax at a rate of 15% of the amount realized upon such disposition. The Company will be classified as a “United States real property holding corporation” if the fair market value of its “United States real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. The Company does not expect it to be classified as a “U.S. real property holding corporation” in the foreseeable future. However, such determination is factual and in nature and subject to change and no assurance can be provided as to whether the Company will be a U.S. real property holding corporation with respect to a non-U.S. Holder at any future time.

Information Reporting Requirements and Backup Withholding

Information returns will be filed with the IRS in connection with payments of dividends on and the proceeds from a sale or other disposition of shares of Common Stock, and U.S. backup withholding on such payments may be possible. Backup withholding generally will not apply, however, to a U.S. Holder if the U.S. Holder is a corporation or other exempt recipient or the U.S. Holder provides a correct taxpayer identification number and certifies that it is not subject to backup withholding. A non-U.S. Holder may have to comply with certification procedures to establish that it is not a United States person for U.S. federal income tax purposes or otherwise establish an exemption in order to avoid information reporting and backup withholding requirements or to claim a reduced rate of withholding under an applicable income tax treaty. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished by such holder to the IRS in a timely manner.

Foreign Account Tax Compliance Act

Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance promulgated thereunder (“FATCA”) generally impose withholding at a rate of 30% in certain circumstances on dividends in respect of securities (including Common Stock) that are held by or through certain foreign financial institutions (including investment funds), unless any such institution (i) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (ii) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which Common Stock are held will affect the determination of whether such withholding is required. Similarly, dividends in respect of Common Stock held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions will generally be subject to withholding at a rate of 30%, unless such entity either (i) certifies to the applicable withholding agent that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which will in turn be provided to the U.S. Department of Treasury.

All investors should consult their tax advisors regarding the possible implications of FATCA on their investment in Common Stock.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Ellenoff Grossman & Schole LLP, New York, New York.

EXPERTS

The financial statements of Veea Inc. as of December 31, 2025 and 2024 and for the years then ended included in this prospectus have been so included in reliance upon the report of PKF O’Connor Davies, LLP, independent registered public accounting firm, upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, and current reports, proxy statements, and other information with the SEC. We have also filed a registration statement on Form S-1, including exhibits, under the Securities Act with respect to the securities offered by this prospectus. This prospectus is part of the registration statement, but does not contain all of the information included in the registration statement or the exhibits filed with the registration statement. For further information about us and the securities offered hereby, we refer you to the registration statement and the exhibits filed with the registration statement. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement.

Our SEC filings are available to the public on the internet at a website maintained by the SEC located at http://www.sec.gov. Those filings are also available to the public on, or accessible through, our website under the heading “Investor Relations” at https://www.veea.com. Information contained on our website is not a part of this prospectus and the inclusion of our website address in this prospectus is an inactive textual reference only.

Report of Independent Registered Public Accounting Firm

To the Stockholders and the Board of Directors of

Veea Inc.

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Veea Inc. and Subsidiaries (the “Company”) as of December 31, 2025 and 2024, and the related consolidated statements of operations, comprehensive income (loss), stockholder’s equity (deficit), and cash flows for each of the two years in the period ended December 31, 2025, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025 and 2024, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2025, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the auditing standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ PKF O’Connor Davies, LLP

We have served as the Company’s auditor since 2023.

New York, New York

April 14, 2026

PCAOB ID No. 127

VEEA INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,
	2025	2024
ASSETS
Cash	$133,860	$1,685,633
Receivables, net	139,833	84,655
Inventory, net	9,653,912	7,459,240
Prepaid and other current assets	5,638,399	5,649,594
Total current assets	15,566,004	14,879,122

Property and equipment, net	91,809	210,629
Goodwill	5,101,625	4,779,625
Intangible assets, net	7,426,864	786,061
Investments	-	235,596
Other assets	34,323	202,862
TOTAL ASSETS	$28,220,625	$21,093,895

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Revolving line of credit	$14,000,000	$12,700,000
Accounts payable	4,053,523	1,290,824
Accrued expenses	1,531,498	1,911,722
Related party liabilities	4,215,980	3,657,600
Share issuance liability	-	250,000
Deferred payables, current	2,257,457	204,445
Notes payable	1,762,415	-
Convertible note payable, net ,current	1,662,371	-
Related party notes	2,335,000	-
Other current liabilities	-	121,579
Total current liabilities	31,818,244	20,136,171

Convertible note payable, net	-	37,316
Conversion option liability	-	60,000
Warrant liabilities	3,610,661	840,995
Earn-out Share Liability	2,543,600	15,560,000
Deferred payables	-	1,484,238
TOTAL LIABILITIES	37,972,505	38,118,720

STOCKHOLDERS’ DEFICIT
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	-	-
Common Stock, $0.0001 par value, 551,000,000 shares authorized; and 50,467,421 and 36,202,798 shares issued and outstanding at December 31, 2025 and December 31, 2024, respectively	5,047	3,621
Additional paid-in capital	215,985,403	200,667,682
Accumulated deficit	(224,490,556)	(217,830,518)
Accumulated other comprehensive income	(1,251,774)	134,391
TOTAL STOCKHOLDERS’ DEFICIT	(9,751,880)	(17,024,824)
TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$28,220,625	$21,093,895

The accompanying notes are an integral part of these consolidated financial statements.

VEEA INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

	For the Year Ended December 31,
	2025	2024
Sales, net	$222,018	$141,760
Cost of goods sold	69,981	83,290
Gross profit	152,037	58,470

Operating Expenses:
Product development	328,422	1,373,351
Sales and marketing	349,004	811,537
General and administrative	17,652,467	26,638,816
Transaction costs	25,000	55,038,544
Depreciation and amortization	632,479	273,772
Total operating expenses	18,987,372	84,136,020
Loss from operations	(18,835,335)	(84,077,550)

Other income (expense):
Other income	(5,537)	21,390
UK R&D tax credit	1,202,554	1,251,243
Loss on initial issuance of convertible note	-	(1,770,933)
Change in fair value of convertible note option liability	60,000	840,933
Change in fair value of warrant liabilities	360,685	200,124
Change in fair value of Earn-out Share Liability	13,016,400	38,040,000
Other expense	(256,585)	(244,732)
Interest expense	(2,202,220)	(1,808,243)
Total other income	12,175,297	36,529,782

Net loss	$(6,660,038)	(47,547,768)
Net loss per share:
Basic	$(0.16)	$(1.88)
Diluted	$(0.16)	$(1.88)

Weighted-average common stock outstanding used in per share amounts:
Basic	42,806,029	25,257,473
Diluted	42,806,029	25,257,473

Other comprehensive income (loss):
Foreign currency translation adjustment	(1,386,165)	795,745
Comprehensive loss	$(8,046,203)	$(46,752,023)

The accompanying notes are an integral part of these consolidated financial statements.

VEEA INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

FOR THE YEARS ENDED DECEMBER 31, 2025 and 2024

	Common Stock		Additional Paid-in-	Accumulated	Other Comprehensive	Total Stockholders’
	Shares	Amount	Capital	Deficit	Gain (Loss)	Deficit
Balance, December 31, 2023	19,635,912	$1,964	$159,475,010	$(170,282,750)	$(661,354)	$(11,467,130)
Series A-2 Preferred Stock Issuances, net of transaction costs	1,682,799	169	12,009,963	-	-	12,010,132
Conversion of vendor payable to Series A-2 Preferred Stock	27,654	3	207,405	-	-	207,408
Common stock issued upon exercise of stock options	41,556	4	25,480	-	-	25,484
Stock based compensation for stock options	-	-	5,449,081	-	-	5,449,081
Common stock issued upon exercise of stock options, pre Business Combination	19,618	2	53,998	-	-	54,000
Exercise of Common Stock Warrants - related party	756,912	76	(76)	-	-	-
Issuance of Common Stock in exchange for services in connection with A-2 Preferred Stock Issuances, recasted	615,385	61	(62)	-	-	(1)
Issuance of Common Stock upon conversion of debt at Business Combination (Note 1)	3,147,970	315	15,739,531	-	-	15,739,846
Issuance of Common Stock upon conversion of Sponsor and related party notes and warrants at Business Combination (Note 1)	817,453	82	2,205,415	-	-	2,205,497
Issuance of Common Stock to Plum Sponsors and Investors at Business Combination (Note 1)	6,102,562	610	241,638	-	-	242,248
Issuance of Common Stock to Plum Shareholders at Business Combination (Note 1)	603,077	60	(6,901,658)	-	-	(6,901,598)
Issuance of Common Stock related to new financing (Note 1)	2,000,000	200	23,999,800	-	-	24,000,000
Common Stock issued for services	241,667	24	3,214,597	-	-	3,214,621
Common stock issued upon exercise of stock options, post Business Combination	25,000	2	(2)	-	-	-
Warrant exercise	79,653	8	(8)	-	-	-
Common Stock issued as stock based compensation for restricted stock units	405,580	41	1,249,959	-	-	1,250,000
Settlement of convertible note agreement for shares issued	-	-	(16,302,389)	-	-	(16,302,389)
Foreign currency translation gain	-	-	-	-	795,745	795,745
Net Loss	-	-	-	(47,547,768)	-	(47,547,768)
Balance, December 31, 2024	36,202,798	3,621	200,667,682	(217,830,518)	134,391	(17,024,824)
Stock based compensation	-	-	1,136,320	-	-	1,136,320
Common stock issued in connection with public offering, net of transaction costs	9,189,096	919	5,396,583	-	-	5,397,502
Common stock issued upon exercise of stock options	32,806	2	15	-	-	17
Common stock issued upon vesting of RSUs	91,453	10	(9)	-	-	1
Common stock issued upon draw on the equity line of credit	358,000	35	836,730	-	-	836,765
Common stock issued as compensation for equity line of credit commitment fee	27,498	3	24,997	-	-	25,000
Common stock issued as consideration for Crowdkeep	4,065,689	407	6,829,951	-	-	6,830,358
Settlement of convertible note agreement for shares issued	93,333	9	699,991	-	-	700,000
Common stock issued for services	406,748	41	393,143	-	-	393,184
Foreign currency translation gain	-	-	-	-	(1,386,165)	(1,386,165)
Net loss	-	-	-	(6,660,038)		(6,660,038)
Balance, December 31, 2025	50,467,421	5,047	215,985,403	(224,490,556)	(1,251,774)	(9,751,880)

The accompanying notes are an integral part of these consolidated financial statements.

VEEA INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2025	2024
Cash flows from operating activities
Net loss	$(6,660,038)	$(47,547,768)
Adjustments to reconcile net loss to net cash used for operating activities:
Depreciation and amortization	632,479	273,772
Amortization of debt issuance costs	1,170,749	287,316
Loss on initial issuance of debt	-	1,770,933
Change in fair value of convertible note option liability	(60,000)	(840,933)
Change in fair value of warrant liabilities	(360,685)	(200,124)
Earn-out liability initial loss	-	53,600,000
Change in fair value of Earn-out Share Liability	(13,016,400)	(38,040,000)
Impairment loss on investments	235,877	216,278
Stock based compensation	1,136,320	6,699,081
Provision for inventory obsolescence	-	551,492
Share based vendor payments as compensation for services	418,183	-
Interest expense on convertible notes converted	-	868,853
Unrealized foreign currency transaction (gain) loss	(1,832,650)	741,844
Amortization of operating lease right of use assets	117,365	428,046
Changes in operating assets and liabilities:
Receivables	(54,258)	(31,776)
Inventories	(794,320)	(639,340)
Prepaid and other current assets	13,883	(5,064,849)
Other assets	56,471	-
Accounts payable	3,408,559	341,913
Accrued expenses and deferred payables	482,284	1,183,951
Operating lease payments	(121,579)	(193,695)
Net cash used in operating activities	(15,227,760)	(25,595,008)
Cash flows from investing activities
Purchase of property and equipment	(8,209)	(46,204)
Purchase of intangible assets and trademarks	(239,128)	(219,241)
Net cash used in investing activities	(247,337)	(265,445)
Cash flows from financing activities
Proceeds from revolving line of credit	1,300,000	3,700,000
Proceeds from related party notes	5,511,000	5,286,016
Proceeds from issuance of convertible notes	1,000,000	1,450,000
Proceeds from the issuance of shares under equity line of credit facility	836,765	-
Proceeds from reverse recapitalization	-	1,103,640
Proceeds from the issuance of common stock, net of transaction costs	5,288,755	9,961,356
Proceeds from exercise of stock options for common stock	19	79,484
Net cash provided by financing activities	13,936,539	21,572,753

Effect of exchange rate changes on cash	(13,215)	(36,743)

Net decrease in cash	(1,551,773)	(4,324,442)
Cash and cash equivalents at beginning of year	1,685,633	6,010,075
Cash and cash equivalents at end of year	$133,860	$1,685,633

Non-cash activities
Initial measurement of debt discount on the convertible note	-	(1,450,000)
Initial measurement of the Contingent Financing Costs	-	549,067
Initial measurement of the convertible note option liability	-	900,933
Conversion of related party notes to Common Stock	3,176,000	2,205,497
Conversion of interest on related party notes to Common Stock	63,096	3,141,846
Initial measurement of the convertible note option liability	-	1,450,000
Conversion of principal on related party notes to Common Stock	-	12,598,000
Crowdkeep asset acquisition	6,957,456	-
Settlement of convertible notes for shares issued	700,000	24,000,000
Conversion of vendor payable to Common Stock	-	3,422,028
Purchases of inventory included in Notes payable	1,762,415	-

Supplemental cash flow information
Interest paid	804,954	504,431

The accompanying notes are an integral part of these consolidated financial statements.

Veea Inc. and Subsidiaries

Notes to the Consolidated Financial Statements

1 - DESCRIPTION OF BUSINESS

The Company is dedicated to simplifying the journey towards creating a world in which virtually everyone and everything is intelligently connected, while bringing applications and artificial intelligence to the edge of the network. Most service providers, equipment suppliers, system integrators and even hyperscalers have adopted or advocated for similar solutions to various degrees either independently or in collaboration with the Company. However, to our knowledge, we are one of the first to market with patented technologies that (a) bring virtualized data center capabilities to the far edge of the network, commonly referred to as the Device Edge, where all wired and wireless devices connect to the network, (b) spawns hyperconvergence of computing, multiaccess communications and storage, (c) provides for Cloud-managed applications at the Edge (“Hybrid Edge-Cloud Computing”), and (d) enables machine learning with AI training, inferencing, and agentic AI at the edge (“Edge AI”) including AI-driven cybersecurity for heterogenous networks. Such networks have given rise through any combination of our developed devices and third-party devices, with CPUs, GPUs, TPUs, DPUs and/or NPUs, that run on the VeeaONE platform’s software stack. Our end-to-end edge-cloud platform is referred to as VeeaONETM (“VeeaONE”) platform.

Veea has developed several generations of highly integrated all-in-one devices that incorporate a Linux server, with a virtualized software environment, supporting our patented secured docker containers, together with a Wi-Fi Access Point with a mesh router, a firewall, an IoT gateway, NVMe data storage and 4G/5G modules. With an extensive patent portfolio of 123 granted patents and 32 pending patent applications that cover 26 patent families, our end-to-end Hybrid Edge-Cloud Computing platform represents a new product category that has the potential for wide scale customer adoption in large segments of consumer and enterprise markets.

VeeaONE platform’s products, applications, and services with a distributed computing architecture, offered as a Platform-as-a-Service capability, empowering companies to capitalize on the transformative potential of Edge AI, where most of the data from smartphones, tablets, laptops, cameras, sensors, and other devices is generated, with data privacy and sovereignty, reliability, low latency for real-time decisions, bandwidth efficiency, scalability, and reduced costs compared to alternatives.

VeeaHub products, about the size of a typical Wi-Fi Access Point, are offered in variety of form factors with different capabilities for indoor and outdoor coverage and are both locally- and cloud-managed. VeeaONE architecture and business model, VeeaHub and third-party devices on VeeaONE platform with Hybrid Edge-Cloud Computing and AI-enabled applications and services.

The VeeaONE platform offers an alternative to cloud computing by enabling the formation of highly secure, but easily accessible, private clouds and networks across one or multiple user(s) or enterprise location(s) across the globe. The benefits include optimal latency, lower data transport costs, data privacy, security and ownership, Edge AI, as well as “always-on” availability for mission critical applications, and contextual awareness for people, devices and things connected to the Internet.

Our products and services have been deployed across multiple countries and industries; however, we are focused on high-growth market segments such as fixed-line or 5G-based fixed wireless broadband access, and subscription-based managed Wi-Fi for unserved and underserved communities. In both cases, broadband or Internet connectivity services are offered with a variety of Edge applications and value-added services, including advanced AI-driven cybersecurity, through Mobile Network Operators, Multiple System Operators, Internet Service Providers and other types of Managed Service Providers. The industrial applications include climate smart buildings, smart farming with precision agriculture, smart warehouses and smart retail as cloud-managed converged private networks.

Gartner recognized the innovativeness and capabilities of the platform by naming the Company a Leading Smart Edge Platform in 2023 and Cool Vendor in Edge Computing in 2021. Market Reports World in its research report published in October 2023 named the Company as one of the top 10 Edge AI solution providers alongside of IBM, Microsoft, Amazon Web Services and others.

Private Veea was founded in 2014 by Allen Salmasi, our Chief Executive Officer and a pioneering wireless technology leader. Mr. Salmasi helped to drive industry transformation through his contributions to the development of CDMA/TDMA-based OmniTRACS, the largest mobile satellite messaging and position reporting system with integrated IoT solutions during the 1980s and 1990s; CDMA-based 2G/3G technologies and products at Qualcomm in 1990s; OFDMA-based 4G technologies and products at NextWave during the 2000s, and hyper-converged edge computing and communications during the 2010s; and beyond with the Company.

The Company has six wholly owned subsidiaries, VeeaSystems Inc., formerly known as Veea Inc. a Delaware corporation, (“Private Veea” or “VeeaSystems”), Veea Solutions Inc., a Delaware corporation, VeeaSystems Development Inc., formerly known as Veea Systems Inc., a Delaware corporation, Veea Systems Ltd., a company organized under the laws of England and Wales, VeeaSystems SAS, a French simplified joint stock company and VeeaSystems CK Inc., a Delaware corporation; and one majority owned subsidiary, VeeaSystems Mexico, S. de R.L. de C.V., a limited capital company organized under the laws of Mexico (“VeeaSystems MX”). VeeaSystems MX is 95% owned by VeeaSystems Inc., and due to local law requirements, the remaining 5% is held by the Company’s CEO. The Company is headquartered in New York City with offices in the United States, Mexico and Europe.

Liquidity

During the years ended December 31, 2025 and 2024, the Company incurred operating losses of approximately $18.8 million and $84.1 million, respectively, and had an accumulated deficit of $224.5 million as of December 31, 2025. Since its inception, it has incurred significant operating losses and negative cash flows. As of December 31, 2025, it had cash of approximately $0.1 million and outstanding debt of $19.8 million, of which $750,000 was outstanding under the September 2024 Notes (as defined below), $1.0 million was outstanding under the Crowdkeep Convertible Notes (as defined below), $14.0 million was outstanding under the working capital facility, $2.3 million was outstanding under a related party note payable, and $1.8 million was outstanding under a notes payable with an inventory vendor.

The Company’s founder has funded operations through related party notes and advances. The Company plans to fund its operations and capital funding needs for the next 12 months with revenue generated from operations, including anticipated revenue generated under the Supply Agreement entered into with Telcel, and using proceeds from its existing financing arrangements under the ELOC Purchase Agreement, its new secured term loan facility with Pasadena Private Lending (described below) and note purchase agreement with White Lion Capital, LLC (described below). Further, the Company could pursue other equity and debt financing from new or existing investors, including related parties, which may continue to include the Company’s CEO and his affiliates. The Company’s founder will continue to support the Company if it cannot pursue other equity or debt financing.

On January 14, 2026, the Company entered into a Note Purchase Agreement with White Lion Capital, LLC (“White Lion”) pursuant to which the Company agreed to issue, and White Lion agreed to purchase, at one or more closings, unsecured promissory notes in the aggregate funded amount of up to $2,500,000 and common stock warrants to purchase shares of the Company’s common stock. The first closing occurred on January 14, 2026 at which the Company issued, and White Lion purchased, a convertible note with a face amount of $555,556 and warrant to purchase 990,099 shares of common stock with an exercise price of $0.505 per share. At the first closing, the Company received cash proceeds of $475,000, net of original issuance discount and certain transaction expenses. See Note 18.

On February 17, 2026, the Company entered into a secured Loan Agreement with Pasadena Private Lending, Inc. with an aggregate principal amount of up to $10,550,000. The initial loan amount of $5,500,000 was borrowed on February 17, 2026. See Note 18.

On March 30, 2026, the Company entered into a Note Conversion Agreement with NLabs, pursuant to which outstanding promissory notes, including accrued interest, in the aggregate amount of approximately $16.9 million were converted into 168,764 shares of Series A Convertible Preferred Stock at a stated value of $100.00 per share, and certain unpaid rent and related charges for 83rd Street LLC totaling approximately $4.3 million were converted into an additional 43,236 shares of Series A Convertible Preferred Stock at the same per share value. Additionally, in connection with the note conversion, the Company and NLabs entered into an amendment to the underlying promissory notes pursuant to which the Company agreed to issue a warrant to purchase 33,551,486 shares of common stock at an exercise price of $0.503 per share. See Note 18.

2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”) for interim financial information. Accordingly, certain information and footnote disclosures normally included in consolidated financial statements in accordance with GAAP have been omitted. In the opinion of management, all adjustments considered necessary for a fair presentation have been included.

All significant intercompany balances and transactions have been eliminated in consolidation. We consolidate any variable interest entity (“VIE”) where we have determined we are the primary beneficiary. The primary beneficiary is the entity which has both: (i) the power to direct the activities of the VIE that most significantly impact the VIE’s economic performance; and (ii) the obligation to absorb losses or receive benefits of the entity that could potentially be significant to the VIE. The Company has one VIE, VeeaSystems MX. Transactions with VeeaSystems MX were immaterial during all the periods presented and are not separately disclosed.

Basis of Accounting

The accompanying consolidated financial statements have been prepared on the accrual basis in accordance with accounting principles generally accepted under GAAP.

Use of Estimates

Management of the Company is required to make certain estimates, judgments, and assumptions during the preparation of its consolidated financial statements in accordance with GAAP. The Company believes that these estimates, judgments and assumptions are reasonable under the circumstances. These estimates, judgments, and assumptions impact the reported amounts of assets, liabilities, revenue, and expenses, and the related disclosure of contingent assets and liabilities. Actual results could differ from these estimates. Changes in such estimates could affect amounts reported in future periods. On an ongoing basis, the Company evaluates its estimates and judgments including those related to: liquidity and going concern, the useful lives and recoverability of property and equipment and definite-lived intangible assets; the recoverability of goodwill and indefinite-lived intangible assets; the carrying value of accounts receivable, including the determination of the allowance for credit losses; inventory, including the determination of allowances for estimated excess or obsolescence; the fair value of warrants; the fair value of acquisition-related contingent consideration arrangements; the fair value of the ELOC (Note 10); unrecognized tax benefits; legal contingencies; and the valuation of stock-based compensation, among others.

Emerging Growth Company Status

The Company is an emerging growth company, as defined in the JOBS Act. Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act, until such time as those standards apply to private companies. The Company has elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that it (i) is no longer an emerging growth company or (ii) affirmatively and irrevocably opts out of the extended transition period provided in the JOBS Act. As a result, these financial statements may not be comparable to companies that comply with the new or revised accounting pronouncements as of public company effective dates.

Segment Information

ASC Topic No. 280, Segment Reporting (“ASC 280”), establishes standards for the way that public business enterprises report information about operating segments in their annual consolidated financial statements and requires that those enterprises report selected information about operating segments in interim financial reports. ASC 280 also establishes standards for related disclosures about products and services, geographic areas and major customers. The Company’s business segments are based on the organization structure used by the chief operating decision maker (“CODM”) for making operating and investment decisions and for assessing performance.

The Company operates as a single operating segment. The CODM assesses the performance of and decides how to allocate resources for the one segment based on consolidated net loss. Further, EBITDA (earnings before interest taxes, depreciation and amortization), which is not presented on the face of the Company’s Consolidated Statements of Operations, is used to assist with the measurement of segment performance and allocate resources. The CODM also uses net loss and adjusted EBITDA, to decide the level of investment in various operating activities and other capital allocation activities. Accordingly, the Company has determined that it has a single reportable segment and operating segment. The majority of the Company’s assets as of December 31, 2025 and 2024, were attributable to its U.S. operations. The Company’s long-lived assets are based on the physical location of the assets. For year ended December 31, 2025, substantially all of the Company’s revenue was attributable to its U.S. operations and not materially concentrated among customers. The measure of segment assets is reported on the Company’s Consolidated Balance Sheets as Total Assets.

Fair Value Measurement

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in the principal or most advantageous market in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value maximize the use of observable inputs and minimize the use of unobservable inputs. The fair value hierarchy is based on three levels of inputs, of which the first two are considered observable and the last is considered unobservable:

Level 1 -	Observable inputs obtained from independent sources, such as quoted market prices for identical assets and liabilities in active markets.

Level 2 -	Other inputs, which are observable directly or indirectly, such as quoted market prices for similar assets or liabilities in active markets, quoted market prices for identical or similar assets or liabilities in markets that are not active, and inputs that are derived principally from or corroborated by observable market data.

Level 3 -	Unobservable inputs for which there is little or no market data and require the Company to develop its own assumptions, based on the best information available in the circumstances, about the assumptions market participants would use in pricing the assets or liabilities.

The Company issued common stock warrants classified as equity securities which do not require recurring fair value measurement. See Note 11 – Warrants for the assumptions used in estimating the fair value of such common stock warrants.

Business Combinations

The Company evaluates whether acquired net assets should be accounted for as a business combination or an asset acquisition by first applying a screen test to determine whether substantially all of the fair value of the gross assets acquired is concentrated in a single identifiable asset or group of similar identifiable assets. If so, the transaction is accounted for as an asset acquisition. If not, the Company applies its judgement to determine whether the acquired net assets meets the definition of a business by considering if the set includes an acquired input, process, and the ability to create outputs.

The Company accounts for business combinations using the acquisition method when it has obtained control. The Company measures goodwill as the fair value of the consideration transferred, including the fair value of any non-controlling interest recognized, less the net recognized amount of the identifiable assets acquired and liabilities assumed, all measured at their fair value as of the acquisition date. Transaction costs, other than those associated with the issuance of debt or equity securities, that the Company incurs in connection with a business combination are expensed as incurred.

Any contingent consideration (i.e., earnout liabilities) is measured at fair value at the acquisition date. For contingent consideration that do not meet all the criteria for equity classification, such contingent consideration are required to be recorded at their initial fair value at the acquisition date, and on each balance sheet date thereafter. Changes in the estimated fair value of liability-classified contingent consideration are recognized on the consolidated statements of operations in the period of change.

When the initial accounting for a business combination has not been finalized by the end of the reporting period in which the transaction occurs, the Company reports provisional amounts. Provisional amounts are adjusted during the measurement period, which does not exceed one year from the acquisition date. These adjustments, or recognition of additional assets or liabilities, reflect new information obtained about facts and circumstances that existed at the acquisition date that, if known, would have affected the amounts recognized at that date.

Cash and Cash Equivalents

Cash balances are held in U.S. and European banks. Cash balances held in the U.S. are insured by the Federal Deposit Insurance Corporation subject to certain limitations. The Company maintains its cash balances in highly rated financial institutions. At times, cash balances may exceed federally insurable limits.

Restricted Cash

The Company is not subject to any contractual agreement that contains restrictions on the Company’s use or withdrawal of its cash or cash equivalents.

Revenue Recognition

The Company recognizes revenue based on the satisfaction of distinct obligations to transfer goods and services to customers. The Company generates revenue from hardware sales and the sale of licenses and subscriptions. The Company applies a five-step approach as defined in ASC 606, Revenue from Contracts with Customers, in determining the amount and timing of revenue to be recognized: (1) identify the contract with a customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to the performance obligations in the contract; and (5) recognize revenue when a corresponding performance obligation is satisfied. Most contracts with customers are to provide distinct products or services within a single contract. However, if a contract is separated into more than one performance obligation, the total transaction price is allocated to each performance obligation in an amount based on the estimated relative standalone selling price.

The Company earns revenue from the sale of its VeeaHub® devices, licenses and subscriptions. The Company generated revenues of $222,018 and $141,760 during the years ended December 31, 2025 and 2024, respectively. 2025 revenue for all periods presented was generated principally from paid pilots.

For licenses of technology, recognition of revenue is dependent upon whether the Company has delivered rights to the technology, and whether there are future performance obligations under the contract. Revenue from non-refundable upfront payments is recognized when the license is transferred to the customer and the Company has no other performance obligations. Revenue for licenses delivered under a subscription model having terms between one and twelve-months are recognized over-time. Subscription revenue is generated through sales of monthly subscriptions. Customers pay in advance for the licenses and subscriptions. Revenue is initially deferred and is recognized using the straight-line method over the term of the applicable subscription period.

Revenue from hardware sales is recognized at a point-in-time, which is generally at the point in time when products have been shipped, right to payment has been obtained and risk of loss has been transferred. Certain of the Company’s product’s performance obligations include proprietary operating system software, which typically is not considered separately identifiable. Therefore, sales of these products and the related software are considered one performance obligation.

Revenue from all sales types is recognized at the transaction price - the amount management expects to be entitled to in exchange for transferring goods or providing services. Transaction price is calculated as selling price net of variable consideration which may include estimates for future returns, price protection, warranties, and other customer incentive programs based upon the Company’s expectation and historical experience.

The Company contracts with customers under non-cancellable arrangements. While customers, including resellers, may cancel master purchase agreements under certain circumstances, customers may not cancel or modify purchase orders placed under the terms of such master purchase agreements. Each purchase order is therefore a contract with the customer, i.e., the purchase of a quantity of any given, single product; further, purchase orders do not commit the customer to purchase any further volumes over time. Contract modifications do not carry revenue recognition implications as revenue is not recognized until control over products, or intellectual property, as applicable, has transferred to the customer.

The Company has service arrangements where net sales are recognized over time. These arrangements include a variety of post-contract support service offerings, which are generally recognized over time as the services are provided, including maintenance and support services, and professional services to help customers maximize their utilization of deployed systems.

A contract liability for deferred revenue is recorded when consideration is received or is unconditionally due from a customer prior to transferring control of goods or services to the customer under the terms of a contract. Deferred revenue balances typically result from advance payments received from customers for product contracts or from billings in excess of revenue recognized on services arrangements. Deferred revenue balances were not significant as of December 31, 2025 and 2024.

Warranties

The Company accrues the estimated cost of product warranties at the time of recognizing revenue. The Company’s standard product warranty terms generally include post-sales support and repairs or replacement of a product at no additional charge for a specified period of time. The Company actively monitors and evaluates the quality of its component suppliers. The estimated warranty obligation is based on contractual warranty terms, repair costs, and the Company’s baseline experience. The Company’s standard warranty terms are twelve months. Warranty expense was not significant for the years ended December 31, 2025 and 2024.

Accounts Receivable

Trade accounts receivable are recognized and carried at billed amounts less an allowance for credit losses. The Company maintains the allowance for estimated losses resulting from the inability of the Company’s customers to make required payments. The allowance represents the current estimate of lifetime expected credit losses over the remaining duration of existing accounts receivable considering current market conditions and supportable forecasts when appropriate. The estimate is a result of the Company’s ongoing evaluation of collectability, customer creditworthiness, historical levels of credit losses, and future expectations. The allowance for credit losses were not significant as of December 31, 2025 and 2024.

Inventory

The Company values inventory at the lower of cost or net realizable value. Cost is computed using standard cost which approximates actual cost on a first-in, first-out basis. At each reporting period, the Company assesses the value of its inventory and writes down the cost of inventory to its net realizable value, if required, for estimated excess or obsolescence. Factors influencing these adjustments include changes in future demand forecasts, market conditions, technological changes, product life cycle and development plans, component cost trends, product pricing, physical deterioration, and quality issues. The write down for excess or obsolescence is charged to the provision for inventory, in the Company’s consolidated statements of operations and comprehensive income (loss). At the point of the loss recognition, a new, lower cost basis for that inventory is established, and subsequent changes in facts and circumstances do not result in the restoration or increase in that newly established cost basis. For the year ended December 31, 2024, the Company recorded $551,492 as a provision for inventory. There was no change in the provision for inventory recorded for the year ended December 31, 2025.

Cost of Goods Sold

Cost of goods sold consists primarily of the cost of finished goods, components purchased for manufacturing, and freight. Cost of goods sold also includes third-party vendor costs related to cloud hosting fees.

Shipping and Handling

The Company considers shipping and handling to customers to represent activities performed in fulfilling the contract with the customer. When shipping is charged to the customer, the Company nets such charges against actual shipping costs incurred.

Tax Collected from Customers

Taxes imposed by governmental authorities on the Company’s revenue producing activities, such as sales taxes, are excluded from net sales.

Research and Development

Research and development (“R&D”) costs that do not meet the criteria for capitalization are expensed as incurred. R&D costs primarily consist of employee compensation, employee benefits, stock-based compensation related to technology developers and product management employees, as well as fees paid for outside services and materials.

Sales and Marketing

Sales and marketing costs consist of compensation and other employee related costs for personnel engaged in selling and marketing, and sales support functions. Selling expenses also include marketing, and the costs associated with customer evaluations. The Company does not incur advertising costs.

General and Administrative Expense

General and administrative expense consists of compensation expense (including stock-based compensation expense), executive management, finance, legal, tax, and human resources. General and administrative expense also include transaction costs, expenses associated with facilities, information technology, external professional services, legal costs and settlement of legal claims, unrealized foreign currency transaction gain/loss and other administrative expenses.

Property and Equipment, net

Property and equipment, net is stated at cost and depreciated on a straight-line basis of five to seven years for furniture and fixtures and five years for computer equipment. Leasehold improvements are capitalized and amortized over the shorter of their useful lives or remaining lease term. Repair and maintenance costs are charged to operations in the periods incurred. Upon retirement or sale, costs and related accumulated depreciation or amortization are removed from the balance sheets and the resulting gain or loss is included in operating expense in the Company’s consolidated statements of operations and comprehensive income (loss).

Goodwill

Goodwill represents the excess of the aggregate purchase consideration over the fair value of the net assets acquired. Goodwill is reviewed for impairment on an annual basis, or more frequently if events or changes in circumstances indicate that the carrying amount of goodwill may be impaired. In conducting its annual impairment test, the Company first reviews qualitative factors to determine whether it is more likely than not that the fair value of the reporting unit is less than its carrying amount. If factors indicate that the fair value of the reporting unit is less than its carrying amount, the Company performs a quantitative assessment, and the fair value of the reporting unit is determined by analyzing the expected present value of future cash flows. If the carrying value of the reporting unit continues to exceed its fair value, the fair value of the reporting unit’s goodwill is calculated and an impairment loss equal to the excess is recorded. The Company’s goodwill was recorded in connection with an acquisition consummated in June 2018. For each of the years ended December 31, 2025 and 2024, there were no events or indicators that goodwill was impaired.

Impairment of Long-Lived Assets

Long-lived assets with finite lives consist primarily of property and equipment, operating lease right-of-use assets, and intangible assets which are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the undiscounted future net cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future undiscounted cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset.

Stock-Based Compensation

The Company accounts for stock-based compensation expense in accordance with ASC 718, Compensation-Stock Compensation (“ASC 718”). The Company measures and recognizes compensation expense for all stock-based awards based on estimated fair values on the date of the grant, recognized over the requisite service period. For awards that vest solely based on a service condition, the Company recognizes stock-based compensation expense on a straight-line basis over the requisite service period. The Company accounts for forfeitures in the period in which they occur.

Income Taxes

The Company is required to file tax returns in the U.S. federal jurisdiction and various states and local municipalities. The Companies non-US subsidiaries are required to files tax returns in the jurisdictions of their organization.

Significant judgment is required in determining the Company’s uncertain tax positions. It is not expected that there will be a significant change in uncertain tax positions for the years ended December 31, 2025 and 2024, respectively.

Foreign Operations and Foreign Currency Translation

The currency of the primary economic environment in which the operations of the Company and its U.S. subsidiaries are conducted is the United States dollar (“USD”). Accordingly, the Company and all of its U.S. subsidiaries use USD as their functional currency. The results of the Company’s non-U.S. subsidiaries, whose functional currency are the local currencies of the economic environment in which they operate, are translated into USD in accordance with GAAP.

Assets and liabilities are translated at year-end exchange rates, while revenues and expenses are translated at average exchange rates during the year. Differences resulting from translation are presented in equity as accumulated other comprehensive income. Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations as incurred. Foreign currency transaction (gain) loss, mainly related to intercompany transactions, is included in the consolidated statements of operations. For the years ended December 31, 2025 and 2024, transactions (gains) losses were ($1,547,673) and $1,231,954, respectively.

Comprehensive Loss

Comprehensive loss consists of two components, net loss and other comprehensive income (loss), net. Other comprehensive income (loss), net is defined as revenue, expenses, gains, and losses that under GAAP are recorded as an element of stockholders’ deficit but are excluded from net loss. The Company’s other comprehensive income (loss) consists of foreign currency translation adjustments that result from the consolidation of its foreign subsidiaries and is reported net of tax effects.

Investments

The Company holds non-marketable equity and other investments (“privately held investments”) which are included in noncurrent assets in the Company’s consolidated balance sheet. The Company monitors these investments for impairments and makes adjustments in carrying values if management determines that an impairment charge is required based primarily on the financial condition and near-term prospects of these investments. During the year ended December 31, 2025, the Company determined that its investments were fully impaired. As such, an impairment loss of $235,877 which is recorded within Other expense in our consolidated statements of operations.

Concentration of Risks

Financial instruments that potentially subject the Company to a significant concentration of credit risk consist primarily of cash and cash equivalents, and accounts receivable. Cash balances may exceed the Federal Deposit Insurance Corporation (“FDIC”) insurance limit of $250,000. The Company has not experienced any losses in such accounts.

Earnings per Share

Basic net loss per share is calculated by dividing net loss attributable to common stockholders by the weighted-average number of shares of common stock outstanding during the year. Diluted net loss per share is based upon the diluted weighted-average number of shares outstanding during the year. Diluted net loss per share gives effect to all potentially dilutive common share equivalents, including stock options, convertible notes, and warrants, to the extent they are dilutive. See Note 15 - Earnings Per Share.

Convertible Note Payable

When the Company issues convertible debt, it first evaluates the balance sheet classification of the convertible instrument in its entirety to determine (1) whether the instrument should be classified as a liability under ASC 480, Distinguishing Liabilities from Equity, and (2) whether the conversion feature should be accounted for separately from the host instrument. A conversion feature of a convertible debt instrument would be separated from the convertible instrument and classified as a derivative liability if the conversion feature, were it a standalone instrument, meets the definition of a “derivative” in ASC 815, Derivatives and Hedging. When a conversion feature meets the definition of an embedded derivative, it would be separated from the host instrument and classified as a derivative liability carried on the consolidated balance sheet at fair value, with any changes in its fair value recognized currently in the consolidated statements of operations. See Note 7- Debt.

Warrants

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in FASB Accounting Standards Codification 480, “Distinguishing Liabilities from Equity” (“ASC 480”) and ASC 815, “Derivatives and Hedging” (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own ordinary shares and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and at their fair value on each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss in the Company’s consolidated statements of operations.

The Company accounts for the Public and Private warrants in accordance with guidance contained in ASC 815-40. Such guidance provides that because the public warrants meet the criteria for equity treatment. Such guidance provides that because the Private warrants do not meet the criteria for equity treatment thereunder, each warrant must be recorded as a liability See Note 11- Warrants.

Accounting Pronouncements Recently Adopted

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures. The ASU requires that an entity disclose specific categories in the effective tax rate reconciliation as well as reconciling items that meet a quantitative threshold. Further, the ASU requires additional disclosures on income tax expense and taxes paid, net of refunds received, by jurisdiction. The new standard is effective for annual periods beginning after December 15, 2024, on a prospective basis with the option to apply it retrospectively. Early adoption is permitted. The adoption of this guidance results in the Company being required to include enhanced income tax-related disclosures. The Company adopted this guidance prospectively effective January 1, 2025; however, as there is a full valuation allowance on its deferred tax assets, there is no material impact on these consolidated financial statements.

In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures. This ASU includes amendments that expand the existing reportable segment disclosure requirements and requires disclosure of (i) significant expense categories and amounts by reportable segment as well as the segment’s profit or loss measure(s) that are regularly provided to the chief operating decision maker (the “CODM”) to allocate resources and assess performance; (ii) how the CODM uses each reported segment profit or loss measure to allocate resources and assess performance; (iii) the nature of other segment balances contributing to reported segment profit or loss that are not captured within segment revenues or expenses; and (iv) the title and position of the individual or name of the group or committee identified as the CODM. This guidance requires retrospective application to all prior periods presented in the financial statements and is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024. Early adoption is permitted. The adoption of this guidance results in the Company being required to include enhanced disclosures relating to its reportable segments. The Company adopted this guidance effective January 1, 2024, and it did not have a material effect on the Company’s consolidated financial statements.

Recent Accounting Pronouncements Not Yet Adopted

In November 2024, the FASB issued ASU No. 2024-03, Income Statement - Reporting Comprehensive Income - Expense Disaggregation Disclosures (Subtopic 220-40). In January 2025, the FASB issued ASU 2025-01, Income Statement—Reporting Comprehensive Income—Expense Disaggregation Disclosures (Subtopic 220-40): Clarifying the Effective Date to clarify the effective date of ASU 2024-03. The amendments in this ASU require a public business entity to disclose specific information about certain costs and expenses in the notes to its financial statements for interim and annual reporting periods. The objective of the disclosure requirements is to provide disaggregated information about a public business entity’s expenses to help investors (a) better understand the entity’s performance, (b) better assess the entity’s prospects for future cash flows, and (c) compare an entity’s performance over time and with that of other entities. The additional disclosures under this update include (1) disclosing the amounts of purchases of inventory, employee compensation, depreciation, intangible asset amortization, and depreciation, depletion, and amortization recognized as part of oil and gas-producing activities (DD&A) (or other amounts of depletion expense) that are included in each relevant expense caption, (2) include certain amounts that are already required to be disclosed under current generally accepted accounting principles (GAAP) in the same disclosure as the other disaggregation requirements, (3) disclose a qualitative description of the amounts remaining in relevant expense captions that are not separately disaggregated quantitatively, and (4) disclose the total amount of selling expenses and, in annual reporting periods, an entity’s definition of selling expenses. The amendments in this ASU are effective for annual reporting periods beginning after December 15, 2026, and interim reporting periods beginning after December 15, 2027. Early adoption is permitted. The Company is currently evaluating the impact of this ASU on its consolidated financial statements.

3 - ACQUISITION

On May 13, 2025, the Company entered into an Asset Purchase Agreement with Crowdkeep, Inc., a Delaware corporation (the “Seller”), pursuant to which the Company acquired certain assets of the Seller relating to the Seller’s IoT technology platform business, free and clear of any liens other than certain specified liabilities of the Seller that were assumed. In consideration for the acquisition, the Company issued 4,065,689 shares of its Common Stock (the “Purchase Price”).

The transaction was accounted for as an asset acquisition, as the Company determined that substantially all of the fair value was concentrated in a single identifiable intangible asset, proprietary technology, and therefore applied a model consistent with asset acquisition accounting. The total purchase consideration of $6,957,456 was comprised of equity consideration of $6,830,358 based on the number of shares issued at the closing share price, and direct acquisition-related costs for legal and advisory fees of $127,098, the total of which was allocated to the acquired assets on a relative fair value basis. Because this was not a business combination, no goodwill was recognized.

The transaction was considered a related party transaction due to the involvement of a Company board member who was also the CEO and a shareholder of Crowdkeep. The Company established a special committee of the Board comprised of independent members of the Board, that evaluated and approved the transaction, concluding that the terms were commercially reasonable and negotiated at arm’s length.

The patented technology, which is recorded as part of intangible assets, net in the accompanying consolidated balance sheet, will be amortized over its estimated useful life of 10 years.

4 - REVERSE RECAPITALIZATION

As discussed in Note 1, “Organization and Business Operations”, the Business Combination was consummated on September 13, 2024, which, for accounting purposes, was treated as the equivalent of Private Veea issuing stock for the net assets of Plum, accompanied by an equity recapitalization of Private Veea. Under this method of accounting, Plum was treated as the acquired company for financial accounting and reporting purposes under GAAP. This determination was primarily based on the assumption that:

●	Private Veea’s current shareholders will hold a majority of the voting power of New Plum (“New Plum”) post Business Combination

●	effective upon the Business Combination, the post-combination Board will consist of seven (7) directors, including five (5) directors designated by Private Veea, one (1) director designated by Plum and one (1) director mutually agreed upon by Plum and Private Veea;

●	Private Veea’s operations will substantially comprise the ongoing operations of New Plum; and

●	Private Veea’s senior management will comprise the senior management of New Plum.

Another determining factor was that Plum does not meet the definition of a “business” pursuant to ASC 805-10-55, Business Combinations  (“ASC 805”), and thus, for accounting purposes, the Business Combination will be accounted for as a reverse recapitalization, within the scope of ASC 805. The net assets of Plum will be stated at historical cost, with no goodwill or other intangible assets recorded. Any excess of the fair value of shares issued to Plum over the fair value of Plum’s identifiable net assets acquired represents compensation for the service of a stock exchange listing for its shares and is expensed as incurred.

Transaction Proceeds

Upon Closing of the Business Combination, the Company received net proceeds of $1.1 million from the Business Combination, offset by total transaction costs of $5.3 million. The following table reconciles the elements of the Business Combination to the consolidated statements of cash flows and the consolidated statement of changes in stockholders’ equity (deficit) for the year ended December 31, 2024:

Cash-trust and cash, net of redemptions	$6,448,862
Less: transaction costs and professional fees, paid	(5,345,222)
Net proceeds from the Business Combination	1,103,640
Less: private placement warrant liabilities	(1,041,119)
Less: related party notes	(2,205,497)
Less: accrued expenses	(3,079,281)
Less: deferred payables	(1,749,723)
Add: prepaid expenses	70,382
Reverse recapitalization, net	$(6,901,598)

The number of shares of common stock issued immediately following the consummation of the Business Combination were:

Plum Class A common stock, outstanding prior to the Business Combination	3,255,593
Less: Redemption of Plum Class A common stock	(2,652,516)
Class A common stock of Plum	603,077
Plum Class A common stock, outstanding prior the Business Combination	6,102,562
Business Combination shares	6,705,639
Veea Shares	22,133,644
Issuance of new financing shares	2,000,000
Conversion of debt for Common Stock	3,147,970
Conversion of Sponsor Notes for Common Stock	817,453
Common Stock issued for services	857,052
Common Stock immediately after the Business Combination	35,661,757

The number of Veea shares was determined as follows:

	Private Veea Shares	Veea Shares after conversion ratio
Private Veea Series A-2 Preferred Stock	19,670,118	4,799,511
Private Veea Series A-1 Preferred Stock	41,179,790	8,078,761
Private Veea Series A Preferred Stock	35,920,813	7,047,041
Private Veea Common Stock	7,398,303	1,451,419
Private Veea Common Stock Warrants	3,858,202	756,912
Total	108,027,226	22,133,644

Public and private placement warrants

The 6,384,326 Public Warrants issued at the time of Plum’s initial public offering, and 6,256,218 warrants issued in connection with private placement at the time of Plum’s initial public offering (the “Private Placement Warrants”) remained outstanding and became warrants for the Company.

Earn-out Share Liability

Following the Closing of the Business Combination, holders of certain capital stock of Private Veea immediately prior to the closing will have the contingent right to receive up to 4.5 million additional shares of the Company’s common stock if certain trading-price based milestones of the Company’s common stock are achieved or a change of control transaction occurs during the ten-year period following the Closing.

Under accounting principles, the Company’s obligation to issue the earnout shares is recorded as a contingent liability (the “Earn-out Share Liability”) in the Company’s financial statements and the initial value of the Earn-out Share Lability is recorded as a transaction cost within operating expense in the Company’s financial statements. For each subsequent reporting period, changes in the fair value of the Earn-out Share Liability will be reported in the Company’s financial statements.

Veea Transaction related expenses

The below table represents the amount of Veea Inc. related transaction expenses included in operating expenses for the year ended December 31, 2024:

December 31, 2024
Legal expenses	$1,000,000
Professional fees	413,544
Listing fee - NASDAQ	25,000
Total	$1,438,544

5 - BALANCE SHEET COMPONENTS

Inventory

Inventory consists of the following:

	December 31,
	2025	2024
Inventory	$7,809,589	$7,377,966
Inventory allowance	(904,653)	(904,653)
Consigned parts	2,748,976	985,927
Total	$9,653,912	$7,459,240

Prepaid and other current assets

Prepaid and other current assets consists of the following:

	December 31,
	2025	2024
Prepaid expenses	$300,063	$312,239
Inventory purchase deposit	5,000,000	5,000,000
Production deposit	336,643	336,643
Other current assets	1,693	712
Total	$5,638,399	$5,649,594

In January 2024, the Company placed an inventory order and paid a $5.0 million deposit against the order. The inventory was to be delivered on or before June 30, 2024. The inventory was not delivered by such date; and as a result, the Company is entitled to a refund of its deposit. The Company was granted a security interest in the purchased inventory. Upon the return of the Company’s down payment, the order will terminate. As of December 31, 2025.

Property and Equipment, net

Property and equipment, net consists of the following:

	December 31,
	2025	2024
Furniture and fixtures	$712,153	$702,122
Computer equipment	336,385	327,166
Leasehold improvements	390,742	390,742
Total property and equipment gross	1,439,280	1,420,030
Less - Accumulated depreciation	(1,347,471)	(1,209,401)
Total property and equipment net	$91,809	$210,629

Depreciation expense for the years ended December 31, 2025 and 2024, totaled approximately $130,000 and $212,000, respectively.

6 - GOODWILL AND INTANGIBLE ASSETS

Goodwill

The following is a summary of activity in goodwill for the years ended December 31, 2025 and 2024:

Balance at December 31, 2023	$4,797,078
Foreign exchange transaction	(17,453)
Balance at December 31, 2024	4,779,625
Foreign exchange transactions	322,000
Balance at December 31, 2025	$5,101,625

Intangible Assets

Intangible assets consist of the following:

	As of December 31, 2025
	Amortization Period	Costs as of January 1, 2025	Additions	Disposals	Ending Costs	Accumulated Amortization	Accumulated Impairment	Net Book Value
Patents	15 years	$7,551,468	$239,128	$-	$7,790,596	$(6,844,695)	$-	$945,901
Proprietary technology	10 years	-	6,904,306	-	6,904,306	(423,343)	-	6,480,963
Intangible assets, net		$7,551,468	$7,143,434	$-	$14,694,902	$(7,268,038)	$-	$7,426,864

	As of December 31, 2024
	Amortization Period	Costs as of January 1, 2024	Additions	Disposals	Ending Costs	Accumulated Amortization	Accumulated Impairment	Net Book Value
Patents	5-15 years	$7,332,227	$219,241	$-	$7,506,485	$(6,765,407)	$-	$786,061
IPR&D	5 years	5,015,694	-	-	5,015,694	(3,554,784)	(1,460,910)	-
Other intellectual assets	5 years	969,278	-	-	969,278	(969,278)	-	-
Intangible assets, net		$13,317,199	$219,241	$-	$13,536,440	$(11,289,469)	$(1,460,910)	$786,061

Intangible assets primarily consist of proprietary technology, patents, patent applications, and in-process research and development (“IPR&D”) and other identifiable intangible assets. Intangible assets are generally amortized on a straight-line basis over the periods of benefit. The Company’s patents have estimated remaining economic useful lives ranging from 5-15 years and the proprietary technology acquired from Crowdkeep Inc. has an estimated remaining useful life of 10 years. Management reviews intangible assets for impairment when events and circumstances warrant. During the years ended December 31, 2025 and 2024, there were no events that necessitated additional impairment of intangible assets.

Intangible asset amortization expense for the years ended December 31, 2025 and 2024, totaled $502,630 and $62,000, respectively.

Future estimated amortization expense for the Company’s intangible assets is approximately as follows:

Future estimated amortization as of December 31, 2025
2026	$742,464
2027	742,464
2028	744,281
2029	742,464
2030	742,464
Thereafter	3,712,727
$7,426,864

7 - DEBT

Total outstanding third-party debt of the Company is comprised of the following, including convertible notes:

December 31, 2025	Principal	Debt Discount	Total
Revolving Loan Facility	$14,000,000	$-	$14,000,000
Convertible notes payable, net	1,750,000	(87,629)	1,662,371
Notes payable	1,762,415	-	1,762,415
Total	$17,512,415	$(87,629)	$17,424,786

December 31, 2024	Principal	Debt Discount	Total
Revolving Loan Facility	$12,700,000	$-	$12,700,000
Convertible notes payable, net	1,200,000	(1,102,684)	97,316
Total	$13,900,000	$(1,102,684)	$12,797,316

Revolving Loan Facility

In June 2021, Private Veea entered into a revolving loan agreement (the “2021 Revolving Loan Agreement”) with First Republic Bank, which was subsequently acquired by JPMorgan Chase, (the “Bank”) providing up to $14.0 million of advances (collectively, the “Loan”). The Loan accrues interest at a variable rate based on an index rate established by reference to the average 12-month trailing one-year US treasuries plus a spread of 1.80% per annum and a minimum floor rate of 1.5% per annum. Interest is payable monthly in cash. Private Veea was not required to provide collateral for the advances or comply with any covenants. The advances were secured by a lien on certain personal assets of the CEO. In consideration for the security provided by the CEO, Private Veea issued common stock warrants (the “Related Party Common Stock Warrants”) to NLabs, a principal shareholder of the Company and affiliate of Allen Salmasi (“NLabs”), in consideration for the CEO’s guaranteeing the advances. See Note 12 for further information. Following the acquisition of First Republic, the Loan was transferred to the Bank. There were $1.3 million of borrowings during the year ended December 31, 2025. As of December 31, 2025, the outstanding principal amount of the Loan was $14.0 million, and there is no availability to borrow additional funds. On January 5, 2026, the Company repaid the principal and interest and terminated the 2021 Revolving Loan Agreement. On January 5, 2026, the Company repaid the Loan in full by making a cash payment to the Bank of $14,076,218, representing the total outstanding principal and interest due as of such date. The Loan was repaid with the proceeds of a loan from NLabs. See Note 12 for further information regarding the NLabs loan.

Convertible Notes Payable

Business Combination Convertible Notes Payable

Simultaneously with the Closing of the Business Combination, the Company and Private Veea issued convertible notes under note purchase agreements with certain accredited investors unaffiliated with the Company and Private Veea (each, an “Investor”) for the sale of unsecured subordinated convertible promissory notes (the “September 2024 Notes”) as part of a private placement offering of up to $15.0 million in purchase price for such September 2024 Notes in the aggregate (the “Financing Closing”). The Company received $1.45 million in proceeds from the issuance of its convertible promissory notes. In addition to a September 2024 Note, each Investor received, as a transfer from NLabs Inc., an affiliated of Allen Salmasi, our Chief Executive Officer (“NLabs”), immediately prior to the Financing Closing, a number of shares of Private Veea’s Series A Preferred Stock that upon the Closing became a number of registered shares of Common Stock equal to such Investors’ original principal note loan amount under their respective notes divided by $7.50 (the “Transferred Shares”). 2.0 million Transfer Shares were delivered to Investors at the Financing Closing. The September 2024 Notes include customary registration rights.

The Transferred Shares were recorded at a fair value of $21.6 million on the Company’s consolidated financial statements at issuance, which reflected a significant discount to the face amount of the September 2024 Notes. In addition to the cash received at the Financing Closing, one of the Investors committed to purchase approximately $13.6 million (the “Commitment Amount”) of September 2024 Notes, on or prior to November 15, 2024, which date was subsequently extended to December 15, 2024. On December 31, 2024, the Company and one of the Investors entered into a mutual Settlement and Release Agreement pursuant to which the Company agreed to terminate the Investor’s obligation to purchase a note in the Commitment Amount and provided for a mutual release of claims, in exchange for a payment to the Company of an aggregate amount of approximately $5.4 million, which amount includes payments previously made to the Company in respect of the Commitment Amount. As the Company received approximately $1.5 million of the total expected $15.0 million proceeds at the Financing Closing, a proportional amount (approximately $19.5 million) of the substantial discount was deferred and recorded as a deferred financing asset on the Company’s financial statements. At December 31, 2024, the deferred financing assets were reversed on the Company’s consolidated financial statements.

The Company and VeeaSystems are co-borrowers under each September 2024 Note (together, the “Borrowers”) and are jointly responsible for the obligations to each Investor thereunder. Each September 2024 Note has a maturity date of 18 months after the Financing Closing but is prepayable in whole or in part by the Borrowers at any time without penalty. The outstanding obligations under each September 2024 Note accrues interest at a rate equal to the Secured Overnight Financing Rate plus 2% per annum, adjusted quarterly, but interest is only payable upon the maturity date of the September 2024 Note as long as there is no event of default thereunder. Each September 2024 Note is unsecured and expressly subordinated to any senior debt of the Borrowers. The September 2024 Notes do not include any operational or financial covenants for the Borrowers. Each September 2024 Note includes customary events of default including, without limitation, failure to pay amounts due on the maturity date, failure to otherwise comply with the Borrowers’ covenants or for Borrower insolvency events, in each case, with customary cure periods. Upon an event of default, the Investor may accelerate all obligations under its September 2024 Note and the Borrowers will be required to pay for the Investor’s reasonable out-of-pocket collection costs.

The outstanding obligations under each September 2024 Note are convertible in whole or in part into shares of Common Stock (the “Conversion Shares”) at a conversion price of $7.50 per share (subject to equitable adjustment for stock splits, stock dividends and the like with respect to the Common Stock after the Financing Closing) (the “Conversion Price”) at any time after the Financing Closing at the sole election of the Investor. The outstanding obligations under each September 2024 Note will automatically convert at the Conversion Price if (i) the Company or its subsidiaries consummate one or more additional financings for equity or equity-linked securities for at least $20 million in the aggregate or makes one or more significant acquisitions valued in the aggregate (based on the consideration provided by the Company and its subsidiaries) to be at least $20 million, (ii) the Investors holding a majority of the aggregate outstanding obligations under the September 2024 Notes expressly agree to convert all obligations under the September 2024 Notes or (iii) the Common Stock trades with an average daily VWAP of at least $10.00 (subject to equitable adjustment for stock splits, stock dividends and the like with respect to the Common Stock after the Financing Closing) for ten (10) consecutive trading days. The obligations under each September 2024 Note will also automatically convert in connection with a Brokerage Transfer, as described below.

The Conversion Shares were initially subject to a lock-up for a period of 6 months after the Financing Closing. The Transferred Shares were not subject to any lock-up restrictions, but for a period of 6 months after the Closing they were separately designated by the Transfer Agent and kept as book entry shares on the Transfer Agent’s records and were not be eligible to be held by DTC without the Investor first notifying the Company of its intent to transfer any such Transferred Shares to a brokerage account and/or to be held by DTC or another nominee (a “Brokerage Transfer”). If the Investor provided such notice or otherwise has any Transferred Shares subject to a Brokerage Transfer within 6 months after the Closing, a portion of the outstanding obligations under such Investor’s Note would automatically convert into a number of Conversion Shares equal to the number of Transferred Shares subject to such Brokerage Transfer, and the lock-up period for such Conversion Shares would be extended for an additional 6 months to 12 months after the Financing Closing. As of December 31, 2025, $700,000 in aggregate principal amount of the September 2024 Notes, together with associated interest, had automatically converted upon the occurrence of a Brokerage Transfer. The September 2024 Notes matured on March 13, 2026. The Company and the Investors are in discussions to, among other items, extend the maturity date. Non-payment at maturity is a default under the September 24 Notes; however, the Company has received no notices of default from any Investors, nor has any Investor commenced enforcement actions.

The Company reviewed the conversion feature granted in the notes under ASC 815, “Derivatives and Hedging” (“ASC 815”), and concluded that the conversion price was based on a variable (enterprise value) that was not an input to the fair value of a “fixed-for-fixed” option as defined under ASC 815-40 and is therefore considered a conversion option liability that should be bifurcated from the debt host. As the fair value of the conversion option liability exceeded the net proceeds received, in accordance with ASC 470-20, the Company recorded the conversion option liability at fair value with the excess of the fair value over the net proceeds received recognized as a loss in earnings. See Note 14 for further information.

Convertible Notes Payable Issued in connection with Crowdkeep Acquisition

On April 17, 2025, and May 13, 2025, the Company and the majority stockholder of the Seller (“Crowdkeep Investor”), entered into two Note Purchase Agreements (the “Crowdkeep Note Purchase Agreements”). Pursuant to the Crowdkeep Note Purchase Agreements, the Crowdkeep Investor loaned to the Company an aggregate of $1,000,000 in two tranches (the “Crowdkeep Loans”), of which $500,000 was provided on April 17, 2025 and $500,000 was provided on May 13, 2025. In connection with the entry into the Crowdkeep Note Purchase Agreements the Company issued to the Crowdkeep Investor unsecured convertible promissory notes (the “Crowdkeep Convertible Notes”). The Crowdkeep Convertible Notes have an aggregate principal amount of $1,000,000, and the interest under the Crowdkeep Convertible Notes accrues at an annual rate of 8%. The maturity date of the Crowdkeep Convertible Notes are April 17, 2026, and May 13, 2026, respectively.

Pursuant to the terms of the Convertible Notes, upon an event of default, the outstanding principal amount of the applicable Crowdkeep Convertible Note, plus accrued but unpaid interest, will become immediately due and payable in full. Events of default include failure to pay any principal or interest amounts under the Crowdkeep Convertible Notes, failure to perform covenants in the Crowdkeep Convertible Notes and certain bankruptcy and insolvency conditions of the Company. The Company may prepay all or any portion of the Crowdkeep Convertible Notes at any time. The Crowdkeep Convertible Notes are convertible, in whole or in part, into shares of Common Stock (the “Crowdkeep Conversion Shares”) at the option of the Crowdkeep Investor, at a price per share of $5.00 subject to certain equitable adjustments. The Crowdkeep Convertible Notes will automatically convert on the date that the closing price of the Common Stock is at $7.50 or above for ten (10) consecutive trading days within any consecutive thirty (30) trading day period, equal to the lesser of (i) $7.50 per share and (ii) 20% multiplied by the VWAP (calculated as set forth in the Crowdkeep Convertible Notes) for the prior consecutive thirty (30) trading day period, in each case subject to certain equitable adjustments. The Crowdkeep Note Purchase Agreements and Crowdkeep Convertible Notes include other customary terms and conditions.

8 - INVESTMENTS

The Company accounts for its private company investments without readily determinable fair values under the cost method. These investments, for which the Company is not able to exercise significant influence over any one individual investee, is measured and accounted for using an alternative measurement basis of a) the security’s carrying value at cost, b) less any impairment and c) plus or minus any qualifying observable price changes. Observable price changes or impairments recognized on the Company’s private company investments would be classified as a Level 3 financial instrument within the fair value hierarchy based on the nature of the fair value inputs. Any adjustments to the carrying values are recognized in other income, net in the Company’s consolidated statements of operations and comprehensive income (loss). These investments, which do not have a stated contractual maturity date, were classified as Investments on the Company’s consolidated balance sheets.

During the year ended December 31, 2025, the Company determined that its investments were fully impaired. As such, an impairment loss of $235,877 which is recorded within Other expense in our consolidated statements of operations. During the year ended December 31, 2024, the Company recognized an impairment loss of $216,278.

9 - STOCKHOLDERS’ EQUITY

On September 13, 2024, the Company consummated the Business Combination which was accounted for as a reverse recapitalization. In connection with the consummation of the Business Combination (i) the Company de-registered from the Register of Companies in the Cayman Islands by way of continuation out of the Cayman Islands and into the State of Delaware, migrating to and domesticating as a Delaware corporation (the “Domestication”) and (ii) restated its certificate of incorporation (“Restated Certificate of Incorporation”). In connection with the Domestication, each share of outstanding Class A ordinary shares were converted by operation of law into shares of Common Stock, on a one-for-one basis. Upon filing of the Restated Certificate of Incorporation, each issued and outstanding share of Class B stock outstanding immediately prior to the filing of the Restated Certificate of Incorporation was converted into shares of Common Stock on a one-for-one basis. Under the Restated Certificate of Incorporation, the Company is authorized to issue 551,000,000 shares of capital stock, consisting of (a) 550,000,000 shares of Common Stock with a par value of $0.0001 per share and (b) 1,000,000 shares of preferred stock with a par value of $0.0001 per share. On March 30, 2026, of the 1,000,000 shares of preferred stock available, the Company’s Board of Directors designated 212,000 shares of Series A Preferred Stock. See Note 18 for further information regarding the Preferred Stock issuance.

Holders of Common Stock are entitled vote on all matters submitted to the stockholders vote or approval, other than on any amendment to the Restated Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to the Restated Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock). Holders of Common Stock are entitled to one vote per share on all matters submitted to the stockholders for their vote or approval.

Equity Line of Credit

On December 2, 2024, the Company entered into a common stock purchase agreement (“Common Stock Purchase Agreement” or the “ELOC”) and related registration rights agreement (the “Registration Rights Agreement”) with White Lion. Pursuant to the Common Stock Purchase Agreement, the Company has the right, but not the obligation, to direct White Lion to purchase up to $25.0 million in aggregate gross purchase price of newly issued shares of Common Stock, subject to certain limitations and conditions as described below (the “ELOC Program”), at a purchase price equal to (i) 96.5% of the volume weighted average stock price for the three consecutive business days after a purchase notice is given, (ii) 98% of the volume weighted average stock price on the day a notice is delivered, or (iii) the lowest traded price for a given purchase date.

The Company controls the timing and amount of any sales to White Lion, which depend on a variety of factors including, among other things, market conditions, the trading price of the Common Stock, and determinations by the Company as to appropriate sources of funding for its business and operations. However, White Lion’s obligation to purchase shares is subject to certain conditions, including the daily trading volume of the Company’s stock. In all instances, the Company may not sell shares of Common Stock under the Purchase Agreement if it would result in White Lion and its affiliate beneficially owning more than 4.99% of its outstanding voting power or shares of the Common Stock at any one point in time, or the aggregate number of shares of common stock would not exceed 19.99% of the voting power of the issued and outstanding Common Stock.

The Company received $836,766 in proceeds from draws on the ELOC during the year ended December 31, 2025, and issued 358,000 shares of Common Stock, pursuant to the ELOC Program. The Company did not draw on the ELOC during the year ended December 31, 2024.

The Company agreed to issue to White Lion shares of Common Stock as a commitment fee (the “Commitment Shares”). The fair value of the Commitment Shares was $25,000, which pursuant to ASC 815, was recorded in transaction costs in the consolidated statement of operations and comprehensive income (loss) during the year ended December 31, 2025. Further, the Common Stock Purchase Agreement provided for the issuance of additional Commitment Shares to the Common Stock Purchaser if the Company failed to sell at least $1,000,000 in gross proceeds to the Common Stock Purchaser by the sixth-month anniversary of signing of the Common Stock Purchase Agreement. The Company and White Lion amended the ELOC Purchase Agreement effective of June 2, 2025 to provide for (i) an extension of the time period to December 15, 2025 and (ii) an increase the gross proceeds sold under the ELOC Purchase Agreement to $1,250,000. On January 14, 2026, the Company and White Lion further amended the ELOC Purchase Agreement (a) to provide for an extension of the commitment period for sales of shares of common stock to White Lion from December 2, 2026 to June 30, 2027 and (b) to amend the provision relating to the issuance by the Company of additional shares of common stock to White Lion in consideration for its commitments under the ELOC Purchase Agreement in amounts equal to (i) $25,000 at the time of the ELOC Amendment No. 2, (ii) $50,000, if the Company has not sold to White Lion under the ELOC Purchase Agreement an aggregate of $1,250,000 in gross proceeds of common stock through April 15, 2026, (iii) $25,000, if the Company has not sold to White Lion under the ELOC Purchase Agreement an aggregate of $1,500,000 in gross proceeds of common stock through June 30, 2026. The number of shares of common stock issued in each instance is determined by dividing the dollar value of the shares of common stock to be issued by the average VWAP of the common stock for the ten-day trading period immediately prior to the issuance date.

The Common Stock Purchaser has agreed that during the term of the Common Stock Purchase Agreement, neither it nor any of its affiliates will engage in any short sales or hedging transactions involving the Common Stock.

August 2025 Public Offering

On August 14, 2025, the Company closed a public offering (the “August 2025 Public Offering”) of 9,189,096 shares of its common stock and warrants to purchase up to 9,189,096 shares of common stock (the “2025 Investor Warrants”) at a combined offering price of $1.00 per share and accompanying warrant. The Company received aggregate cash gross proceeds of approximately $6.0 million, before deducting placement agent fees and other offering expenses. The 2025 Investor Warrants have an exercise price of $1.10 per share, are exercisable immediately, and will expire five years from the original issuance date. Included in the aggregate securities issued are 3,239,096 shares of common stock and accompanying warrants that were issued to NLabs in consideration and satisfaction of a corresponding portion of the NLabs 2025 Notes and associated interest. The Company is using the net proceeds from the Offering for investments in inventory and the Company’s customer support infrastructure and for other working capital and general corporate purposes.

10 - STOCK INCENTIVE PLANS

In September 2014, the Private Veea’s Board of Directors adopted the Max2 Inc. Equity Incentive Plan (“2014 Plan”). Upon adoption of the 2014 Plan, the aggregate number of shares of Common Stock reserved for awards under the Plan were 1,250,000. In September 2018, Private Veea’s Board of Directors adopted the Veea Inc. 2018 Equity Incentive Plan (“2018 Plan” and collectively with the 2014 Plan, the “Private Veea Plans”). Upon adoption of the 2018 Plan, 4,900,000 shares of the Common Stock were reserved for the issuance of incentive awards. In January 2021, the 2018 Plan was amended to increase the total number of authorized shares reserved for issuance to 12,492,910. Under the Private Veea Plans, option awards were generally granted with an exercise price equal to the fair market value of the Company’s stock at the date of grant; those option awards generally vested with a range of one to four years of continuous service and had ten-year contractual terms. Certain option awards provided for accelerated vesting if there was a change in control, as defined in the Private Veea Plans. The Private Veea Plans also permitted the granting of restricted stock and other stock-based awards. Unexercised options were cancelled upon termination of employment and became available for reissuance under the Private Veea Plans.

On June 4, 2024, the stockholders of the Company approved the Veea Inc. 2024 Incentive Award Plan (the “2024 Incentive Plan”, collectively with the Private Veea Plans, the “Plans”), which became effective upon the Closing. The Company initially reserved 4,460,437 shares of Common Stock for the issuance of awards under the 2024 Incentive Plan (“Initial Limit”). The Initial Limit represented 10% of the aggregate number of shares of the Common Stock outstanding immediately after the Closing plus the number of shares of Common Stock issuable under the 2014 Plan and the 2016 Plan and is subject to increase each year over a ten-year period. The 2024 Incentive Plan provides for the grant of stock options, which may be ISOs or non-statutory stock options (“NSOs”), stock appreciation rights (“SARs”), restricted shares, restricted stock units (“RSUs”) and other stock or cash-based awards that the Administrator determines are consistent with the purpose of the 2024 Incentive Plan. As of December 31, 2025, the Company had 2,134,776 shares available for grant.

On June 4, 2024, the stockholders of the Company approved Veea Inc. 2024 Employee Stock Purchase Plan (the “ESPP”), which became effective upon the Closing. An aggregate of 1,070,603 shares of Common Stock has been reserved for issuance or transfer pursuant to rights granted under the ESPP (“Aggregate Number”). The Aggregate Number represented 3% of the aggregate number of shares of Common Stock outstanding immediately after the Closing and is subject to increase each year over a ten-year period. The ESPP provides eligible employees with an opportunity to purchase Common Stock from the Company at a discount through accumulated payroll deductions. The ESPP will be implemented through a series of offerings of purchase rights to eligible employees. Under the ESPP, the Company’s Board of Directors may specify offerings but generally provides for a duration of 12 months. The purchase price will be specified pursuant to the offering, but cannot, under the terms of the ESPP, be less than 85% of the lower of the fair market value per share of the Common Stock on either the offering date or on the purchase date. As of December 31, 2025, there have not yet been any offering periods available to purchase Common Stock under the ESPP.

In connection with the Business Combination, each Private Veea option that was outstanding immediate prior to Closing, whether vested or unvested, was exchanged for a stock option under the 2024 Plan (each an “Exchanged Option”) to acquire a number of shares of Common Stock equal to the product of (i) the number of shares of Private Veea’s common stock subject to such Private Veea option immediately prior to the Business Combination and (ii) the Exchange Ratio, at an exercise price per share equal to (A) the exercise price per share of such Private Veea option immediately prior to the consummation of the Business Combination, divided by (B) the Exchange Ratio. Following the Business Combination, each Exchanged Option continues to be governed by the same terms and conditions (including vesting and exercisability terms) as were applicable to the corresponding former Private Veea option immediately prior to the consummation of the Business Combination. Unvested Private Veea options did not accelerate nor vest on the consummation of the Business Combination. All stock option activity was retroactively restated to reflect the effect of the Exchange Ratio. Generally, stock options vest 25% on the first anniversary of the vesting commencement date and then quarterly thereafter for 12 quarters, or pursuant to another vesting schedule as approved by the Board and set forth in the option agreement. Stock options have a maximum term of ten years from the date of grant. The aggregate intrinsic value is the fair market value on the reporting date less the exercise price for each option. The fair value of each stock option award is estimated on the date of the grant using the Black-Scholes option-pricing model. For options granted during the year ended December 31, 2025 and 2024, respectively, the weighted average estimated fair value using the Black-Scholes option pricing model was $0.49 and $1.49 per option, respectively.

Stock Options

Stock option activity under the Plan was as follows:

	Number of Options	Weighted- Average Exercise Price per Share	Weighted- Average Remaining Contractual Term (years)
Outstanding at December 31, 2024	3,790,702	$1.04	5.98
Granted	2,581,138	0.66
Exercised	(15,006)	-
Forfeited / Expired	(140,307)	2.64
Outstanding at December 31, 2025	6,216,527	2.47	5.86
Exercisable at December 31, 2025	3,777,531	$3.64	3.41

On September 29, 2025, the compensation committee of the Board of Directors approved equity awards to certain Named Executive Officers (“NEO”), employees, and consultants in the form of options to purchase 2,375,000 shares of the Company’s common stock (the “September 2025 Grants”), subject to (i) with respect to September 2025 Grants to the NEOs and other officers of the Company, to the Company’s performance and time vesting schedules and (ii) with respect to September 2025 Grant to non-NEO officer employees and consultants, time vesting schedules. In addition, no portion of the September 2025 Grants may be exercised unless both (A) the Company’s stockholders approve the September 2025 Grants or approval of an amendment to increase the number of shares under the 2024 Plan to a sufficient number of shares such that the full number of shares underlying the September 2025 Grants may be delivered from the Plan’s share reserve and (B) the Company files a Form S-8 with the SEC to register the shares subject to the September 2025 Grants, and if either (A) or (B) is not satisfied, the September 2025 Grants may be fully unwound and cancelled.

The fair value of each stock option granted is estimated using the Black-Scholes option-pricing model using the single-option award approach. The range of weighted average assumptions used to calculate the fair value of the options granted during the year ended December 31, 2025, were as follows:

December 31, 2025
Stock Price	$0.66-1.34
Expected term (years)	4.2-5.0
Volatility	75%
Risk-Free Rate	3.74-3.84%

Stock compensation expense related to the common stock options outstanding for years ended December 31, 2025 and 2024, was $0.4 and $5.5 million, respectively, which is included in general and administrative expenses in the Company’s consolidated statements of operations. Total unrecognized expense related to unvested options outstanding as of December 31, 2025, was $0.6 million, which will be recognized over a weighted average period of 2.0 years.

Restricted Stock Units

RSU activity under the Plan was as follows:

	Number of RSUs	Weighted- Average Grant Date Fair Value
Unvested at December 31, 2024	-	$-
Granted	695,034	1.60
Vested	(91,454)	1.60
Forfeited	(3,580)	1.60
Unvested at December 31, 2025	600,000	$1.60

Stock compensation expense related to the RSUs for the year ended December 31, 2025 was $0.8 million which is included in general and administrative expenses in the Company’s consolidated statements of operations and comprehensive income (loss). There were no RSUs granted during the year ended December 31, 2024. Total unrecognized expense related to unvested RSUs as of December 31, 2025, was $0.3 which will be recognized over a weighted average period of 0.33 years.

11 - WARRANTS

Public Warrants

As part of Plum’s initial public offering (“IPO”), Plum issued warrants to third-party investors where each whole warrant entitles the holder to purchase one share of the Common Stock at an exercise price of $11.50 per share (the “Public Warrants”). Simultaneously with the closing of the IPO, Plum completed the private sale of warrants (the “SPAC Private Placement Warrants” and together with the Public Warrants, the “SPAC Warrants”) where each Private Placement Warrant allows the holder to purchase one share of the Common Stock at $11.50 per share. At December 31, 2025, there were 6,384,326 Public Warrants and 5,256,218 SPAC Private Placement Warrants outstanding.

The Public Warrants are exercisable at per share, subject to adjustment, provided that the Company has an effective registration statement under the Securities Act covering the shares of Common Stock issuable upon exercise of the Public Warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their warrants on a cashless basis under the circumstances specified in the warrant agreement) and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder. The warrants will expire five years after the completion of the Business Combination or earlier upon redemption or liquidation.

The Company filed with the SEC a registration statement for the registration, under the Securities Act, of the shares of Common Stock issuable upon exercise of the SPAC Private Placement Warrants. Such registration statement was declared effective by the SEC on January 15, 2025.

With the exception of the SPAC Private Placement Warrants, in no event will the Company be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the shares of Common Stock underlying such Warrant.

Redemption of SPAC Warrants When the Price per Share of Common Stock Equals or Exceeds $18.00

Once the SPAC Warrants become exercisable, the Company may redeem the outstanding Warrants (except with respect to the SPAC Private Placement Warrants):

●	in whole and not in part;

●	at a price of $0.01 per warrant;

●	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

●	if, and only if, the last reported sale price of our Common Stock equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant) for any 20 trading days within a 30-trading day period ending three trading days before the Company sends the notice of redemption to the warrant holders.

Redemption of SPAC Warrants When the Price per Share of Common Stock Equals or Exceeds $10.00

Once the SPAC Warrants become exercisable, the Company may redeem the outstanding SPAC Warrants:

●	in whole and not in part;

●	at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares, based on the redemption date and the “fair market value” (as defined above) of our Common Stock;

●	if, and only if, the closing price of our Common Stock equals or exceeds $10.00 per public share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant) for any 20 trading days within the 30-trading day period ending three trading days before the Company sends the notice of redemption to the warrant holders; and

●	if the closing price of our Common Stock for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders is less than $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant), the SPAC Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding Public Warrants, as described above.

The SPAC Private Placement Warrants were initially issued in the same form as the Public Warrants with the exception that the SPAC Private Placement Warrants: (i) would not be redeemable by the Company and (ii) may be exercised for cash or on a cashless baseless so long as they are held by the initial purchasers or their permitted transferees, the SPAC Private Placement Warrants will be redeemable by the Company and exercisable by the holders on the same basis as the Public Warrants.

The Public Warrants were initially classified as a derivative liability instrument. Upon the Closing of the Business Combination, the Public Warrants in accordance with the guidance contained in ASC 815 are no longer precluded from equity classification. Equity-classified contracts are initially measured at fair value (or allocated value). Subsequent changes in fair value are not recognized as long as the contracts continue to be classified in equity.

The Company continues to recognize the SPAC Private Placement Warrants as liabilities at fair value as of the Closing Date, with an offsetting entry to additional paid-in capital and adjusts the carrying value of the instruments to fair value through other income (expense) on the consolidated statement of operations and comprehensive income (loss) at each reporting period until they are exercised. As of December 31, 2025, the SPAC Private Placement Warrants are presented within warrant liabilities on the consolidated balance sheet.

Private Veea Warrants

Upon the Closing of the Business Combination, the Related Party Common Stock Warrants were exercised in whole, on a net basis, for 3,880,000 shares of common stock of Private Veea at a conversion price of $0.01 per share for an aggregate purchase price of $38,800. A total of 21,798 shares of common stock were surrendered in payment of the purchase price.

In connection with the Business Combination, Private Veea’s outstanding equity-classified Preferred stock warrants were exchanged for common stock warrants of the Company (the “Assumed Warrants”) to purchase a number of shares of Common Stock, after adjustment for anti-dilutive shares, equal to the product of (i) the number of shares of Private Veea’s common stock subject to such Preferred Stock warrant immediately prior to the Business Combination and (ii) the Exchange Ratio, at an exercise price per share equal to (A) the exercise price per share of such Preferred Stock warrant immediately prior to the consummation of the Business Combination, divided by (B) the Exchange Ratio. On November 6, 2024, the warrant holder exercised warrants to purchase 79,654 shares of Common Stock at an exercise price of $0.05 per share for an aggregate purchase price of $3,983. The outstanding Assumed Warrants are exercisable at the option of the holder until September 28, 2028, for an exercise price of $10.19 per share. As of December 31, 2025, there are 159,307 Assumed Warrants outstanding.

2025 Investor Warrants

In connection with the August 2025 Public Offering, the Company issued the warrants to purchase up to 9,189,096 shares of common stock investors (the “2025 Investor Warrants”), including related parties. Each 2025 Investor Warrant entitles the holder to purchase one share of the Common Stock at an exercise price of $1.10. The exercise price is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common stock and also upon any distributions of assets, including cash, stock or other property to our stockholders. No fractional shares of common stock will be issued in connection with the exercise of the warrant. In lieu of fractional shares, the Company will pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price. The 2025 Investor Warrants will expire five years from their issuance date. The 2025 Investor Warrants have not been listed on Nasdaq or any other national securities exchange or other nationally recognized trading system.

Each 2025 Investor Warrant is exercisable, at the option of the holder thereof, in whole or in part, by delivering to a duly executed exercise notice accompanied by payment in full in immediately available funds for the number of shares of our common stock purchased upon such exercise (except in the case of a cashless exercise as described below).

A holder (together with its affiliates) may not exercise any portion of the 2025 Investor Warrant to the extent that the holder would own more than 4.99% (or, at the election of the holder, 9.99)% of the outstanding common stock immediately after exercise, except that upon at least 61 days’ prior notice from the holder to the Company, the holder may increase the amount of ownership of outstanding stock after exercising the holder’s 2025 Investor Warrants up to 9.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the 2025 Investor Warrants.

If the holder of 2025 Investor Warrants exercises its warrants and a registration statement registering the issuance of the shares of common stock underlying the warrants under the Securities Act is not then effective or available (or a prospectus is not available for the resale of shares of common stock underlying the warrants), then in lieu of making the cash payment otherwise contemplated to be made to the Company upon such exercise in payment of the aggregate exercise price, the holder shall instead receive upon such exercise (either in whole or in part) only the net number of shares of common stock determined according to a formula set forth in the common warrants. Notwithstanding anything to the contrary, in the event the Company does not have or maintain an effective registration statement, there are no circumstances that would require the Company to make any cash payments or net cash settle the common warrants to the holders.

Subject to applicable laws, the 2025 Investor Warrants may be offered for sale, sold, transferred or assigned at the option of the holder upon surrender of such holder’s warrants to the Company together with the appropriate instruments of transfer.

In the event of a fundamental transaction, as described in the 2025 Investor Warrants and generally including any reorganization, recapitalization or reclassification of our common stock, the sale, transfer or other disposition, in each case, of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding common stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding common stock, the holders of the common warrants will be entitled to receive upon exercise of the common warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the warrants immediately prior to such fundamental transaction. In the case of certain fundamental transactions affecting us, a holder of the 2025 Investor Warrants, upon exercise of such warrants after such fundamental transaction, will have the right to receive, in lieu of shares of our common stock, the same amount and kind of securities, cash or property that such holder would have been entitled to receive upon the occurrence of the fundamental transaction, had the warrants been exercised immediately prior to such fundamental transaction.

The Company recognized the 2025 Investor Warrants as liability-classified at fair value as of the closing date, with an offsetting entry to additional paid-in capital and adjusts the carrying value to fair value through other income (expense) on the consolidated statement of operations and comprehensive loss at each reporting period until they are exercised. As of December 31, 2025, the 2025 Investor Warrants are presented within warrant liability on the consolidated balance sheet.

12 - RELATED PARTY TRANSACTIONS

Lease Agreements

On March 1, 2014, Private Veea entered into a sublease agreement with NLabs Inc., an affiliate of the Company’s CEO that held approximately 35% of the Company’s outstanding capital stock at December 31, 2025, for office space for an initial term of five years. In 2018, Private Veea renewed the sublease for an additional five-year term, with all other terms and conditions of the sublease remaining the same. The renewal term expired February 28, 2024, and was subsequently extended to December 31, 2026. Rent for the office space is accrued and not paid in cash. The Company recognized rent expense of approximately $245,000 and $244,000 for the years ended December 31, 2025 and 2024, respectively, which was classified as general and administrative expenses in the Company’s consolidated statements of operations and comprehensive income (loss). Accrued and unpaid rent expense included in the Company’s consolidated balance sheets was $1,958,400 as of December 31, 2025 and $1,713,600 as of December 31, 2024. On March 30, 2026 the outstanding accrued rent through such date in the total amount of $2,000,000, was converted into shares of the Company’s newly designated Series A Convertible Preferred Stock, par value $0.0001 per share. See Note 18 for further information regarding the Preferred Stock issuance.

In April 2017, Private Veea entered into a lease agreement with 83rd Street LLC to lease office space for an initial term of two years. The sole member of 83rd Street LLC is the Salmasi 2004 Trust. At December 31, 2024, the Salmasi 2004 Trust held approximately 8% of Veea’s outstanding capital stock. Veea’s CEO is the grantor of the Salmasi 2004 Trust. In 2018, Private Veea renewed the lease for an additional five-year term, with all other terms and conditions of the lease remaining the same. The renewal term expired February 28, 2024, and was subsequently extended to December 31, 2026. Rent for the office space is accrued and not paid in cash. The Company recognized rent expense of $288,000 and $281,000 for years ended December 31, 2025 and 2024, respectively, which is classified as general and administrative expenses in the Company’s consolidated statements of operations and comprehensive income (loss). Accrued and unpaid rent expense included in the Company’s consolidated balance sheets was $2,232,000 and $1,944,000 as of December 31, 2025 and 2024, respectively. On March 30, 2026 the outstanding accrued rent through such date in the total amount of $2,323,600, was converted into shares of Series A Preferred. See Note 18 for further information regarding the Preferred Stock issuance.

Related Party Debt

At the Closing of the Business Combination, outstanding promissory notes evidencing loans made by NLabs to through the Closing (the “Related Party Notes”) in the aggregate amount, including accrued interest, of $15,739,897, were converted into shares of Common Stock at a price of $5.00 per share, which shares were not considered Existing Veea Shares and were in addition to the shares of Common Stock issued to holders of Existing Veea Shares. See Note 4 for further information regarding the conversion of the Related Party Notes.

During the year ended December 31, 2025, NLabs made loans to the Company in the aggregate principal amount of $5,511,000. Interest on the loans accrued at a rate of 10% per annum, calculated on the basis of a 365-day year. The Company satisfied the payment of a portion of the outstanding NLabs 2025 Notes, plus accrued interest, totaling an aggregate amount of $3,239,096, with the issuance of 3,239,096 shares of Common Stock with accompanying common warrants issued in the August 2025 Public Offering, based on the offering price of $1.00 per share.

From October 2025 through March 2026, NLabs made additional loans to the Company in the aggregate principal amount of $18,185,000 (collectively, the “NLabs Notes”) evidenced by certain promissory notes. Interest on the promissory notes accrue at a rate of 10% per annum, calculated on the basis of a 365-day year. Principal and accrued interest is payable upon the earlier of on demand and March 31, 2026. On March 30, 2026, $16,876,400 of the outstanding NLabs Notes, together with accrued interest of $406,056.94, were converted into shares of the Company’s newly designated Series A Convertible Preferred Stock, par value $100 per share. In connection with the conversion transaction, the remaining outstanding NLabs In connection with the conversion transaction, the remaining outstanding NLabs 2025 Notes were amended to adjust the face amount of each such note to give effect to an additional discount of 13.04%, in line with the White Lion Note Purchase Agreement and (ii) provide for the issuance of warrants to purchase 33,551,486 shares of Common Stock at an exercise price of $0.503 per share. See Note 18 for information regarding the Preferred Stock issuance.

13 - COMMITMENTS AND CONTINGENCIES

Purchase Commitments with Contract Manufacturers and Suppliers

As of December 31, 2025, the Company had no unconditional purchase obligations for the purchase of goods or services from suppliers and contract manufacturers. Unconditional purchase obligations are obligations that are enforceable and legally binding on the Company and specify all significant terms, including quantities to be purchased, fixed, minimum or variable price provisions and the approximate timing of the transaction. Unconditional purchase obligations exclude agreements that are cancellable without penalty.

Leases

The Company leases office space in the U.S., including office space from related parties as disclosed in Note 13. Under the terms of the various lease agreements, the Company may bear certain costs such as maintenance, insurance and taxes. Lease agreements may provide for increasing rental payments at fixed intervals. The Company’s CEO has guaranteed the obligations under the office space leased in New Jersey. The Company also leases offices in the United Kingdom, France, and Mexico under short-term arrangements of twelve months or less.

	Year ended December 31,
	2025	2024
Lease cost:
Operating lease costs
Other than related parties	$117,637	$269,915
Related parties	532,800	524,599
Total	650,437	794,514

Short-term lease cost
Other than related parties	43,712	39,145
Related parties	-	-
Total	43,712	39,145

Variable lease cost
Other than related parties	--	9,893
Related parties	-	-
Total	--	9,893

Total lease cost	$694,149	$843,552

	Year Ended December 31,
	2025	2024
Cash paid for amounts included in the measurement of lease liabilities
Operating lease costs
Other than related parties	$121,851	$269,915
Related parties	-	-
Total	$121,851	$269,915

Weight-average remaining lease term-operating leases
Other than related parties	- years	0.4 years
Related Parties	- years	- years
Aggregate	- years	0.4 years

Weight-average discount rate-operating leases
Other than related parties	1.79%	1.79%
Related Parties	N/A %	N/A %
Aggregate	1.79%	1.79%

Operating lease liabilities are based on the net present value of the remaining lease payments over the remaining lease term. In determining the net present value of its lease payments, the Company used an estimated incremental borrowing rate that is applicable to the Company based on the information available at the later of the lease commencement date, lease modification date, or the date of adoption of ASC 842. As of December 31, 2025, there were no future contractual payments due on the leases.

Indemnifications

In the normal course of business, the Company has indemnification obligations to other parties, including customers, lessors, and parties to other transactions with us, with respect to certain matters. The Company has agreed to indemnify against losses arising from a breach of representations or covenants or out of intellectual property infringement or other claims made against certain parties. These agreements may limit the time or circumstances within which an indemnification claim can be made and the amount of the claim.

It is not possible to determine the maximum potential amount for claims made under the indemnification obligations due to uncertainties in the litigation process, coordination with and contributions by other parties and the defendants in these types of cases, and the unique facts and circumstances involved in each particular case and agreement. To date, the Company has made no indemnity payments. In addition, the Company has entered into indemnification agreements with its officers and directors, and its Amended and Restated Bylaws contain similar indemnification obligations to its agents.

Litigation

In the normal course of business, the Company may become involved in various lawsuits and legal proceedings. The Company accrues contingent liabilities when it is probable that future expenditures will be made, and such expenditures can be reasonably estimated. While the ultimate results of these matters cannot be predicted with certainty, management does not expect them to have a material adverse effect on the financial position or results of operations of the Company.

Other Commitments

In connection with the Business Combination, the Company agreed to pay certain legal expenses contingent upon the Closing of the Business Combination, certain of which expenses were mutually agreed to be deferred to periods after the Closing. As of December 31, 2025, the amount of the deferred fees totaled $2,257,457, recorded in deferred payables, current in the consolidated balance sheet.

14 - FAIR VALUE MEASUREMENTS

Recurring Fair Value Measurements

The following table presents fair value information as of December 31, 2025 and 2024 of the Company’s financial assets and liabilities that were accounted for at fair value on a recurring basis and indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value. During the year ended December 31, 2025, there were no transfers amongst level 1, 2, and 3.

December 31, 2025	Total	Level 1	Level 2	Level 3
SPAC Private Placement Warrant liability	$419,446	-	$419,446	$
2025 Investor Warrant liability	3,191,215				3,191,215
Convertible note option liability	-	-	-		-
Earn-out share liability	2,543,600	-			2,543,600
Total	$6,154,261	-	$419,446		$5,734,815

December 31, 2024	Total	Level 1	Level 2	Level 3
SPAC Private Placement Warrant liability	$840,994	-	$840,994	$-
Convertible note option liability	60,000	-	-	60,000
Earn-out Share Liability	15,560,000	-	-	15,560,000
Total	$16,460,994	-	$840,994	$15,620,000

Warrant Liabilities

The Company’s initial value of the SPAC Private Placement Warrant liability as of September 13, 2024, was based on a valuation model utilizing management judgment and pricing inputs from observable and unobservable markets with less volume and transaction frequency than active markets and was classified as level 3. The subsequent measurement of the SPAC Private Placement Warrants is classified as Level 2 because these warrants are economically equivalent to the Public Warrants, based on the terms of the SPAC Private Placement Warrant agreement, and as such their value is principally derived by the value of the Public Warrants. Significant deviations from these estimates and inputs could result in a material change in fair value.

2025 Investor Warrants

The Company established the initial fair value of the 2025 Investor Warrants liability as of August 14, 2025, the date of the August 2025 Public Offering. As of December 31, 2025, the fair value was remeasured using an option pricing model. The option pricing model was used to value the liability for the initial period and subsequent measurement periods.

The 2025 Investor Warrant liability was classified within Level 3 of the fair value hierarchy due to the use of unobservable inputs. The key inputs into the option pricing model were as follows at August 14, 2025 initial value, and at December 31, 2025:

	December 31, 2025	August 14, 2025
Stock Price	$0.64	$0.60
Expected term (years)	4.6	5.0
Volatility	81.9%	75.0%
Risk-Free Rate	3.70%	4.16%

The following table presents the changes in fair value of the 2025 Investor Warrant liability for the year ended December 31, 2025:

Balance, beginning of period, December 31, 2024	$-
Initial value, August 14, 2025	3,130,352
Change in fair value	76,963
Balance, end of period, December 31, 2025	$3,207,315

Convertible Note Option Liability

The Company established the initial fair value for the convertible note option liability as of September 13, 2024, which was the date the Convertible Note was executed. As of December 31, 2025, the fair value was remeasured using an option pricing model. The option pricing model was used to value the convertible note option liability for the initial periods and subsequent measurement periods.

The conversion feature of the Convertible Promissory Notes is measured at fair value using a Monte Carlo model that fair values the conversion option.

The convertible note option liability was classified within Level 3 of the fair value hierarchy due to the use of unobservable inputs. The key inputs into the option pricing model for the convertible note option liability were as follows:

	December 31,
	2025	2024
Stock Price	$0.64	$3.81
Expected term (years)	0.20	1.2
Volatility	130.6%	75.0%
Risk-Free Rate	3.69%	4.18%
Interest rate	3.63%	6.49%

The following table presents the changes in fair value of the convertible note option liability for the year ended December 31, 2025:

Balance, beginning of period, December 31, 2024	$60,000
Change in fair value	(60,000)
Balance, end of period, December 31, 2025	$-

Earn-out Share Liability

Following the Closing of the Business Combination, holders of certain capital stock of Private Veea immediately prior to the closing have the contingent right to receive up to 4.5 million additional shares of Common Stock if certain trading-price based milestones of the Common Stock are achieved or a change of control transaction occurs during the ten-year period following the Closing. The Company’s obligation to issue the earn out shares is recorded as a contingent liability (the “Earn-out Share Liability”) in the Company’s financial statements. The initial value of the contingent Earn-out Share Liability of $53.6 million was recorded as a transaction cost within operating expenses. The fair value of the Earn-out Share Liability was estimated using a Monte Carlo simulation utilizing assumptions related to the contractual term of the instruments, estimated volatility, the price of the Common Stock, and current interest rates. The key inputs for the Earn-out Share Liability were as follows:

	December 31,
	2025	2024
Stock Price	$0.64	$6.5
Expected term (years)	8.8	10.0
Volatility	81.67%	75.0%
Risk-Free Rate	4.08%	3.81%

The following table presents the changes in fair value of the Earn-Out Share Liability for the year ended December 31, 2025:

Balance, beginning of period, December 31, 2024	$15,560,000
Change in fair value	(13,016,400)
Balance, end of period, December 31, 2025	$2,543,600

15 - EARNINGS PER SHARE

The computation of basic and dilutive net loss per share attributable to common stockholders for the year ended December 31, 2025 and 2024, are as follows:

	Years Ended December 31,
	2025	2024
Basic:
Numerator:
Net loss attributable to common shareholders	$(6,660,038)	$(47,457,768)
Denominator:
Weighted-average common shares outstanding	42,806,029	25,257,473
Net loss per share – basic:	$(0.16)	$(1.88)
Diluted:
Numerator:
Net loss attributable to common and common equivalent shareholders	(6,660,038)	(47,457,768)
Denominator:
Weighted-average common stock outstanding	42,806,029	25,257,473
Total common and common equivalent shares outstanding	42,806,029	25,257,473
Net loss per share – diluted:	$(0.16)	$(1.88)

The weighted average potential shares of common stock that were excluded from the calculation of net loss per share-diluted for the periods presented because including them would have been anti-dilutive consisted of the following:

	Years Ended December 31,
	2025	2024
Stock options outstanding to purchase shares of common stock and RSUs	4,356,519	-
Public Warrants	6,384,326	1,906,552
SPAC Private Placement Warrants	5,256,218	1,569,665
Private Veea Warrants	159,307	47,574
2025 Investor Warrants	2,048,460	-
Convertible Notes	162,799	88,759

The weighted average potential shares of common stock that were excluded from the calculation of net loss per share-diluted because the performance or market conditions associated with these awards were not met are as follows for the periods presented:

	Years Ended December 31,
	2025	2024
Earn-Out Liability	4,500,000	1,343,836

16 – INCOME TAXES

Net loss for the years ended December 31, 2025 and 2024, was as follows:

	December 31,
	2025	2024
Domestic	$(4,168,630)	$(41,380,390)
Foreign	(2,491,408)	(6,167,378)
Net Loss	$(6,660,038)	$(47,547,768)

Provision for income taxes for the years ended December 31, 2025 and 2024, consisted of the following:

	December 31,
	2025	2024
Current tax provision	$-	$-
Federal
State and local	670	15,325
Foreign	-	-
Total current tax provision	670	15,325
Deferred tax provision Federal	-	-
State and local	-	-
Foreign	-	-
Total deferred tax provision	-	-

Total provision for income taxes	$670	$15,325

Deferred tax assets (liabilities) consist of the following:

	December 31,
	2025	2024
Deferred tax assets
Stock options issued for services	$1,324,167	$1,160,726
Net Operating Loss Carryforwards	38,426,844	35,154,469
Section 174 Expenditures	2,893,510	2,483,764
R&D Tax Credits	6,775,130	6,818,064
Interest carryforward	-	954,073
Other	489,297	481,565
Total gross deferred tax assets	49,908,948	47,052,660
Less Valuation Allowance	(49,908,948)	(47,011,175)
Net deferred tax assets	$-	$41,485

Deferred tax liabilities
Right of Use Asset	-	(25,298)
Unrealized Fx gain (loss)	-	(776)
Other	-	(15,411)
Total gross deferred tax liabilities	$-	$(41,485)

Net deferred tax liabilities	$-	$-

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Due to the uncertainty of the Company’s ability to realize the benefit of the deferred tax assets, the net deferred tax assets are fully offset by a valuation allowance at December 31, 2025 and 2024. The valuation allowance at December 31, 2025 and 2024 was $49,908,948 and $47,011,175, respectively.

Beginning in 2025 annual reporting, we adopted ASU 2023-09 prospectively. See Note 1 for additional details on the adoption of ASU 2023-09. A reconciliation of the U.S. federal statutory income tax rate to our effective tax rate pursuant to the disclosure requirements of ASU 2023-09 for the years ended December 31, 2025 and 2024 is as follows (in millions, except percentages):

	Year ended December 31,
	2025		2024
Federal income tax at the Statutory Rate	$(1,365,016)	21%	$(9,983,550)	21%
Earnout-Share Liability	(2,733,444)	42%	3,267,600	-7%
Permanent Items	-	-	601,187	-1%
Foreign	814,835	-13%	-249,400	1%
State Taxes	462,099	-7%	-128,873	0%
Return to Provision	-	-	6,128	0%
Other	(504,001)	8%	(314,779)	1%
Change in valuation allowance	3,326,197	-51%	6,817,012	-14%
Total tax (benefit) expense	$670	0%	$15,325	-

As of December 31, 2025, the Company had gross federal net operating loss carryforwards of approximately $127,674,536, resulting in a tax effected benefit of $26,811,652, which will be carried forward indefinitely. In addition, the Company has gross state net operating loss carryforwards of approximately $72,151,836 with an expected net tax impact $4,941,156. The state NOLs have varying expiration dates as determined by each state.

The Company also has net operating losses in the United Kingdom that can be carried forward indefinitely and utilized to offset future taxable income. The gross value of these NOLs is $26,696,144 with an anticipated future tax benefit of $6,674,036.

As of December 31, 2024, the Company has federal R&D credit carryforwards of $4,542,749 that will begin to expire in 2038. The Company has also reduced the anticipated future benefit of these credits by recording an uncertain tax benefit equal to 30% of the credit claimed.

IRC Section 382 imposes limitations on the use of net operating loss carryovers when the stock ownership of one or more 5% shareholders (shareholders owning 5% or more of the Company’s outstanding capital stock) has increased on a cumulative basis by more than 50 percentage points. As of December 31, 2025, the Company has not completed an analysis on the 382 limitation. A 382 limitation calculation will be considered prior to the usage of tax attributes.

The Company’s effective tax rate could also fluctuate due to changes in the valuation of its deferred tax assets or liabilities, or by changes in tax laws, regulations, and accounting principles.

The Company has evaluated both positive and negative evidences and determined that all of its worldwide deferred tax assets will not be realized for the foreseeable future. As a result, the valuation allowance is recorded against all existing deferred tax assets. The current business operations and resulting need for a valuation analysis will be considered annually.

17 - EMPLOYEE 401(k) PLAN

The Company sponsors a 401(k) plan (the “Plan”) to provide retirement benefits for its employees.

As allowed under Section 401(k) of the Internal Revenue Code, the Plan provides for tax-deferred salary contributions and after-tax contributions for eligible employees. The Plan provides for tax-deferred salary contributions and after-tax contributions for eligible employees. Employee contributions are limited to a maximum annual amount as set periodically by the Internal Revenue Code. The Company matches pretax and Roth employee contributions up to 4% of eligible earnings that are contributed by employees. All matching contributions vest immediately. The Company’s matching contributions to the Plan for the years ended December 31, 2025 and 2024, totaled approximately $109,714 and $ $161,067, respectively. A total of approximately $270,781 is reflected in accrued expenses in the consolidated balance sheet for matching contributions accrued but not yet paid.

18 - SUBSEQUENT EVENTS

The Company evaluated subsequent events from December 31, 2025, the date of these consolidated financial statements, through the date on which the financial statements were issued (the “Issuance Date”), for events requiring recording or disclosure in the financial statements as of and for the year ended December 31, 2025. The Company concluded that no events have occurred that would require recognition or disclosure in the financial statements, except as described below:

On January 14, 2026, the Company entered into a note purchase agreement with White Lion providing for the issuance of unsecured convertible promissory notes and warrants for aggregate gross proceeds of up to $2.5 million. At the initial closing, the Company issued a convertible note with a face amount of approximately $0.6 million and received net proceeds of approximately $0.5 million, net of original issuance discount and certain transaction expenses. The notes mature in 12 months, bear interest at 5% per annum, and are convertible into shares of the Company’s common stock at a price equal to the lesser of $0.75 and 90% of the lowest VWAP (calculated as set forth in the Convertible Notes) for the prior consecutive ten (10) trading-day period, in each case subject to certain equitable adjustments. In connection with the financing, the Company issued warrants to purchase approximately 990,099 shares of common stock at an exercise price of approximately $0.51 per share, with a five-year term, subject to customary ownership limitations.

On February 17, 2026, VeeaSystems, entered into a Loan Agreement with Pasadena Private Lending, Inc. providing for a secured term loan facility of up to $10.6 million, of which $5.5 million (the “Initial Loan Amount”) was funded at closing. The Initial Loan Amount matures in February 2031 and bears interest at a variable rate equal to the prime rate (subject to a floor of 5.75%) plus 4.50% per annum. Interest is payable monthly in arrears and principal is payable in monthly installments of $58,000 commencing March 17, 2027, with any remaining outstanding principal and interest due at maturity. The Company may, at any time prior to February 17, 2027, request to increase the Initial Loan Amount by up to $5.0 million in separate tranches of up to $2.5 million each. The facility is guaranteed by the Company and the Company’s Chairman and Chief Executive Officer, and is secured by substantially all assets of the Company and its subsidiaries. Further, until such time as the Company achieves a Debt Service Coverage Ratio (as defined in the Loan agreement) of at least 3.0 to 1.0, tested as of the most recently completed fiscal quarter end, the Company is required to maintain a minimum aggregate balance equal to the greater of (i) $550,000 and (ii) 10% of the then outstanding aggregate principal amount of the loans, in cash, liquid securities, and marketable securities, in a reserve account. The agreement contains customary financial covenants and minimum liquidity requirements.

In response to the Nasdaq deficiency notices received by the Company on September 29, 2025, on March 27, 2026, the Company submitted an application to transfer the listing of its listed securities from The Nasdaq Global Market to The Nasdaq Capital Market. In connection with the submission to transfer the Company’s listing, the Company requested a second period of 180 calendar days, or until September 30, 2026, to regain compliance with the Minimum Bid Price Requirement for continued listing.

On April 7, 2026, the Nasdaq Listing Qualifications department approved the Company’s request to transfer the listing of the Company’s publicly traded securities from The Nasdaq Global Select Market to The Nasdaq Capital Market. The transfer will take effect at the opening of business on April 9, 2026. The transfer of the Company’s listing to The Nasdaq Capital Market is not expected to have any immediate effect on trading in shares of common stock and public warrants. The common stock and public warrants continue to trade uninterruptedly under the symbol “VEEA” and “VEEAW”, respectively. The Nasdaq Capital Market operates in substantially the same manner as The Nasdaq Global Market, and companies on The Nasdaq Capital Market must meet certain financial and corporate governance requirements to qualify for continued listing.

As a result of the transfer to The Nasdaq Capital Market, Nasdaq granted the Company a second period of 180 calendar days, or until September 28, 2026, to regain compliance with the minimum bid price requirement for continued listing. To regain compliance, the closing bid price of the Company’s shares must meet or exceed $1.00 per share for a minimum of 10 consecutive business days on or prior to September 28, 2026. Nasdaq’s determination to grant the additional 180-day compliance period was in part based on, among other things, the Company meeting the continued listing requirements of The Nasdaq Capital Market with the exception of the bid price requirement, and the Company having provided written notice of its intention to cure the deficiency during the additional compliance period, including by effecting a reverse stock split if necessary. Following Nasdaq’s approval of the extended compliance period, the Company intends to continue to actively monitor the minimum bid price requirement and, as appropriate, will consider available options to resolve any deficiencies and regain compliance, including by effecting a reverse stock split if necessary.

In connection with the Company’s application to transfer its listing to The Nasdaq Capital Market, to ensure the Company’s compliance with the listing requirements of The Nasdaq Capital Market, on March 30, 2026, the Company entered into separate conversion agreements with each of NLabs and 83rd Street pursuant to which (i) NLabs agreed to convert (x) $16,876,400 principal and accrued interest of outstanding NLabs 2025 Notes into 168,764 shares of Series A Preferred and (y) $2,000,000 of the accrued rent owed to it in respect of the 164 East 83rd Street office lease into 20,000 shares of Series A Preferred and (i) 83rd Street agreed to convert $2,323,600 of the accrued rent owed to it in respect of the 166 East 83rd Street office lease into 23,236 shares of Series A Under the terms of the conversion agreements, NLabs and 83rd Street are each entitled to certain registration rights with respect to the shares of Common Stock issuable upon conversion of the Series A Preferred.

Each share of Series A Preferred is entitled to vote on an as converted basis along with the Common Stock, and holders of Series A Preferred are entitled to receive dividends that are economically equivalent to any dividends declared with respect to the Common Stock. Further each share of Series A Preferred is convertible into Common Stock, at the option of the holder, in an amount equal to a price per share of $100 (as adjusted for certain stock splits) divided by $0.503.

On April 13, 2026, the Company entered into a transition agreement with Janice K. Smith, the Executive Vice President and Chief Operating Officer. Pursuant to the agreement, on April 30, 2026, Ms. Smith stepped down from her roles as the Executive Vice President and Chief Operating Officer of the Company. On the same date, Ms. Smith was appointed as Senior Operations Advisor for a period commencing on April 30, 2026 through December 31, 2026. Pursuant to the agreement, Ms. Smith is entitled certain equity awards and cash bonus. See “Executive Compensation - Existing NEO Employment Agreements – Smith Transition Agreement.”

Up to 15,306,748 Shares of Common Stock

PROSPECTUS

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table indicates the expenses to be incurred in connection with the offering described in this registration statement, other than underwriting discounts and commissions.

Amount to be Paid
SEC Registration fee		$3,434,39
Legal fees and expenses		*
Accounting fees and expenses		*
Miscellaneous fees and expenses		*
Total	$

*	These fees are calculated based on the securities offered and the number of issuances and accordingly cannot be defined at this time.

Item 14. Indemnification of Directors and Officers.

Section 145 of the DGCL provides, generally, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (except actions by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A corporation may similarly indemnify such person for expenses actually and reasonably incurred by such person in connection with the defense or settlement of any action or suit by or in the right of the corporation, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in the case of claims, issues and matters as to which such person shall have been adjudged liable to the corporation, provided that a court shall have determined, upon application, that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

Section 102(b)(7) of the DGCL provides, generally, that the Company’s Charter may contain a provision eliminating or limiting the personal liability of a director or officer to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director or officer, provided that such provision may not eliminate or limit the liability of (i) a director or officer for any breach of the director’s or officer’s duty of loyalty to the corporation or its shareholders, (ii) a director or officer for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) a director under section 174 of the DGCL or (iv) a director or officer for any transaction from which the director or officer derived an improper personal benefit. No such provision may eliminate or limit the liability of a director or officer for any act or omission occurring prior to the date when such provision became effective.

The Company’s Charter provides that the Company will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the registrant), by reason of the fact that he or she is or was, or has agreed to become, the Company’s director or officer, or is or was serving, or has agreed to serve, at the Company’s request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to as an Indemnitee), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), liabilities, losses, judgments, fines (including excise taxes and penalties arising under the Employee Retirement Income Security Act of 1974), and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the Company’s best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful.

The Company’s Charter also provides that the Company will indemnify any Indemnitee who was or is a party to an action or suit by or in the right of the registrant to procure a judgment in the Company’s favor by reason of the fact that the Indemnitee is or was, or has agreed to become, the Company’s director or officer, or is or was serving, or has agreed to serve, at the registrant’s request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, and any appeal therefrom, if the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the registrant’s best interests, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company, unless the Court of Chancery or the court in which such action or suit was brought, determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that any Indemnitee has been successful, on the merits or otherwise, he or she will be indemnified by the Company against all expenses (including attorneys’ fees) actually and reasonably incurred by him or her or on his or her behalf in connection therewith. If the Company does not assume the defense, expenses must be advanced to an Indemnitee under certain circumstances.

In addition, the Company has entered into indemnification agreements with all of the Company’s executive officers and directors. In general, these agreements provide that the registrant will indemnify the executive officer or director to the fullest extent permitted by law for claims arising in his or her capacity as an executive officer or director of the Company or in connection with his or her service at the Company request for another corporation or entity. The indemnification agreements also provide for procedures that will apply in the event that an executive officer or director makes a claim for indemnification and establish certain presumptions that are favorable to the executive officer or director.

The Company maintains a general liability insurance policy that covers certain liabilities of the Company’s directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers.

Item 15. Recent Sales of Unregistered Securities.

Set forth below is information regarding shares of capital stock issued by us within the past three years. Also included is the consideration received by us for such shares and information relating to the section of the Securities Act, or rule of the Securities and Exchange Commission, under which exemption from registration was claimed.

Issuance and Designation of Series A Preferred

In connection with the Company’s application to transfer its listing to The Nasdaq Capital Market, to ensure the Company’s compliance with the listing requirements of The Nasdaq Capital Market, on March 30, 2026, the Company entered into separate conversion agreements with each of NLabs and 83rd Street pursuant to which (i) NLabs agreed to convert (x) $16,876,400 principal and accrued interest of outstanding under the NLabs 2025 Notes into 168,764 shares of Series A Preferred and (y) $2,000,000 of the accrued rent owed to it in respect of the 164 East 83rd Street office lease into 20,000 shares of Series A Preferred and (ii) 83rd Street agreed to convert $2,323,600 of the accrued rent owed to it in respect of the 166 East 83rd Street office lease into 23,236 shares of Series A Preferred. Under the terms of the conversion agreements, NLabs and 83rd Street are each entitled to certain registration rights with respect to the shares of common stock issuable upon conversion of shares of the Series A Preferred.

In connection with the conversion, on March 30, 2026, the Company filed a Certificate of Designation of Series A Preferred with the Secretary of State of the State of Delaware to designate Series A Preferred. Each share of Series A Preferred is entitled to vote on an as converted basis along with the common stock, and holders of Preferred Stock are entitled to receive dividends that are economically equivalent to any dividends declared with respect to the common stock. Each share of Series A Preferred is convertible into 198 shares of common stock, at the option of the holder.

Each share of Series A Preferred is entitled to vote on an as converted basis along with the common stock, and holders of Series A Preferred are entitled to receive dividends that are economically equivalent to any dividends declared with respect to the common stock. Further each share of Series A Preferred is convertible into common stock, at the option of the holder, in an amount equal to a price per share of $100 (as adjusted for certain stock splits) divided by $0.503.

Issuance of Warrants to NLabs

On March 30, 2026, in connection with the execution of the note conversion agreement and in consideration of NLabs’s entering into the note conversion agreement, the Company and NLabs entered into the No. 1 Amendatory Agreement to the NLabs 2025 Notes, pursuant to which (i) the face amount of each NLabs 2025 Note was amended to adjust such face amount, prior to conversion, to equal the “Adjusted Face Amount” of such NLabs 2025 Notes reflected on Schedule I thereof and (ii) the Company issued to NLabs a warrant to purchase 33,551,486 shares of the common stock at an exercise price of $0.503 per share.

White Lion Private Placement

White Lion Note Purchase Agreement

On January 14, 2026, the Company and White Lion entered into the White Lion Note Purchase Agreement. Pursuant to the White Lion Note Purchase Agreement, the Company agreed to issue, and White Lion agreed to purchase, at one or more closings, on the terms and conditions contained in the White Lion Note Purchase Agreement, the White Lion Notes and the White Lion Warrants to purchase shares of common stock. The first closing occurred on January 14, 2026 at which the Company issued, and White Lion purchased, the First White Lion Note with a face amount of $555,556 and the First White Lion Warrant to purchase up to 990,099 shares of common stock, which equals the product of $500,000 divided by $0.505, the closing price of the common stock on January 14, 2026. At the White Lion Private Placement First Closing, the Company received cash proceeds of $475,000, net of original issuance discount and certain transaction expenses. On April 16, 2026, the Company and White Lion consummated the second closing pursuant to the White Lion Note Purchase Agreement, and the Company issued, and White Lion purchased, an additional White Lion Note with a face amount of $555,556 and an additional White Lion Warrant to purchase up to 734,214 shares of common stock, which equals the product of $500,000 divided by $0.6806, the closing price of the common stock on April 16, 2026. The Second White Lion Note and the Second White Lion Warrant contain provisions similar to those in the First White Lion Note and First White Lion Warrant, respectively, except for the number of shares available for exercise and the exercise price under the Second White Lion Warrant. At the White Lion Private Placement Second Closing, the Company received cash proceeds of $500,000, net of original issuance discount and certain transaction expenses.

The Issued White Lion Notes each mature 12-months from the date of issuance and accrue interest at an annual rate of five percent (5%) per annum. The Issued White Lion Notes are each convertible, in whole or in part, into shares of common stock at the option of White Lion, at a price per share equal to the lesser of (i) $0.75 per share and (ii) 90% of the lowest VWAP (calculated as set forth in the Issued White Lion Notes) for the prior consecutive ten (10) trading-day period, in each case subject to certain equitable adjustments. The Issued White Lion Notes each contain ownership limitations pursuant to which White Lion does not have the right to exercise any portion of such Issued White Lion Note if it would result in White Lion (together with its affiliates) beneficially owning more than 4.99% (or, at the election of White Lion, 9.99%) of the outstanding common stock. The Issued White Lion Notes can each be prepaid by the Company at any time, in whole or in part, without premium or penalty, except that the First White Lion Note may not be prepaid without White Lion’s written consent. Upon an event of default, the outstanding principal amount of each of the Issued White Lion Notes, plus accrued but unpaid interest will become immediately due and payable in full. Events of default include, among others, failure to pay any principal or interest amounts under each of the Issued White Lion Notes, failure to perform covenants in each of the Issued White Lion Notes and certain bankruptcy and insolvency conditions of the Company.

Under the terms of the White Lion Note Purchase Agreement, the Company agreed to sell at each closing, in addition to a White Lion Note, one accompanying White Lion Warrant, having an exercise price per share equal to the common stock’s closing price on such closing date, subject to certain adjustments, with the initial exercise price of the First Lion Warrant being $0.505 per share and the initial exercise price of the Second White Lion Warrant being $0.681 per share. The Issued White Lion Warrants each expire five years from the date of issuance. The Issued White Lion Warrants each contain ownership limitations pursuant to which White Lion does not have the right to exercise any portion of such Issued White Lion Warrant if it would result in White Lion (together with its affiliates) beneficially owning more than 4.99% (or, at the election of White Lion, 9.99%) of the outstanding common stock. The Company may elect, by written notice to White Lion, to cause White Lion to exercise the unexercised portion of an Issued White Lion Warrant, at the then effective exercise price, at any time that (i) all shares underlying such Issued White Lion Warrant are fully registered for resale pursuant to an effective registration statement and (ii) the closing price of the common stock on the Nasdaq Capital Market or other exchange where the shares of common stock are then trading has been greater than $3.00 per share for at least thirty (30) consecutive trading days preceding the date of the call notice.

Concurrently with the White Lion Note Purchase Agreement, the Company entered into the White Lion 2026 RRA with White Lion, pursuant to which the Company agreed to file, within 60 days following the White Lion Private Placement First Closing, a Registration Statement with the Securities and Exchange Commission covering the resale by White Lion of the securities issued under the White Lion Note Purchase Agreement. The filing of the registration statement of which this prospectus forms a part, satisfied this obligation.

White Lion - Equity Line of Credit

On December 2, 2024, the Company entered into the ELOC Purchase Agreement and the White Lion RRA with White Lion. Pursuant to the ELOC Purchase Agreement, the Company has the right, but not the obligation, to direct White Lion to purchase up to $25.0 million in aggregate gross purchase price of newly issued shares of common stock, subject to certain limitations and conditions as described below, at a purchase price equal to (i) 96.5% of the volume weighted average stock price for the three consecutive business days after a purchase notice is given, (ii) 98% of the volume weighted average stock price on the day a notice is delivered, or (iii) the lowest traded price for a given purchase date.

The Company controls the timing and amount of any sales to White Lion, which depends on a variety of factors including, among other things, market conditions, the trading price of the Company’s common stock, and determinations by the Company as to appropriate sources of funding for its business and operations. However, White Lion’s obligation to purchase shares is subject to certain conditions, including the daily trading volume of the Company’s common stock. In all instances, the Company may not sell shares of its common stock under the ELOC Purchase Agreement if it would result in White Lion and its affiliate beneficially owning more than 4.99% of its outstanding voting power or shares of common stock at any one point in time, or the aggregate number of shares of common stock would not exceed 19.99% of the voting power of the issued and outstanding common stock.

During the year ended December 31, 2025, the Company issued 27,498 ELOC Commitment Shares to White Lion in payment of its commitment fee and sold 240,500 shares to White Lion under the ELOC Program for aggregate proceeds of $604,426, with the stock price of shares purchased by the White Lion ranging from $1.79 per share to $3.31 per share. The fair value of the ELOC Commitment Shares was $25,000, which pursuant to ASC 815, was recorded in transaction costs in the consolidated statement of operations and comprehensive loss of the Company for the year ended December 31, 2025. Further, the ELOC Purchase Agreement provided for the issuance of additional Commitment Shares to White Lion if the Company failed to sell at least $1,000,000 in gross proceeds to the White Lion by the sixth-month anniversary of signing of the ELOC Purchase Agreement.

White Lion has agreed that during the term of the ELOC Purchase Agreement, neither it nor any of its affiliates will engage in any short sales or hedging transactions involving the common stock. Effective of June 2, 2025, the Company and White Lion amended the ELOC Purchase Agreement effective of June 2, 2025 to provide for (i) an extension of the time period for the determination as to whether White Lion is entitled to additional ELOC Commitment Shares to December 15, 2025 and (ii) an increase the gross proceeds sold under the ELOC Purchase Agreement to $1,250,000. On January 14, 2026, the Company and White Lion further amended the ELOC Purchase Agreement (a) to provide for an extension of the ELOC Commitment Period from December 2, 2026 to June 30, 2027 and (b) to amend the provision relating to the issuance by the Company of additional ELOC Commitment Shares to White Lion such that White Lion is entitled to additional shares in amounts equal to (i) $25,000 at the time of the ELOC Amendment No. 2, (ii) $50,000, if the Company has not sold to White Lion under the ELOC Purchase Agreement an aggregate of $1,250,000 in gross proceeds of common stock through April 15, 2026, and (iii) $25,000, if the Company has not sold to White Lion under the ELOC Purchase Agreement an aggregate of $1,500,000 in gross proceeds of common stock through June 30, 2026. The number of shares of common stock issued in each instance is determined by dividing the dollar value of the shares of common stock to be issued by the average VWAP of the common stock for the ten-day trading period immediately prior to the issuance date.

Asset Purchase Transaction with Crowdkeep, Inc.

Asset Purchase Agreement

On May 13, 2025, the Company entered into an Asset Purchase Agreement (the “APA”) with Crowdkeep, Inc., a Delaware corporation (the “Seller”), pursuant to which, subject to the terms and conditions set forth in the APA, the Company acquired, upon the closing (the “Crowdkeep Closing”, and the date of such Crowdkeep Closing, the “Crowdkeep Closing Date”) certain assets of Seller relating to Seller’s IoT technology platform business (collectively, the “Crowdkeep Assets”), free and clear of any liens other than certain specified liabilities of Seller that are being assumed (collectively, the “Crowdkeep Liabilities” and such acquisition of the Crowdkeep Assets and assumption of the Crowdkeep Liabilities together, the “Crowdkeep Transaction”) in consideration for the issuance to the Seller of 4,065,689 shares of common stock (the “Crowdkeep Purchase Price”).

Note Purchase Agreements and Convertible Promissory Notes

On April 17, 2025, and May 13, 2025, the Company and the Crowdkeep Investor, entered into two Crowdkeep Note Purchase Agreements. Pursuant to the Crowdkeep Note Purchase Agreements, the Crowdkeep Investor loaned to the Company an aggregate of $1,000,000 in two tranches, of which $500,000 was provided on April 17, 2025 and $500,000 was provided on May 13, 2025. In connection with the entry into the Crowdkeep Note Purchase Agreements the Company issued to the Crowdkeep Investor unsecured convertible promissory notes. The Crowdkeep Convertible Notes have an aggregate principal amount of $1,000,000, and the interest under the Crowdkeep Convertible Notes accrues at an annual rate of 8%. The maturity date of the Crowdkeep Convertible Notes are April 17, 2026, and May 13, 2026, respectively.

Pursuant to the terms of the Convertible Notes, upon an event of default, the outstanding principal amount of the applicable Crowdkeep Convertible Note, plus accrued but unpaid interest, will become immediately due and payable in full. Events of default include failure to pay any principal or interest amounts under the Crowdkeep Convertible Notes, failure to perform covenants in the Crowdkeep Convertible Notes and certain bankruptcy and insolvency conditions of the Company. The Company may prepay all or any portion of the Crowdkeep Convertible Notes at any time. The Crowdkeep Convertible Notes are convertible, in whole or in part, into shares of common stock at the option of the Crowdkeep Investor, at a price per share of $5.00 subject to certain equitable adjustments. The Crowdkeep Convertible Notes will automatically convert on the date that the closing price of the common stock is at $7.50 or above for ten (10) consecutive trading days within any consecutive thirty (30) trading day period, equal to the lesser of (i) $7.50 per share and (ii) 20% multiplied by the VWAP (calculated as set forth in the Crowdkeep Convertible Notes) for the prior consecutive thirty (30) trading day period, in each case subject to certain equitable adjustments. The Crowdkeep Note Purchase Agreements and Crowdkeep Convertible Notes include other customary terms and conditions.

Lock-Up Agreements

In connection with the Crowdkeep APA (as discussed above) and the Crowdkeep Note Purchase Agreements, the Seller and the Crowdkeep Investor entered into lock-up agreements pursuant to which the Seller and the Crowdkeep Investor agreed not to effect any sale, distribution or transfer of any of the shares of common stock received in the transaction or any Crowdkeep Conversion Shares will be subject to transfer restrictions and restrictions against selling short or hedging the Company’s securities for a period of six (6) months following the applicable closing of the APA or the Crowdkeep Note Purchase Agreement, respectively, subject to certain limited exceptions.

The form of lock-up agreement signed by the Seller is herein referred to as the “Crowdkeep Lock-Up Agreement” and the form of lock-up agreement signed by the Investor is herein referred to as the “Crowdkeep Noteholder Lock-Up Agreement.” The Crowdkeep Lock-Up Agreement and the Crowdkeep Noteholder Lock-Up Agreement have substantially similar terms, but the Crowdkeep Lock-Up Agreement provides for distributions by the Seller to the Seller’s stockholders, pro rata based on their ownership of Seller, subject to certain conditions.

September 2024 Convertible Note Financing

Simultaneously with the Closing of the Business Combination, the Company and Private Veea issued convertible notes under note purchase agreements (the “2024 Note Purchase Agreements”) with certain accredited investors unaffiliated with Plum and Private Veea (each, an “2024 Note Offering Investor”) for the sale of unsecured subordinated convertible promissory notes (the “September 2024 Notes”) as part of a private placement offering of up to $15 million in purchase price for such September 2024 Notes in the aggregate (the “September 2024 Note Offering”). The Company received $1.45 million in proceeds from the issuance of its convertible promissory note with a commitment from a convertible note purchaser for the remaining unfunded amount of $13.55, which is to be funded on or prior to November 15, 2024, subsequently extended to December 15, 2024. In addition, each Investor received as a transfer from NLabs immediately prior to the September 2024 Note Offering a number of shares of Private Veea’s Series A-1 Preferred Stock that upon the Closing of the Business Combination became a number of registered shares of our common stock equal to such 2024 Note Offering Investors’ original principal note amount divided by $7.50 (the “2024 Note Offering Transferred Shares”). 2,000,000 Transfer Shares were delivered to the 2024 Note Offering Investors at the closing of the September 2024 Note Offering. The 2024 Note Purchase Agreements include customary registration rights.

The 2024 Note Offering Transferred Shares were recorded at a fair value of $21.6 million on the Company’s consolidated financial statements, which reflected a significant discount to the face amount of the September 2024 Notes, In addition to the cash received at the closing of the September 2024 Note Offering, one of the 2024 Investors (the “Principal Investor”) committed to purchase approximately $13.6 million (the “2024 Note Commitment Amount”) of September 2024 Notes, on or prior to November 15, 2024, which date was subsequently extended to December 15, 2024. On December 31, 2024, the Company and the Principal Investor entered into a mutual Settlement and Release Agreement pursuant to which the Company agreed to terminate the Principal Investor’s obligation to purchase a note in the 2024 Note Commitment Amount and provided for a mutual release of claims, in exchange for a payment to the Company of an aggregate amount of approximately $5.4 million, which amount includes payments previously made to the Company in respect of the 2024 Note Commitment Amount. As the Company received approximately $1.5 million of the total expected $15 million proceeds at the closing of September 2024 Note Offering, a proportional amount (approximately $19.5 million) of the substantial discount had been deferred and recorded as a deferred financing asset on the Company’s consolidated financial statements. At March 31, 2025 and December 31, 2024, the deferred financing assets was reversed on the Company’s consolidated financial statements.

The Company and Private Veea are co-borrowers under each September 2024 Note (together, the “2024 Note Borrowers”) and are jointly responsible for the obligations to each 2024 Note Offering Investor thereunder. Each September 2024 Note has a maturity date of 18 months after the closing but is prepayable in whole or in part by the 2024 Note Borrowers at any time without penalty. The outstanding obligations under each September 2024 Note accrue interest at a rate equal to the Secured Overnight Financing Rate (as defined in the September 2024 Notes) plus 2% per annum, adjusted quarterly, but interest is only payable upon the maturity of the September 2024 Notes as long as there is no event of default thereunder. Each September 2024 Note is unsecured and expressly subordinated to any senior debt of the 2024 Note Borrowers. The September 2024 Notes and the 2024 Note Purchase Agreements do not include any operational or financial covenants for the 2024 Note Borrowers. Each September 2024 Note includes customary events of default for failure to pay amounts due on the maturity date, for failure to otherwise comply with the Borrowers’ covenants thereunder or for 2024 Note Borrower insolvency events, in each case, with customary cure periods, and upon an event of default, the Investor may accelerate all obligations under its September 2024 Note and the 2024 Note Borrowers will be required to pay for the 2024 Note Offering Investors’ reasonable out-of-pocket collection costs.

The outstanding obligations under each September 2024 Note are convertible in whole or in part into shares of our common stock (the “2024 Note Conversion Shares”) at a conversion price of $7.50 per share (subject to equitable adjustment for stock splits, stock dividends and the like with respect to our common stock after the closing) (the “2024 Note Conversion Price”) at any time after the closing at the sole election of the Investor. The outstanding obligations under each September 2024 Note will automatically convert at the Conversion Price if (i) the Company or its subsidiaries consummate one or more additional financings for equity or equity-linked securities for at least $20 million in the aggregate or makes one or more significant acquisitions valued in the aggregate (based on the consideration provided by the Company and its subsidiaries) to be at least $20 million, (ii) the Investors holding a majority of the aggregate outstanding obligations under the September 2024 Notes expressly agree to convert all obligations under the September 2024 Notes or (iii) the common stock trades with an average daily VWAP of at least $10.00 (subject to equitable adjustment for stock splits, stock dividends and the like with respect to the common stock after the Financing Closing) for ten (10) consecutive trading days. The obligations under each September 2024 Note will also automatically convert in connection with a Brokerage Transfer, as described below.

The September 2024 Notes and the Conversion Shares are subject to a lock-up for a period of 6 months after the Financing Closing, and such lock-ups have expired as of the date of this prospectus. The 2024 Note Offering Transferred Shares are not be subject to any lock-up restrictions, but for a period of 6 months after the Closing they were separately designated by the Transfer agent and kept as book entry shares on the Transfer Agent’s records and were not be eligible to be held by Depository Trust Company (“DTC”) without the investor first notifying the Company of its intent to transfer any such shares to a brokerage account and/or to be held by DTC or another nominee (a “Brokerage Transfer”). If the investor provides such notice or otherwise has any such shares subject to a Brokerage Transfer within 6 months after the Closing of the Business Combination, a portion of the outstanding obligations under such Investor’s September 2024 Note will automatically convert into a number of 2024 Note Conversion Shares equal to the number of the transferred shares subject to such Brokerage Transfer, and the lock-up period for such 2024 Note Conversion Shares would be extended for an additional 6 months to 12 months after the closing of the September 2024 Note Offering. As of December 31, 2024, $250,000 in aggregate principal amount of the September 2024 Notes, together with associated interest, had automatically converted upon the occurrence of a Brokerage Transfer.

Shares Issued to Vendors

In December 2025, the Company issued 306,748 shares of common stock to a certain vendor in connection with certain obligation owed to such vendor.

Item 16. Exhibits and Financial Statement Schedules.

Exhibit		Incorporated by Reference
Number	Description	Form	Exhibit	Filing Date
2.1+	Business Combination Agreement, dated November 27, 2023, by and among Plum Acquisition Corp. I, Veea Inc. and Plum SPAC Merger Sub, Inc.	8-K	2.1	December 1, 2023
2.2	Amendment No. 2 to Business Combination Agreement, dated September 11, 2024, by and among Plum Acquisition Corp. I, Veea Inc. and Plum SPAC Merger Sub, Inc.	8-K	10.1	September 12, 2024
3.1	Amended and Restated Certificate of Incorporation	8-K	3.1	September 24, 2024
3.2	Certificate of Designation of Series A Convertible Preferred Stock	8-K	3.2	April 2, 2026
3.3	Amended and Restated Bylaws	8-K	3.2	September 24, 2024
4.1	Warrant Agreement, dated March 18, 2021, by and between Plum Acquisition Corp. I and Continental Stock Transfer & Trust Company	8-K	4.1	March 18, 2021
4.2	Form of Convertible Promissory Note, dated September 12, 2024	S-1	4.1	January 10, 2025
4.3	Form of Convertible Promissory Note, dated May 13, 2025	8-K	10.3	May 19, 2025
4.4	Form of Common Warrant	8-K	4.1	August 15, 2025
4.5	Form of Convertible Promissory Note	8-K	10.02	January 20, 2026
4.6	Form of Common Warrant	8-K	4.1	January 20, 2026
4.7	Form of Common Warrant	8-K	4.1	April 2, 2026
5.1**	Opinion of Ellenoff Grossman & Schole LLP	S-1	5.1	December 12, 2024
10.1	Amended and Restated Registration Rights Agreement, dated September 13, 2024, between Plum Acquisition Corp. I, Veea Inc., Plum Partners LLC and certain stockholders of Veea Inc.	8-K	10.9	September 24, 2024
10.2	2024 Incentive Equity Plan	8-K	10.14	September 24, 2024
10.3	Amendment No. 1 to the 2024 Incentive Equity Plan	S-8	10.2	January 29, 2026
10.4	2024 Employee Stock Purchase Plan	8-K	10.15	September 24, 2024
10.5	Common Stock Purchase Agreement, dated December 2, 2024, by and between White Lion Capital, LLC and the Company	8-K	10.1	December 6, 2024
10.6	Registration Rights Agreement, dated December 2, 2024, by and between White Lion Capital, LLC and the Company	8-K	10.2	December 6, 2024
10.7	Amendment No. 1 to Common Stock Purchase Agreement, dated June 2, 2025, by and between White Lion Capital, LLC and the Company	10-K	10.7	April 14, 2026
10.8	Amendment No. 2 to Common Stock Purchase Agreement, dated January 14, 2026, by and between White Lion Capital, LLC and the Company	10-K	10.8	April 14, 2026
10.9	Settlement and Release Agreement, dated December 31, 2024, between the Company and Harmonic Partners.	8-K	10.1	January 2, 2025
10.10	Form of Restricted Stock Unit Agreement	S-8	99.1	January 10, 2025
10.11	Form of Stock Option Agreement	S-8	99.2	January 10, 2025
10.12	Asset Purchase Agreement, dated May 13, 2025, by and between the Company and Crowdkeep, Inc.	8-K	10.1	May 19, 2025
10.13	Form of Note Purchase Agreement	8-K	10.2	May 19, 2025
10.14	Form of Lock-Up Agreement	8-K	10.4	May 19, 2025
10.15	Form of Noteholder Lock-Up Agreement	8-K	10.5	May 19, 2025

10.16	Form of Placement Agency Agreement	8-K	10.2	August 15, 2025
10.17	Form of Securities Purchase Agreement	8-K	10.1	August 15, 2025
10.18	Form of Lock-Up Agreement	S-1	10.24	August 12, 2025
10.19	Note Purchase Agreement dated January 14, 2026, by and between White Lion Capital, LLC and the Company	8-K	10.01	January 20, 2026
10.20	Registration Rights Agreement dated January 14, 2026, by and between White Lion Capital, LLC and the Company	8-K	10.03	January 20, 2026
10.21	Loan Agreement dated February 17, 2026 by and among Pasadena Private Lending, Inc., VeeaSystems Inc., a Delaware corporation, Veea Inc., Veea Solutions Inc., VeeaSystems Development Inc., VeeaSystems CK Inc., Allen Salmasi and Nicole Salmasi.	8-K	10.1	February 23, 2026
10.22	Term Loan Promissory Note dated February 17, 2026	8-K	10.2	February 23, 2026
10.23	Guaranty dated February 17, 2026, by Veea Inc. in favor of Pasadena Private Lending, Inc.	8-K	10.3	February 23, 2026
10.24	Guaranty dated February 17, 2026 by Allen Salmasi and Nicole Salmasi in favor of Pasadena Private Lending, Inc.	8-K	10.4	February 23, 2026
10.25	Pledge Agreement dated February 17, 2026 between Veea Inc. and Pasadena Private Lending, Inc.	8-K	10.5	February 23, 2026
10.26	Pledge Agreement dated February 17, 2026 between VeeaSystems Inc. and Pasadena Private Lending, Inc.	8-K	10.6	February 23, 2026
10.27	Security Agreement dated February 17, 2026, by and between VeeaSystems Inc. and Pasadena Private Lending, Inc.	8-K	10.7	February 23, 2026
10.28	Note Conversion Agreement, dated March 30, 2026, by and between the Company and NLabs Inc.	8-K	10.1	April 2, 2026
10.29	Conversion Agreement, dated March 30, 2026, by and among the Company, NLabs Inc., and 83rd Street LLC.	8-K	10.2	April 2, 2026
10.30	First Amendatory Agreement to Demand Notes, dated March 30, 2026, by and between the Company and NLabs Inc.	8-K	10.3	April 2, 2026
10.31	Transition Agreement, dated April 13, 2026, by and between the Company and Janice K. Smith	10-K	10.31	April 14, 2026
16.1	Letter from Marcum LLP to the Securities Exchange Commission	8-K	16.1	September 24, 2024
21.1	Subsidiaries of Veea Inc.	S-1	21.1	August 12, 2025
23.1*	Consent of PKF O’Connor Davies, LLP, Independent Registered Public Accounting Firm.
23.2**	Consent of Ellenoff Grossman & Schole LLP (included as part of Exhibit 5.1).	S-1	5.1	December 12, 2024
24.1**	Power of Attorney.
101.INS	XBRL Instance Document
101.SCH	XBRL Taxonomy Extension Schema Document
101.CAL XBRL	Taxonomy Extension Calculation Linkbase Document
101.DEF XBRL	Taxonomy Extension Definition Linkbase Document
104*	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).
107**	Filing Fee	S-1	107	December 12, 2024

*	Filed herewith.

**	Previously filed.

+	Certain exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(b)(2). Veea agrees to furnish supplementally a copy of any omitted exhibit or schedule to the SEC upon its request.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (i), (ii) and (iii) do not apply if the registration statement is on Form S-1 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement;

(2)	that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4)	that, for the purpose of determining liability under the Securities Act to any purchaser, if the registrant is subject to Rule 430C, each:

prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use; and

(5)	that, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a)	any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(b)	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(c)	the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of an undersigned registrant; and

(d)	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)	That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(7)	That every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned hereunto duly authorized, on this 8th day of May, 2026.

Veea Inc.

By:	/s/ Allen Salmasi
Name:	Allen Salmasi
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated below.

Name	Position	Date

/s/ Allen Salmasi	Chief Executive Officer, Director	May 8, 2026
Allen Salmasi	(Principal Executive Officer)

*	Chief Financial Officer and Senior Vice President	May 8, 2026
Randal Stephenson	(Principal Financial Officer)

*	Director	May 8, 2026
Douglas Maine

*	Executive Vice President, Chief Revenue Officer, and Director	May 8, 2026
Helder Antunes

*	Director	May 8, 2026
Michael Salmasi

*	Director	May 8, 2026
Kanishka Roy

*	Director	May 8, 2026
Gary Cohen

*	Director	May 8, 2026
Alan Black

*	Pursuant to Power of Attorney

By:	/s/ Allen Salmasi
Allen Salmasi
Attorney-in-Fact